As filed with the Securities and Exchange Commission on November 21, 2012
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	6036	46-1259100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

105 West 8th Street Port Angeles, Washington 98362 (360) 457-0461
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value	9,958,100	$10.00	$99,581,000.00	$13,583.00

(1)  Estimated solely for purposes of calculating the registration fee.  As described in the prospectus, the actual number of shares to be issued and sold are subject to adjustment based upon the estimated pro forma market value of the registrant and market and financial conditions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

Interests in

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
OF PORT ANGELES 401(K) PLAN

Offering of Participation Interests up to 608,299 Shares of
First Northwest Bancorp
Common Stock

In connection with the conversion of First Federal Savings and Loan Association of Port Angeles (“First Federal”) from the mutual to the stock form of organization, First Federal is allowing participants in the First Federal Savings and Loan Association of Port Angeles 401(k) Plan (the “401(k) Plan”) to invest all or a portion of their accounts in participation interests in the common stock of First Northwest Bancorp (“First Northwest”). Based upon the value of the 401(k) Plan assets at December 31, 2011, First Northwest has registered a number of participation interests through the 401(k) Plan in order to enable the trustee to purchase up to 608,299 shares of First Northwest Bancorp common stock, at the purchase price of $10.00 per share. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in units of the First Northwest Bancorp Employer Stock Fund (“Employer Stock Fund”) at the time of the stock offering. This prospectus supplement relates solely to the election of a participant to direct the purchase of First Northwest  common stock in the conversion and stock offering and not to any future purchases under the 401(k) Plan or otherwise.

The prospectus of First Northwest, dated ___________________, 2013, accompanies this prospectus supplement. It contains detailed information regarding the conversion and offering of First Northwest common stock and the financial condition, results of operations and business of First Federal. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see the “Risk Factors” section of the prospectus.

The interests in the 401(k) Plan and the offering of First Northwest common stock have not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Washington Department of Financial Institutions, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement contains information you should consider when making your investment decision. You should rely only on the information provided in this prospectus supplement and the related prospectus.  First Northwest has not authorized anyone else to provide you with different information. First Northwest is not making an offer of its common stock in any state where an offer is not permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of First Northwest common stock.

The date of this prospectus supplement is ___________________, 2013.

TABLE OF CONTENTS

Page

THE OFFERING	1

Election to Purchase First Northwest Bancorp Common Stock in the Conversion	1
Securities Offered	1
Method of Directing Transfer	2
Time for Directing Transfer	2
Irrevocability of Transfer Direction	2
Subsequent Elections	2
Purchase of First Northwest Common Stock Through The Employer Stock Fund	3
Nature of a Participant’s Interest in Employer Stock Fund	3
Voting and Tender Rights of First Northwest Common Stock	3

DESCRIPTION OF THE 401(k) PLAN	4

Introduction	4
Eligibility and Participation	4
Contributions Under the 401(k) Plan	4
Limitations on Contributions	5
Investment of Contributions	6
Financial Data	10
Administration of the 401(k) Plan	11
Benefits Under the 401(k) Plan	11
Withdrawals and Distributions from the 401(k) Plan	12
Reports to 401(k) Plan Participants	12
Amendment and Termination	13
Federal Income Tax Consequences	13
ERISA and Other Qualification	14
Restrictions on Resale	14
Securities and Exchange Commission Reporting and Short-Swing Profit Liability	14

LEGAL OPINIONS	15

INVESTMENT ELECTION FORM	A-1

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THE OFFERING

Election to Purchase First Northwest Common Stock in the Conversion

In connection with the conversion and stock offering, you may elect to transfer all or part of your account balances in the 401(k) Plan to be used to purchase the common stock of First Northwest issued in the stock offering through an Employer Stock Fund, as described in more detail below. The trustee of the 401(k) Plan will purchase common stock of First Northwest through the Employer Stock Fund, in accordance with your directions. However, these directions are subject to purchase limitations in the Plan of Conversion of First Federal. Funds in the 401(k) Plan that you do not want to be used to purchase First Northwest common stock will remain invested in accordance with your investment instructions in effect at the time.

The shares of common stock are being offered at $10.00 per share in a subscription offering and community offering. In the subscription offering, the shares are being offered in the following descending order of priority:

Subscription offering:

(1)	First, to depositors of First Federal with deposit account(s) totaling $50 or more as of the close of business on March 31, 2011.

(2)	Second, to First Northwest’s employee stock ownership plan and 401(k) Plan.

(3)	Third, to depositors of First Federal with deposit account(s) totaling $50 or more on deposit as of the close of business on _______________, 2012.

(4)	Fourth, to any depositor or borrower of First Federal on the close of business on ________________, 2012, to the extent not included in a prior category.

If you fall into subscription categories (1), (3), or (4), you have subscription rights to purchase shares of First Northwest common stock in the subscription offering. You will separately receive offering materials in the mail, including a Stock Order Form. If you wish to purchase stock outside of the 401(k) Plan, you must complete and submit the Stock Order Form and payment to the Stock Information Center. Instead of placing an order outside of the 401(k) Plan through a Stock Order Form, as a 401(k) Plan participant, you may place an order to purchase shares of common stock of First Northwest through the 401(k) Plan, in the manner described below under “Method of Directing Transfer.” A 401(k) Plan participant who elects to purchase shares in the offering through self-directed purchases with the 401(k) Plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) Plan.

In the event the stock offering is oversubscribed, i.e. there are more orders for shares of common stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the stock offering (based on your purchase priority), the amount that cannot be invested in the Employer Stock Fund, and any interest earned, will be reallocated according to your current investment elections on file.

If you choose not to direct the investment of your account balances towards the purchase of any shares in the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

All elections to purchase participation interests in the Employer Stock Fund in the stock offering and any questions about this prospectus supplement should be addressed to Elaine Gentilo, Chief People Officer, telephone number: (360) 417-3107;  or by e-mail at Elaine.Gentilo@ourfirstfed.com.

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Employer Stock Fund which is being established under the 401(k) Plan in connection with the stock offering. The participation interests represent your indirect ownership of First Northwest common stock. At the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 608,299 shares of First Northwest common stock in the stock offering, based on the fair market value of the Plan’s assets as of December 31, 2011 (assuming that each Employer Stock Fund unit is comprised entirely of First Northwest common stock). Only employees of First Federal may become participants in the 401(k) Plan. Your investment in the shares of common stock of First Northwest in the stock offering through the Employer Stock Fund is subject to the purchase priorities contained in the Plan of Conversion of First Federal.

Information relating to the 401(k) Plan is contained in this prospectus supplement and information relating to First Northwest, the conversion and stock offering, and the financial condition, results of operations and business of First Federal is contained in the prospectus delivered with this prospectus supplement. The address of our principal executive office is 105 West 8th Street, Port Angeles, Washington, 98362, and our telephone number is (360) 457-0461.

Method of Directing Transfer

Included with this prospectus supplement is an Investment Election Form. If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase First Northwest common stock in the stock offering, you should indicate that decision by completing and submitting the election form. If you do not wish to make an election at this time you do not need to take any action. Please note the following stipulations concerning this election:

•	You can direct all or a portion of your current account balance to the Employer Stock Fund.

•	Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

•	Your election is subject to a maximum purchase of 20,000 shares which equates to $200,000.

•	The election period is expected to open ______________, 2013 and close ______________, 2013.

•	You will continue to have the ability to transfer amounts not invested in the Employer Stock Fund among all the other investment funds on a daily basis.

•
The amount not invested in the Employer Stock Fund needs to be segregated and held until the offering closes. Therefore, this money is not available for distributions, loans or withdrawals until the transaction is completed, which is after the closing of the stock offering.

Time for Directing Transfer

You must make your election through the Pentegra web site at www.pentegra.com.  Should you have any questions on how to access your account online, please call Elaine Gentilo, Chief People Officer at (360-417-3107), or contact her via email at Elaine.Gentilo@ourfirstfed.com.

Irrevocability of Transfer Direction

Once received in proper form, your executed Investment Election Form may not be modified, amended or revoked without our consent unless the stock offering has not been completed by ______________, 2013. See also “Investment of Contributions – First Northwest Common Stock Investment Election Procedures” below.

Subsequent Elections

After the offering, you will continue to be able to direct the investment of past balances and current contributions among the investment options available under the 401(k) Plan, including the Employer Stock Fund (the percentage invested in any option must be a whole percent). The allocation of your interest in the various investment options offered under the 401(k) Plan, including the Employer Stock Fund, may be changed daily. After the offering, you may transfer funds from the Employer Stock Fund to other investment options in the 401(k) Plan, and from other investment options in the 401(k) Plan to the Employer Stock Fund.  You may also elect to have future contributions to the 401(k) Plan invested in the Employer Stock Fund. Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal shareholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. In particular, executive officers of First Northwest and First Federal will not be able to transfer their initial investment out of the Employer Stock Fund for a period of one year following consummation of the offering.

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Purchase of First Northwest Common Stock Through the Employer Stock Fund

Shares of First Northwest common stock purchased through the 401(k) Plan will be held as part of the Employer Stock Fund. In the future, the 401(k) Plan trustee may require that Employer Stock Fund units consist of both shares of First Northwest common stock and cash.  In that case, funds transferred to the Employer Stock Fund for the purchase of First Northwest common stock in the stock offering would be used by the trustee to purchase both shares of the common stock and cash. Units of the Employer Stock Fund will be valued in the offering at $10.00 per unit. If in the future the 401(k) Plan Trustee requires that Employer Stock Fund units consist of both shares of First Northwest common stock and cash, then it is anticipated that between 94 and 97 percent (i.e., between $9.40 and $9.70) of a unit would be used to acquire First Northwest common stock, and that between three and six percent of the balance of the unit (i.e., between $0.30 and $0.60) would be used to acquire cash, through an interest in a money market or similar account.

All other persons who purchase our common stock in the stock offering outside of the 401(k) Plan will pay $10.00 per share for First Northwest common stock.

Nature of a Participant’s Interest in First Northwest Common Stock

First Northwest common stock will be held in the name of the 401(k) Plan trustee as part of the Employer Stock Fund, in its capacity as 401(k) Plan trustee. Because the 401(k) Plan actually purchases the Employer Stock Fund units, you will acquire a “participation interest” in the Employer Stock Fund units (and the underlying shares of First Northwest common stock and cash) and not own the units (and shares and cash) directly. The trustee will maintain individual accounts reflecting each participant’s individual interest in the Employer Stock Fund.

Voting and Tender Rights of First Northwest Common Stock

The plan administrator generally will exercise voting rights attributable to all of the First Northwest common stock held by the Employer Stock Fund under the 401(k) Plan. With respect to matters involving tender offers for First Northwest, the plan administrator will vote shares allocated to participants in the 401(k) Plan as directed by participants with interests in the Employer Stock Fund. The trustee will provide to you voting instruction rights reflecting your interest in the Employer Stock Fund. The number of shares of common stock held in the Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants. Where no voting or tender offer instructions are given by the participant, the shares shall be voted or tendered in the manner directed by the plan administrator.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan is formally named the “First Federal Savings and Loan Association of Port Angeles 401(k) Plan.” This profit sharing plan contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement.

Reference to Full Text of 401(k) Plan. The following statements are summaries of certain provisions of the 401(k) Plan. They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees. You should submit your request to the plan administrator, First Federal Savings and Loan Association of Port Angeles, 105 West 8th Street, Port Angeles, Washington, 98362. We encourage you to read carefully the full text of the 401(k) Plan to understand your rights and obligations under the 401(k) Plan.

Tax and Securities Laws. Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan. Any officers or beneficial owners of more than 10% of the outstanding shares of First Northwest common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan. See “Securities and Exchange Commission Reporting and Short Swing Profit Liability” on page 14 of this prospectus supplement.

Eligibility and Participation

All employees of First Federal Savings and Loan Association of Port Angeles are eligible to make 401(k) deferrals under the Plan as of the first day of the month coincident with or next following commencement of employment or attaining age 21, whichever occurs later. All employees of First Federal are eligible to be allocated matching contributions as of the first day of the month coincident with or next following the completion of one year of service or attaining age 21, whichever occurs later.   A year of service is generally a 12-month period during which the employee is credited with at least 1,000 hours of service, commencing with the date of employment, with subsequent 12 month periods determined by reference to the plan year.  As of December 31, 2011, there were 158 employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and 119 employees had elected to participate.

Contributions Under the 401(k) Plan

401(k) Contributions. The 401(k) Plan permits you to defer receipt of up to 20% of your compensation, and to have that compensation contributed to the 401(k) Plan on your behalf.  For deferral purposes, a participant’s "compensation" is base salary plus commissions up to $50,000. However, no more than $255,000 (for 2013) of compensation may be taken into account for purposes of determining 401(k) contributions (and matching contributions). You may modify the rate of your future 401(k) contributions by filing a new deferral agreement with the plan administrator. Modifications to your rate of 401(k) contributions take effect as soon as practicable following when you make your revised deferral election. Suspension of your 401(k) contributions will be effective as of the next payroll period.

Catch-Up 401(k) Contributions. The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,500 (for 2013) into the 401(k) Plan. Catch-up 401(k) contributions are not subject to any 401(k) Plan contribution limitations other than the $5,500 dollar limitation.

Matching Contributions. The 401(k) Plan provides for matching contributions to the 401(k) Plan. Currently, the annual matching contribution rate is 50% of your 401(k) contributions (up to 6% of your compensation).  Catch-up contributions are matched. To be eligible for a matching contribution in any plan year, you must make 401(k) contributions during the plan year.

4

Rollover Contributions. You may also rollover or directly transfer accounts from another qualified plan or an individual retirement account (“IRA”), provided the rollover or direct transfer complies with applicable law. If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

Limitations on 401(k) Contributions. Although the 401(k) Plan allows you to defer receipt of up to 20% of your compensation each year as a 401(k) contribution, federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar tax-qualified plans, to an aggregate $17,500 for 2013. This annual limitation may increase in future years to reflect increases in the cost of living. 401(k) contributions in excess of this limitation are considered excess deferrals, and will be included in an affected participant’s gross income for federal income tax purposes in the year the 401(k) contribution is made. In addition, any excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, adjusted for any income or loss attributable to the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.  This limitation does not apply to 401(k) catch-up contributions, which are subject to the $5,500 limitation described above.

Limitation on 401(k) and Matching Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the current plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year multiplied by 1.25, or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year, multiplied by two, provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%. Similar discrimination rules apply to matching contributions. The discrimination rules do not apply to 401(k) catch-up contributions.

In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year, or had compensation for the preceding year in excess of $115,000 (for 2013). This dollar amount may be adjusted to reflect increases in the cost of living.

401(k) contributions allocated to highly compensated employees that exceed the average deferral percentage limitation in any plan year are referred to as excess contributions. In order to prevent the disqualification of the 401(k) Plan, excess contributions, together with related income or losses may be distributed to the highly compensated employees before the close of the following plan year. Matching contributions related to the excess contributions (and excess deferrals) will be forfeited when the excess contributions or excess deferrals are returned.  Also, in order to prevent the disqualification of the 401(k) Plan, matching contributions that do not satisfy the limitation tests described above for matching contributions (excess matching contributions), together with any related income or losses will either be forfeited (if not vested) or distributed (if vested) from the matching contribution accounts of highly compensated employees. There are specific rules for determining which highly compensated employees will be affected by the excess contribution and excess matching contribution return rules, the amount of excess contributions and excess matching contributions that must be returned to the affected highly compensated employees, and the determination of the income or losses attributable to excess deferrals, excess contributions and excess matching contributions.

The employer will be subject to a 10% excise tax on any excess contributions and excess matching contributions unless the excess contributions and excess matching contributions, together with any income or losses attributable thereto, are distributed before the close of the first 2½ months following the plan year to which the excess contributions and excess matching contributions relate.

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Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated on behalf of a participant during any plan year may not exceed the lesser of 100% of the participant’s total compensation for the plan year, or $51,000 (for 2013). The $51,000 limit may be increased from time to time to reflect increases in the cost of living. Annual additions for this purpose generally include 401(k) deferrals, matching contributions and profit sharing contributions to this or any other qualified plan sponsored by First Federal or an affiliated entity. Annual additions do not include rollover contributions or investment gains.

Deduction Limits. Matching contributions are subject to and limited by Internal Revenue Code deduction rules. Contributions will not be made to the extent they would be considered nondeductible. 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees. Contributions otherwise being made under the Plan may apply to satisfy these requirements.

In general, the 401(k) Plan will be regarded as a “top-heavy plan” for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year, is (1) an employee of First Northwest, First Federal or related companies having annual compensation in excess of $165,000 (adjusted in the future for cost of living increases), who also is in an officer in an administrative or policy-making capacity, (2) a 5% owner of First Northwest (i.e., owns directly or indirectly more than 5% of the stock of First Northwest, or stock possessing more than 5% of the total combined voting power of all stock of First Northwest), or (3) a 1% owner of First Northwest having annual compensation in excess of $150,000.

Investment of Contributions

Investment Options. All amounts credited to participants’ accounts under the 401(k) Plan are held in trust. The trust is administered by Pentegra Trust Company, which is appointed by the First Federal Board of Directors.

You must instruct the trustee as to how funds held in your account are to be invested. In addition to the Employer Stock Fund, which will consist of shares of First Northwest common stock and cash, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options:

S&P 500 Stock  Fund- The State Street Global Advisors (“SSgA”) S&P 500 Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P 500® over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to match, before expenses, the performance of the index. SSgA will typically attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question. The Fund's returns may vary from the returns of the index.

Stable Value Fund - The primary investment objective of the Invesco Stable Value Trust Fund will be to seek the preservation of principal and to provide interest income reasonably obtained under prevailing market conditions and rates, consistent with seeking to maintain required liquidity. The Fund’s returns are based on returns generated by an actively managed, highly diversified portfolio of investment grade, fixed and floating rate securities. The sub-adviser uses a building block approach to stable value portfolio construction by investing in a series of proprietary commingled fixed income portfolios. This strategy can provide much greater diversification than could be achieved by investing in individual bonds. This strategy also seeks to eliminate the unintended impact on portfolio characteristics created by participant cash flow. The sub-adviser takes diversification a step further by using its Diversified Return multi-manager approach for the core and intermediate bond portions of the portfolio. The style diversification provided by unaffiliated managers can lead to improved consistency. Portfolio quality will be rated AA or equivalent on average at a minimum. Duration, maturity selection, spread volatility, sector and security selection are each potential sources of return.  From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

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S&P Midcap Stock Fund - The SSgA S&P Mid Cap Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the S&P MidCap 400 Index™ over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to match, before expenses, the performance of the index. SSgA will typically attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question. The Fund's returns may vary from the returns of the index. From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Short Term Investment Fund - The SSgA Short Term Investment Fund seeks to provide safety of principal, daily liquidity and a competitive yield over the long term. The Fund is not a "money market fund" registered with the Securities and Exchange Commission, and is not subject to the various rules and limitations that apply to such funds. There can be no assurance that the Fund will maintain a stable net asset value. The Fund invests in a diversified portfolio of U.S. dollar-denominated securities including, for example, securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities; debt securities of domestic or foreign corporations; mortgage-backed and other asset-backed securities; taxable and tax-exempt municipal bonds; obligations of international agencies or supranational entities; inflation-indexed bonds; structured notes; loan participations; delayed funding loans and revolving credit facilities; and short-term investments, such as repurchase agreements, bank certificates of deposit, fixed time deposits, and bankers' acceptances.

Long Treasury Index Fund - The SSgA U.S. Long Treasury Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays Capital U.S. Long Treasury Bond Index over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to replicate, before expenses, the performance of the index. The Fund may attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. However, due to the large number of securities in the index and the fact that many of the securities comprising the index may be unavailable for purchase, it may not be possible for the Fund to purchase some of the securities comprising the index. In such a case, SSgA will select securities for the Fund that SSgA believes will track the characteristics of the index. The Fund's returns may vary from the returns of the index.

International Index Fund - The SSgA International Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI EAFE® Index over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to match, before expenses, the performance of the index. SSgA will typically attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question. The Fund's returns may vary from the returns of the index. From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Vanguard Growth Index Fund - The Fund seeks to track the performance of the MSCI US Prime Market Growth Index, a broadly diversified index made up of growth stocks of large U.S. companies. The Fund invests all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Vanguard Value Index Fund - The Fund seeks to track the performance of the MSCI US Prime Market Value Index, a broadly diversified index predominantly made up of value stocks of large U.S. companies. The Fund invests all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

NASDAQ 100 Index Fund - The NASDAQ 100 Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Nasdaq-100 Index® over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to match, before expenses, the performance of the index. SSgA will typically attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question. The Fund's returns may vary from the returns of the index. From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

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Russell 2000 Small Cap Index Fund - The SSgA Russell Small Cap Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 2000® Index over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to match, before expenses, the performance of the index. SSgA will typically attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question. The Fund's returns may vary from the returns of the index. From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

US REIT Index Fund - The SSgA/Tuckerman REIT Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Dow Jones U.S. Select REIT IndexSM over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to match, before expenses, the performance of the index. SSgA will typically attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. In those circumstances, SSgA may employ a sampling or optimization technique to construct the portfolio in question. The Fund's returns may vary from the returns of the index. From time to time SSgA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Aggregate Bond Index Fund - The SSgA U.S. Bond Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays Capital U.S. Aggregate Bond Index over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to replicate, before expenses, the performance of the index. The Fund may attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. However, due to the large number of securities in the index and the fact that many of the securities comprising the index may be unavailable for purchase, it may not be possible for the Fund to purchase some of the securities comprising the index. In such a case, SSgA will select securities for the Fund that SSgA believes will track the characteristics of the index. The Fund's returns may vary from the returns of the index.

Target Retirement Income Funds - The SSgA Target Retirement Funds seek an investment return that approximates, as closely as practicable, before expenses, the performance of a custom benchmark index over the long term. Each Fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each Fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name. Over time, the allocation to asset classes and funds change according to a predetermined “glide path”. (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund.) Each Fund’s asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retiring. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each Fund attempts to closely match the characteristics and returns of its custom benchmark as opposed to any attempts to outperform this benchmark. Once a Fund reaches its target retirement date, it will begin a five year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five year period in an allocation to stocks and real estate that will remain fixed at approximately 35% of assets. The remainder of the Fund will be invested in fixed-income securities.  The available Target Retirement Income Funds are the following:

Target Retirement Income Fund.

Target Retirement 2010 Fund.

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Target Retirement 2015 Fund.

Target Retirement 2020 Fund.

Target Retirement 2025 Fund.

Target Retirement 2030 Fund.

Target Retirement 2035 Fund.

Target Retirement 2040 Fund.

Target Retirement 2045 Fund.

Target Retirement 2050 Fund.

Target Retirement 2055 Fund.

Government Short Term Investment Fund - The SSgA U.S. Government Short Term Investment Fund seeks to provide safety of principal, daily liquidity and a competitive yield over the long term. The Fund is not a "money market fund" registered with the Securities and Exchange Commission, and is not subject to the various rules and limitations that apply to such funds. There can be no assurance that the Fund will maintain a stable net asset value. The Fund invests in securities issued by the U.S. Government or its agencies or instrumentalities, and in repurchase agreements with respect to such securities. Obligations of certain agencies or instrumentalities of the U.S. Government, such as Ginnie Mae, are back by the full faith and credit of the U.S. Government; obligations of other agencies or instrumentalities of the U.S. Government may not be.

U.S. Inflation Protected Bond Index Securities Fund - The SSgA U.S. Inflation Protected Bond Index Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays Capital U.S. Treasury Inflation Protected Securities (TIPS) Index over the long term. The Fund is managed using a "passive" or "indexing" investment approach, by which SSgA attempts to replicate, before expenses, the performance of the index. The Fund may attempt to invest in the securities comprising the index in the same proportions as they are represented in the index. However, it may not be possible for the Fund to purchase some of the securities comprising the index. In such a case, SSgA will select securities for the Fund that SsgA believes will track the characteristics of the index. The Fund's returns may vary from the returns of the index.

For further descriptions of these investment options, you may request a prospectus for each of the investment options from the plan administrator. If no investment direction is given, all contributions to a participant’s account will be invested in a target date fund.

The investment in First Northwest common stock (through the Employer Stock Fund) involves certain risks. No assurance can be given that units in the Employer Stock Fund purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price. See also “Risk Factors” in the prospectus.

First Northwest Common Stock Investment Election Procedures. You may instruct the trustee to purchase First Northwest common stock by redirecting funds from your existing 401(k) Plan investments into the Employer Stock Fund by filing a completed Investment Election Form with the plan administrator on or prior to the election deadline. The amount of funds redirected into the Employer Stock Fund must  be allocated in whole dollar increments from investment options containing your 401(k) Plan funds. When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase shares of units in the Employer Stock Fund, the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation. Approximately 95% of the elected funds used to acquire units in the Employer Stock Fund will be invested in First Northwest common stock and the remaining 5% will be invested in a money market or similar account.

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For example, you may fund an election to purchase $1,000 worth of the Employer Stock Fund by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such investment options): (i) $100 from the Short Term Investment Fund; (ii) $300 from the S&P 500 Stock Fund; and (iii) $600 from the US REIT Index Fund. In such case, the trustee would liquidate the amount instructed from each of the selected accounts and the $1,000 will be used to acquire 100 Employer Stock Fund units (that is, approximately 95 shares of First Northwest common stock and $50.00 in cash through a money market or similar investment). If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the units in the Employer Stock Fund subscribed for, you will be required to file a revised Investment Election Form with the plan administrator by the election deadline. Once received in proper form, an executed election form may not be modified, amended or rescinded without our consent unless the stock offering has not been completed by ____________________, 2013.

Adjusting Your Investment Strategy. Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions among the various investment options would remain unaffected by the election to purchase units in the  Employer Stock Fund through the 401(k) Plan in the stock offering. You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by telephone at 866.633.4015 or on the Internet at www.pentegra.com. Modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis.

Valuation of Accounts. The 401(k) Plan uses a unit system for valuing each investment fund. Under this system, your share in any investment fund is represented by units. The unit value is determined as of the close of business each regular business day. The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date. The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

Employer Contributions. For the plan year ended  December 31, 2011, we made a matching contribution of $125,395.34 to the 401(k) Plan. Also for the plan year ended December 31, 2011, participants made 401(k) contributions in the amount of $355,473.89.

If we adopt other stock-based benefit plans, such as a stock option plan or a restricted stock plan, or if contributions are made to the employee stock ownership plan, which was formed as part of the conversion and stock offering, to repay a loan used by it to acquire First Northwest common stock, then we may decide to reduce our matching contributions under the 401(k) Plan, in order to reduce overall expenses. If we adopt a stock option plan or restricted stock plan, the plan would not be submitted for shareholder approval for at least six months following completion of the conversion.

Performance of First Northwest Common Stock. It is expected that the First Northwest common stock will be listed on the NASDAQ Capital Market. As of the date of this prospectus supplement, no shares of First Northwest common stock have been issued or are outstanding and there is no established market for our common stock. Accordingly, there is no record of the historical performance of First Northwest common stock.

Performance of Investment Options. The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to First Federal by Pentegra, which provides recordkeeping services for the 401(k) Plan.

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The information set forth below with respect to the investment options has been reproduced from materials supplied by Pentegra Services, Inc., which administers the 401(k) Plan and is responsible for providing investment alternatives under the 401(k) Plan other than the Employer Stock Fund.  First Northwest and First Federal take no responsibility for the accuracy of such information (N/A indicates that the investment option was not available during the applicable year).

	For the Year Ended December 31,
	2011	2010	2009
S&P 500 Stock	2.12%	15.13%	26.71%
Stable Value	2.41%	3.66%	2.78%
S&P Midcap Stock	-1.72%	26.61%	37.25%
Short Term Investment	0.25%	0.28%	0.59%
Long Treasury Index	N/A	N/A	N/A
International Index	-11.98%	7.83%	31.61%
Vanguard Growth Index	1.71%	16.96%	36.29%
Vanguard Value Index	1.00%	14.28%	19.58%
NASDAQ 100 Index	3.70%	20.09%	54.81%
Russell 2000 Small Cap Index	-4.18%	26.71%	26.87%
US REIT Index	9.35%	27.85%	27.58%
Aggregate Bond Index	7.83%	6.59%	6.39%
Target Retirement Income	4.79%	9.75%	14.75%
Target Retirement 2010	7.05%	12.32%	N/A
Target Retirement 2015	7.50%	13.77%	18.15%
Target Retirement 2020	6.08%	14.71%	N/A
Target Retirement 2025	5.08%	15.30%	21.80%
Target Retirement 2030	3.69%	15.86%	N/A
Target Retirement 2035	1.66%	16.08%	26.92%
Target Retirement 2040	0.18%	16.31%	N/A
Target Retirement 2045	0.21%	16.23%	27.41%
Target Retirement 2050	0.19%	16.22%	N/A
Target Retirement 2055	N/A	N/A	N/A
Government Short Term Investment	0.10%	-0.05%	0.31%
U.S. Inflation Protected Bond Index Securities	13.52%	6.23%	11.29%

Additional information regarding the investment options may be available from Pentegra or First Federal. Participants should review any available additional information regarding these investments before making an investment decision under the 401(k) Plan.

Each participant should note that past performance is not necessarily an indicator of future results.

Administration of the 401(k) Plan

Trustees. The trustee is appointed by the Board of Directors of First Federal to serve at its pleasure. Currently, the 401(k) Plan Trustee is Pentegra Trust Company.

The trustee receives and holds the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan. The trustee is responsible for following participant directions, and effectuating the investment of the 401(k) Plan assets in Employer Stock Fund units and the other investment options.

Benefits Under the 401(k) Plan

Plan Benefits. Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

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Vesting. You will always have a fully vested (nonforfeitable) interest in your 401(k) contribution account and rollover account. Your matching contribution account will become vested at 25% after your first year of employment, 50% after your second year of employment, 75% after your third year of employment, and 100% after four or more years of employment.  You also will become 100% vested in your matching contribution account if you are actively employed on your normal retirement date (age 65) or upon your death or disability. Forfeited amounts under the 401(k) Plan are generally used to reduce employer contribution obligations or to pay permitted 401(k) Plan expenses.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Prior to Termination of Employment. You may elect to receive an in-service distribution from your rollover account at any time. You may also receive an in-service distribution of all or part of your 401(k) deferrals (but not the earnings thereon) if you experience a hardship, as defined in the 401(k) Plan. Whether a hardship has occurred is determined in accordance with Internal Revenue Service rules. You may receive an in-service distribution of all or part of your vested 401(k) Plan accounts if you are 100% vested in the account and have attained age 59½.    You may also make a withdrawal from your matching contribution account if you have been a participant in the 401(k) Plan for five years, or the amount you are withdrawing has been held in the 401(k) Plan for at least two years. Only one in-service distribution is permitted from each of your Plan accounts per calendar year.

Loans are also permitted from your 401(k) Plan accounts, subject to the loan administration policies then in effect and qualified plan loan limitation rules in the Internal Revenue Code.

Distribution Upon Retirement or Disability. Upon your retirement or disability, you will receive your 401(k) Plan benefits in a lump sum payment or, if the value of your 401(k) Plan accounts exceeds $500, in annual installments over a period of time less than your life expectancy.  You elect the form of distribution.

Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or other properly designated beneficiary, or if there is no designated beneficiary, the beneficiary determined under the Plan rules. The death benefit may be paid in a distribution form permitted by the Plan, generally either a lump sum or annual installments.

Distribution Upon Termination for any Other Reason. If you terminate your employment for any reason other than retirement, disability or death and your vested 401(k) Plan account balances exceed $500, your distribution will commence to be made upon the April 1 of the year following the year in which you attain age 70½ , unless you request an earlier distribution date. Your vested 401(k) Plan accounts will be distributed in the same manner as if you retired or became disabled, as described above. If your vested account balances do not exceed $500, they will be distributed to you as soon as administratively practicable in a lump sum following your termination of employment.

Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

Reports to 401(k) Plan Participants

As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant’s accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the investment funds and the value thereof. Participants may also access information regarding their 401(k) Plan Accounts by using internet access made available by Pentegra, the plan administrator.

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Amendment and Termination

We intend to continue to participate in the 401(k) Plan. Nevertheless, we may amend or terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

•	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

•	participants pay no current income tax on their 401(k) contributions. 401(k) contributions are, however, subject to FICA (the Federal Insurance Contributions Act) and Medicare tax withholding;

•	participants pay no taxes on amounts contributed by the employer on their behalf;

•	earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments; and

•	401(k) Plan distributions are eligible for tax-favored treatment.

We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

Taxation of Distributions. Generally, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes. States may also impose income taxes on 401(k) Plan distributions.

Rollovers and Direct Transfers to Another Qualified Plan or to an IRA; Mandatory Tax Withholding. Except as discussed below, you may roll over distributions from the 401(k) Plan to another tax-favored plan or to a traditional or “Roth” IRA without regard to whether the distribution is a lump sum distribution or a partial distribution.  (A Roth IRA generally provides for nondeductible contributions, no income tax on distributions that are “qualified distributions”, and exemption from certain minimum required distribution rules.)  You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an IRA. If you transfer the eligible rollover distribution to a Roth IRA, then you must include the value of the distribution in current taxable income. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an IRA, then the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. Your state may also impose tax withholding on your taxable distribution. An “eligible rollover distribution” means any amount distributed from the 401(k) Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; (3) hardship distributions, and (4) any other distributions excepted under applicable federal law.

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Ten-Year Averaging Rules. Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a “ten-year averaging” rule. The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59½ and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

Additional Tax on Early Distributions. A participant who receives a distribution from the 401(k) Plan prior to attaining age 59½ will be subject to an additional income tax equal to 10% of the amount of the distribution. The 10% additional income tax will not apply, however, in certain cases, including (but not limited to) distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant’s being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order or (vii) made to effect the distribution of excess contributions or excess deferrals.

This is a brief description of federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

The 401(k) Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

Any person receiving shares of First Northwest common stock under the 401(k) Plan who is an “affiliate” of First Northwest as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended (e.g., directors, officers and significant shareholders of First Northwest), may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933, as amended. Any person who may be an “affiliate” of First Northwest may wish to consult with counsel before transferring any First Northwest common stock owned by him or her. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of First Northwest common stock acquired under the 401(k) Plan, or other sales of First Northwest common stock.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as First Northwest. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales and participation in savings and retirement plans must be reported on a Form 4 within two business days of when a change occurs. Certain other changes in beneficial ownership, such as gifts and inheritances, may be reported on a Form 4 or annually on a Form 5 within 45 days after the close of our fiscal year. Ownership of First Northwest common stock in the Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding First Northwest common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

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Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the First Northwest common stock resulting from the purchase and sale or sale and purchase of  First Northwest common stock within any six-month period. The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met. If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

LEGAL OPINIONS

The validity of the issuance of First Northwest common stock will be passed upon by Breyer & Associates PC, McLean, Virginia, which firm acted as special counsel for First Northwest and First Federal in connection with the conversion and stock offering.

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INVESTMENT ELECTION FORM

PARTICIPANT ELECTION TO INVEST IN
FIRST NORTHWEST BANCORP COMMON STOCK
(“EMPLOYER STOCK FUND”)

First Federal Savings and Loan Association of Port Angeles 401(k) Plan

If you would like to participate in the stock offering using amounts currently in your account in the First Federal Savings and Loan Association of Port Angeles 401(k) Plan, please complete this form and return it to Elaine Gentilo, Chief People Officer, First Federal Savings and Loan Association of Port Angeles, 105 West 8th Street, Port Angeles, Washington 98362 by no later than 4:00 p.m., Pacific time, on ______________, 2013.

Participant’s Name (Please Print):

Address:
Street	City	State	Zip Code

Social Security Number:

1.             Background Information

First Financial Northwest (“First Northwest”) will be issuing shares of common stock, par value $0.01 per share, to certain eligible depositors of First Federal Savings and Loan of Port Angeles (“First Federal”) and the public in connection with the conversion of First Federal from the mutual to the stock form of organization.

Participants in the First Federal Savings and Loan Association of Port Angeles 401(k) Plan (the “401(k) Plan”) are being given an opportunity to direct the trustee of the 401(k) Plan to purchase First Northwest common stock in the offering with amounts currently in their 401(k) Plan account by acquiring units of the Employer Stock Fund, an investment fund under the 401(k) Plan comprised of First Northwest common stock and cash. (Employees who would like to purchase shares of First Northwest common stock in the offering with funds other than amounts currently in their 401(k) Plan account may do so by completing the order form that accompanies the prospectus.) Units of the Employer Stock Fund will be valued in the stock offering at $10.00 per unit, and initially will be invested entirely in First Northwest common stock.  In the future Employer Stock Fund units may be comprised of both First Northwest Stock (likely between 94 and 97 percent of a unit) and cash or a cash equivalent (likely between three and six percent of a unit).

Because it is actually the 401(k) Plan that purchases the First Northwest common stock through the Employer Stock Fund, participants would acquire a “participation interest” (expressed as units of the Employer Stock Fund) in the shares and cash and would not own the shares and cash directly.

Prior to making a decision to direct the trustee to purchase units in the Employer Stock Fund, we strongly urge you to carefully review the prospectus and the prospectus supplement that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of First Northwest common stock in connection with the stock offering is irrevocable as of ______________.   However, after the offering, you may transfer funds from the Employer Stock Fund to other investment options in the 401(k) Plan, and from other investment options in the 401(k) Plan to the Employer Stock Fund.  Notwithstanding this irrevocability, participants may transfer out some or all of their units in the Employer Stock Fund, if any, and into one or more of the 401(k) Plan’s other investment funds at such times as are provided for under the 401(k) Plan’s rules for such transfers.

Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor before completing this form. Neither the trustee, nor the plan administrator, nor any employee of First Northwest or First Federal is authorized to make any representations about this investment. You should not rely on any information other than information contained in the prospectus and the prospectus supplement in making your investment decision.

Any shares purchased by the 401(k) Plan based on your election will be subject to the conditions and restrictions otherwise applicable to First Northwest common stock purchased directly by you in the stock offering. These restrictions are described in the prospectus and the prospectus supplement.

2.             Investment Elections

If you would like to participate in the stock offering with amounts currently in your 401(k) Plan account, please complete the table below, indicating what percentage of each of your current funds you would like to transfer into the Employer Stock Fund.  Percentages will be adjusted to the nearest $10.00, so that whole shares will be purchased.  If the trustee is unable to fully implement your instructions due to an oversubscription in the stock offering, the portion that is not invested in the Employer Stock Fund will be reallocated according to your current investment elections on file.

Please refer to the prospectus supplement regarding the minimum and maximum amounts that can be used to purchase Employer Stock Fund units.

Indicate the percentage to be transferred from one or more of the following funds into the Employer Stock Fund:

Percentage	Fund
%	S&P 500 Stock
%	Stable Value
%	S&P Midcap Stock
%	Short Term Investment
%	Long Treasury Index
%	International Index
%	Vanguard Growth Index
%	Vanguard Value Index
%	NASDAQ 100 Index
%	Russell 2000 Small Cap Index
%	US REIT Index
%	Aggregate Bond Index
%	Target Retirement Income
%	Target Retirement 2010
%	Target Retirement 2015
%	Target Retirement 2020
%	Target Retirement 2025
%	Target Retirement 2030
%	Target Retirement 2035
%	Target Retirement 2040
%	Target Retirement 2045
%	Target Retirement 2050
%	Target Retirement 2055
%	Government Short Term Investment
%	U.S. Inflation Protected Bond Index Securities

Note:  If you do not complete this election, you will not participate in the offering by using your 401(k) Plan funds.

3.           Purchaser Information. The ability of participants in the Plan to purchase common stock in the stock offering and to direct their current account balances into the Employer Stock Fund may be based upon the participant’s status as an eligible account holder, supplemental eligible account holder or other member. Please indicate your status.

A.	[_]	Eligible Account Holder - Check here if you were a depositor of First Federal with deposit account(s) totaling $50 or more as of the close of business on March 31, 2011.

B.	[_]	Supplemental Eligible Account Holder - Check here if you were a depositor of First Federal with deposit account(s) totaling $50 or more on deposit as of the close of business on , 2012.

C.	[_]	Other Member - Check here if you were a depositor or borrower of First Federal on the close of business on , 2012, to the extent not included in a prior category.

4.             Participant Signature and Acknowledgment - Required

By signing this investment election form, I authorize and direct the plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and have received a copy of the prospectus and prospectus supplement relating to the issuance of First Northwest common stock that accompany this Investment Election Form. I am aware of the risks involved in investing in First Northwest common stock and understand that the trustee, plan administrator and any employee of First Northwest or First Federal are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this Investment Election Form null and void.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF FIRST NORTHWEST ARE NOT DEPOSITS OR AN ACCOUNT AND ARE NOT FEDERALLY INSURED OR GUARANTEED BY FIRST NORTHWEST, FIRST FEDERAL OR BY THE FEDERAL GOVERNMENT.

If anyone asserts that the shares of First Northwest common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call the Federal Deposit Insurance Corporation (FDIC) Consumer Response Center at (800) _____-_______.

Participant’s Signature: __________________________________________ Date Signed: ________________

This form must be completed and returned to __________________,

First Federal Savings and Loan Association of Port Angeles
105 West 8th Street
Port Angeles, Washington 98362
by no later than
4:00 p.m., Pacific time, on ______________, 2013.

PROSPECTUS SUBSCRIPTION AND COMMUNITY OFFERINGS Up to 8,050,000 Shares of Common Stock (Subject to increase to up to 9,257,500 shares)
FIRST NORTHWEST BANCORP (Proposed Holding Company for First Federal)

       First Northwest Bancorp, a Washington corporation, is offering up to 8,050,000 shares of our common stock for sale in connection with the conversion of First Federal Savings and Loan Association of Port Angeles (“First Federal”) from the mutual to stock form of organization.  As part of the conversion, First Federal will become our wholly owned subsidiary.  We may increase the maximum number of shares that we sell in the offering by up to 15%, to 9,257,500 shares, as a result of the demand for shares or changes in market and financial conditions.  The shares of our common stock are being offered for sale at a price of $10.00 per share.  We expect our common stock will be listed on the Nasdaq Capital Market under the symbol “FNBC” upon completion of the offering.  There is currently no public market for the shares of our common stock and we cannot predict whether an active and liquid trading market for our common stock will develop.

We are offering these shares for sale first to our depositors and other eligible subscribers in a subscription offering.  Shares not subscribed for in the subscription offering will be offered in a community offering, with a preference given to natural persons residing in Clallam, Jefferson and Kitsap counties in the state of Washington. Any shares remaining unsold following completion of the subscription and community offerings will be offered to the public in a syndicated offering, or, in our discretion after consultation with our financial advisors, in a separate firm commitment underwritten public offering.  The subscription, community, syndicated and underwritten offerings are collectively referred to in this prospectus as the offering.  In order to complete the offering, we must sell, in the aggregate, at least 5,950,000 shares.  The minimum purchase is 25 shares.  The subscription offering is scheduled to end at 5:00 p.m., Pacific time, on _________ __, 2013 and we expect that the community offering will terminate at the same time.  However, we may extend this expiration date, without notice to you, until _________ __, 2013, unless the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation approve a later date, which may not be extended beyond _________ __, 2014.  Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _________ __, 2013.  If the offering is extended beyond _________ __, 2013, subscribers will have the right to modify or rescind their purchase orders.  First Northwest Bancorp will hold all subscribers’ funds received before the completion of the conversion in a segregated account at First Federal until the conversion is completed or terminated.  We will pay interest on all funds received at a rate equal to First Federal’s statement savings rate, which is currently ___% per annum.  Funds will be returned promptly with interest if the conversion is terminated.

In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and fund it with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.

Subscribers will not pay any commissions to purchase shares of common stock in the offering.  Sandler O’Neill + Partners, L.P. will assist us in our selling efforts on a best efforts basis in the subscription and community offerings, and will serve as sole manager of any syndicated or underwritten offering.  Sandler O’Neill is not required to purchase any of the common stock that is being offered for sale in the subscription and community offerings.  Sandler O’Neill + Partners, L.P. has advised us that following the offering it intends to make a market in the common stock but is under no obligation to do so.

Investing in our common stock involves a high degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page __.

TERMS OF THE OFFERING
Price Per Share: $10.00; Minimum Subscription: 25 shares or $250

	Minimum	Maximum	Maximum as adjusted

Number of Shares	5,950,000	8,050,000	9,257,500
Gross Offering Proceeds	$59,500,000	$80,500,000	$92,575,000
Estimated Selling Agent Fees and Expenses(1)	$659,782	$851,638	$961,955
Estimated Other Expenses	$1,355,000	$1,355,000	$1,355,000
Estimated Net Proceeds to First Northwest Bancorp	$57,485,218	$78,293,362	$90,258,045
Estimated Net Proceeds Per Share	$9.66	$9.73	$9.75

(1)
The amounts shown assume that all of the shares offered are sold in the subscription and community offerings with a fee of 1.00% payable on all shares (excluding insider purchases, shares purchased by our employee stock ownership plan and shares issued to our foundation, for which no selling agent fee will be paid) and reflect selling agent expenses, including legal fees, of $125,000. If all shares of common stock are sold in the syndicated offering or underwritten offering (excluding insider purchases and shares purchased by the employee stock ownership plan and our foundation, for which no selling agent fees will be paid), the selling fee will be 5.25% and the maximum selling agent fees and expenses would increase to $2.9 million at the minimum, $3.9 million at the maximum and $4.5 million at the adjusted maximum. For additional information regarding selling agent fees and expenses, see “The Conversion and Offering – Marketing Arrangements.”

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Washington Department of Financial Institutions, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

For information on how to subscribe, call the stock information center at (___) ___-____.

SANDLER O’NEILL & PARTNERS, L.P.
________ __, 2012

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  The affairs of First Northwest Bancorp and its subsidiaries may change after the date of this prospectus.  Delivery of this prospectus and the sales of shares made hereunder does not mean otherwise.

SUMMARY

This summary provides an overview of the key aspects of the stock offering as described in more detail elsewhere in this prospectus and may not contain all the information that is important to you.  To completely understand the stock offering, you should read the entire prospectus carefully, including the sections entitled “Risk Factors” and “The Conversion and Stock Offering” beginning on pages __ and ___, respectively, and the consolidated financial statements and the notes to the consolidated financial statements beginning on page F-1, before making a decision to invest in our common stock.

Overview

As part of the conversion to stock ownership, First Northwest Bancorp is conducting this offering of between 5,950,000 and 8,050,000 shares of common stock to raise additional capital to support our continued growth.  We may increase the maximum number of shares that we sell in the offering by up to 15% to 9,257,500 shares, as a result of the demand for shares or changes in market and financial conditions.  The offering includes a subscription offering in which depositors of First Federal and certain other persons have prioritized subscription rights.  There are limitations on how many shares a person may purchase in the offering.  The amount of capital being raised is based on an appraisal of First Northwest Bancorp and a decision by management to offer all of our shares of common stock to the public and our decision to establish and fund our foundation.  Most of the terms and requirements of this offering are required by regulations of the Washington Department of Financial Institutions, or DFI, and the Federal Deposit Insurance Corporation, or FDIC.

The following tables show how many shares of common stock may be issued in the offering, contributed to the foundation, and subsequently issued if our proposed stock-based equity incentive plan is adopted.

	Shares to be sold to the public in this offering		Shares to be sold to the employee stock ownership plan(2)		Shares to be issued to the foundation(3)		Total shares of common stock to be outstanding after the offering
	Amount	%(1)	Amount	%(1)	Amount	%	Amount	%

Minimum	5,439,120	85.2%	510,880	8.0%	436,000	6.8%	6,386,000	100.0%
Midpoint	6,398,400	85.1	601,600	8.0	520,000	6.9	7,520,000	100.0
Maximum	7,357,680	85.0	692,320	8.0	604,000	7.0	8,654,000	100.0
Maximum, as adjusted	8,460,852	85.0	796,648	8.0	700,600	7.0	9,958,100	100.0

	Shares that may be awarded under an equity incentive plan
	Restricted Stock		Stock Options
	Amount	%(1)	Amount	%(1)

Minimum	255,440	4.0%	638,600	10.0%
Midpoint	300,800	4.0	752,000	10.0
Maximum	346,160	4.0	865,400	10.0
Maximum, as adjusted	398,324	4.0	995,810	10.0

(1) As a percentage of total shares sold in the offering (including shares issued to the First Federal Community Foundation).
(2) Assumes 8% of the shares sold in the offering (including shares issued to the First Federal Community Foundation) are sold to the employee stock ownership plan.
(3) Assumes $400,000 in cash is contributed to the foundation and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.

First Northwest Bancorp

First Northwest Bancorp is a newly formed Washington corporation that will hold all of the outstanding shares of First Federal following the conversion to stock ownership.  First Northwest Bancorp is conducting the stock offering in connection with the conversion of First Federal from the mutual to the stock form of organization.  Upon completion of the offering, First Northwest Bancorp will be a bank holding company and its primary regulator will be the Board of Governors of the Federal Reserve System, or Federal Reserve.

First Federal Savings and Loan Association of Port Angeles

First Federal is a Washington chartered mutual savings bank and upon completion of the conversion will be the wholly-owned subsidiary of First Northwest Bancorp.  First Federal was organized on March 23, 1923, as a Washington State chartered mutual savings and loan association known as Lincoln Savings and Loan Association.  On October 1, 1934, Lincoln Savings and Loan Association converted to a federal charter and became known as First Federal Savings and Loan Association of Port Angeles. Effective November 30, 2011, First Federal completed its charter conversion from a federal mutual savings and loan association to a Washington State chartered mutual savings bank.  As a mutual savings bank, First Federal has a board of trustees that oversees its activities.  Following the conversion, First Federal’s existing board of trustees will continue as a board of directors for First Federal and for First Northwest Bancorp.  For purposes of this prospectus, references herein to the board of directors also include the board of trustees of First Federal in its present mutual form.

First Federal is a community-based savings bank primarily serving the North Olympic Peninsula region of Washington through our nine full-service banking offices.  Eight of our branches are located within Clallam and Jefferson counties, Washington, and in December 2011, we opened a new lending center in Kitsap County, which became a full-service branch in October 2012.  In addition, in July 2012, we opened a loan production office in Bellingham, Washington. We are contemplating near-term expansion into the contiguous counties of Whatcom, Skagit, Island, Snohomish and San Juan, Washington and may also consider acquisitions of other financial institutions located in the Northwest.   Throughout most of our 89-year history, we have operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in residential mortgage loans and investment securities.  During the past decade, recognizing our need to adapt to changing market conditions, we have strengthened our senior management team and revised our operating strategy to diversify our loan portfolio, expand our deposit product offerings and enhance our infrastructure.   We have gradually increased the origination of commercial real estate and multifamily real estate loans, and decreased reliance on originating and retaining longer-term, fixed-rate, owner occupied residential mortgage loans.  Since 2009, we have generally sold most newly originated and refinanced, conforming single-family owner-occupied mortgage loans into the secondary market, although in 2012, we began selectively adding 30-year fixed-rate mortgages to the portfolio in an effort to enhance our net interest income.  We have historically offered traditional consumer and business deposit products, including transaction accounts, savings and money market accounts and certificates of deposit.  Over the past several years, we have added remote deposit capture, consumer and business on-line banking and consumer mobile banking capabilities. At September 30, 2012, transaction and savings deposits comprised 71.9% of total deposits.

First Federal is a member of the Federal Home Loan Bank System, and its deposits are insured by the FDIC up to applicable limits.  First Federal is subject to comprehensive regulation, examination and supervision by the DFI and the FDIC.  At September 30, 2012, we had total assets of $781.8 million, deposits of $589.9 million, and equity of $78.5 million.  First Federal maintains a website at www.ourfirstfed.com.   The information on our website is not part of this prospectus.

Our Operating Strategy

Our objective is to develop First Federal into an independent high performing bank focused on meeting the needs of individuals, small businesses and community organizations in our primary market areas of Northwest Washington through exceptional service and competitive products. In addition, we expect to opportunistically expand into additional surrounding market areas.  After the conversion and offering, we intend to achieve our objective by implementing these strategies:

●
Improving our earnings by increasing our portfolio of higher yielding loans and our noninterest income. Through increased originations or purchases, we intend to prudently increase the percentage of our loan portfolio consisting of higher-yielding commercial real estate and commercial business loans. These loan categories offer higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations than one- to four-family residential loans. We will pursue this strategy with the benefit of the addition of lending personnel experienced in these types of credits.  Our commercial and multi-family real estate loans have increased from $64.5 million, or 11.6% of total loans, at June 30, 2008 to $110.1 million, or 26.1% of total loans, at September 30, 2012.  The increase resulted in part from improved opportunities due to less competition for such loans from other financial institutions as a result of the weakened economic environment. We also intend to selectively add additional products to further diversify revenue sources and to capture more of each customer’s banking relationship by cross-selling our loan and deposit products and additional services to our customers. We will also continue to review opportunities to increase noninterest income through the origination and sale of loans and possible expansion into new areas such as wealth management services.

●
Focusing on asset quality. We believe that strong asset quality is a key to our long-term financial success.  We are focused on monitoring existing performing loans, resolving nonperforming loans and selling foreclosed assets. We have aggressively sought to reduce our level of nonperforming assets through write-downs, collections, modifications and sales of nonperforming loans and real estate owned. We have taken proactive steps to resolve our nonperforming loans, including negotiating repayment plans, forbearances, loan modifications and loan extensions with our borrowers when appropriate, and accepting short payoffs on delinquent loans, particularly when such payoffs result in a smaller loss to us than foreclosure. We also retain the services of independent firms to periodically review segments of our loan portfolio and comment regarding our loan policies and procedures. Beginning with the addition of our new president and chief executive officer in 2009 and continuing with the recent addition of our new chief credit officer in 2012, we have applied more conservative and stringent underwriting practices to our new loans, while also curtailing our originations of construction, land and land development loans (including lot loans).  Our exposure to higher risk construction, land and land development loans has declined to $18.0 million at September 30, 2012, compared to $49.8 million at June 30, 2008. Nonperforming assets have decreased from their recent peak of $18.9 million at June 30, 2010, to $14.3 million at September 30, 2012.

●
Attracting core deposits and other deposit products. Our strategy is to emphasize total relationship banking with our customers to internally fund our loan growth, rather than utilizing wholesale funding sources. We believe that a continued focus on customer relationships will help to increase our level of core deposits and locally-based retail certificates of deposit. In addition to our retail branches, we maintain state-of-the-art technology-based products, such as on-line personal financial management, business cash management, and business remote deposit products, that enable us to compete effectively with banks of all sizes. We recently enhanced our integrated mobile banking platform by introducing applications for both smartphones and iPads.

●
Expanding our presence in contiguous and nearby market areas and capturing business opportunities resulting from changes in the competitive environment.  We believe that opportunities currently exist in contiguous and nearby market areas to grow our franchise and complement our strong market share in our primary market areas.  In addition, by delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation.  We anticipate our marketing efforts will enable organic growth as the local economy and loan demand strengthens.  We believe that community bank consolidation will continue to take place and further believe that, with our capital and liquidity positions after this offering, we will be positioned to take advantage of acquisitions or other business opportunities, including FDIC-assisted transactions and the acquisition of individual branches and/or de novo branch openings that meet our investment and market objectives, although we do not currently have any understandings or agreements regarding any specific acquisition transaction.  We intend to continue to be disciplined as it pertains to future expansion, acquisitions and de novo branching. Our primary focus will be on the Northwest Washington markets we know and understand, although we will consider additional select opportunities that may arise in other parts of the Northwest.

●
Hiring experienced employees with a customer service focus. Our ability to continue to attract and retain banking professionals with strong business banking and service skills, community relationships and significant knowledge of our markets and the markets we want to expand into will be key to our success. We believe that by focusing on experienced bankers who are established in their communities, we can enhance our market position and add profitable growth opportunities. We emphasize to our employees the importance of delivering exemplary customer service and seeking opportunities to build further relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach.

For a more detailed description of our products and services, as well as our business operating strategy and goals, see “Business of First Federal” beginning on page __.

First Federal Community Foundation

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the First Federal Community Foundation, as a non-stock Washington corporation in connection with the conversion.  We will fund the foundation with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  Based on the purchase price of $10.00 per share, we will fund the foundation with 520,000 shares of our common stock at the midpoint of the offering range.  Our contribution to the foundation will reduce net earnings by $3.7 million, after tax, in the quarter in which the foundation is funded.  The foundation will make grants and donations to qualified charitable organizations and/or public entities in the communities in which First Federal maintains full service branches.  First Federal may make future contributions to the foundation as deemed appropriate by First Federal’s Board of Directors, subject to any capital needs and requirements or other regulatory limitations that may be applicable.  It is anticipated that the foundation will distribute at least 5% of its net investment assets each year.

The Conversion and Stock Offering

We do not have shareholders in our current mutual form of ownership.  The conversion is a series of transactions by which we are reorganizing from a mutual savings bank structure to a stock holding company which will be 100% owned by shareholders.  As a result of the conversion, First Federal will be owned directly by First Northwest Bancorp.  Voting rights in First Northwest Bancorp will be vested solely in the shareholders following the conversion.

The chart below shows our structure before the conversion and offering:

Depositors

First Federal

The chart below shows our structure after the conversion and offering:

Shareholders

100% of common stock

First Northwest Bancorp

100% of common stock

First Federal

Terms of the Offering

We are offering between 5,950,000 and 8,050,000 shares of common stock to those with subscription rights in the following order of priority:

(1)	Depositors who held at least $50 with us as of the close of business on March 31, 2011.

(2)
Tax qualified plans, including our employee stock ownership plan and 401(k) plan, will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock in the offering, including shares issued to the foundation.  We expect the employee stock ownership plan to purchase 8% of the common stock sold in the offering.

(3)
Depositors of First Federal, other than directors and executive officers and their associates employed, appointed or elected for the first time to such office after March 31, 2011, who held at least $50 with us as of the close of business on ________ __, 2012.

(4)	Depositors and borrowers with us as of the close of business on ________ __, 2012 to the extent not already included in a prior category.

In addition to the shares that we will sell in the offering, we intend to establish a charitable foundation in connection with the conversion and fund it with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.

We may increase the maximum number of shares that we sell in the offering by up to 15% to 9,257,500 shares with the approval of the DFI and the FDIC and without any notice to you as a result of market demand, regulatory considerations or changes in financial conditions.  If we increase the offering up to 9,257,500 shares, you will not have the opportunity to change or cancel your stock order.  The offering price is $10.00 per share.  All purchasers will pay the same purchase price per share.  No commission will be charged to purchasers in the offering.

If we receive subscriptions for more shares than are to be sold in the subscription offering, shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a community offering with a preference given to natural persons residing in Clallam, Jefferson, and Kitsap counties, Washington. The community offering may commence concurrently with, during or promptly after the subscription offering.  Any shares remaining unsold following completion of the subscription and community offerings will be offered to the public in a syndicated offering or firm commitment offering, which would begin as promptly as practicable after the subscription and community offerings.  See “The Conversion and Stock Offering - Subscription Offering and Subscription Rights,” “- Community Offering” and “- Syndicated or Firm Commitment Underwritten Community Offering.”

Sandler O’Neill + Partners, L.P., our selling agent in connection with the offering, will use its best efforts to assist us in selling our common stock in the subscription and community offerings.  Sandler O’Neill + Partners, L.P. is not obligated to purchase any shares of common stock in the subscription and community offerings.  For further information about the role of Sandler O’Neill + Partners, L.P. in the offering, see “The Conversion and Stock Offering - Marketing Arrangements.”

Reasons for the Conversion and Offering

The primary reasons for our decision to conduct the conversion and the offering are to:

●	increase our capital to give us the financial strength to:

	o	better enable us to serve our customers in our market area;

o
support our continued growth and expansion through additional branching activities or acquisitions, including FDIC-assisted transactions, although we have no current understandings or agreements with respect to any such acquisitions or expansion activities; and

	o	increase our lending activities, particularly our emphasis on commercial business and commercial real estate lending, and explore the development of new products and services.

●	provide us with additional financial resources, including the ability to offer our stock as consideration for future acquisitions of other community banks;

●	help us maintain and further expand our philanthropic endeavors to the communities we serve through the formation and funding of the First Federal Community Foundation;

●	help us attract and retain qualified management through stock-based compensation plans;

●	provide our customers and other members of our communities with the opportunity to become owners of First Federal through the purchase of our common stock; and

●	structure our business in a form that will enable us to have more flexible access to the capital markets.

How We Determined the Offering Range and the $10.00 Price Per Share

The amount of common stock we are offering is based on an independent appraisal by RP Financial, LC. (“RP Financial”), an appraisal firm experienced in appraisals of financial institutions, of the estimated pro forma market value of First Northwest Bancorp, assuming the conversion and offering are completed.  The appraisal was based in part on our consolidated financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of our common stock in the offering, our establishment and funding with stock and cash of the foundation and an analysis of a peer group of publicly-traded companies utilized by RP Financial in its appraisal that RP Financial considers comparable to First Northwest Bancorp.

RP Financial concluded that, as of November 9, 2012, the estimated pro forma market value of First Northwest Bancorp was $75.2 million.  This pro forma market value is the midpoint of a valuation range established by regulation with a minimum of $63.9 million and a maximum of $86.5 million, inclusive of shares to be issued to the foundation.  Based on this market value and a $10.00 per share purchase price, the number of shares of our common stock that will be offered for sale will range from 5,950,000 to 8,050,000 with a midpoint of 7,000,000.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  If a greater demand for shares of our common stock or a change in financial or market conditions warrant, the offering range may be increased by up to 15.0%.  At this adjusted maximum of the offering range, the estimated pro forma market value is $99.6 million and the number of shares of common stock offered for sale will be 9,257,500.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements.  RP Financial also had various discussions with management and considered the following factors, among others:

●	certain historical, financial and other information relating to First Federal;

●	the projected results of operations and financial condition of First Northwest Bancorp;

●	the economic and demographic conditions in our existing market area;

●	a comparative evaluation of the operating and financial characteristics of First Federal with the peer group companies discussed below;

●	the impact of the conversion and the offering on First Northwest Bancorp’s shareholders’ equity and earnings potential;

●	the proposed dividend policy of First Northwest Bancorp; and

●	the trading market for the securities of the peer group institutions and general conditions in the stock market for all publicly traded thrift institutions.

RP Financial did not perform a detailed analysis of the separate components of our assets and liabilities.  We did not impose any limitations on RP Financial in connection with its appraisal.

RP Financial also considered that we intend to issue shares of First Northwest Bancorp common stock to the First Federal Community Foundation, a charitable foundation that will be established in connection with the conversion. The intended contribution of shares of common stock to the foundation has the effect of reducing the number of shares that may be offered in the offering.  The foundation will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  We will not receive any conversion proceeds in connection with the issuance of these shares, and thus, our pro forma book value and earnings will be lower, resulting in a lower pro forma value for First Northwest Bancorp.  See “– First Northwest Bancorp has Established a Foundation” and “Comparison of Valuation and Pro Forma Information With and Without the Foundation.” RP Financial’s independent valuation will be updated before we complete our offering.

RP Financial relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock.  In applying this methodology, RP Financial analyzed financial and operational comparisons of First Federal with a selected peer group of publicly traded savings institutions that RP Financial considered comparable to us.  The peer group used by RP Financial consists of ten companies listed in the table below.  The pro forma market value of First Northwest Bancorp’s common stock was determined by RP Financial based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on differences between First Federal and the institutions comprising the peer group.  RP Financial took into account the significant volatility in the broader stock market and the after market pricing characteristics of recently converted savings institutions.  RP Financial utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of the pro forma market value.

The selection criteria for the peer group included consideration of geographic location, earnings and asset size.  The peer group companies are:

Peer Group (Ticker Symbol)	City and State	Assets (1)
		(In millions)

HF Financial Corp. (HFFC)	Sioux Falls, SD	$1,193
HopFed Bancorp, Inc. (HFBC)	Hopkinsville, KY	1,026
First Financial Northwest, Inc. (FFNW)	Renton, WA	999
Timberland Bancorp, Inc. (TSBK)	Hoquiam, WA	729
First Savings Financial Group, Inc. (FSFG)	Clarksville, IN	587
First Clover Leaf Financial Corp. (FCLF)	Edwardsville, IL	538
First Capital, Inc. (FCAP)	Corydon, IN	454
Wayne Savings Bancshares, Inc. (WAYN)	Wooster, OH	409
River Valley Bancorp (RIVR)	Madison, IN	408
Eagle Bancorp Montana, Inc. (EBMT)	Helena, MT	327

(1) As of June 30, 2012

Two measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income.  RP Financial considered these ratios, among other factors, in preparing its appraisal.  Book value is the same as total shareholders’ equity, and represents the difference between the issuer’s assets and liabilities.  Tangible book value is equal to total shareholders’ equity less intangible assets.  Reported earnings reflect the net income (loss) recorded for the twelve months ended September 30, 2012.  Core earnings represent earnings adjusted for non-operating items.

The following table presents a summary of selected pricing ratios for the peer group companies and First Northwest Bancorp (on a pro forma basis).  The pricing ratios are based on book value, earnings and other information as of and for the twelve months ended September 30, 2012 or the last twelve months for which data is available, stock price information as of November 9, 2012, as reflected in RP Financial’s appraisal report, dated November 9, 2012, and the number of shares assumed to be outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 23.5% on a price-to-book value basis, and a discount of 27.9% on a price-to-tangible book value basis.

	Price-to- earnings multiple	Price-to-core earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio

First Northwest Bancorp
Minimum of offering range	NM*	NM*	49.31%	49.31%
Midpoint of offering range	NM*	NM*	54.17%	54.17%
Maximum of offering range	NM*	NM*	58.41%	58.41%
Maximum of offering range, as adjusted	NM*	NM*	62.70%	62.70%

Valuation of peer group companies using stock market prices as of November 9, 2012
Average	19.94x	20.45x	76.35%	81.05%
Median	17.87x	18.67x	72.86%	76.43%
*Not meaningful.

Our board of directors reviewed the appraisal report of RP Financial, including the methodology and the assumptions used, and determined that the valuation range was reasonable and adequate.

The independent appraisal does not indicate per share market value.  Do not assume or expect that the valuation of First Northwest Bancorp as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price.  Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—How We Determined our Price and the Number of Shares to be Issued in the Stock Offering.”

RP Financial will update its appraisal before we complete the offering.  If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 9,257,500 shares in the offering without notice to you.  If our pro forma market value at that time is either below $63.9 million or above $99.6 million, then, after consulting with the DFI and the FDIC, we may:

●	set a new offering range;

●	take such other actions as may be permitted by the DFI, the FDIC, the Federal Reserve and the Securities and Exchange Commission (“SEC”); or

●	terminate the offering and promptly return all funds, with interest.

If we set a new offering range, we will be required to cancel your stock order and promptly return your subscription funds, with interest calculated at the statement savings rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. You will have the opportunity to place a new stock order.

Termination of the Offering

The subscription offering and community offering will end at 5:00 p.m., Pacific time, on _________ __, 2013, unless extended.  The community offering and any syndicated offering or underwritten offering must be completed 45 days after the end of the subscription offering, or by ______ ___, 2013.  If fewer than the minimum number of shares are subscribed for in the subscription offering, and we do not get orders for at least the minimum number of shares by _________ __, 2013, we will either:

(1)           promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

(2)           extend the offering, if allowed, and give you notice of the extension and of your rights to cancel, change or confirm your order.  If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us.  We must complete or terminate the offering by _________ __, 2014.

How We Will Use the Proceeds Raised From the Sale of Common Stock

We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted
	(Dollars in thousands)

Retained by First Northwest Bancorp	$23,634	$32,223	$37,163
Loan to employee stock ownership plan	5,109	6,923	7,966
Contributed to First Federal	28,743	39,147	45,129
Net proceeds from stock offering	$57,485	$78,293	$90,258

First Northwest Bancorp will purchase all of the capital stock of First Federal to be issued in the offering in exchange for a portion of the net proceeds.  In no event will less than 50% of the net proceeds be transferred to First Federal in exchange for its shares.  The portion of the net proceeds used by First Northwest Bancorp to purchase the capital stock of First Federal will be added to First Federal’s general funds for general corporate purposes.  The net proceeds First Federal receives from First Northwest Bancorp are initially expected to be invested in short-term liquid investments.  In addition, a majority of the net proceeds retained by First Northwest Bancorp, excluding the amount needed to fund the loan to the employee stock ownership plan, is expected to be invested in short-term liquid assets, providing additional funds for reinvestment in earning assets.  See “How We Intend to Use the Proceeds of the Offering.”

Except as described above, neither First Northwest Bancorp nor First Federal has any specific plans for the investment of the proceeds of this offering, nor have they allocated a specific portion of the proceeds to any particular use.  For a discussion of our business reasons for undertaking the conversion, see “The Conversion and Stock Offering - Our Reasons for the Conversion.”

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends.  Any dividends are not guaranteed and will depend upon our ability to pay them.  See “Our Policy Regarding Dividends.”

Plans to List the Common Stock for Trading on the Nasdaq Capital Market

We plan to list our common stock for trading on the Nasdaq Capital Market under the symbol “FNBC” and have submitted an application to The Nasdaq Stock Market LLC for this purpose.  Sandler O’Neill + Partners, L.P. has advised us that it currently intends to become a market maker in the common stock, but it is under no obligation to do so.  We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop, or if developed will be maintained.  After shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares.  Due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00 per share.

Limitations on the Purchase of Common Stock in the Conversion

The minimum purchase is 25 shares.

The maximum purchase in the subscription offering by any person or group of persons through a single deposit account is $200,000 of common stock, which equals 20,000 shares.

The maximum purchase by any person in the community offering is $200,000 of common stock, which equals 20,000 shares.

The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $400,000 of common stock, which equals 40,000 shares.

If any of the following persons purchase common stock, their purchases when combined with your purchases cannot exceed $400,000 or 40,000 shares:

(1)	your spouse, or your relatives or your spouse’s relatives living in your house;

(2)	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

(3)	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or other estate; or

(4)
other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the SEC, persons living at the same address or persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related).

Subject to DFI and FDIC approval, we may increase or decrease the purchase limitations in the offering at any time.  Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering (including shares issued to the First Federal Community Foundation) without regard to these purchase limitations, which is the amount intended to be purchased.  See “The Conversion and Stock Offering - Limitations on Stock Purchases.”

How to Purchase Common Stock

Once we receive your order, you cannot cancel or change it without our consent.  If First Northwest Bancorp changes the offering range to fewer than 5,950,000 shares or more than 9,257,500 shares, all subscribers will be notified and given the opportunity to change or cancel their orders.  If you do not respond to the notice, we will return your funds promptly with interest or cancel your withdrawal authorization.

If you want to place an order for shares, you must complete and return the enclosed Stock Order and Certification Form (“stock order form”) along with full payment.  Instructions for completing your stock order form are included with the form.  Your order must be received by us (not postmarked) by 5:00 p.m., Pacific time, on _______ ___, 2013.  Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by mail, using the Stock Order Reply envelope provided, or in person at the Stock Information Center.  Please do not mail stock order forms to any First Federal branch office. You must sign the stock order form.

You may pay for shares in any of the following ways:

●	By personal check, bank check or money order made payable to First Northwest Bancorp.

●
By authorizing a withdrawal from a savings or certificate of deposit account at First Federal, designated on the stock order form.  To use funds in an individual retirement account (“IRA”) at First Federal, you must transfer your account to a self-directed IRA at an unaffiliated institution or broker.  Because transferring your account will take time, please contact the stock information center as soon as possible for assistance.

You may not designate withdrawal from First Federal accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from such an account, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. First Federal is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a First Federal line of credit or third-party check to pay for shares of our common stock.

We will pay interest on your subscription funds at the rate First Federal pays on statement savings accounts from the date it receives your funds until the date the conversion is completed or terminated.  All funds received before the completion of the conversion will be held in a segregated account at First Federal.  All funds authorized for withdrawal from deposit accounts with First Federal will earn interest at the applicable account rate until the conversion is completed.  There will be no early withdrawal penalty for withdrawals from certificates of deposit at First Federal used to pay for stock.

As indicated above, it may be possible for you to subscribe for shares of common stock using funds you hold within an IRA.  However, only a self-directed retirement account may hold common stock.  First Federal’s IRAs are not self-directed, so they cannot be invested in common stock.  If you wish to use some or all of the funds in your First Federal IRA, the applicable funds must be transferred to a self-directed account with an independent trustee, such as a brokerage firm.  If you do not have such an account, you will need to establish one before placing your stock order.  An annual administrative fee may be payable to the independent trustee.  Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or other retirement account that you may have.  Whether you may use these funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

Purchases of Common Stock by Our Officers and Directors

Collectively, our directors and executive officers intend to subscribe for 91,300 shares regardless of the number of shares sold in the offering.  This number equals 1.2% of the 7,520,000 shares that would be sold at the midpoint of the offering range, including shares issued to the First Federal Community Foundation.  If fewer shares are sold in the offering, then executive officers and directors will own a greater percentage of First Northwest Bancorp.  These shares do not include any shares that may be awarded or issued in the future under any stock-based equity incentive plan we intend to adopt or any shares that may be earned by employees under the employee stock ownership plan.  Directors and executive officers will pay the same $10.00 per share price for these shares as everyone else who purchases shares in the conversion.

These proposed purchases of common stock by our directors and executive officers (1.4% and 1.1% of the aggregate shares sold in the offering, including shares issued to the First Federal Community Foundation, at the minimum and maximum of the offering range, respectively), together with the purchase by the employee stock ownership plan (8% of the aggregate shares sold in the offering and including shares issued to the First Federal Community Foundation) as well as the potential acquisition of common stock through the proposed equity incentive plan (an amount equal to 14% of the aggregate shares sold in the offering and issued to the First Federal Community

Foundation) will result in ownership by insiders of First Northwest Bancorp in excess of 23.4% and 23.1% of the total shares sold in the offering at the minimum and maximum of the offering range, respectively.  As a result, it could be more difficult to obtain majority support for shareholder proposals opposed by the board and management.  See “Risk Factors - Risks Related to This Offering - The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Northwest Bancorp.”  In addition, we intend to fund the foundation with $400,000 in cash and the remainder in shares of common stock so that the amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  Although the directors of the foundation include two of our directors, Federal regulations impose a pro-rata voting limitation on the common stock held by the foundation.  This limitation provides that these shares must be voted in the same ratio as all other shares voting on all proposals considered by our shareholders.

Tax Consequences of the Conversion

As a general matter, the conversion and offering will not be taxable transactions for federal or state income tax purposes to First Northwest Bancorp, First Federal, or persons eligible to subscribe in the subscription offering.  Silver Freedman & Taff, L.L.P. has issued an opinion to us to the effect that consummation of the transactions contemplated by the conversion and offering qualifies as a tax-free transaction for federal income tax purposes and should not result in the imposition of income taxes to First Northwest Bancorp, First Federal, or persons eligible to subscribe in the subscription offering.  The Platt Irwin Law Firm has issued an opinion to us to the effect that consummation of the transactions contemplated by the conversion and offering should qualify as a tax-free transaction for Washington State income tax purposes and should not result in the imposition of income taxes to First Northwest Bancorp, First Federal or persons eligible to subscribe in the subscription offering.  See “The Conversion and Stock Offering - Effects of the Conversion - Tax Effects of the Conversion.”

Benefits to Management from the Offering

We intend to establish an employee stock ownership plan, which will purchase 8% of the aggregate shares sold in the offering, including shares issued to the First Federal Community Foundation, or, alternatively, in the open market after the conversion.  A loan from First Northwest Bancorp to the employee stock ownership plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares.  The loan will accrue interest at the applicable long-term federal interest rate as published by the Internal Revenue Service (“IRS”) in effect at the time the employee stock ownership loan is made.  The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

Currently, we intend to adopt and present to shareholders for approval at an annual or special meeting of shareholders, at least six months following the completion of the offering, an equity incentive plan that will provide for grants of stock options and restricted stock awards to directors, officers and employees.  Implementation of the equity incentive plan would be subject to prior shareholder approval.  If we adopt the equity incentive plan, some of these individuals will be awarded shares of our common stock at no cost to them.  As a result, both the employee stock ownership plan and the equity incentive plan will increase the voting control of management without any cash being paid by the recipient.

If we adopt an equity incentive plan within one year of the closing of the conversion, the number of options granted or restricted shares awarded under the proposed equity incentive plan may not, pursuant to Federal regulations, exceed 10% and 4%, respectively, of the total shares sold in this offering (including shares sold to our employee stock ownership plan and issued to the foundation).

The employee stock ownership plan and our proposed equity incentive plan will increase our future compensation costs, thereby reducing our earnings.  We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant.  We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients.  We estimate, once these plans are adopted, the increase in compensation expense will be approximately $1.3 million per year on an after-tax basis, based on the maximum of the valuation range and a stock price of $10.00 per share.  See “Risk Factors - Risks Related to this Offering – Our operating expenses are high as a percentage of net interest income making it more difficult to maintain profitability. After this offering, our compensation expenses will increase and our return on equity will be low compared to other companies.  These factors could negatively impact the price of our stock” and “Management - Benefits.”  Additionally, shareholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and restricted stock awards.  In the event newly issued shares of our common stock are used to fund stock options and restricted stock awards in an amount equal to 10% and 4%, respectively, of the total shares sold in this offering, including shares to be issued to the foundation, shareholders would experience dilution in their ownership interest of 9.09% and 3.85%, respectively, or 6.47% in the aggregate.

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering at the minimum and maximum of the offering range.  It assumes that the proposed equity incentive plan is approved by shareholders within one year after completion of the offering to permit the (i) granting of options to purchase a number of shares equal to 10% of the shares outstanding after the offering (including shares issued to the First Federal Community Foundation) and (ii) awarding of a number of shares of common stock equal to 4% of the shares sold in the offering (including shares issued to the First Federal Community Foundation).  It further assumes that, at the maximum of the offering range, a total of 8,654,000 shares will be sold to the public and issued to the foundation and that our tangible regulatory capital is 10% or more following the offering.

Plan/Awards	Individuals Eligible to Receive Awards	Number of Shares Based on Minimum of Offering Range	Number of Shares Based on Maximum of Offering Range	As a % of Outstanding Shares Issued in the Offering(1)	Value of Benefits Based on Minimum of Offering Range(2)	Value of Benefits Based on Maximum of Offering Range(1)
					(Dollars in thousands)
Employee stock ownership plan	Employees	510,880	692,320	8.0%	$5,109	$6,923

Restricted stock	Directors/Employees	255,440	346,160	4.0%	2,554	3,462

Stock options	Directors/Employees	638,600	865,400	10.0%	2,529	3,427
		1,404,920	1,903,880	22.0%	$10,192	$13,812

(1)	Including shares to be issued to the foundation.
(2)
For purposes of this table, fair value of shares held in the employee stock ownership plan and the restricted stock awards is assumed to be the offering price of $10.00 per share.  The actual value of the shares held in the employee stock ownership plan and restricted stock awards will be determined based on their fair value as of the allocation date and the date the grants are made, respectively.  The fair value of stock options has been estimated at $3.96 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.0%; expected option life of 10 years; risk free interest rate of 1.65% (based on the ten-year Treasury Note rate); and a volatility rate of 27.88% based on an index of publicly traded savings and loan holding companies.  The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the assumptions used in the option pricing model ultimately adopted.

The value of the restricted stock awards will be based on the price of First Northwest Bancorp’s common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The following table presents the total value of all restricted shares to be available for award and issuance under the equity incentive plan, assuming the shares for the plan are issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	255,440 Shares Awarded at Minimum of Range	300,800 Shares Awarded at Midpoint of Range	346,160 Shares Awarded at Maximum of Range	398,324 Shares Awarded at Maximum of Range, as adjusted
(Dollars in thousands, except per share price)
$8.00	$2,044	$2,406	$2,769	$3,187
$10.00	$2,554	$3,008	$3,462	$3,983
$12.00	$3,065	$3,610	$4,154	$4,780
$14.00	$3,576	$4,211	$4,846	$5,577

The grant-date fair value of the options granted under the equity incentive plan will be based in part on the price of First Northwest Bancorp’s common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the offering is completed.  The value also will depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model.  The following table presents the total estimated value of the options to be available for grant under the equity incentive plan, assuming the market price and exercise price for the stock options are equal, with a range of market prices for the shares from $8.00 per share to $14.00 per share.

Market/ Exercise Price Per Share	Grant-Date Fair Value Per Option	638,600 Options at Minimum of Range	752,000 Options at Midpoint of Range	865,400 Options at Maximum of Range	995,810 Options at Maximum of Range, as adjusted
(Dollars in thousands, except per share information)
$8.00	$3.17	$2,024	$2,384	$2,743	$3,157
$10.00	$3.96	$2,529	$2,978	$3,427	$3,943
$12.00	$4.75	$3,033	$3,572	$4,111	$4,730
$14.00	$5.54	$3,538	$4,166	$4,794	$5,517

We also will enter into employment agreements with our chief executive officer and members of the executive management team, and have adopted a severance plan to provide separation benefits to all other staff in the event of a change of control.  For a further discussion of benefits to management, see “Management.”

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion.  We cannot complete the conversion and offering unless:

●	our plan of conversion is approved by at least a majority of votes eligible to be cast by eligible depositors and eligible borrowers of First Federal;

●	we sell at least the minimum number of shares of common stock offered;

●	we receive approval from the DFI and no objection from the FDIC to complete the conversion and offering; and

●	we receive approval from the Federal Reserve for the formation of the bank holding company.

Stock Information Center

If you have any questions regarding the offering or our conversion to stock form, please call the Stock Information Center, toll free, at (___) ___-____, to speak to a registered representative of Sandler O’Neill + Partners, L.P.  The Stock Information Center is open Monday through Friday, between _:00 a.m. and _:00 p.m., Pacific time.  You can also stop into our Stock Information Center located at 105 West 8th Street, Port Angeles, Washington, Tuesday through Thursday from _:00 a.m. to _:00 p.m. to speak with a registered representative of Sandler O’Neill + Partners, L.P.  The Stock Information Center will be closed weekends and bank holidays.  The banking operations portion of our office is separate and apart from the Stock Information Center and will not have offering materials.  In addition, our banking office personnel may not, by law, assist with investment-related questions about the offering.

Delivery of Prospectus

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver any prospectus later than two days prior to the date.  Stock order forms may only be distributed with or preceded by a prospectus.  We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not a deposit account and are not insured or guaranteed by First Northwest Bancorp or First Federal, or the FDIC or any other federal or state governmental agency.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights.  The subscription offering and all subscription rights will expire at 5:00 p.m., Pacific time, on _________ __, 2013, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates

Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled to receive them at the certificate registration address noted on the order form, as soon as practicable following completion of the offering.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Subscription Rights

You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. With the exception of individual retirement account stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Depositors who enter into agreements to allow other investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

First Northwest Bancorp Has Established a Foundation

In connection with the conversion, First Northwest Bancorp plans to establish a foundation, the First Federal Community Foundation, in order to further its commitment to the local community.  The establishment and funding of the foundation is subject to the approval by at least a majority of the votes eligible to be cast by the depositors and borrowers of First Federal.  The foundation is anticipated to distribute at least 5% of its assets each year to support charitable organizations and activities that enhance the quality of life for residents within its market area.  The First Federal Community Foundation will allow the local communities to share in the anticipated future success of First Northwest Bancorp through cash dividends payable on the common stock and potential appreciation of the value of the common stock, as well as enable First Northwest Bancorp and its related entities to develop a unified charitable donation strategy.  Directors of the foundation will be charged with the specific development of a donation strategy consistent with the regulations set forth in Section 501(c)(3) of the Internal Revenue Code.

First Northwest Bancorp will fund the foundation with $400,000 in cash and the remainder in shares of common stock so that the amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  Accordingly, based on the minimum and maximum of the offering range, respectively, a minimum of 436,000 shares and a maximum of 604,000 shares, will be contributed.  There are no current plans by First Northwest Bancorp to provide additional funding beyond this initial funding to the foundation.  However, First Northwest Bancorp may make future contributions as deemed appropriate by First Northwest Bancorp’s Board of Directors, subject to any capital needs and requirements or other regulatory limitations that may be applicable.  As a result of the foundation’s establishment and funding, the appraisal will be reduced and First Northwest Bancorp will sell fewer shares of common stock than if the conversion were completed without the foundation.  The foundation will be issued shares of common stock from authorized but unissued shares.  We will not receive any proceeds in connection with the issuance of these shares, and thus our pro forma book value and earnings will be lower, resulting in a lower pro forma value for First Northwest Bancorp.   See “Taxation – The First Federal Community Foundation.”

Issuing shares of common stock to the foundation will:

●	dilute the ownership interests of purchasers of shares of our common stock in the offering; and

●	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution offset in part by a corresponding tax benefit.

We have selected Stephen E. Oliver and David T. Flodstrom, who currently serve as directors of First Federal, to serve as the directors of the foundation. As required by Federal regulations, an additional person has been selected to serve on the board of directors of the foundation who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making.  We have selected Karen McCormick, the former President and Chief Executive Officer of First Federal, who served in that capacity until September 2009.  Given Ms. McCormick’s vast knowledge and experience and her commitment to the community of Port Angeles, we believe she is a highly qualified candidate to serve as the foundation’s independent director.  Federal regulations impose a pro-rata voting limitation on the common stock held by the foundation.  This limitation provides that these shares must be voted in the same ratio as all other shares voting on all proposals considered by our shareholders.

See “Risk Factors – Risks Related to the Contribution to the Foundation – The contribution to the First Federal Community Foundation will decrease our profits for 2013,” “Comparison of Valuation and Pro Forma Information With and Without the Foundation” and “Business of First Federal – The First Federal Community Foundation.”

Restrictions on the Acquisition of First Northwest Bancorp

Federal regulations, as well as provisions contained in the articles of incorporation, restrict the ability of any person, firm or entity to acquire First Northwest Bancorp or a controlling interest in its capital stock.  These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve before acquiring in excess of 10% of the voting stock of First Northwest Bancorp.  See “Risk Factors - Risks Related to the Offering - The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Northwest Bancorp.”

Important Risks in Owning First Northwest Bancorp’s Common Stock

Before you decide to purchase stock, you should read the “Risk Factors” section immediately following this summary.

RISK FACTORS

You should consider these risk factors, in addition to the other information in this prospectus, in deciding whether to make an investment in First Northwest Bancorp’s stock.

Risks Related to Our Business

The current weak economic conditions in the market areas we serve may continue to adversely impact our earnings and could increase the credit risk associated with our loan portfolio.

  As a result of the concentration of our customer base in the North Olympic Peninsula region of Washington, in particular Clallam, Jefferson and Kitsap counties which we consider to be our primary market areas, the deterioration of businesses in the North Olympic Peninsula region, or one or more businesses with a large employee base in that area, could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.  In particular, in the current economic downturn, Washington has experienced substantial home price declines and increased foreclosures and has experienced above average unemployment rates.

Continued weakness or a further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a materially adverse impact on our business, financial condition and results of operations:

●	loan delinquencies, problem assets and foreclosures may increase;

●	demand for our products and services may decline, possibly resulting in a decrease in our total loans or assets;

●	collateral for loans made may decline further in value, exposing us to increased risk of loss on existing loans and reducing customers’ borrowing power;

●	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; and

●	the amount of our deposits may decrease and the composition of our deposits may be adversely affected.

There are local factors that may have further adverse impact on the economies in our primary market areas.  For example, a study that was released in early 2012 found that areas of the Port Angeles harbor contained high concentration levels of pollution.  Some of the pollutants were the result of a former mill and have been found near a paper mill owned by Nippon Paper Industries, USA.  Nippon Paper Industries, USA employs approximately 242 people in the Port Angeles area and it is possible that these environmental issues may require them to reduce their operations in Port Angeles.  In addition, the Olympic Medical Center, which employs approximately 1,100 people and is one of the largest employers in the region, is currently unprofitable and has announced that without healthcare reform it may be required to merge with another hospital.  If it were to be acquired, or reduce its operations, there could be a reduction in the number of jobs, which would further increase unemployment in our market area.

A current water conservation proposal could adversely affect the value of undeveloped lots in our market area.

There are proposals from the Washington Department of Ecology that propose restrictions to conserve water in rivers and streams that constitute salmon habitats, as well as the underground water in related aquifers. New water use regulations proposed for both the Dungeness Valley in the east end of Clallam County and the Quilcene and Chimacum areas in Jefferson County would severely limit daily use of water from new wells and increase the cost of water usage, including the requirement of permit fees to drill new wells.  These proposals, if adopted, could have a severe adverse impact on the value of undeveloped lots in our market area.  At September 30, 2012, we had loans on approximately 79 lots aggregating $5.8 million that we believe could be adversely affected by these proposals.

Our proposed strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could adversely affect us.

After we complete the conversion and related offering, we plan to pursue a strategy of supplementing organic growth by acquiring other financial institutions or their businesses that we believe will help us fulfill our strategic objectives and enhance our earnings.  There are risks associated with this strategy, however, including the following:

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We may be exposed to potential asset quality issues or unknown or contingent liabilities of the financial institutions, businesses, assets and liabilities we acquire.  If these issues or liabilities exceed our estimates, our results of operations and financial condition may be materially negatively affected;

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Our growth initiatives may require us to recruit experienced personnel to assist in such initiatives, which will increase our compensation costs. The failure to identify, hire and retain such personnel would place significant limitations on our ability to execute our growth strategy;

●	Our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny;

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The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity into our company to make the transaction economically successful.  This integration process is complicated and time consuming and can also be disruptive to the customers of the acquired business.  If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business.  We may also experience greater than anticipated customer losses even if the integration process is successful;

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To finance a future acquisition, we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing shareholders; and

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We expect our income will increase following our acquisitions, however, we also expect our general and administrative expenses to also increase.  Ultimately, we would expect our efficiency ratio to improve; however, if we are not successful in our integration process, this may not occur, and our acquisitions or branching activities may not be accretive to earnings in the short or long-term.

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions.  Although these FDIC-assisted transactions typically provide for FDIC assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we are (and would be in future transactions) subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect.  In addition, because these acquisitions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated acquisition, we may face additional risks in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital.  We cannot give assurance that we will be successful in overcoming these risks or any other problems encountered in connection with a FDIC-assisted transaction.  Our inability to overcome these risks could have a material adverse effect on our business, financial condition and results of operations.

Our business may be adversely affected by credit risk associated with residential property.

At September 30, 2012, $273.6 million, or 64.8% of our total loan portfolio, was secured by one- to four-family mortgage loans and home equity loans.  This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the Washington housing market has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans, as reflected by our recent charge-off experience on these loans.  Net charge-offs during fiscal 2012 and 2011 related to residential properties totaled $2.4 million and $702,000, respectively, or 45.0% and 26.8% of total net charge-offs during these periods, respectively. These declines may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified. Further, a significant amount of our home equity lines of credit consist of second mortgage loans. For those home equity lines secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property.  For these reasons, we may experience higher rates of delinquencies, default and losses.

Our non-owner-occupied real estate loans may expose us to increased credit risk.

At September 30, 2012, $29.7 million, or 13.2% of our one- to four-family loans and 7.0% of our total loan portfolio, consisted of loans secured by non-owner-occupied residential properties. Loans secured by non-owner-occupied properties generally expose a lender to greater risk of nonpayment and loss than loans secured by owner-occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner-occupied residential loan borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to an adverse development with respect to an owner-occupied residential mortgage loan.

A significant portion of our business involves commercial real estate lending which is subject to various risks that could adversely impact our results of operations and financial condition.

Since June 30, 2008, we have increased the amount of our commercial real estate and multi-family loans from $64.5 million, or 11.6%, of our total gross loan portfolio to $110.1 million, or 26.1% of our total gross loan portfolio at September 30, 2012. We have been increasing and intend to continue to increase, subject to market demand, our origination of commercial real estate loans after this offering.  The credit risk related to this type of loan is considered to be greater than the risk related to one- to four-family residential loans because the repayment of commercial real estate loans typically is dependent on the successful operation and income stream of the borrowers’ business and the value of the real estate securing the loan as collateral, which can be significantly affected by economic conditions.

Our increased focus on this type of lending will increase our risk profile relative to traditional one- to four-family lenders.  Although commercial real estate loans are intended to enhance the average yield of our earning assets, they do involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with one- to four-family loans for a number of reasons.  Among other factors, these loans involve larger balances to a single borrower or groups of related borrowers.  Since commercial real estate loans generally have large balances, if we make any errors in judgment in the collectability of these loans, we may need to significantly increase our provision for loan losses since any resulting charge-offs will be larger on a per loan basis.  Consequently, this could materially adversely affect our future earnings.  Collateral evaluation and financial statement analysis in these types of loans also requires a more detailed analysis at the time of loan underwriting and on an ongoing basis.  Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for a one- to four-family residence because the secondary market for most types of commercial real estate is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these assets.  See “Business of First Federal - Lending Activities -- Commercial Real Estate Lending.”  At September 30, 2012, we had $5.3 million of nonperforming commercial real estate loans and no nonperforming multi-family loans in our portfolio.

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

At September 30, 2012, we had $9.2 million or 2.2% of total loans in commercial business loans.  Commercial business lending involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral being viewed as the primary source of repayment in the event of borrower default. Our commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use, among other things.

A portion of our loan portfolio is serviced by third parties, which may limit our ability to foreclose on such loans.

When a loan goes into default, it is the responsibility of the third-party servicer to enforce the borrower’s obligation to repay the outstanding indebtedness. We are reliant on the servicer to bring the loan current, enter into a satisfactory loan modification or foreclose on the property on behalf of First Federal. We must comply with any loan modification entered into by the servicer even if we would not otherwise agree to the modified terms, which may result in a reduction in our interest income due to the loan modification.  Delays in foreclosing on property, whether caused by restrictions under state or federal law or the failure of a third party servicer to timely pursue foreclosure action, can increase our potential loss on such property, due to other factors such as lack of maintenance, unpaid property taxes and adverse changes in market conditions. These delays may adversely affect our ability to limit our credit losses.

Our lending limit may restrict our growth.

At September 30, 2012, there was no specified maximum amount that we could have loaned to any one borrower and the borrower’s related entities under applicable State of Washington regulations.  Our internal policy, however, limits loans to one borrower and the borrower’s related entities to 15% of our unimpaired capital and surplus, or approximately $11.8 million at September 30, 2012, without the express prior consent of our board of directors.  These amounts are significantly less than that of many of our competitors and may discourage potential commercial borrowers who have credit needs in excess of our lending limit from doing business with us. Our lending limit also impacts the efficiency of our commercial lending operation because it tends to lower our average loan size, which means we have to generate a higher number of transactions to achieve the same portfolio volume.  We can accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not efficient or always available. We may not be able to attract or maintain clients seeking larger loans or may not be able to sell participations in these loans on terms we consider favorable.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms, or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

●	cash flow of the borrower and/or the project being financed;

●	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

●	the duration of the loan;

●	the character and creditworthiness of a particular borrower; and

●	changes in economic and industry conditions.

We maintain an allowance for loan losses, which we believe is an appropriate reserve to provide for probable losses in our loan portfolio. The allowance is funded by provisions for loan losses charged to expense. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

●	our general reserve, based on our historical default and loss experience, certain macroeconomic factors, and management’s expectations of future events;

●	our specific reserve, based on our evaluation of nonperforming loans and their underlying collateral; and

●	an unallocated reserve to provide for other credit losses inherent in our portfolio that may not have been contemplated in the other loss factors.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Slower sales, excess inventory and declining prices in the housing market have been the primary causes of the recent increases in delinquencies and foreclosure in our loan portfolio.  If current weak conditions in the housing and real estate markets continue, we expect we will continue to experience further delinquencies and credit losses.  In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses we will need additional provisions to replenish the allowance for loan losses. Any additional provisions will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

Our independent public accounting firm has identified certain significant deficiencies in our internal controls over financial reporting. If we fail to remediate these internal control deficiencies, address the potential for future deficiencies and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results.

During its audit of our financial statements for the year ended June 30, 2012, our independent registered public accounting firm identified certain deficiencies in our internal controls, including deficiencies considered to be significant deficiencies. A significant deficiency is a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant’s financial reporting.

Specifically, our independent auditors identified a significant deficiency concerning our ability to properly identify new troubled debt restructurings and monitor delinquent troubled debt restructurings and nonaccrual loans which has resulted in our allowance for loan losses being understated at certain calculation dates and certain disclosures related to our allowance for loan losses being misstated.

Management has taken steps to address these identified deficiencies through implementation of additional internal control procedures. However, it is possible that these deficiencies may not be fully remediated by these actions, or that we or our independent auditors may identify significant deficiencies in our internal control over financial reporting in the future. Any failure or difficulties in implementing and maintaining these controls could cause us to fail to meet the periodic reporting obligations that we will be subject to after this offering or result in material misstatements in our financial statements.

If our nonperforming assets increase, our earnings will be adversely affected.

At September 30, 2012, our nonperforming assets, which consist of nonaccruing loans and real estate owned, were $14.3 million, or 1.8% of total assets.  Our nonperforming assets adversely affect our net income in various ways:

●	we record interest income only on a cash basis for nonaccrual loans and any nonperforming investment securities and we do not record interest income for real estate owned;

●	we must provide for probable loan losses through a current period charge to the provision for loan losses;

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noninterest expense increases when we write down the value of properties in our real estate owned portfolio to reflect changing market values or recognize other-than-temporary impairment on nonperforming investment securities;

●	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our real estate owned; and

●	the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

If our real estate owned is not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as real estate owned and at certain other times during the asset’s holding period.  Our net book value of the loan at the time of foreclosure and thereafter is compared to the updated market value of the foreclosed property less estimated selling costs (fair value).  A charge-off is recorded for any excess in the asset’s net book value over its fair value.  If our valuation process is incorrect, or if property values decline, the fair value of our real estate owned may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs.  In addition, bank regulators periodically review our real estate owned and may require us to recognize further charge-offs.  Significant charge-offs to our real estate owned could have a material adverse effect on our financial condition and results of operations.

Impairment of our investment and mortgage-backed securities could require charges to earnings, which could result in a negative impact on our results of operations.

In assessing the impairment of our investment and mortgage-backed securities, we consider the length of time and extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuers, whether the decline in market value was affected by macroeconomic conditions and whether we have the intent to sell the security or will be required to sell the security before its anticipated recovery.  During the years ended June 30, 2012 and 2011, we recognized a noncash other than temporary impairment charge of $419,000 and $829,000, respectively, on collateralized debt obligations secured by trust preferred securities. There can be no assurance that future declines in market value of our investment securities will not result in other than temporary impairment of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

Decreased volumes and lower gains on sales of mortgage loans sold could adversely impact our noninterest income.

We originate and sell one- to four-family mortgage loans. Our mortgage banking income is a significant portion of our noninterest income.  We generate gains on the sale of one- to four-family mortgage loans pursuant to programs currently offered by Freddie Mac and other secondary market purchasers. Any future changes in their purchase programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations.  Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors.  This would result in a decrease in mortgage banking revenues and a corresponding decrease in noninterest income.  In addition, our results of operations are affected by the amount of noninterest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs.  During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

We use estimates in determining the fair value of certain assets, such as mortgage servicing rights.  If our estimates prove to be incorrect, we may be required to write down the value of these assets which could adversely affect our earnings.

A substantial portion of our one- to four-family loans are sold into the secondary market, including loans for which we retain the servicing rights. At September 30, 2012, our mortgage servicing rights totaled $1.7 million.  We use a financial model from an outside firm that uses, wherever possible, quoted market prices to value our mortgage servicing rights. This model is complex and also uses assumptions related to interest and discount rates, prepayment speeds, delinquency and foreclosure rates and ancillary fee income.

Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the model. The primary risk associated with mortgage servicing rights is that they will lose a substantial portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. If prepayment speeds increase more than estimated or delinquency and default levels are higher than anticipated we may be required to write down the value of our mortgage servicing rights which could have a material adverse effect on our net income and capital levels.

New lines of business or new products and services may subject us to additional risk.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business.  Currently, we are expanding our existing commercial real estate and commercial business lending programs and will evaluate the expansion into new areas such as wealth management services.  There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business and/or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business and/or new products or services could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to effectively integrate new personnel hired to carry out our business plan our business may be adversely affected.

We have recently hired a number of experienced bankers, and we expect to hire additional personnel in order to successfully implement our business plan.  The difficulties in hiring and training new personnel include integrating personnel with different business backgrounds, and combining different corporate cultures, while retaining other key employees.  The process of integrating personnel could cause an interruption of, or loss of momentum in, our operations and the loss of customers and key personnel.  In addition, we may not realize expected revenue increases and other projected benefits from the increased emphasis in these lending areas.  Any delays or difficulties encountered in connection with integrating and growing this portion of our operations could have an adverse effect on our business and results of operations or otherwise adversely affect our ability to achieve the anticipated results.

We are subject to interest rate risk.

Our earnings and cash flows are largely dependent upon our net interest income. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but these changes could also affect (i) our ability to originate loans and obtain deposits, (ii) the fair value of our financial assets and liabilities and (iii) the average duration of our mortgage-backed securities portfolio and other interest-earning assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk.”

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans or other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the Washington markets in which our loans are concentrated or adverse regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity.”

We are dependent on the services of our president and chief executive officer and other members of our management team and a loss of these individuals may impair our operations and disrupt relationships with certain customers.

We rely heavily on our president and chief executive officer, Levon L. Mathews, our executive officers, Laurence J. Hueth, Clifford A. Frydenberg, Elaine T. Gentilo, Gina E. Lowman and Joyce L. Ruiz, and certain other key support personnel, which make up our management team.  These individuals have been instrumental in developing and implementing our operating strategy that was initiated by Mr. Mathews in 2009 when Mr. Mathews joined First Federal.  In addition, since our business is primarily relationship-driven, these individuals have developed extensive customer relationships.  The loss of the services of any one of these individuals could have a material adverse impact on our operations because we have fewer management-level personnel that have the experience and expertise to readily replace these individuals.   If the loss of Mr. Mathews, our other executive officers, or certain key support personnel were to occur, we would most likely have to search outside of First Federal for qualified replacements.  This search may be prolonged and we cannot assure you that First Federal would be able to locate and hire qualified replacements without interruption of, or loss of momentum in, our operations.  Our current market area, which is considered a remote area, may make it more difficult for us to find qualified replacements.  The characteristics of a remote area, such as ours, include, among others, smaller communities, sparse population and distance from more populated areas, which may not be as attractive to potential qualified candidates, as densely populated urban areas.  Changes in our management team and their responsibilities may be disruptive to our business and operations and could have a material adverse effect on our business, financial condition and results of operations.  In addition, the loss of these members of our management team could result in the loss of some of our customers.  While we believe our relationship with our management team is good, we cannot guarantee that all the members of our management team will remain with our organization.

We operate in a highly competitive industry.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources.  These competitors primarily include national, regional and internet banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, savings and loans, credit unions, mortgage banking finance companies, brokerage firms, insurance companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation.  Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking.  Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems.  Many of our competitors in these sectors have fewer regulatory constraints and may have lower cost structures.  Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

Our ability to compete successfully depends on a number of factors including the following:

●	the ability to develop, maintain and build upon long-term customer relationships;

●	the ability to expand our market position;

●	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

●	the rate at which we introduce new products and services relative to our competitors;

●	customer satisfaction with our products and service; and

●	industry and general economic trends.

Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations. See “Business of First Federal - Competition.”

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including new financial reform legislation recently enacted by Congress that is expected to increase our costs of operations.

We are subject to extensive examination, supervision and comprehensive regulation by the FDIC and the DFI, and First Northwest Bancorp, following the conversion, will be subject to examination and supervision by the Federal Reserve.  The FDIC, DFI and the Federal Reserve govern the activities in which we may engage, primarily for the protection of depositors and the Deposit Insurance Fund.  These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on an institution’s operations, reclassify assets, determine the adequacy of an institution’s allowance for loan losses and determine the level of deposit insurance premiums assessed.

Additionally, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the bank regulatory structure and has affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress.  The federal agencies are given significant discretion in drafting and implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on First Federal.  For example, a provision of the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts.  Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act also broadens the base for FDIC insurance assessments.  Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution.  The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments and authorizes the SEC to promulgate rules that would allow stockholders to nominate their own candidate using a company’s proxy materials.  The legislation also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Financial institutions such as First Federal with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks.  However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.  Any additional changes in our regulation and oversight, whether in the form of new laws, rules or regulations, could make compliance more difficult or expensive or otherwise materially adversely affect our business, financial condition or prospects.

The short-term and long-term impact of the changing regulatory capital requirements and anticipated new capital rules is uncertain.

In June 2012, the Federal Reserve, FDIC and the OCC proposed rules that would substantially amend the regulatory risk-based capital rules applicable to First Northwest Bancorp and First Federal.  The proposed rules were subject to a public comment period that has expired and there is no date set for the adoption of final rules.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as First Northwest Bancorp. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The proposed rules include new minimum risk-based capital and leverage ratios, which would be phased in during 2013 and 2014, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to First Northwest Bancorp and First Federal under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions. While the proposed Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict when or how any new standards will ultimately be applied to First Northwest Bancorp and First Federal.

In addition, in the current economic and regulatory environment, regulators of banks and bank holding companies have become more likely to impose capital requirements on bank holding companies and banks that are more stringent than those required by applicable existing regulations.

The application of more stringent capital requirements for First Northwest Bancorp and First Federal could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements.  Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit our ability to make distributions, including paying out dividends or buying back shares.

Increases in deposit insurance premiums and special FDIC assessments will negatively impact our earnings.

The Dodd-Frank Act established 1.35% of total insured deposits as the minimum reserve ratio. The FDIC has adopted a plan under which it will meet this ratio by the statutory deadline of September 30, 2020, which has increased assessments. The Dodd-Frank Act requires the FDIC to offset the effect on institutions with assets less than $10 billion of the increase in the minimum reserve ratio to 1.35% from the former minimum of 1.15%. The FDIC has not announced how it will implement this offset. In addition to the statutory minimum ratio, the FDIC must set a designated reserve ratio or DRR, which may exceed the statutory minimum. The FDIC has set 2.0% as the DRR.

As required by the Dodd-Frank Act, the FDIC has adopted final regulations under which insurance premiums are based on an institution’s total assets minus its tangible equity instead of its deposits. While our FDIC insurance premiums initially may be reduced by these regulations, it is possible that our future insurance premiums will increase under the final regulations.

If our investment in the Federal Home Loan Bank of Seattle becomes impaired, our earnings and shareholders’ equity could decrease.

At September 30, 2012, we owned $10.7 million in Federal Home Loan Bank of Seattle (“FHLB”) stock.  Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the FHLB’s Capital Plan. Our FHLB stock has a par value of $100, is carried at cost, and it is subject to recoverability testing per applicable accounting standards. The FHLB has announced that it had a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency, its primary regulator, as of December 31, 2008, and that it would suspend future dividends and the repurchase and redemption of outstanding common stock. As a result, the FHLB has not paid a dividend since the fourth quarter of 2008. In August 2009, under the Federal Housing Finance Agency’s prompt corrective action regulations, the FHLB received a capital classification of “undercapitalized” and has subsequently remained so classified, due to, among other things, risk-based capital deficiencies as of March 31, 2009 and June 30, 2009, the deterioration in the value of its private-label mortgage-backed securities and the amount of accumulated unrealized losses stemming from that deterioration, and the amount of its retained earnings. On October 25, 2010, the FHLB entered into a consent order with the Federal Housing Finance Agency.  The consent order required, among other matters, the FHLB meet and maintain certain minimum financial requirements. The FHLB has communicated that with the exception of a retained earnings requirement, it is in compliance with the minimum financial requirements and has continued taking the specified actions and is working toward meeting the agreed-upon milestones and timelines for completing capital management, asset composition, and other operational and risk management improvements as indicated in the consent order.  As a result, we have not recorded an impairment on our investment in FHLB stock.  Further deterioration in the FHLB’s financial position may, however, result in future impairment in the value of those securities.  We will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of our investment.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including our internet banking services and data processing systems. Any failure or interruption of these services or systems or breaches in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

New or changes in existing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.

The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit our shareholders. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us. The significant federal and state banking regulations that affect us are described in this prospectus under the heading “How We are Regulated.” These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time.

We participate in a multiple employer defined benefit pension plan for the benefit of our employees. If we were to withdraw from this plan, we could incur a substantial expense in connection with the withdrawal.

We participate in the Pentegra Defined Benefit Plan for Financial Institutions, a multiple employer pension plan for the benefit of our employees. Effective February 1, 2006, we did not allow additional employees to participate in this plan.  On January 31, 2010, we froze the future accrual of benefits under this plan with respect to those participating employees, and paid the normal contribution amount of $475,000 in December 2010. In connection with our decision to freeze our benefit accruals under the plan, we considered withdrawing from the plan. Based upon the value of the plan’s assets at September 30, 2012, if we had chosen to withdraw from the plan as of that date, we would have incurred an additional expense of up to approximately $8.7 million.

The actual expense that would be incurred in connection with a withdrawal from the plan is primarily dependent upon the timing of the withdrawal, the total value of the plan’s assets at the time of withdrawal, general market interest rates at that time, expenses imposed on withdrawal, and other conditions imposed by Pentegra as set forth in the plan. If we choose to withdraw from the plan in the future, we could incur a substantial expense in connection with the withdrawal.

Our net unrealized built-in-losses and other losses could be substantially limited as to future use if we experience an ownership change as defined in the Internal Revenue Code.

If we experience an ownership change, our future use of our net unrealized built-in-losses and other losses that exist immediately prior to such ownership change (collectively “Pre-Change Losses”) will become subject to the restrictions and limitations imposed under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), but in the case of net unrealized built-in-losses only if the amount thereof exceeds a specified threshold amount.  Although we do not expect that the conversion and offering itself will result in an ownership change, without taking into account the effects or likelihood of future transactions in our common stock, we could be close to the “ownership change” threshold upon completion of the offering.

In general, an ownership change will occur if there is a cumulative increase in our ownership by “5% shareholders” (as defined in the Code) that exceeds 50% over a rolling three-year period.  If we experience an ownership change our Pre-Change Losses will be subject to an annual limitation on their use, which is generally equal to the fair market value of our outstanding stock immediately before the ownership change multiplied by the long-term tax-exempt rate, which is currently 3.26% for ownership changes occurring in August 2012.  If we experienced an ownership change in connection or shortly after the conversion and offering, we do not believe the restrictions imposed under Section 382, if applicable to us, would have a material adverse effect on our results of operations or financial condition.

The determination of an ownership change under Section 382 of the Code is often complex particularly in our case, because of the absence of precedents involving mutual to stock conversions.

Risks Related to this Offering

Our operating expenses are high as a percentage of our net interest income, making it more difficult to maintain profitability.  After this offering, our expenses will increase.  Our return on equity also will be low compared to other companies.  These factors could negatively impact the price of our stock.

Like many smaller financial institutions, our noninterest expense, which consists primarily of the costs associated with operating our business, represents a high percentage of the income we generate.  The cost of generating our income is measured by our efficiency ratio, which represents noninterest expense divided by the sum of our net interest income and our noninterest income.  The lower our efficiency ratio is, the more effective our ability to generate income from our operations.  For the three months ended September 30, 2012 and 2011 and the years ended June 30, 2012, 2011 and 2010, our efficiency ratios were 74.5%, 83.2%, 83.3%, 76.7% and 85.7%, respectively.  Generally, this means that we spent approximately $0.75, $0.83, $0.83, $0.77 and $0.86 during these respective time periods to generate $1.00 of income.

The proceeds we will receive from the sale of our common stock will increase our capital substantially.  It will take us a significant period of time to fully deploy these proceeds in our business operations.  Our compensation expenses will increase as a result of the costs associated with the employee stock ownership plan, the proposed stock-based equity incentive plan and the other costs of being a public company.  In addition the FDIC could increase insurance premiums, which would increase noninterest expense.  See “How We Are Regulated – Insurance of Accounts and Regulation by the FDIC.”  Therefore, we expect our return on equity to be less than many of our regional and national peers.  This low return on equity could hurt our stock price.  We do not know when or if we will achieve returns on equity that are comparable to industry peers.  For further information regarding pro forma income and expenses, see “Pro Forma Data.”

The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal and may not be indicative of the actual value of First Northwest Bancorp.

The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock.  The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.  After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of First Northwest Bancorp and the outlook for the financial institutions industry in our region and in general.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

First Northwest Bancorp has never issued stock and, therefore, there is no current trading market for the shares of common stock.  While we expect our common stock to be quoted on the Nasdaq Capital Market under the symbol “FNBC,” we cannot predict whether an active and liquid trading market for our common stock will develop.  Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops.  A limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice.  A limited trading market could also result in a wider spread between the bid and ask price for the stock, meaning the highest price being offered for shares for sale at any particular time may be further from the lowest price being offered by buyers for the stock at that moment than if the stock were more actively traded (the difference between the bid and ask price being the “spread” for the stock).  This could make it more difficult to sell a large number of shares at one time and could mean the sale of a large number of shares at one time could depress the market price.  See “Market for the Common Stock.”

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company.  We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team.  We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC, and will likely require in the same report, a report by our independent auditors on the effectiveness of our internal control over financial reporting. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.  In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion.  As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired.  These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our equity incentive plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering and contributed to the foundation, with funds borrowed from First Northwest Bancorp.  We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees.  Assuming the employee stock ownership plan purchases 796,648 shares in the offering at the adjusted maximum of the offering range, we will recognize additional annual pre-tax compensation expense of approximately $398,000 over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt an equity incentive plan after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock.  The number of shares of restricted stock or stock options reserved for issuance under any initial equity incentive plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion.  We may grant shares of common stock and stock options in excess of these amounts provided the equity incentive plan is adopted more than one year following the stock offering.  Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $3.96 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $789,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under an equity incentive plan would be approximately $797,000 at the adjusted maximum of the offering range. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under an equity incentive plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded.  If the shares of restricted stock to be granted are repurchased in the open market (rather than issued directly from authorized but unissued shares by First Northwest Bancorp) and cost the same as the purchase price in the stock offering, the reduction to shareholders’ equity due to the plan would be between $2.6 million at the minimum of the offering range and $4.0 million at the adjusted maximum of the offering range.  To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above.  Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above. See “Pro Forma Data” and “Management - Benefits to Be Considered Following Completion of the Conversion.”

Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

Our board of directors and management will have discretion in the investment of the capital raised in this offering.  We will use a portion of the net proceeds retained to finance the purchase of common stock in the offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of common stock, purchase securities, deposit funds in First Federal or other financial institutions, acquire other financial services companies or for other general corporate purposes.  First Federal may use the proceeds it receives to fund new loans, purchase securities, or for general corporate purposes.  We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications.  Our failure to utilize these funds effectively could reduce our profitability.  We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long we will need to effectively deploy the proceeds.  Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting shareholder returns, including earnings per share, return on assets and return on equity.

The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Northwest Bancorp.

The employee stock ownership plan plans to purchase 8.0% of the aggregate shares sold in the offering, including shares issued to the First Federal Community Foundation. This ownership, as well as the potential acquisition of common stock through the proposed equity incentive plan could result in ownership by insiders of First Northwest Bancorp in excess of 25.0% of the total shares issued in the offering at the maximum of the offering range.  This insider ownership and provisions in our articles of incorporation and bylaws may discourage attempts to acquire First Northwest Bancorp, pursue a proxy contest for control of First Northwest Bancorp, assume control of First Northwest Bancorp by a holder of a large block of common stock, and remove First Northwest Bancorp’s management, all of which shareholders might think are in their best interests.  These provisions include a prohibition on any holder of common stock voting more than 10% of the outstanding common stock.  See “Restrictions on Acquisition of First Northwest Bancorp and First Federal - Anti-takeover Provisions That are Contained in Sections of First Northwest Bancorp’s Articles of Incorporation and Bylaws.”

In addition, the business corporation law of Washington, the state where First Northwest Bancorp is incorporated, provides for certain restrictions on acquisition of First Northwest Bancorp.  Furthermore, federal law restricts acquisitions of control of bank holding companies such as First Northwest Bancorp.

The implementation of an equity incentive plan may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering.  This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares of our common stock.  In the event authorized but unissued shares of our common stock are used to fund stock options or awards of shares of common stock under the plan in amounts equal to 10.0% and 4.0%, respectively, of the shares to be outstanding after the offering including the shares contributed to the First Federal Community Foundation, shareholders would experience dilution in their ownership interest of 9.09% and 3.85%, respectively, or 6.47% in the aggregate.  See “Pro Forma Data” and “Management - Benefits to Be Considered Following Completion of the Conversion.”

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  We believe the net proceeds of this offering will be sufficient to permit First Federal to maintain regulatory capital compliance for the foreseeable future.  Nonetheless, we may at some point need to raise additional capital to support continued growth or in the event we have significant losses.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance.  Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all.  If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected.  In addition, if we are unable to raise additional capital when required by FDIC and the DFI, we may be subject to adverse regulatory action.  See “How We Are Regulated.”

Risks Related to the Contribution to the Foundation

The contribution to the First Federal Community Foundation will decrease our profits for 2013.

First Northwest Bancorp intends to fund the foundation with $400,000 in cash and the remainder in shares of common stock so that the amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  Based on the purchase price of $10.00 per share, we would fund the foundation with 604,000 shares of our common stock at the maximum of the offering range. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is funded, which is expected to be the fiscal year ending June 30, 2013. Assuming the offering is completed at the maximum of the offering range, the contribution to the foundation would reduce net earnings by approximately $4.3 million, after tax, in 2013. See “Pro Forma Data.”

The contribution to the First Federal Community Foundation will decrease the ownership interest and voting interest in the shares sold to the public after the contribution.

Purchasers of shares will have their ownership and voting interests diluted at the close of the conversion when First Northwest Bancorp makes a contribution to the foundation. This dilution will range from 6.83% at the minimum to 7.04% at the maximum or the offering range, as adjusted. For a further discussion regarding the effect of the contribution to the foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to the First Federal Community Foundation may not be tax deductible, which could decrease our profits.

We believe that our contribution to the foundation, valued at $6.4 million at the maximum of the offering range, pre-tax, will be deductible for federal income tax purposes. However, we may not have sufficient taxable income to be able to fully deduct the contribution. If it is more likely than not that we will be unable to fully deduct the contribution, we will be required to establish a valuation allowance related to that portion of the deferred tax asset that is not deemed to be realizable.

SELECTED FINANCIAL AND OTHER DATA

The financial condition data as of June 30, 2012 and 2011 and the operating data for the years ended June 30, 2012, 2011 and 2010 presented below are derived from the audited consolidated financial statements and related notes included elsewhere in the prospectus.  The financial condition data as of June 30, 2010, 2009 and 2008 and the operating data for the years ended June 30, 2009 and 2008 are derived from audited consolidated financial statements not included in this prospectus.  The financial condition data as of September 30, 2012 and the operating data for the three months ended September 30, 2012 and 2011 are derived from unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the data from the unaudited periods.  Historical results are not necessarily indicative of results to be expected in any future periods and results from the three months ended September 30, 2012 are not necessarily indicative of the results to be expected for the year ending June 30, 2013.  The following information is only a summary and you should read it in conjunction with our consolidated financial statements and related notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	September 30,	June 30,
	2012	2012	2011	2010	2009	2008
Selected Financial Condition Data:		(In thousands)
Total assets	$781,778	$771,864	$748,851	$738,563	$736,490	$711,239
Cash and cash equivalents	36,525	42,475	35,751	26,966	32,748	21,117
Loans receivable, net(1)	411,113	400,659	424,187	471,231	526,325	546,207
Investment securities available-for-sale	219,214	218,163	198,917	163,270	95,266	49,461
Investment securities held to maturity	60,702	57,385	37,081	24,534	33,369	40,520
Deposits	589,871	583,238	562,398	556,223	530,822	491,536
Borrowings	100,033	100,033	100,033	99,993	119,675	137,906
Total equity	78,454	77,300	77,220	72,648	71,075	72,091

	Three Months Ended
	September 30,		Year Ended June 30,
	2012	2011	2012	2011	2010	2009	2008
			(In thousands)
Selected Operations Data:
Total interest income	$6,491	$6,862	$26,942	$29,416	$33,896	$39,106	$41,517
Total interest expense	1,631	1,940	7,140	8,258	11,681	16,823	23,218
Net interest income	4,860	4,922	19,802	21,158	22,215	22,283	18,299
Provision for loan losses	624	1,548	7,970	926	4,373	1,920	259
Net interest income after provision for loan losses	4,236	3,374	11,832	20,232	17,842	20,317	18,040
Net gain on sale of loans	110	179	1,503	1,472	2,525	886	381
Net gain on sale of investment securities	51	--	293	40	908	--	--
Impairment on investment securities, net	--	(170)	(419)	(829)	(3,154)	(494)	--
Other noninterest income	999	1,018	4,022	3,940	3,893	2,217	2,513
Total noninterest income	1,160	1,027	5,399	4,623	4,172	2,609	2,894
Total noninterest expense	4,482	4,949	20,991	19,765	22,615	21,864	19,145
Income (loss) before (benefit) provision for income taxes	914	(548)	(3,760)	5,090	(601)	1,108	1,789
Provision (benefit) for income taxes	279	(328)	(1,800)	1,195	(602)	335	268
Net income (loss)	$635	$(220)	$(1,960)	$3,895	$1	$773	$1,521

(1)	Net of allowances for loan losses, loans in process, purchase discounts and deferred loan fees.

	At or For the
	Three Months Ended		At or For the
	September 30,		Year Ended June 30,
	2012	2011	2012	2011	2010	2009	2008

Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income (loss) to average total assets)(5)	0.33%	(0.12)%	(0.26)%	0.52%	0.00%	0.11%	0.21%
Return on equity (ratio of net income (loss) to average equity)(5)	3.25	(1.13)	(2.52)	5.17	0.00	1.09	2.11
Yield on average interest-earning assets	3.58	3.92	3.80	4.19	4.90	5.77	6.49
Rate paid on average interest-bearing liabilities	1.02	1.24	1.13	1.31	1.87	2.76	3.74
Interest rate spread information:
Average during period	2.55	2.68	2.67	2.88	3.03	3.01	2.75
End of period	2.75	2.74	2.66	2.86	3.22	2.88	2.77
Net interest margin(1)	2.68	2.81	2.79	3.02	3.21	3.29	2.87
Operating expense to average total assets	2.3	2.6	2.7	2.6	3.1	3.0	2.6
Efficiency ratio(2)	74.5	83.2	83.3	76.7	85.7	87.8	90.3
Average interest-earning assets to average interest-bearing liabilities	113.9	112.2	112.2	111.5	110.8	111.1	102.7

Asset quality ratios:
Nonperforming assets to total assets at end of period(3)	1.8	2.6	1.7	2.2	2.6	1.3	0.1
Nonperforming loans to total gross loans(4)	2.6	3.2	2.5	2.8	3.5	1.7	0.1
Allowance for loan losses to nonperforming loans(4)	74.3	41.0	72.8	39.4	38.3	34.6	220.9
Allowance for loan losses to gross loans receivable	1.9	1.3	1.8	1.1	1.3	0.6	0.3
Net charge-offs (recoveries) to average outstanding loans	(0.1)	0.2	1.3	0.6	0.2	0.1	--

Capital ratios:
Equity to total assets at end of period	10.0	10.2	10.0	10.3	9.8	9.7	10.1
Average equity to average assets	10.0	10.3	10.2	10.0	9.6	10.0	9.8

Other data:
Number of full service offices	9	8	9	8	9	9	9
Full-time equivalent employees	160	146	152	152	149	205	191

Average total assets (based on three and 12 month-ends)	$779,675	$754,320	$763,397	$752,096	$739,230	$722,006	$730,841
Average total equity (based on three and 12 month-ends)	78,092	77,617	77,903	75,365	71,166	71,870	71,426
Average outstanding loans, net	408,126	419,053	412,262	447,677	513,152	552,563	566,889
Average outstanding gross loans	416,137	424,194	418,954	454,736	520,185	556,057	567,736

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.
(5)	Ratios for the three months ended September 30, 2012 and September 30, 2011 are annualized.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Forward-looking statements include:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

●	changes in general economic conditions, either nationally or in our market area, that are worse than expected;

●
the credit risks of our lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets;

●	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market area;

●	decreases in the secondary market demand for loans that we originate for sale;

●	management’s assumptions in determining the adequacy of the allowance for loan losses;

●	our ability to control operating costs and expenses, especially new costs associated with our operation as a public company;

●
our ability to successfully integrate any newly acquired assets, liabilities, customers, systems, and management personnel into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;

●	increases in premiums for deposit insurance;

●	the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;

●	changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources;

●	increased competitive pressures among financial services companies;

●	our ability to attract and retain deposits;

●	changes in consumer spending, borrowing and savings habits;

●	our ability to successfully manage our growth;

●
results of examinations of us by the DFI, FDIC, Federal Reserve, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

●
legislative or regulatory changes that adversely affect our business, including the effects of the Dodd-Frank Act and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules;

●	adverse changes in the securities markets;

●
changes in accounting policies and practices, as may be adopted by the financial institutions regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

●	costs and effects of litigation, including settlements and judgments;

●	inability of key third-party vendors to perform their obligations to us; and

●	other economic, competitive, governmental, regulatory and technical factors affecting our operations, pricing, products and services and other risks described elsewhere in this prospectus.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.  Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds will be between $57.5 million at the minimum of the offering range and $78.3 million at the maximum of the offering range and may be up to $90.3 million assuming an increase in the estimated offering range by 15%.  See “Pro Forma Data” and “The Conversion and Stock Offering - How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” as to the assumptions used to arrive at these amounts.

We intend to use the net proceeds received from the stock offering as follows:

	Minimum	Maximum	Maximum, as adjusted
	(In thousands)

Retained by First Northwest Bancorp	$23,634	$32,223	$37,163
Loan to employee stock ownership plan	5,109	6,923	7,966
Contributed to First Federal	28,743	39,147	45,129
Net proceeds from stock offering	$57,485	$78,293	$90,258

First Northwest Bancorp will purchase all of the capital stock of First Federal to be issued in the offering in exchange for a portion of the net proceeds.  In no event will less than 50% of the net proceeds be transferred to First Federal in exchange for its shares.  The portion of the net proceeds used by First Northwest Bancorp to purchase the capital stock of First Federal will be added to First Federal’s general funds for general corporate purposes.  The net proceeds First Federal receives from First Northwest Bancorp are initially intended to be invested into short-term liquid investments.  In addition, a majority of the net proceeds retained by First Northwest Bancorp, excluding the amount needed to fund the loan to the employee stock ownership plan, is expected to be invested in short-term liquid assets, providing additional funds for reinvestment in earning assets.

Except as described above, neither First Northwest Bancorp nor First Federal has any specific plans for the investment of the proceeds of this offering, nor have they allocated a specific portion of the proceeds to any particular use.  For a discussion of our business reasons for undertaking the conversion, see “The Conversion and Stock Offering -.”

First Northwest Bancorp intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable it to purchase up to 8% of the aggregate shares of common stock sold in the offering, including shares issued to the First Federal Community Foundation or, alternatively, in the open market after the conversion.  Based upon the sale of 5,950,000 and 8,050,000 shares of common stock in the offering at the minimum and maximum of the estimated offering range, respectively, the loan to the First Northwest Bancorp employee stock ownership plan would be $5.1 million and $6.9 million, respectively.  See “Management - Benefits to Be Adopted - Employee Stock Ownership Plan.”

First Northwest Bancorp will fund the First Federal Community Foundation with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  In addition, within one year after completion of the offering, First Northwest Bancorp intends to adopt an equity incentive plan, subject to shareholder approval, and use a portion of its proceeds to fund the purchase of shares in the open market for the plan.  The equity incentive plan intends to purchase in the open market 4% of the aggregate shares sold in the offering and contributed to the foundation, or $2.6 million and $3.5 million at the minimum and maximum of the estimated offering range, respectively.

The net proceeds may vary because total expenses of the conversion may be more or less than those estimated.  The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of First Federal. Payments for shares made through withdrawals from existing deposit accounts at First Federal will not result in the receipt of new funds for investment by First Federal but will result in a reduction of First Federal’s interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends.  The payment of dividends will depend upon a number of factors, including capital requirements, First Northwest Bancorp’s and First Federal’s financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurances can be given that any dividends will be paid or that, if paid, dividends will not be reduced or eliminated in future periods.  First Northwest Bancorp may file consolidated tax returns with First Federal.  Accordingly, it is anticipated that any cash distributions made by First Northwest Bancorp to its shareholders would be treated as cash dividends and not as a return of capital for federal and state tax purposes.

Dividends from First Northwest Bancorp will depend, in large part, upon receipt of dividends from First Federal, because First Northwest Bancorp initially will have limited sources of funds other than the portion of the proceeds retained from this offering, dividends from First Federal, earnings from the investment of proceeds retained by First Northwest Bancorp from the sale of shares of common stock and interest payments with respect to First Northwest Bancorp’s loan to the First Northwest Bancorp employee stock ownership plan.  Under Washington law, First Northwest Bancorp is prohibited from paying a dividend if, as a result of its payment, it would be unable to pay its debts as they become due in the normal course of business, or if its total liabilities would exceed its total assets.  In addition, as a bank holding company, the policy of the Federal Reserve permits First Northwest Bancorp to pay a cash dividend only to the extent that its net income for the past year is sufficient to cover both the cash dividend and a rate of earnings retention that is consistent with its capital needs, asset quality and overall financial condition.  See “How We Are Regulated – Regulation and Supervision of First Northwest Bancorp –Restrictions on Dividends.”

MARKET FOR THE COMMON STOCK

First Northwest Bancorp has never issued capital stock, and, consequently, there is no established market for the common stock at this time.  First Northwest Bancorp has applied to have its common stock listed on the Nasdaq Capital Market under the symbol “FNBC.”  The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of First Northwest Bancorp, First Federal or any market maker.  Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited.  There can be no assurance that purchasers will be able to sell their shares at or above the initial purchase price of $10.00 per share. The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

CAPITALIZATION

The following table presents the capitalization of First Federal at September 30, 2012, and the pro forma consolidated capitalization of First Northwest Bancorp after giving effect to the conversion, excluding assumed earnings on the net proceeds, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.”

		First Northwest Bancorp – Pro Forma Based Upon Sale at $10.00 Per Share
	At September 30, 2012	5,950,000 Shares (Minimum of Range)	7,000,000 Shares (Midpoint of Range)	8,050,000 Shares (Maximum of Range)	9,257,500 Shares(1) (Maximum of Range, as Adjusted)
	(Dollars in thousands)
Deposits(2)	$589,871	$589,871	$589,871	$589,871	$589,871
Borrowings(2)	100,033	100,033	100,033	100,033	100,033
Total deposits and borrowings	$689,904	$689,904	$689,904	$689,904	$689,904

Shareholders’ equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	$--	$--	$--	$--	$--
Common stock, $0.01 par value, 75,000,000 shares authorized; shares to be issued as reflected(3)	--	64	75	87	100
Additional paid-in capital	--	61,781	73,014	84,246	97,164
Retained earnings(4)	75,312	75,312	75,312	75,312	75,312
Less:
Expense of stock contribution to the First Federal Community Foundation(5)	--	(4,360)	(5,200)	(6,040)	(7,006)
Expense of cash contribution to the First Federal Community Foundation(5)	--	(400)	(400)	(400)	(400)
Plus:
Tax benefit of contribution to the First Federal Community Foundation	--	1,618	1,904	2,190	2,518
Accumulated other comprehensive income	3,142	3,142	3,142	3,142	3,142

Less:
Common stock to be acquired by the employee stock
ownership plan(6)	--	(5,109)	(6,016)	(6,923)	(7,966)
Common stock to be acquired for restricted stock awards(7)	--	(2,554)	(3,008)	(3,462)	(3,983)

Total shareholders’ equity	$78,454	$129,494	$138,823	$148,152	$158,881

Total shareholders’ equity as a percentage of total assets	10.04%	15.55%	16.48%	17.40%	18.43%

Pro forma shares outstanding
Shares issued to foundation	--	436,000	520,000	604,000	700,600
Shares offered for sale in offering	--	5,950,000	7,000,000	8,050,000	9,257,500
Total shares outstanding	--	6,386,000	7,520,000	8,654,000	9,958,100

(footnotes on following page)

(1)
As adjusted to give effect to an increase in the number of shares of common stock which would be offered as a result of a 15% increase in the estimated offering range to reflect demand for shares, changes in market and general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)
No effect has been given to the issuance of additional shares of common stock pursuant to the proposed equity incentive plan.  If this plan is implemented, an amount up to 10% of the shares of First Northwest Bancorp common stock sold in the offering and contributed to the First Federal Community Foundation will be reserved for issuance upon the exercise of options under the stock option plan. See “Management – Benefits.”

(4)
The retained earnings of First Federal will be substantially restricted after the conversion.  Additionally, First Federal will be prohibited from paying any dividend that would reduce its regulatory capital below the amount required for the liquidation account that will be set up in connection with the conversion.  See “The Conversion and Stock Offering - Effects of the Conversion - Depositors’ Rights if We Liquidate.”

(5)
Assumes a cash contribution of $400,000 and the remainder in shares of common stock so that the amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.

(6)
Assumes that 8% of the shares sold in the offering, including shares issued to the First Federal Community Foundation, will be purchased by the employee stock ownership plan financed by a loan from First Northwest Bancorp.  The loan will be repaid principally from First Federal’s contributions to the employee stock ownership plan. Since First Northwest Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on First Northwest Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.

(7)
Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by the proposed equity incentive plan.  The funds to be used by the plan to purchase the shares will be provided by First Northwest Bancorp.  The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As First Northwest Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the restricted stock plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the restricted stock plan will require shareholder approval. The funds to be used by the restricted stock plan to purchase the shares will be provided by First Northwest Bancorp.   See “Management – Benefits.

FIRST FEDERAL AND FIRST NORTHWEST BANCORP
EXCEED ALL REGULATORY CAPITAL REQUIREMENTS

    At September 30, 2012, First Federal and First Northwest Bancorp exceeded all of their applicable regulatory capital requirements.  The tables on the following pages set forth the regulatory capital of First Federal and First Northwest Bancorp at September 30, 2012 and the pro forma regulatory capital of First Federal and First Northwest Bancorp after giving effect to the conversion and offering, based upon the sale of the number of shares shown in the table.  The pro forma regulatory capital amounts reflect the receipt by First Federal of 50% of the net stock proceeds.  The pro forma risk-based capital amounts assume the investment of the net proceeds received by First Federal in assets that have a risk-weight of 20% or higher under applicable regulations, as if the net proceeds had been received and so applied at September 30, 2012.

First Federal Capital Requirements

			Pro Forma at September 30, 2012
	September 30, 2012		5,950,000 Shares Sold at $10.00 per Share (Minimum of Range)		7,000,000 Shares Sold at $10.00 per Share (Midpoint of Range)		8,050,000 Shares Sold at $10.00 per Share (Maximum of Range)		9,257,500 Shares Sold at $10.00 per Share (Maximum of Range, as Adjusted)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)
Equity capital under generally accepted accounting principles (“GAAP”)	$78,454	10.04%	$101,688	12.55%	$105,983	13.00%	$110,277	13.44%	$115,217	13.94%

Tier I leverage	$75,280	9.67%	$98,514	12.21%	$102,809	12.66%	$107,103	13.10%	$112,043	13.61%
Requirement	31,144	4.00	32,278	4.00	32,486	4.00	32,694	4.00	32,933	4.00
Excess	$44,136	5.67%	$66,236	8.21%	$70,323	8.66%	$74,409	9.10%	$79,110	9.61%

Tier I risk-based	$75,280	20.31%	$98,514	26.18%	$102,809	27.25%	$107,103	28.31%	$112,043	29.52%
Requirement	14,823	4.00	15,050	4.00	15,092	4.00	15,133	4.00	15,181	4.00
Excess	$60,457	16.31%	$83,464	22.18%	$87,717	23.25%	$91,970	24.31%	$96,862	25.52%

Total risk-based	$79,959	21.58%	$103,193	27.43%	$107,488	28.49%	$111,782	29.55%	$116,722	30.75%
Risk-based requirement	29,646	8.00	30,100	8.00	30,183	8.00	30,266	8.00	30,362	8.00
Excess	$50,313	13.58%	$73,093	19.43%	$77,305	20.49%	$81,516	21.55%	$86,360	22.75%

Reconciliation of capital infused into First Federal:
Net proceeds infused			$28,743		$33,945		$39,147		$45,129
Less:
Common stock acquired by employee stock ownership plan			(5,109)		(6,016)		(6,923)		(7,966)
Cash contribution to First Federal Community Foundation			(400)		(400)		(400)		(400)
Pro forma increase in GAAP and regulatory capital			$23,234		$27,529		$31,824		$36,763

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

First Northwest Bancorp Capital Requirements

			Pro Forma at September 30, 2012
	September 30, 2012		5,950,000 shares Sold at $10.00 per Share (Minimum of Range)		7,000,000 Shares Sold at $10.00 per Share (Midpoint of Range)		8,050,000 Shares Sold at $10.00 per Share (Maximum of Range)		9,257,500 Shares Sold at $10.00 per Share (Maximum of Range, as Adjusted)
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity capital under generally accepted accounting principles (“GAAP”)	$78,454	10.04%	$129,494	15.55%	$138,823	16.48%	$148,152	17.40%	$158,881	18.43%

Tier I leverage	$75,280	9.67%	$126,320	15.23%	$135,649	16.17%	$144,978	17.09%	$155,707	18.13%
Requirement	31,144	4.00	33,186	4.00	33,559	4.00	33,932	4.00	34,361	4.00
Excess	$44,136	5.67%	$93,134	11.23%	$102,090	12.17%	$111,046	13.09%	$121,346	14.13%

Tier I risk-based	$75,280	20.31%	$126,320	33.17%	$135,649	35.45%	$144,978	37.70%	$155,707	40.27%
Requirement	14,823	4.00	15,231	4.00	15,306	4.00	15,381	4.00	15,467	4.00
Excess	$60,457	16.31%	$111,089	29.17%	$120,343	31.45%	$129,597	33.70%	$140,240	36.27%

Total risk-based	$79,959	21.58%	$130,999	34.40%	$140,328	36.67%	$149,657	38.92%	$160,386	41.48%
Risk-based requirement	29,646	8.00	30,463	8.00	30,612	8.00	30,761	8.00	30,933	8.00
Excess	$50,313	13.58%	$100,536	26.40%	$109,716	28.67%	$118,896	30.92%	$129,453	33.48%

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed.  However, we estimate that net proceeds will be between $57.5 million and $78.3 million, or $90.3 million if the estimated offering range is increased by 15%, based upon the following assumptions:

●	all shares of common stock will be sold in the subscription offering and community offering;

●
Sandler O’Neill + Partners, L.P. will receive a fee equal to 1.00% of the gross proceeds from the subscription and community offerings, excluding shares of common stock sold to directors, executive officers and employees (and members of their immediate families), the employee stock ownership plan and the contribution to the First Federal Community Foundation;

●	total expenses, excluding the fee paid to Sandler O’Neill + Partners, L.P., are estimated to be approximately $1.5 million. Actual expenses may vary from those estimated; and

●
First Northwest Bancorp will grant options under the equity incentive plan to acquire common stock equal to 10.0% of the shares of common stock outstanding after the offering, and will grant restricted stock awards in an amount equal to 4.0% of such shares.  First Northwest Bancorp will acquire common stock underlying these awards through open market purchases.  The estimated fair value of the options, estimated using the Black-Scholes option pricing model, is recognized as an expense over the requisite vesting period of the options.  The expense recorded in the pro forma financial information assumes the retrospective method under U.S. generally accepted accounting principles.

Pro forma net income of First Northwest Bancorp have been calculated for the year ended June 30, 2012 and the three months ended September 30, 2012, as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 0.72% and 0.62%, respectively, which represents the yield on five-year U.S. Government securities at June 30, 2012 and at September 30, 2012.  We believe that this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for the respective periods.  The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected.  A tax rate of 34% has been assumed for the periods, resulting in after-tax yields of 0.48% and 0.41% for the year ended June 30, 2012 and the three months ended September 30, 2012, respectively.  Historical and pro forma earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan.  See Note 2 to the following tables.  As discussed under “How We Intend to Use the Proceeds From this Offering,” First Northwest Bancorp intends to make a loan to fund the purchase of 8% of the common stock sold in the offering by the employee stock ownership plan, including shares issued to the First Federal Community Foundation, and intends to retain 50% of the net proceeds from the conversion.

No effect has been given in the tables to the issuance of additional shares of common stock pursuant to any stock options available for grant under the equity incentive plan.  The table below gives effect to the restricted stock awards that would be available for grant under the equity incentive plan and which is expected to be adopted by First Northwest Bancorp following the conversion and presented to shareholders for approval at an annual or special meeting of shareholders to be held at least six months following the completion of the conversion.  If the equity incentive plan is approved by shareholders, First Northwest Bancorp intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion (including shares contributed to the First Federal Community Foundation), either through open market purchases or from authorized but unissued shares of common stock, if permissible.  See “Management - Benefits – Equity Incentive Plan.”  The following tables assume that shareholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by First Northwest Bancorp are purchased in the open market at $10.00 per share.  No effect has been given to First Northwest Bancorp’s results of operations after the conversion, the market price of the common stock after the conversion, or a less than 4% purchase of common stock by First Northwest Bancorp.

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which the transactions actually occur and should not be taken as indicative of future results of operations.  Pro forma shareholders’ equity represents the difference between the stated amount of assets and liabilities of First Northwest Bancorp computed in accordance with GAAP.  Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or expenses related to the proposed equity incentive plan.  Shareholders’ equity does not give effect to intangible assets in the event of a liquidation to First Federal’s bad debt reserve or to the liquidation account to be maintained by First Federal.  The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables on the following pages summarize historical data of First Northwest Bancorp’s pro forma data at or for the year ended June 30, 2012 and at or for the three months ended September 30, 2012, based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of our common stock following the conversion and the offering.

	At or For the Three Months Ended September 30, 2012
	5,950,000 Shares Sold at $10.00 Per Share (Minimum of Range)	7,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	8,050,000 Shares Sold at $10.00 Per Share (Maximum of Range)	9,257,500 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)
Gross proceeds of offering	$59,500	$70,000	$80,500	$92,575
Plus: Value of shares issued to the First Federal Community Foundation	4,360	5,200	6,040	7,006
Pro forma market capitalization	$63,860	$75,200	$86,540	$99,581
Pro forma market capitalization:
Gross proceeds of offering	$59,500	$70,000	$80,500	$92,575
Less expenses	(2,015)	(2,111)	(2,207)	(2,317)
Estimated net proceeds	57,485	67,889	78,293	90,258
Less: cash contribution to Foundation	(400)	(400)	(400)	(400)
Less: common stock acquired by employee stock ownership plan(2)	(5,109)	(6,016)	(6,923)	(7,966)
Less: common stock acquired for restricted stock awards(3)	(2,554)	(3,008)	(3,462)	(3,983)
Estimated investable net proceeds	$49,422	$58,465	$67,508	$77,909
Pro forma net income for the three months ended September 30, 2012:
Consolidated net income (loss):
Historical	$635	$635	$635	$635
Pro forma income on net proceeds	51	60	69	80
Less: pro forma employee stock ownership plan adjustment(2)	(42)	(50)	(57)	(66)
Less: pro forma restricted stock award adjustment(3)	(84)	(99)	(114)	(132)
Less: pro forma stock option adjustment(4)	(116)	(136)	(157)	(181)
Pro forma net income	$444	$410	$376	$336

Per share net income (loss) for the three months ended September 30, 2012:
Historical	$0.11	$0.09	$0.08	$0.07
Pro forma income on net proceeds	0.01	0.01	0.01	0.01
Less: pro forma employee stock ownership plan adjustment(2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award adjustment(3)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option adjustment(4)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma net income per share(5)	$0.08	$0.06	$0.05	$0.04

Offering price as a multiple of pro forma net income per share	31.25	41.67	50.00	62.50

Number of shares outstanding for pro forma income per share calculations	5,881,506	6,925,920	7,970,334	9,171,410

(table continued on following page)	(Footnotes on page 48)

	At or For the Three Months Ended September 30, 2012
	5,950,000 Shares Sold at $10.00 Per Share (Minimum of Range)	7,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	8,050,000 Shares Sold at $10.00 Per Share (Maximum of Range)	9,257,500 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)
Pro forma shareholders’ equity at September 30, 2012:
Historical	$78,454	$78,454	$78,454	$78,454
Estimated net proceeds	57,485	67,889	78,293	90,258
Plus: Shares issued to the First Federal Community Foundation	4,360	5,200	6,040	7,006
Less: Shares contributed to the First Federal Community Foundation	(4,360)	(5,200)	(6,040)	(7,006)
Less: Cash Contribution to Foundation	(400)	(400)	(400)	(400)
Plus: Tax benefit of contribution to the First Federal Community Foundation	1,618	1,904	2,190	2,518
Less: common stock acquired by the employee stock ownership plan(2)	(5,109)	(6,016)	(6,923)	(7,966)
Less: common stock acquired by the equity incentive plan	(2,554)	(3,008)	(3,462)	(3,983)
Pro forma shareholders’ equity	$129,494	$138,823	$148,152	$158,881
Less: Intangibles	(14)	(14)	(14)	(14)
Pro forma tangible stockholders’equity	$129,480	$138,809	$148,138	$158,867

Pro forma shareholders’ equity per share at September 30, 2012:
Historical	$12.29	$10.43	$9.07	$7.88
Estimated net proceeds	9.00	9.03	9.05	9.06
Plus: Shares issued to the First Federal Community Foundation	0.68	0.69	0.70	0.70
Less: Shares contributed to the First Federal Community Foundation	(0.68)	(0.69)	(0.70)	(0.70)
Less: Cash Contribution to Foundation	(0.06)	(0.05)	(0.05)	(0.04)
Plus: Tax benefit of contribution to the First Federal Community Foundation	0.25	0.25	0.25	0.25
Less: common stock acquired by the employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired by the equity incentive plan (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(5)	$20.28	$18.46	$17.12	$15.95
Less: Intangibles per share	--	--	--	--
Pro forma tangible stockholders’ equity per share	$20.28	$18.46	$17.12	$15.95

Offering price as a percentage of pro forma shareholders’ equity	49.31%	54.17%	58.41%	62.70%
Offering price as a percentage of pro forma tangible shareholders’ equity per share	49.31%	54.17%	58.41%	62.70%
Number of shares outstanding for pro forma book value per share calculations	6,386,000	7,520,000	8,654,000	9,958,100

(Footnotes on page 48)

	At or For the Year Ended June 30, 2012
	5,950,000 Shares Sold at $10.00 Per Share (Minimum of Range)	7,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	8,050,000 Shares Sold at $10.00 Per Share (Maximum of Range)	9,257,500 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)
Gross proceeds of offering	$59,500	$70,000	$80,500	$92,575
Plus: Value of shares issued to the First Federal Community Foundation	4,360	5,200	6,040	7,006
Pro forma market capitalization	$63,860	$75,200	$86,540	$99,581
Pro forma market capitalization:
Gross proceeds of offering	$59,500	$70,000	$80,500	$92,575
Less expenses	(2,015)	(2,111)	(2,207)	(2,317)
Estimated net proceeds	57,485	67,889	78,293	90,258
Less: cash contribution to Foundation	(400)	(400)	(400)	(400)
Less: common stock acquired by employee stock ownership plan(2)	(5,109)	(6,016)	(6,923)	(7,966)
Less: common stock acquired for restricted stock awards(3)	(2,554)	(3,008)	(3,462)	(3,983)
Estimated investable net proceeds	$49,422	$58,465	$67,508	$77,909
Pro forma net income for the year ended June 30, 2012:
Consolidated net income (loss):
Historical	$(1,960)	$(1,960)	$(1,960)	$(1,960)
Pro forma income on net proceeds	235	278	321	370
Less: pro forma employee stock ownership plan adjustment(2)	(169)	(199)	(228)	(263)
Less: pro forma restricted stock award adjustment(3)	(337)	(397)	(457)	(526)
Less: pro forma stock option adjustment(4)	(463)	(545)	(627)	(722)
Pro forma net income	$(2,694)	$(2,823)	$(2,951)	$(3,101)

Per share net income (loss) for the year ended June 30, 2012:
Historical	$(0.33)	$(0.28)	$(0.25)	$(0.21)
Pro forma income on net proceeds	0.04	0.04	0.04	0.04
Less: pro forma employee stock ownership plan adjustment(2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award adjustment(3)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option adjustment(4)	(0.08)	(0.08)	(0.08)	(0.08)
Pro forma net income (loss) per share(5)	$(0.46)	$(0.41)	$(0.38)	$(0.34)

Offering price as a multiple of pro forma net income per share	NM	NM	NM	NM

Number of shares outstanding for pro forma income per share calculations	5,900,664	6,948,480	7,996,296	9,201,284

(table continued on following page)	(Footnotes on page 48)

	At or For the Year Ended June 30, 2012
	5,950,000 Shares Sold at $10.00 Per Share (Minimum of Range)	7,000,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	8,050,000 Shares Sold at $10.00 Per Share (Maximum of Range)	9,257,500 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in thousands)

Pro forma shareholders’ equity at June 30, 2012:
Historical	$77,300	$77,300	$77,300	$77,300
Estimated net proceeds	57,485	67,889	78,293	90,258
Plus: Shares issued to the First Federal Community Foundation	4,360	5,200	6,040	7,006
Less: Shares contributed to the First Federal Community Foundation	(4,360)	(5,200)	(6,040)	(7,006)
Less: Cash Contribution to Foundation	(400)	(400)	(400)	(400)
Plus: Tax benefit of contribution to the First Federal Community Foundation	1,618	1,904	2,190	2,518
Less: common stock acquired by the employee stock ownership plan(2)	(5,109)	(6,016)	(6,923)	(7,966)
Less: common stock acquired by the equity incentive plan	(2,554)	(3,008)	(3,462)	(3,983)
Pro forma shareholders’ equity	$128,340	$137,669	$146,998	$157,727
Less: Intangibles	(15)	(15)	(15)	(15)
Pro forma tangible stockholders’ equity	$128,325	$137,654	$146,983	$157,712

Pro forma shareholders’ equity per share at June 30, 2012:
Historical	$12.10	$10.28	$8.93	$7.76
Estimated net proceeds	9.00	9.03	9.05	9.06
Plus: Shares issued to the First Federal Community Foundation	0.68	0.69	0.70	0.70
Less: Shares contributed to the First Federal Community Foundation	(0.68)	(0.69)	(0.70)	(0.70)
Less: Cash Contribution to Foundation	(0.06)	(0.05)	(0.05)	(0.04)
Plus: Tax benefit of contribution to the First Federal Community Foundation	0.25	0.25	0.25	0.25
Less: common stock acquired by the employee stock ownership plan(2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock acquired by the equity incentive plan (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma shareholders’ equity per share(5)	$20.09	$18.31	$16.98	$15.83
Less: Intangibles per share	--	--	--	--
Pro forma tangible stockholders’ equity per share	$20.09	$18.31	$16.98	$15.83

Offering price as a percentage of pro forma shareholders’ equity	49.78%	54.61%	58.89%	63.17%
Offering price as a percentage of pro forma tangible shareholders’ equity per share	49.78%	54.61%	58.89%	63.17%
Number of shares outstanding for pro forma book value per share calculations	6,386,000	7,520,000	8,654,000	9,958,100

(Footnotes on following page)

(1)
As adjusted to give effect to an increase in the number of shares which could occur as a result of a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.

(2)
Assumes that 8% of shares of common stock sold in the offering, including shares issued to the First Federal Community Foundation, will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from First Northwest Bancorp.  First Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. First Federal’s total annual payments on the employee stock ownership plan debt are based upon a 20 year loan.  The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by First Federal, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 6,386, 7,520, 8,654 and 9,958 shares were committed to be released during the three months ended September 30, 2012; and 25,544, 30,080, 34,616 and 39,832 shares were committed to be released during the year ended June 30, 2012, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.  See “Management - Benefits - Employee Stock Ownership Plan.”

(3)
If the stock-based incentive plan is approved by First Northwest Bancorp’s shareholders, First Northwest Bancorp may purchase an aggregate number of shares of common stock equal to 4.0% of the shares to be sold in the offering and contributed to the First Federal Community Foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion), to be awarded as restricted stock to officers and directors under the stock-based incentive plan.  Shareholder approval of the stock-based incentive plan and purchases of stock for grant under the plan may not occur earlier than six months after the completion of the offering.  The shares may be issued directly by First Northwest Bancorp or acquired through open market purchases.  The funds to be used to purchase the shares to be awarded by the stock-based incentive plan will be provided by First Northwest Bancorp.  The table assumes that (i) the shares to be awarded under the stock-based incentive plan are acquired through open market purchases at $10.00 per share, (ii) 5% of the amount contributed for restricted stock awards is expensed during the three months ended September 30, 2012 and 20% is expensed for the year ended June 30, 2012 (based on a five-year vesting period), and (iii) the stock-based incentive plan expense reflects an estimated marginal federal and state effective tax rate of 34%.  Assuming shareholder approval of the stock-based incentive plan and that shares of common stock (equal to 4.0% of the shares sold in the offering and contributed to the First Federal Community Foundation) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 3.9%.

(4)
Gives effect to the options we expect to grant under the stock-based incentive plan, which is expected to be adopted by First Northwest Bancorp following the offering and presented for shareholder approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire a number of shares equal to 10% of the shares sold in the offering and contributed to the First Federal Community Foundation.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model (see “Summary – Benefits to Management from the Offering” for applicable assumptions) was $3.96 for each option and the aggregate grant-date fair value of the stock options was amortized to expense on a straight line basis over a five-year vesting period of options with a 10 year expected life.  Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed rate of 34%) for a deduction equal to the grant date fair value of the option.  Under the above assumptions, the granting of options under the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share will decrease.  This will also have a dilutive effect of up to 9.1% on the ownership interest of persons who purchase common stock in the offering.

(5)
Adjusted shares used for the pro-forma net income per share computations are determined by taking the number of shares assumed to be sold in the offering, including shares issued to the First Federal Community Foundation, and subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE FOUNDATION

If First Federal does not establish or fund the foundation as part of the conversion, RP Financial has estimated that the pro forma aggregate market value of First Northwest Bancorp would be approximately $77.0 million at the midpoint of the estimated valuation range.  This is approximately $1.8 million greater than the pro forma aggregate market capitalization of First Northwest Bancorp, including the foundation, and would result in a 180,000 share increase in the amount of common stock offered for sale in the conversion.  The pro forma book value ratio would be similar, assuming the midpoint, under both the current appraisal and the estimate of the value of First Northwest Bancorp without the foundation.  The pro forma shareholders’ equity per share would also be similar with or without the foundation.  First Northwest Bancorp cannot assure you that, in the event the foundation is not formed, the appraisal prepared at that time would have concluded that the pro forma market value of First Northwest Bancorp would be the same as was estimated.

	At the Minimum of Estimated Price Range		At the Midpoint of Estimated Price Range		At the Maximum of Estimated Price Range		At the Maximum, As Adjusted, of Estimated Price Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

Estimated offering amount	$59,500	$65,450	$70,000	$77,000	$80,500	$88,550	$92,575	$101,833
Pro forma market capitalization	63,860	65,450	75,200	77,000	86,540	88,550	99,581	101,833
Total assets	832,818	837,301	842,147	847,359	851,476	857,416	862,204	868,983
Total liabilities	703,324	703,324	703,324	703,324	703,324	703,324	703,324	703,324
Pro forma shareholders’ equity	129,494	133,977	138,823	144,035	148,152	154,092	158,881	165,659
Pro forma consolidated net income	444	444	410	410	376	377	336	337
Pro forma shareholders’ equity per shares	20.28	20.47	18.46	18.70	17.12	17.40	15.95	16.27
Pro forma consolidated net income per shares	0.08	0.08	0.06	0.06	0.05	0.05	0.04	0.04

Pro forma pricing ratios:
Offering price as a percentage pro forma shareholders’ equity per share	49.31%	48.85	54.17	53.45	58.41	57.47	62.70	61.50
Offering price to pro forma net income per share	31.25	31.25	41.67	41.67	50.00	50.00	62.50	62.50

Pro forma financial ratios:
Return on assets (annualized)	0.21%	0.21%	0.19%	0.19%	0.18%	0.18%	0.16%	0.16%
Return on shareholders’ equity (annualized)	1.37%	1.32%	1.18%	1.14%	1.02%	0.98%	0.85%	0.81%
Shareholders’ equity to assets	15.55%	16.00%	16.48%	17.00%	17.40%	17.97%	18.43%	19.06%
Total shares issued	6,386,000	6,545,000	7,520,000	7,700,000%	8,654,000	8,855,000	9,958,100	10,183,250

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the consolidated financial statements and footnotes thereto, which appear beginning on page F-1 of this prospectus.  You should read the information in this section in conjunction with the business and financial information regarding First Federal as provided in this prospectus.  Unless otherwise indicated, the financial information presented in this section reflects the consolidated financial condition and results of operations of First Federal and its subsidiaries.

Overview

First Federal is a community-oriented financial institution primarily serving the North Olympic Peninsula region of Washington through our nine full-service banking offices.  We offer a wide range of products and services focused on the lending and depository needs of the communities we serve.  Historically, lending activities have been primarily directed toward the origination of first lien one- to four-family mortgage loans, and, to a lesser extent, commercial and multi-family real estate loans, construction and land loans (including lot loans), commercial business loans, and consumer loans, consisting primarily of home equity loans and lines of credit.  We also offer a variety of deposit accounts for individuals, businesses and nonprofit organizations.  Deposits are our primary source of funds for our lending and investing activities.

First Federal is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing time deposits, available alternative investments, account maturities, and the overall level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, and regional economic cycles.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. A secondary source of income is noninterest income, which includes revenue we receive from providing products and services, including service charges on deposit accounts, mortgage banking income, earnings from bank-owned life insurance, and gains and losses from sales of securities.

Provision for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, federal deposit insurance premiums and regulatory assessments, data processing expenses, expenses related to real estate and personal property owned and other miscellaneous expenses. Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of increased costs for legal and accounting services, insurance, expenses of stockholder communications and meetings and stock exchange listing fees.

Salaries and employee benefits consist primarily of salaries and wages paid to our employees, payroll taxes, expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an estimate of’ these expenses, see “Pro Forma Data.”

Our contribution to the foundation will be an additional operating expense that will reduce net income during the quarter in which the contribution to the foundation is funded. The contribution to the foundation will result in a $3.1 million and $4.3 million after-tax expense at the minimum and maximum of the offering range, respectively. Any expense resulting from the contribution to the foundation will not be a recurring expense.

Weak economic conditions and ongoing strains in the financial and housing markets, which accelerated beginning in 2008 and have continued through 2012, have presented an unusually challenging environment for banks and their holding companies, including First Federal. This has been particularly evident in our need to provide for credit losses during these periods at significantly higher levels than our historical experience and has also adversely affected our net interest income and other operating revenues and expenses. Our provisions for loan losses have been higher than historical levels during this period and reflects material levels of delinquencies, nonperforming loans and net charge-offs. As a result of these factors, for the three months ended September 30, 2012 and for the year ended June 30, 2012, we had net income of $635,000 and a net loss of $2.0 million, respectively, compared to net income of $3.9 million for the year ended June 30, 2011 and $1,000 for the year ended June 30, 2010.

Our Business and Operating Strategy

Background. Throughout most of our 89-year history, we have operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in residential mortgage loans and investment securities. During the past decade, recognizing our need to adapt to changing market conditions, we revised our operating strategy to diversify our loan portfolio, expand our deposit product offerings and enhance our infrastructure. Certain highlights of our operations in recent years are as follows:

●
Repositioning the loan portfolio. We have gradually increased the origination of commercial real estate and multifamily real estate loans, and decreased reliance on originating and retaining longer-term, fixed-rate, owner occupied residential mortgage loans. This has been done to reduce our exposure to interest rate risk, increase the yield on our loan portfolio and shorten the maturity of the loan portfolio. In addition, given current market conditions, we are not presently emphasizing land and land development loans or construction loans.

●
Reorganized senior management team.  During the past five years, we have strengthened our existing management team with the addition of new executive officers.  In 2008, we added Laurence Hueth, who is now our Executive Vice President, Chief Financial Officer, and Chief Operating Officer.  In 2009, Levon Mathews became First Federal’s President and Chief Executive Officer.  Finally, in February 2012, we added Cliff Frydenberg as Executive Vice President and Chief Credit Officer.  These individuals each have over 25 years of banking experience and have been instrumental in the design and implementation of our business plan.

●
Selling residential mortgage loans into the secondary market. Since 2009, we have generally sold most newly originated and refinanced, conforming single-family owner-occupied mortgage loans into the secondary market on a servicing retained basis.  Starting in 2011, we began selling mortgages on both a servicing released and servicing retained basis in an effort to become more price competitive and enhance the gain on loans sold.  This strategy has helped to reduce our exposure to interest rate risk and increase our noninterest income.  In 2012, we began selectively adding 30-year fixed-rate mortgages to the portfolio in an effort to enhance our net interest income.

●
Adding new deposit capabilities. Historically, we have offered traditional consumer and business deposit products.  Over the past several years, we have added remote deposit capture, consumer and business on-line banking and consumer mobile banking capabilities.  The board and management remain committed to maintaining competitive deposit products and services.

●	Enhancing our infrastructure. Over the past several years, we have focused on upgrading our infrastructure, both in terms of equipment and personnel, in order to position ourselves for growth.

Our objective is to develop First Federal into an independent high performing bank focused on meeting the needs of individuals, small businesses and community organizations in our primary market area of Northwest Washington through exceptional service and competitive products. In addition, we expect to opportunistically expand into additional surrounding market areas.  After the conversion and offering, we intend to achieve our objective by implementing these strategies:

●
Improving our earnings by increasing our portfolio of higher yielding loans and our noninterest income. Through increased originations or purchases, we intend to prudently increase the percentage of our loan portfolio consisting of higher-yielding commercial real estate and commercial business loans. These loan categories offer higher risk-adjusted returns, shorter maturities and more sensitivity to interest rate fluctuations than one- to four-family residential loans. We will pursue this strategy with the benefit of the addition of lending personnel experienced in those types of credits. Since June 30, 2008, our commercial and multi-family real estate loans have increased from $64.5 million, or 11.6% of total loans to $110.1 million, or 26.1% of total loans, at September 30, 2012. The increase resulted in part from improved opportunities due to less competition for such loans from other financial institutions as a result of the weakened economic environment. We also intend to selectively add additional products to further diversify revenue sources and to capture more of each customer’s banking relationship by cross-selling our loan and deposit products and additional services to our customers. We will also continue to review opportunities to increase noninterest income through the origination and sale of loans and possible expansion into new areas such as wealth management services.

●
Focusing on asset quality. We believe that strong asset quality is a key to our long-term financial success.  We are focused on monitoring existing performing loans, resolving nonperforming loans and selling foreclosed assets. We have aggressively sought to reduce our level of nonperforming assets through write-downs, collections, modifications and sales of nonperforming loans and real estate owned. We have taken proactive steps to resolve our nonperforming loans, including negotiating repayment plans, forbearances, loan modifications and loan extensions with our borrowers when appropriate, and accepting short payoffs on delinquent loans, particularly when such payoffs result in a smaller loss to us than foreclosure. We also retain the services of independent firms to periodically review segments of our loan portfolio and comment regarding our loan policies and procedures. Beginning with the addition of our new president and chief executive officer in 2009 and continuing with the recent addition of our new chief credit officer in 2012, we have applied more conservative and stringent underwriting practices to our new loans, while also curtailing our originations of construction, land and land development loans (including lot loans).  Our exposure to higher risk construction, land and land development loans has declined to $18.0 million at September 30, 2012 compared to $49.8 million at June 30, 2008. Nonperforming assets have decreased from their recent peak of $18.9 million at June 30, 2010, to $14.3 million at September 30, 2012.

●
Attracting core deposits and other deposit products. Our strategy is to emphasize total relationship banking with our customers to internally fund our loan growth, rather than utilizing wholesale funding sources. We believe that a continued focus on customer relationships will help to increase our level of core deposits and locally-based retail certificates of deposit. In addition to our retail branches, we maintain state-of-the-art technology-based products, such as on-line personal financial management, business cash management, and business remote deposit products, that enable us to compete effectively with banks of all sizes. We recently enhanced our integrated mobile banking platform by introducing applications for both smartphones and iPads.

●
Expanding our presence in contiguous and nearby market areas and capturing business opportunities resulting from changes in the competitive environment.  We believe that opportunities currently exist in contiguous and nearby market areas to grow our franchise and complement our strong market share in our primary market areas.  In addition, by delivering high quality, customer-focused products and services, we expect to attract additional borrowers and depositors and thus increase our market share and revenue generation.  We anticipate our marketing efforts will enable organic growth as the local economy and loan demand strengthens.  We believe that community bank consolidation will continue to take place and further believe that, with our capital and liquidity positions after this offering, we will be positioned to take advantage of acquisitions or other business opportunities, including FDIC-assisted transactions and the acquisition of individual branches and/or de novo branch openings that meet our investment and market objectives, although we do not currently have any understandings or agreements regarding any specific acquisition transaction. We intend to continue to be disciplined as it pertains to future expansion, acquisitions and de novo branching. Our primary focus will be on the Northwest Washington markets we know and understand, although we will consider additional select opportunities that may arise in other parts of the Northwest.

●
Hiring experienced employees with a customer service focus. Our ability to continue to attract and retain banking professionals with strong business banking and service skills, community relationships and significant knowledge of our markets and the markets we want to expand into will be key to our success. We believe that by focusing on experienced bankers who are established in their communities, we can enhance our market position and add profitable growth opportunities. We emphasize to our employees the importance of delivering exemplary customer service and seeking opportunities to build further relationships with our customers. Our goal is to compete by relying on the strength of our customer service and relationship banking approach.

For a more detailed description of our products and services, as well as our business operating strategy and goals, see “Business of First Federal” beginning on page __.

Critical Accounting Policies

We have certain accounting policies that are important to the assessment of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain.  Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.  Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers.  Our accounting policies are discussed in detail in Note 1 of the Notes to Consolidated Financial Statements included in this prospectus.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: the likelihood of default; the loss exposure at default; the amount and timing of future cash flows on impaired loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews, and the board of directors approves, at least quarterly, the level of the allowance and the provision for loan losses based on past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the FDIC and the DFI, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgment about information available at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 3 of the Notes to Consolidated Financial Statements included in this prospectus.

Other-Than-Temporary Impairment. Investment securities are reviewed at the end of each quarter to determine whether the fair value is below the current amortized cost. When the fair value of any of our investment securities has declined below its amortized cost, management is required to assess whether the decline is other than temporary.  In making this assessment, we consider such factors as the type of investment, the length of time and extent to which the fair value has been below the carrying value, the financial condition and near-term prospects of the issuer, and our intent and ability to hold the investment long enough to allow for any anticipated recovery. The decision to record a write-down, its amount and the period in which it is recorded could change if management’s assessment of the above factors were different.  We do not record impairment write-downs on debt securities when impairment is due to changes in interest rates, since we have the intent and ability to realize the full value of the investments by holding them to maturity. Quoted market value is considered to be fair value for actively traded securities. For privately issued securities, and for thinly traded securities where market quotes are not available, we use estimation techniques to determine fair value. Estimation techniques used include discounted cash flows for debt securities. Additional information regarding our accounting for investment securities is included in Notes 2 and 14 to the Notes to Consolidated Financial Statements.

Mortgage Servicing Rights.  We record mortgage servicing rights on loans originated and subsequently sold into the secondary market.  We stratify our capitalized mortgage servicing rights based on the type, term and interest rates of the underlying loans.  Mortgage servicing rights are carried at fair value.  The value is determined through a discounted cash flow analysis, which uses interest rates, prepayment speeds and delinquency rate assumptions as inputs.  All of these assumptions require a significant degree of management judgment.  If our assumptions prove to be incorrect, the value of our mortgage servicing rights could be negatively affected.  See Notes 1 and 6 to the Notes to Consolidated Financial Statements.

Income Taxes. Management makes estimates and judgments to calculate certain tax liabilities and to determine the recoverability of certain deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses.  We also estimate a valuation allowance for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective.  In evaluating the recoverability of deferred tax assets, management considers all available positive and negative evidence, including past operating results, recent cumulative losses - both capital and operating - and the forecast of future taxable income, both capital gains and operating. In determining future taxable income, management makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require judgments about future taxable income and are consistent with the plans and estimates to manage our business. Any reduction in estimated future taxable income may require us to record a valuation allowance against deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on future earnings.

Emerging Growth Company Status. We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”).  The JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Comparison of Financial Condition at September 30, 2012 and June 30, 2012

Assets.  Total assets increased $9.9 million, or 1.3%, to $781.8 million at September 30, 2012, from $771.9 million at June 30, 2012. Loans, excluding loans held for sale, increased $10.4 million, or 2.6%, to $411.1 million at September 30, 2012, from $400.7 million at June 30, 2012.  Securities increased $4.4 million, or 1.6%, to $279.9 million at September 30, 2012, from $275.5 million at June 30, 2012, and cash and cash equivalents decreased by $6.0 million, or 14.1%, to $36.5 million at September 30, 2012 from $42.5 million at September 30, 2011.

Loans receivable, net, increased $10.4 million, or 2.6%, to $411.1 million at September 30, 2012, from $400.7 million at June 30, 2012.  The portfolio growth was primarily a result of an increase in real estate secured loans, which increased $17.6 million, or 5.2%, to $353.1 million at September 30, 2012, from $335.5 million at June 30, 2012. One- to four-family residential loans increased $9.3 million, or 4.3%, during the quarter ended September 30, 2012, as we retained a limited amount of 30-year fixed rate mortgages. The portfolio of commercial real estate loans also increased during the quarter by $11.6 million, or 14.5%, to $91.6 million at September 30, 2012 from $80.0 million at June 30, 2012.  These increases were partially offset by a decrease in construction and land loans of $4.7 million, or 20.7%, to $18.0 million at September 30, 2012, from $22.7 million at June 30, 2012, and a decrease in home equity loans of $2.6 million, or 5.1%, to $48.6 million at September 30, 2012, from $51.2 million at June 30, 2012.

Our allowance for loan losses was $8.2 million, or 1.95% of gross loans receivable at September 30, 2012, compared to $7.4 million, or 1.80% of gross loans receivable at June 30, 2012.  The increase in the allowance was the result of an increase in delinquent, nonperforming, criticized and classified loans during the quarter.   Special mention, substandard and doubtful loans increased by $2.3 million, or 8.4%, to $29.6 million at September 30, 2012, from $27.3 million at June 30, 2012.

Nonperforming loans increased $900,000, or 8.8%, to $11.1 million at September 30, 2012, from $10.2 million at June 30, 2012, primarily as a result of an increase in nonperforming commercial real estate loans of $1.7 million, partially offset by a decrease in nonperforming one- to four-residential loans of $800,000.  Nonperforming loans to total loans increased to 2.6% at September 30, 2012, from 2.5% at June 30, 2012.  Real estate owned and repossessed assets increased $300,000 to $3.2 million at September 30, 2012, from $2.9 million at June 30, 2012 as a result of increased foreclosure of one- to four-family residential properties.  At September 30, 2012, we had $11.0 million in restructured loans, of which $5.0 million were performing in accordance with their revised terms and returned to accrual status.  See “Business of First Federal – Asset Quality” for additional information regarding our delinquent, nonperforming, criticized and classified loans.

At September 30, 2012, the securities portfolio represented 35.8% of total assets, compared to 35.7% at June 30, 2012, an increase of $4.4 million, or 1.6%, to $279.9 million at September 30, 2012, from $275.5 million at June 30, 2012.  Mortgage-backed securities represented the largest portion of our investment portfolio and were $218.9 million at September 30, 2012, an increase of $5.3 million, or 2.5%, from $213.6 million at June 30, 2012.  Other investment securities, including municipal bonds, were $61.0 million at September 30, 2012, a decrease of $1.0 million from $62.0 million at June 30, 2012.  Deposit growth, along with cash flow from loan amortization and payoff activity, continued to be deployed into various investment securities as a short-term alternative until loan demand improves.

Liabilities. Total liabilities increased $8.7 million, or 1.3%, to $703.3 million at September 30, 2012, from $694.6 million at June 30, 2012, primarily due to retail deposit account balances increasing $6.7 million, or 1.2%, to $589.9 million at September 30, 2012, from $583.2 million at June 30, 2012.  We believe our growth in deposits was attributable to our customers seeking the safety afforded by insured deposits along with our success in attracting deposits from community organizations.  Transaction and savings account deposits increased $10.5 million, or 2.5%, to $424.0 million at September 30, 2012 from $413.5 million at June 30, 2012, while certificates of deposit declined $3.9 million, or 2.3%, during this period.  The change in the mix of deposits reflects the continued impact of a concern for safety and liquidity as well as the historically low-rate environment.

Borrowings of $100.0 million were unchanged between September 30, 2012 and June 30, 2012 and were comprised primarily of advances from the FHLB.  FHLB borrowings were unchanged from June 30, 2012 to September 30, 2012 at $99.9 million with a weighted average interest rate of 4.22%.

Equity.  Total equity increased $1.2 million or 1.6%, to $78.5 million at September 30, 2012, from $77.3 million at June 30, 2012. The increase primarily was a result of $635,000 in net income with the remaining increase due to other comprehensive income associated with the mark to market adjustments on the investment portfolio.

Comparison of Results of Operations for the Three Months Ended September 30, 2012 and 2011

General. Net income for the three months ended September 30, 2012 was $635,000 compared to a net loss of $220,000 for the three months ended September 30, 2011. The increase in net income was primarily due to a $924,000 decrease in the provision for loan losses and a $467,000 decrease in noninterest expenses as a result of $547,000 in recoveries in real estate owned expenses.

Net Interest Income. Total interest income decreased $371,000, or 5.4%, to $6.5 million for the three months ended September 30, 2012 from $6.9 million for the comparable period in 2011. Interest income on loans decreased $317,000, or 5.5%, during the three months ended September 30, 2012, reflecting a decrease of $11.0 million in the average balance of loans outstanding for the three months ended September 30, 2012, compared to the comparable period in 2011.  During the three months ended September 30, 2012, loan yields decreased 16 basis points as higher yielding loans continued to pay off and were replaced with loans at lower interest rates.

Interest income on total investment securities (which includes investment securities and mortgage-backed securities) decreased $61,000 to $981,000 for the three months ended September 30, 2012 compared to $1.0 million for the three months ended September 30, 2011.  The average balance of our total investment securities increased $38.2 million to $288.4 million for the three months ended September 30, 2012 compared to $250.2 million for the three months ended September 30, 2011.  Yields on investment securities for the three months ended September 30, 2012 declined 31 basis points due to increased prepayment activity which accelerated premium amortization and resulted in reinvestment of payments received at lower interest rates.

 The following table compares average earning asset balances, associated yields, and resulting changes in interest income for the three months ended September 30, 2012 and 2011:

	Three Months Ended September 30,
	2012		2011		Increase/ (Decrease) in Interest Income
	Average Balance Outstanding	Yield	Average Balance Outstanding	Yield
	(Dollars in thousands)
Loans receivable, net	$408,126	5.39%	$419,053	5.55%	$(317)
Investment securities	61,268	1.51	50,549	1.34	62
Mortgage-backed securities	227,124	1.32	199,610	1.75	(123)
FHLB stock	10,787	--	10,819	--	--
Cash and due from banks	18,536	0.19	20,350	0.04	7
Total interest-earning assets	$725,841	3.58	$700,381	3.92	$(371)

Interest Expense.  Total interest expense decreased $309,000, or 15.9%, to $1.6 million for the three months ended September 30, 2012, compared to $1.9 million for the three months ended September 30, 2011.  Deposit costs decreased $312,000, or 36.2%, primarily due to a decrease in interest rates paid. The average balance of interest-bearing deposits increased $12.3 million, or 2.3%, to $536.7 million for the three months ended September 30, 2012 from $524.4 million for the three months ended September 30, 2011.  The increase during the first quarter of 2012 was attributable to increases in average balances for transaction accounts of $8.3 million, savings accounts of $3.3 million, and money market accounts of $19.6 million, partially offset by a decrease in the average balance of certificates of deposit of $18.9 million.  With rates at historically low levels there has been little incentive for depositors to extend maturities and reduce the liquidity associated with savings and money market products by renewing maturing certificates of deposit.  The average cost of all deposit products decreased for the three months ended September 30, 2012, with certificates of deposit declining by 35 basis points to 1.05% from 1.40% for the three months ended September 30, 2011, while the cost of money market deposits decreased by 19 basis points to 0.18% for the three months ended September 30, 2012 from 0.37% for the three months ended September 30, 2011.  Borrowing costs remained virtually unchanged at $1.1 million for the three months ended September 30, 2012 and 2011.

The following table details average balances, cost of funds and the change in interest expense for the three months ended September 30, 2012 and 2011:

	Three Months Ended September 30,
	2012		2011		Increase/ (Decrease) in Interest Expense
	Average Balance Outstanding	Rate	Average Balance Outstanding	Rate
	(Dollars in thousands)
Savings accounts	$78,964	0.11%	$75,664	0.22%	$(21)
Transaction accounts	97,584	0.01	89,312	0.06	(12)
Money market accounts	193,204	0.18	173,642	0.37	(71)
Certificates of deposit	166,903	1.05	185,755	1.40	(208)
Borrowings	100,533	4.30	100,033	4.31	3
Total interest-bearing liabilities	$637,188	1.02	$624,406	1.24	$(309)

Provision for Loan Losses. The provision for loan losses decreased $924,000, or 59.7%, to $624,000 for the three months ended September 30, 2012, compared to $1.5 million for the three months ended September 30,

2011 primarily due to net loan recoveries of $210,000 for the three months ended September 30, 2012, compared to net loan charge-offs of $630,000 for the three months ended September 30, 2011.  Management considers the allowance for loan losses at September 30, 2012 to be adequate to cover probable losses inherent in the loan portfolio based on the assessment of the above-mentioned factors affecting the loan portfolio.  While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provisions that may be required will not adversely impact our financial condition and results of operations.  In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process, which may result in the establishment of additional reserves based upon their judgment of information available to them at the time of their examination.

The following table details activity and information related to the allowance for loan losses for the three months ended September 30, 2012 and 2011:

	At or For the Three Months Ended September 30,
	2012	2011
	(Dollars in thousands)

Provision for loan losses	$624	$1,548
Net (recoveries) charge-offs	(210)	630
Allowance for loan losses	8,224	5,646
Allowance for losses as a percentage of total gross loans receivable at the end of this period	1.9%	1.3%
Total nonaccruing loans	11,073	13,773
Allowance for loan losses as a percentage of nonperforming loans at end of period	74.3%	41.0%
Nonaccrual and 90 days or more past due loans as a percentage of total loans	2.6%	3.2%
Total loans	$422,065	$426,543

Noninterest Income.  Noninterest income increased $133,000, or 13.0%, to $1.2 million for the three months ended September 30, 2012 from $1.0 million for the three months ended September 30, 2011.  The increase in noninterest income between the comparable periods was due to $170,000 of other-than-temporary impairment charges related to our collateralized debt obligations secured by pooled trust preferred securities recorded during the three months ended September 30, 2011.  These securities were sold during the year ended June 30, 2012. The following table provides a detailed analysis of the changes in the components of noninterest income:

	Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	Percent
	(Dollars in thousands)

Loan and deposit service fees	$855	$799	$56	7.0%
Mortgage servicing fees, net of amortization	(56)	54	(110)	(203.7)
Net gain on sales of loans	110	179	(69)	(38.5)
Net gain on sale of investment securities	51	--	51	100.0
Net impairment losses	--	(170)	170	(100.0)
Increase in cash surrender value of bank-owned life insurance	148	156	(8)	(5.1)
Other income	52	9	43	477.8
Total noninterest income	$1,160	$1,027	$133	13.0%

Loan and deposit service fees increased $56,000, or 7.0%, to $855,000 for the three months ended September 30, 2012 due to increases in transactional deposit accounts between these periods.  Gains on sales of investment securities were $51,000 for the three months ended September 30, 2012 as selected securities with accelerating prepayments were sold compared to no sales in the comparable period in 2011.  Decreases in the gain on sale of loans and mortgage servicing fees net of amortization during the three months ended September, compared to the period in 2011 were attributable to the addition of 30-year single family residential loans to the portfolio, which reduced the opportunity to generate loan sale revenue, and contributed to the decrease in our mortgage servicing rights asset as the portfolio of loans serviced for others decreased.

Noninterest Expense. Noninterest expense decreased $467,000, or 9.4%, to $4.5 million for the three months ended September 30, 2012, compared to $4.9 million for the three months ended September 30, 2011.  Expenses associated with real estate owned for the three months ended September 30, 2012 reflect a non-recurring $547,000 recovery of expenses from a third party servicing loans for First Federal.  Excluding the recovery, operating expenses would have been $5.0 million at September 30, 2012, an increase of $83,000 from the comparable three months ended September 30, 2011.  The following table provides an analysis of the changes in the components of noninterest expense:

	At or For the Three Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	Percent
	(Dollars in thousands)

Compensation and benefits	$2,464	$2,363	$101	4.3%
Real estate owned and repossessed assets expenses, net	(306)	432	(738)	(170.8)
Data processing	528	373	155	41.6
Occupancy, equipment, depreciation and amortization	702	732	(30)	(4.1)
Supplies, postage, and telephone	221	170	51	30.0
Regulatory assessments and state taxes	75	112	(37)	(33.0)
Advertising	87	62	25	40.3
Professional fees	236	101	135	133.7
FDIC insurance premium	170	148	22	14.9
Other	305	456	(151)	(33.1)
Total	$4,482	$4,949	$(467)	(9.4)%

Compensation and benefits expenses increased $101,000, or 4.3%, to $2.5 million for the three months ended September 30, 2012, compared to $2.4 million for the comparable period in 2011. Additional staffing associated with branch expansion into Kitsap and Whatcom counties and operational support staff has increased full-time equivalent employees to 160 at September 30, 2012 from 146 at September 30, 2011.  During the three months ended September 30, 2012, data processing charges were $528,000, an increase of $155,000, or 41.6%, from $373,000 for the three months ended September 30, 2011.  The increase in data processing charges were due to costs associated with our branch expansion and the associated cost increases attributed to increased transaction activity associated with deposit accounts, including mobile and internet banking.

Provision (Benefit) for Income Tax.  An income tax expense of $279,000 was recorded for net income for the three months ended September 30, 2012 compared to a tax benefit of $328,000 associated with the net loss for the three months ended September 30, 2011.

Comparison of Financial Condition at June 30, 2012 and June 30, 2011

Assets.  Total assets increased $23.0 million, or 3.1%, to $771.9 million at June 30, 2012, from $748.9 million at June 30, 2011. Loans, excluding loans held for sale, decreased $23.5 million, or 5.5%, to $400.7 million at

June 30, 2012, from $424.2 million at June 30, 2011.  Securities increased $39.6 million, or 16.8%, to $275.5 million at June 30, 2012, from $236.0 million at June 30, 2011, and cash and cash equivalents increased by $6.7 million, or 18.7% to $42.5 million at June 30, 2012.

Loans receivable, net, decreased $23.5 million, or 5.5%, to $400.7 million at June 30, 2012, from $424.2 million at June 30, 2011, primarily as a result of lower loan demand in our market area, coupled with residential loan refinancing that was sold into the secondary market, loan repayments, foreclosures and repossession of assets.  Lower loan demand is attributable to continuing weakness in the local economy.

Real estate secured loans decreased $19.3 million, or 5.4%, to $335.5 million at June 30, 2012, from $354.8 million at June 30, 2011. One- to four-family residential loans decreased $23.6 million, or 9.9%, in 2012, as we sold nearly all one- to four-family residential loans originated in the secondary market. Construction and land loans decreased $900,000, or 3.8% to $22.7 million at June 30, 2012, from $23.6 million at June 30, 2011.  Commercial and multi-family real estate loans totaled $97.1 million and represented 23.7% of total loans at June 30, 2012, compared to $91.9 million or 21.3% of total loans at June 30, 2011.

Our allowance for loan losses at June 30, 2012, was $7.4 million, or 1.80% of gross loans receivable, compared to $4.7 million, or 1.10%, of gross loans receivable at June 30, 2011.  The increase in the allowance was the result of a decline in asset quality evidenced by an increase in loans classified as substandard and doubtful to $23.9 million at June 30, 2012, from $20.5 million at June 30, 2011.  In addition, the increased qualitative factors used to anticipate higher losses on junior liens associated with their subordinate collateral position added to the allowance during the year ended June 30, 2012, and loan charge-offs increased to $5.5 million for the year ended June 30, 2012, from $2.9 million for the year ended June 30, 2011.

Nonperforming loans decreased $1.8 million, or 15.0%, to $10.2 million at June 30, 2012, from $12.0 million at June 30, 2011, primarily as a result of charge-offs and foreclosures.  At June 30, 2012, our nonperforming loans consisted of $5.4 million of one- to four-family loans, $3.6 million of commercial real estate loans, $882,000 of home equity loans, $132,000 of construction and land loans, and $102,000 of consumer loans.  Nonperforming loans to total loans decreased to 2.5% at June 30, 2012, from 2.8% at June 30, 2011.  Real estate owned and repossessed assets totaled $2.9 million at June 30, 2012, compared to $4.5 million at June 30, 2011.  The decrease reflects the write down and disposition of properties.  At June 30, 2012, we also had $8.9 million in restructured loans, of which $4.8 million were performing in accordance with their revised terms and returned to accrual status.  See “Business of First Federal - Asset Quality” for additional information regarding our delinquent, nonperforming, criticized and classified loans.

At June 30, 2012, the securities portfolio represented 35.7% of total assets, compared to 31.5% at June 30, 2011, increasing by $39.6 million or 16.8%, to $275.5 million at June 30, 2012, from $236.0 million at June 30, 2011.  Mortgage-backed securities represent the largest portion of our investment portfolio.  Mortgage-backed securities were $213.6 million at June 30, 2012, an increase of $33.8 million, or 18.8% from the prior year. Other investment securities, including municipal bonds, totaled $62.0 million at June 30, 2012, an increase of $5.7 million or 10.1% from the prior year. Deposit growth, along with cash flow from loan amortization and payoff activity, continued to be deployed into various investment securities as a short-term alternative until loan demand improves.

Liabilities. Total liabilities increased $22.9 million, or 3.4%, to $694.6 million at June 30, 2012, from $671.6 million at June 30, 2011, primarily due to retail deposit account balances increasing $20.8 million, or 3.7%, to $583.2 million at June 30, 2012, from $562.4 million at June 30, 2011.  We believe our growth in deposits was attributable to our customers seeking the safe investment afforded by insured deposits.  Transaction and savings account deposits increased $42.7 million, or 11.5%, to $413.5 million at June 30, 2012 from June 30, 2011, while certificates of deposit declined $21.8 million, or 11.4%, during this period.  The change in the mix of deposits reflects the continued impact of a concern for safety and liquidity as well as the historically low-rate environment.

Borrowings of $100.0 million were unchanged between June 30, 2011 and June 30, 2012 and were comprised primarily of advances from the FHLB.  FHLB borrowings were unchanged from June 30, 2011 to June 30, 2012 at $99.9 million with a weighted average interest rate of 4.22%.

Equity.  Total equity increased $80,000 or 0.1%, to $77.3 million at June 30, 2012, from $77.2 million at June 30, 2011. The increase primarily was a result of a $2.0 million increase due to other comprehensive income associated with mark to market adjustments on the investment portfolio that offset the fiscal 2012 operating loss of $2.0 million.

Comparison of Results of Operations for the Years Ended June 30, 2012 and 2011

General. Our net loss for the year ended June 30, 2012, was $2.0 million as compared to net income of $3.9 million for the year ended June 30, 2011. The change was primarily due to increased provisioning for loan losses of $7.0 million, a decline in net interest income of $l.4 million, and an increase in noninterest expense primarily attributable to increased expense for the disposition of real estate and personal property owned, partially offset by a $776,000 increase in noninterest income and a decrease in the provision for income taxes of $3.0 million.

Net Interest Income. Net interest income decreased $1.4 million, or 6.6%, to $19.8 million for the year ended June 30, 2012, from $21.2 million for the year ended June 30, 2011. The decrease in net interest income for the year ended June 30, 2012, was primarily attributable to the continued weak economic conditions that resulted in reduced loan demand from creditworthy borrowers and a continued decline in interest rates.

Our net interest margin decreased 23 basis points to 2.79% for the year ended June 30, 2012, from 3.02% for the prior year, primarily due to the lower yield earned on interest-earning assets resulting from the shift in composition of outstanding interest-earning assets from loans into investment securities, primarily mortgage backed securities, and the lower interest rate environment, which reduced the yield on interest earning assets by 39 basis points to 3.80% for the year ended June 30, 2012.  Generally, our loans have higher yields than our investment securities.  The cost of average interest-bearing liabilities decreased 18 basis points to 1.13% for the year ended June 30, 2012, compared to 1.31% for the prior year due to a reduction in deposit rates.  Our funding costs have limited opportunity for further downward rate adjustments until our FHLB advances begin maturing in 2014.

Interest Income.  Total interest income decreased $2.5 million, or 8.5%, to $26.9 million for the year ended June 30, 2012. Interest income on loans decreased $2.5 million, or 9.9%, in 2012, as average balances of loans decreased by $35.4 million and earnings were further reduced by a 13 basis point decrease in the yield on loans. The yields on all loan types decreased due to lower interest rates on newly originated loans.

Interest income on total investment securities (which includes investment securities and mortgage-backed securities) increased by $39,000 to $4.2 million for the year ended June 30, 2012.  The average balance of our total investment securities increased by $36.6 million or 16.0% while the yield declined 24 basis points, primarily reflecting lower yields on mortgage-backed securities.

 The following table compares average earning asset balances, associated yields, and resulting changes in interest income for the years ended June 30, 2012 and 2011:

	Year Ended June 30,
	2012		2011		Increase/ (Decrease) in Interest Income
	Average Balance Outstanding	Yield	Average Balance Outstanding	Yield
	(Dollars in thousands)

Loans receivable, net	$412,262	5.51%	$447,677	5.64%	$(2,526)
Investment securities	52,929	1.29	70,434	1.34	(261)
Mortgage-backed securities	213,162	1.65	159,011	2.03	300
FHLB stock	10,819	--	10,819	--	--
Cash and due from banks	20,384	0.14	13,434	0.12	13
Total interest-earning assets	$709,556	3.80	$701,375	4.19	$(2,474)

Interest Expense.  Total interest expense decreased $1.2 million, or 14.5%, to $7.1 million during the year ended June 30, 2012, as deposit costs declined $1.1 million, or 30.0%, and borrowing costs remained virtually unchanged at $4.3 million. The average balance of interest-bearing deposits increased $3.1 million, or 0.6%, during the year ended June 30, 2012.  Increases in the average balances of transaction accounts of $6.6 million, savings accounts of $1.4 million, and money market accounts of $12.3 million were largely off-set by decreases in the average balance of certificates of deposit of $17.1 million.  With rates at historically low levels there has been little incentive for depositors to extend maturities and reduce the liquidity associated with savings and money market products by renewing maturing certificates of deposit.  The average cost of all deposit products decreased, with certificates of deposit declining by 27 basis points to 1.24% for the year ended June 30, 2012 from 1.51% the previous year while the cost of money market deposits decreased by 17 basis points to 0.26% for the year ended June 30, 2012 from 0.43% for the previous year.

The following table details average balances, cost of funds and the change in interest expense for the years ended June 30, 2012 and 2011:

	Year Ended June 30,
	2012		2011		Increase/ (Decrease) in Interest Expense
	Average Balance Outstanding	Rate	Average Balance Outstanding	Rate
	(Dollars in thousands)
Savings accounts	$76,530	0.15%	$75,171	0.27%	$(84)
Transaction accounts	92,663	0.04	86,110	0.09	(42)
Money market accounts	183,300	0.26	170,972	0.43	(249)
Certificates of deposit	179,665	1.24	196,802	1.51	(752)
Borrowings	100,033	4.28	99,996	4.27	9
Total interest-bearing liabilities	$632,191	1.13	$629,051	1.31	$(1,118)

Provision for Loan Losses. The provision for loan losses increased $7.0 million to $8.0 million during the year ended June 30, 2012, from $926,000 during the year ended June 30, 2011. We have increased the provision as a result of a decline in asset quality evidenced by an increase in loans classified as substandard and doubtful to $23.9 million at June 30, 2012, from $20.5 million at June 30, 2011.  Net loan charge-offs were $5.3 million for the year ended June 30, 2012, compared to $2.6 million for the year ended June 30, 2011. In addition, we adjusted the actual loss history reviewed for purposes of our allowance calculations from a three quarter period to a four quarter period to ensure appropriate considerations of recent loss trends in each loan category.

The following table details activity and information related to the allowance for loan losses for the years ended June 30, 2012 and 2011:

	At or For the Year Ended June 30,
	2012	2011
	(Dollars in thousands)
Provision for loan losses	$7,970	$926
Net charge-offs	(5,308)	(2,618)
Allowance for loan losses	7,390	4,728
Allowance for losses as a percentage of total gross loans receivable at the end of this period	1.8%	1.1%
Total nonaccruing loans	$10,152	$11,991
Allowance for loan losses as a percentage of nonperforming loans at end of period	72.8%	39.4%
Nonaccrual and 90 days or more past due loans as a percentage of total loans	2.5%	2.8%
Total loans	$409,987	$430,809

Noninterest Income.  Noninterest income increased $776,000, or 16.8%, to $5.4 million for the year ended June 30, 2012, from $4.6 million for the year ended June 30, 2011.  The following table provides a detailed analysis of the changes in the components of noninterest income:

	Year Ended June 30,		Increase (Decrease)
	2012	2011	Amount	Percent
	(Dollars in thousands)

Loan and deposit service fees	$3,186	$3,021	$165	5.5%
Mortgage servicing fees, net of amortization	(19)	117	(136)	(116.2)
Net gain on sales of loans	1,503	1,472	31	2.1
Net gain on sale of investment securities	293	40	253	632.5
Net impairment losses	(419)	(829)	410	49.5
Increase in cash surrender value of bank-owned life insurance	706	551	155	28.1
Other income	149	251	(102)	(40.6)
Total noninterest income	$5,399	$4,623	$776	16.8%

Noninterest income increased during the year ended June 30, 2012, primarily as a result of increased gains on sales of investment securities and a decrease in other than temporary impairment charges on investment securities.  Increased service fees from loan and deposit account activity of $165,000 and increases in the value of bank-owned life insurance of $155,000 were partially offset by decreases in mortgage servicing fees of $136,000 and other noninterest income of $102,000. The decrease in other noninterest income was primarily as a result of a lower income generated on nondeposit investment product sales.  Gains on sales of investment securities increased by $253,000 to $293,000 for the year ended June 30, 2012 as we periodically sold securities during the year.  During the year ended June 30, 2012, we had gains on sale of loans of $1.5 million, unchanged from the year ended June 30, 2011.

We have recognized significant levels of other-than-temporary-impairment charges beginning in 2009, related to $6.0 million in collateralized debt obligations secured by pooled trust preferred securities that were purchased prior to 2007.  During the year ended June 30, 2012, we had other-than-temporary impairment charges of $419,000, compared to $829,000 for the year ended June 30, 2011.  These securities were sold during the year ended June 30, 2012.

Noninterest Expense. Noninterest expense increased $1.2 million to $21.0 million for the year ended June 30, 2012, compared to $19.8 million for the year ended June 30, 2011, which was primarily attributable to increased expenses related to real estate and other personal property owned of $1.2 million. Increased expenses were realized from asset value write-downs during the period as a result of disposition strategies, including short sales, to reduce real estate owned. Our efficiency ratio was 83.3% for the year ended June 30, 2012, compared to 76.7% for the year ended June 30, 2011. The following table provides an analysis of the changes in the components of noninterest expense:

	At or For the Year Ended June 30,		Increase (Decrease)
	2012	2011	Amount	Percent
	(Dollars in thousands)

Compensation and benefits	$9,490	$9,632	$(142)	(1.5)%
Real estate owned and repossessed assets expenses, net	2,519	1,303	1,216	93.3
Data processing	1,637	1,503	134	8.9
Occupancy, equipment, depreciation and amortization	2,948	2,699	249	9.2
Supplies, postage, and telephone	756	809	(53)	(6.6)
Regulatory assessments and state taxes	385	485	(100)	(20.6)
Advertising	457	370	87	23.5
Professional fees	850	1,046	(196)	(18.7)
FDIC insurance premium	656	844	(188)	(22.3)
Other	1,293	1,074	219	20.4
Total	$20,991	$19,765	$1,226	6.2%

Compensation and benefits expenses decreased $142,000, or 1.5%, to $9.5 million for the year ended June 30, 2012, from $9.6 million for the prior year. At June 30, 2012, we employed 152 full-time equivalent employees compared to 149 at June 30, 2011.  Occupancy and equipment expenses increased by $249,000, or 9.2%, to $2.9 million from $2.7 million for the prior year primarily due to software and hardware costs associated with technology upgrades completed as part of the upgrades and enhancements associated with our process efficiency reviews completed in 2010.  Data processing charges increased by $134,000, or 8.9%, to $1.6 million for the year ended June 30, 2012, from $1.5 million for the prior year.  Increases were primarily attributable to increased transaction activity associated with deposit accounts, including mobile and internet banking.

Provision (Benefit) for Income Tax.  The income tax benefit of $1.8 million for the year ended June 30, 2012 was related to our net loss as compared to an income tax expense of $1.2 million for the year ended June 30, 2011 on our net income.

Comparison of Results of Operations for the Years Ended June 30, 2011 and 2010

General.  Our net income during the year ended June 30, 2011 increased to $3.9 million from $1,000 during the year ended June 30, 2010. The change was primarily due to reductions in the provision for loan losses of $3.4 million, a $2.9 million reduction in noninterest expense, and a $451,000 increase in noninterest income, partially offset by a $1.1 million decrease in net interest income and an increase in our provision for income taxes of $1.8 million.

Net Interest Income.  Net interest income decreased $1.1 million, or 5.0%, to $21.2 million for the year ended June 30, 2011, from $22.2 million in the prior year. The decrease in net interest income for 2011 was attributable to the ongoing challenges with the weak economy that have persisted since 2007 and in particular the low interest rate environment and reduced loan demand from creditworthy borrowers.

Our net interest margin decreased 19 basis points to 3.02% for the year ended June 30, 2011, from 3.21% for the prior year, primarily due to a $65.5 million decrease in average balances of loans and a $73.0 million increase in average balances of total investment securities (which includes investment securities and mortgage-backed securities).  Generally, our loans have higher yields than our investment securities and as a result of the decline in loans and increase in investment securities, the yield on our average interest-earning assets declined 71 basis points, to 4.19% for the year ended June 30, 2011 from 4.90% in fiscal 2010.  The cost of average interest-bearing liabilities decreased 56 basis points to 1.31% for the year ended June 30, 2011, compared to 1.87% for the prior year, primarily due to a decline in the rates paid on all types of interest bearing deposits as well as borrowings during the year ended June 30, 2011 as compared to the prior year.

Interest Income.  Total interest income decreased $4.5 million, or 13.3%, to $29.4 million for the year ended June 30, 2011. Interest income on loans decreased $5.0 million, or 16.5%, during the year ended June 30, 2011, as average balances of loans declined by $65.5 million and a decline in yield of 25 basis points. The decrease in the average balance of loans was attributable to a decline in the real estate market and related loan demand that did not generate sufficient volumes to replace normal amortization and prepayment activity resulting from declining interest rates.

Interest income on total investment securities (which includes investment securities and mortgage-backed securities) increased $499,000, or 13.6%, for the year ended June 30, 2011 compared to the prior fiscal year.  Average investment securities balances were $73.0 million higher in the year ended June 30, 2011, than in the year ended June 30, 2010, a 46.7% increase, while the yield declined 53 basis points.

The following table compares average earning asset balances, associated yields, and resulting changes in interest income for the years ended June 30, 2011 and 2010:

	Year Ended June 30,
	2011		2010		Increase/
	Average		Average		(Decrease)
	Balance		Balance		in Interest
	Outstanding	Yield	Outstanding	Yield	Income
	(Dollars in thousands)

Loans receivable, net	$447,677	5.64%	$513,152	5.89%	$(4,984)
Investment securities	70,434	1.34	63,634	1.79	(194)
Mortgage-backed securities	159,011	2.03	92,774	2.73	693
FHLB stock	10,819	--	10,819	--	--
Cash and due from banks	13,434	0.12	11,771	0.09	5
Total interest-earning assets	$701,375	4.19	$692,150	4.90	$(4,480)

Interest Expense. Total interest expense decreased $3.4 million, or 29.1%, to $8.3 million for the year ended June 30, 2011 from $11.7 million for the year ended June 30, 2010. Interest expense reductions reflected general changes in the interest rate environment as well as a restructuring of approximately $52.0 million in borrowings from the FHLB with a weighted average rate of 4.74% reducing the rate to 3.97% and the removal of interest rate floors on savings accounts.  The cost of average interest-bearing deposits decreased 58 basis points, from 1.33% to 0.75%, in fiscal 2011 as compared to fiscal 2010. The average balance of interest-bearing deposits increased $8.2 million, or 1.6%, while the average balance of borrowings declined $3.6 million.

The following table details average balances, cost of funds and the change in interest expense for the years ended June 30, 2011 and 2010:

	Year Ended June 30,
	2011		2010		Increase/
	Average		Average		(Decrease)
	Balance		Balance		in Interest
	Outstanding	Rate	Outstanding	Rate	Expense
	(Dollars in thousands)

Savings accounts	$75,171	0.27%	$87,394	1.26%	$(899)
Transaction accounts	86,110	0.09	74,879	0.22	(92)
Money market accounts	170,972	0.43	151,555	0.84	(545)
Certificates of deposit	196,802	1.51	207,062	2.12	(1,406)
Borrowings	99,996	4.27	103,623	4.59	(481)
Total interest-bearing liabilities	$629,051	1.31	$624,513	1.87	$(3,423)

Provision for Loan Losses. In connection with its analysis of the loan portfolio, management determined that a provision for loan losses of $926,000 was required for the year ended June 30, 2011, compared to a provision for loan losses of $4.4 million established for the year ended June 30, 2010.  The decrease in the provision primarily reflects the decrease in nonperforming loans.  Nonperforming loans were $12.0 million or 2.8% of total loans at June 30, 2011, compared to $16.8 million, or 3.5% of total loans at June 30, 2010.

The following table details activity and information related to the allowance for loan losses for the years ended June 30, 2011 and 2010:

	At or For the Year Ended June 30,
	2011	2010
	(Dollars in thousands)

Provision for loan losses	$926	$4,373
Net charge-offs	(2,618)	(1,021)
Allowance for loan losses	4,728	6,420
Allowance for losses as a percentage of total gross loans receivable at the end of this period	1.1%	1.3%
Total nonaccruing loans	$11,991	$16,784
Allowance for loan losses as a percentage of nonperforming loans at end of period	39.4%	38.3%
Nonaccrual and 90 days or more past due loans as a percentage of total loans	2.8%	3.5%
Total loans	$430,809	$480,277

Noninterest Income.  Total noninterest income increased $451,000, or 10.8% during the year ended June 30, 2011, compared to the year ended June 30, 2010. The following table provides a detailed analysis of the changes in the components of noninterest income:

	Year Ended June 30,		Increase (Decrease)
	2011	2010	Amount	Percent
	(Dollars in thousands)

Loan and deposit service fees	$3,021	$2,322	$699	30.1%
Mortgage servicing fees, net of amortization	117	100	17	17.0
Net gain on sales of loans	1,472	2,525	(1,053)	(41.7)
Net gain on sale of investment securities	40	908	(868)	(95.6)
Net impairment losses	(829)	(3,154)	2,325	73.7
Increase in cash surrender value of bank-owned life insurance	551	979	(428)	(43.7)
Other income	251	492	(241)	(49.0)
Total noninterest income	$4,623	$4,172	$451	10.8%

Noninterest income increased during the year ended June 30, 2011 primarily as a result of $2.3 million of reduced impairment charges on investment securities, partially offset by decreases in gains on sales of loans and investment securities of $1.1 million and $868,000, respectively. Noninterest income in the year ended June 30, 2011, also included a gain on the sale of a former branch site of $395,000.  Significant asset sales were recorded during the year ended June 30, 2010, as management addressed balance sheet and operational challenges.  Gains on loan sales of $2.5 million included a gain of $1.1 million for a $33.6 million bulk sale of fixed-rate residential mortgages.  We also sold investment securities during the year ended June 30, 2010, resulting in a gain on sale of securities of $908,000, which offset prepayment penalties of $729,000 associated with prepaying FHLB advances.

Service fees, primarily on deposit related activity increased by $699,000, or 30.1%, to $3.0 million during the year ended June 30, 2011, from $2.3 million during the year ended June 30, 2010.  The increases were primarily in non-sufficient fees and overdraft fees related to the increasing transaction account base.  This increase was largely offset by a $428,000 decrease in income recognized for the increase in cash surrender value of BOLI during the year ended June 30, 2011 to $551,000 from $979,000 during the year ended June 30, 2010 and a $241,000 decrease in other income, from $492,000 to $251,000 during the respective periods.  During the year ended June 30, 2010, First Federal pursued a tax exchange of its BOLI product that resulted in a one-time gain of $468,000.

Noninterest Expense. Total noninterest expenses decreased $2.9 million, or 12.6%, to $19.8 million in 2011, compared to $22.6 million during the year ended June 30, 2010. Compensation and benefits expenses were reduced $1.5 million, or 13.1%, as a result of the “First Federal Forward” efficiency review of staffing and processes.  Other operating costs, exclusive of costs of real estate and other personal property owned, charitable contributions and FHLB prepayment penalties, declined $703,000, from $9.5 million in fiscal 2010 to $8.8 million in fiscal 2011. These increases were offset by an increase in real estate and other personal property owned costs of $774,000.  Charitable contributions declined $735,000 between fiscal 2011 and 2010.  Finally, there was a $729,000 one-time prepayment penalty on FHLB advances incurred in fiscal 2010.  Our efficiency ratio was 76.7% for the year ended June 30, 2011, compared to 85.7% for the year ended June 30, 2010.

The following table provides a detailed analysis of the changes in the components of noninterest expense:

	At or For the Year Ended June 30		Increase (Decrease)
	2011	2010	Amount	Percent
	(Dollars in thousands)

Compensation and benefits	$9,632	$11,089	$(1,457)	(13.1)%
Real estate owned and repossessed assets expenses, net	1,303	529	774	146.3
Data processing	1,503	1,479	24	1.6
Occupancy and equipment	2,699	2,715	(16)	(0.6)
Supplies, postage, and telephone	809	783	26	3.3
Regulatory assessments and state taxes	485	366	119	32.5
Advertising	370	514	(144)	(28.0)
Professional fees	1,046	1,401	(355)	(25.3)
FDIC insurance premium	844	915	(71)	(7.8)
FHLB prepayment penalty	--	729	(729)	(100.0)
Other	1,074	2,095	(1,021)	48.7
Total	$19,765	$22,615	$(2,850)	(12.6)%

During fiscal 2010, First Federal had $755,000 in charitable contributions expense related to the fulfillment of its $1.0 million commitment to fund community projects made in 2008 and 2009 as part of First Federal’s Community Dividend Program. The program was designed to make significant donations to non-profit organizations providing housing, economic development and other community development projects in the communities we serve. Our directors are actively involved in our local communities and some of the contributions go to non-profit organizations in which they are actively involved, such as the Olympic Medical Center Foundation and the Northwest Maritime Center.

Provision (Benefit) for Income Tax. During the year ended June 30, 2011, we had an income tax expense of $1.2 million compared to income tax benefit of $602,000 for the year ended June 30, 2010. The increase in tax expense was due primarily to our increased net income.

Average Balances, Interest and Average Yields/Cost

The following table sets forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities.  Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at September 30, 2012.  Income and all average balances are monthly average balances, which management deems to be representative of the operations of First Federal.  Nonaccruing loans have been included in the table as loans carrying a zero yield.

		Three Months Ended
	At	September 30,						Year Ended June 30,
	September 30,
	2012	2012			2011			2012			2011			2010

		Average			Average			Average			Average			Average
		Balance	Interest		Balance	Interest		Balance	Interest		Balance	Interest		Balance	Interest
	Yield/	Out-	Earned/	Yield/	Out-	Earned/	Yield/	Out-	Earned/	Yield/	Out-	Earned/	Yield/	Out-	Earned/	Yield/
	Rate	standing	Paid	Rate	standing	Paid	Rate	standing	Paid	Rate	standing	Paid	Rate	standing	Paid	Rate
	(Dollars in thousands)
Loans receivable, net (1)	5.34%	$408,126	$5,501	5.39%	$419,053	$5,818	5.55%	$412,262	$22,705	5.51%	$447,677	$25,231	5.64%	$513,152	$30,215	5.89%
Investment securities	1.65	61,268	231	1.51	50,549	169	1.34	52,929	682	1.29	70,434	943	1.34	63,634	1,137	1.79
Mortgage-backed securities	1.94	227,124	750	1.32	199,610	873	1.75	213,162	3,526	1.65	159,011	3,226	2.03	92,774	2,533	2.73
FHLB stock	--	10,787	--	--	10,819	--	--	10,819	--	--	10,819	--	--	10,819	--	--
Cash and cash equivalents	0.14	18,536	9	0.19	20,350	2	0.04	20,384	29	0.14	13,434	16	0.12	11,771	11	0.09
Total interest-earning assets (2)	3.76	725,841	6,491	3.58	700,381	6,862	3.92	709,556	26,942	3.80	701,375	29,416	4.19	692,150	33,896	4.90

Interest-bearing liabilities:

Savings accounts	0.10	78,964	21	0.11	75,664	42	0.22	76,530	118	0.15	75,171	202	0.27	87,394	1,101	1.26
Transaction accounts	0.01	97,584	2	0.01	89,312	14	0.06	92,663	33	0.04	86,110	75	0.09	74,879	167	0.22
Money market accounts	0.22	193,204	88	0.18	173,642	159	0.37	183,300	480	0.26	170,972	729	0.43	151,555	1,274	0.84
Certificates of deposit	1.02	166,903	440	1.05	185,755	648	1.40	179,665	2,226	1.24	196,802	2,978	1.51	207,062	4,384	2.12
Total deposits		536,655	551	0.41	524,373	863	0.66	532,158	2,857	0.54	529,055	3,984	0.75	520,890	6,926	1.33
Borrowings	4.22	100,533	1,080	4.30	100,033	1,077	4.31	100,033	4,283	4.28	99,996	4,274	4.27	103,623	4,755	4.59
Total interest-bearing liabilities	1.01	637,188	1,631	1.02	624,406	1,940	1.24	632,191	7,140	1.13	629,051	8,258	1.31	624,513	11,681	1.87

Net interest income			4,860			4,922			19,802			$21,158			$22,215
Net interest rate spread	2.75			2.56			2.68			2.67			2.88			3.03
Net earning assets		88,653			$75,975			$77,365			$72,324			$67,637
Net interest margin (3)				2.68			2.81			2.79			3.02			3.21
Average interest-earning assets to average interest-bearing liabilities		113.91%			112.2%			112.2%			111.5%			110.8%

(1)  The average loans receivable, net balances include nonaccruing loans.
(2)  Includes interest-bearing deposits (cash) at other financial institutions.
(3)  Net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Three Months Ended September 30, 2012 vs. 2011			Year Ended June 30, 2012 vs. 2011			Year Ended June 30, 2011 vs. 2010
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest earning assets:
Loans receivable	$(152)	$(165)	$(317)	$(1,996)	$(530)	$(2,526)	$(3,855)	$(1,129)	$(4,984)
Investment and mortgage-backed securities	156	(217)	(61)	865	(826)	39	1,930	(1,431)	499
FHLB stock	--	--	--	--	--	--	--	--	--
Other(1)	--	7	7	8	5	13	2	3	5
Total interest-earning assets	$4	$(375)	$(371)	$(1,123)	$(1,351)	$(2,474)	$(1,923)	$(2,557)	$(4,480)

Interest-bearing liabilities:
Savings accounts	$2	$(23)	$(21)	$4	$(88)	$(84)	$(154)	$(745)	$(899)
Interest-bearing transaction accounts	1	(13)	(12)	6	(48)	(42)	25	(117)	(92)
Money market accounts	18	(89)	(71)	53	(302)	(249)	163	(708)	(545)
Certificates of deposit	(66)	(142)	(208)	(259)	(493)	(752)	(217)	(1,189)	(1,406)
Borrowings	5	(2)	3	2	7	9	(166)	(315)	(481)
Total interest-bearing liabilities	$(40)	$(269)	$(309)	$(194)	$(924)	$(1,118)	$(349)	$(3,074)	$(3,423)

Net change in interest income	$44	$(106)	$(62)	$(929)	$(427)	$(1,356)	$(1,574)	$517	$(1,057)

(1)      Includes interest-bearing deposits (cash) at other financial institutions.

Asset and Liability Management and Market Risk

Risk Management Overview.  Managing risk is an essential part of successfully managing a financial institution. Our Enterprise Risk Management (ERM) committee reports key risk indicators to the Board of Directors through the Audit Committee.  The most prominent risk exposures management monitors are: strategic, credit, interest rate, liquidity, operational, compliance, reputational and legal risk.  We utilize the services of outside firms to assist us in our asset and liability management and our analysis of market risk.

Interest Rate Risk Management. We manage the interest rate sensitivity of interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Except for certain adjustable-rate home equity lines of credit and commercial real estate loans that are tied to the prime rate, the twelve month constant maturity treasury, or the London Interbank Offered Rate (“LIBOR”), deposit accounts typically reprice more quickly in response to changes in market interest rates than mortgage loans because of their shorter maturities. As a result, sharp increases in interest rates may adversely affect earnings. Typically, decreases in interest rates beneficially affect our earnings in the short term, but with the Federal Reserve maintaining the federal funds rate near zero for a prolonged period, decreases in interest rates adversely affect earnings due to prepayments and refinancing associated with loans and investment securities invested in lower yielding assets, reducing interest income. In contrast, First Federal has little or no long-term ability to reduce funding costs associated with deposits and borrowings. To increase earnings in the short-term, management has recently begun adding a limited amount of fixed-rate conforming residential mortgage loans to the loan portfolio.

We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments to manage interest rate risk.

Interest Rate Sensitivity Analysis. Management uses an interest rate sensitivity analysis to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in the present value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. The present value of equity is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 400 basis point increase or a 100 basis point decrease in market interest rates with no effect given to any future steps that management might take to counter the impact of that interest rate movement. The following table presents the change in the present value of First Federal’s equity at September 30, 2012, that would occur in the event of an immediate change in interest rates based on management’s assumptions.

September 30, 2012
	Net Portfolio Value
Basis Point Change in Interest Rates	$ Amount	$ Change	% Change	NPV Ratio %
	(Dollars in thousands)

400	$71,504	$(19,435)	(21.4)%	9.8%
300	80,127	(10,812)	(11.9)	10.7
200	87,086	(3,853)	(4.2)	11.3
100	91,088	149	(0.2)	11.6
0	90,939	--	--	11.3
(100)	79,356	(11,583)	(12.7)	9.8

Using the same assumptions as above, the sensitivity of our projected net interest income for the year ended September 30, 2012, is as follows:

September 30, 2012
	Projected Net Interest Income
Basis Point Change in Interest Rates	$ Amount	$ Change	% Change

400	$17,457	$(1,757)	(9.1)%
300	18,419	(795)	(4.1)
200	19,261	47	0.2
100	19,593	379	2.0
0	19,214	--	--
(100)	18.063	(1,151)	(6.0)

Assumptions made by management relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets have features, such as rate caps or floors, which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term and long-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows, calls of investment securities and borrowed funds, and prepayments on loans and investment securities are greatly influenced by general interest rates, economic conditions and competition.

Management regularly adjusts our investments in liquid assets based upon an assessment of the expected loan demand, expected deposit flows, the yields available on interest-earning deposits and securities, and the objectives of our interest-rate risk and investment policies.

Our most liquid assets are cash and cash equivalents and securities available for sale. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At September 30, 2012, cash and cash equivalents totaled $36.5 million. Securities classified as available-for-sale, whose aggregate market value exceeds cost, provide additional sources of liquidity and had a market value of $219.2 million at September 30, 2012.  In addition, at September 30, 2012, we had excess FHLB stock of $6.8 million and have pledged collateral to support borrowings of $165.3 million.  We have also established a borrowing arrangement with the Federal Reserve Bank of San Francisco, however, no collateral has been pledged as of September 30, 2012.

At September 30, 2012, we had $13.7 million in loan commitments outstanding, and an additional $38.0 million in undisbursed loans and standby letters of credit.

Certificates of deposit due within one year of September 30, 2012 totaled $105.2 million, or 63.4% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods.  Management believes, based on past experience, that a significant portion of our certificates of deposit will be renewed or rolled into money market accounts. If these maturing deposits are not renewed, however, we will be required to seek other sources of funds, including other certificates of deposit and borrowings.  We have the ability to attract and retain deposits by adjusting the interest rates offered. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on certificates of deposit.  In addition, we believe that our branch network, which is presently comprised of nine full-service retail banking offices located throughout our primary market area, and the general cash flows from our existing lending and investment activities, will afford us sufficient long-term liquidity.

Off-Balance Sheet Activities

In the normal course of operations, First Federal engages in a variety of financial transactions that are not recorded in our financial statements.  These transactions involve varying degrees of off-balance sheet credit, interest rate and liquidity risks.  These transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For the three months ended September 30, 2012 and the year ended June 30, 2012, we engaged in no off-balance sheet transactions likely to have a material effect on our financial condition, results of operations or cash flows.

Contractual Obligations

At September 30, 2012, our scheduled maturities of contractual obligations were as follows:

	Within 1 Year	After 1 Year Through 3 Years	After 3 Years Through 5 Years	Beyond 5 Years	Total Balance
	(In thousands)

Certificates of deposit	$105,197	$47,237	$13,354	$66	$165,854
FHLB advances	--	54,924	45,000	--	99,924
Operating leases	21	7	--	--	28
Borrower tax and insurance	1,053	--	--	--	1,053
Total contractual obligations	$106,271	$102,168	$58,354	$66	$266,859

Commitments and Off-Balance Sheet Arrangements

The following table summarizes our commitments and contingent liabilities with off-balance sheet risks as of September 30, 2012:

	Amount of Commitment Expiration - Per Period
	Total Amounts Committed	Due in One Year
	(In thousands)

Commitments to originate loans:
Fixed-rate	$2,857	$2,857
Adjustable-rate	10,831	10,831
Undisbursed balance of loans closed	$13,688	$13,688

Capital Resources

First Federal is subject to minimum capital requirements imposed by the FDIC.  Based on its capital levels at September 30, 2012, First Federal exceeded these requirements as of that date and continues to exceed them as of the date of this prospectus.  Consistent with our goals to operate a sound and profitable organization, our policy is for First Federal to maintain a “well-capitalized” status under the capital categories of the FDIC.  Based on capital levels at September 30, 2012, First Federal was considered to be well-capitalized.  See “How We Are Regulated - Regulatory Capital Requirements” and “Risk Factors - The short-term and long-term impact of the changing regulatory capital requirements and anticipated new capital rules is uncertain.”

The following table shows the capital ratios of First Federal at September 30, 2012.

	Actual		Minimum Capital Requirements		Minimum Required to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
Tier 1 Capital to total adjusted assets(1)	$75,280	9.7%	$31,144	4.0%	$38,930	5.0%
Tier 1 Capital to risk-weighted assets(2)	75,280	20.3	14,823	4.0	22,235	6.0
Total Capital to risk-weighted assets(2)	79,959	21.6	29,646	8.0	37,058	10.0

(1)	Based on total adjusted assets of $778.6 million.
(2)	Based on risk-weighted assets of $370.6 million.

The capital raised in this offering, with net proceeds estimated to be between $57.5 million and $78.3 million, will significantly increase our regulatory capital levels and ratios.  Based upon our existing capital, and the capital to be raised in this offering, we believe that we will have sufficient capital to carry out our proposed business plan for at least the next year and to meet any applicable regulatory capital requirements during that period.  See “Pro Forma Data.”

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU No. 2011-03, Reconsideration of Effective Control for Repurchase Agreements. The Update amends existing guidance to remove from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and, as well, the collateral maintenance implementation guidance related to that criterion. ASU No. 2011-03 is effective for reporting periods beginning on or after December 15, 2011. The guidance applies prospectively to transactions or modification of existing transactions that occur on or after the effective date and early adoption is not permitted. The adoption of this ASU did not have a material impact on the our consolidated financial statements.

In April 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs . The Update amends existing guidance regarding the highest and best use and valuation premise by clarifying these concepts are only applicable to measuring the fair value of nonfinancial assets.  The Update also clarifies that the fair value measurement of financial assets and financial liabilities which have offsetting market risks or counterparty credit risks that are managed on a portfolio basis, when several criteria are met, can be measured at the net risk position. Additional disclosures about Level 3 fair value measurements are required include ing a quantitative disclosure of the unobservable inputs and assumptions used in the measurement, a description of the valuation process in place, and discussion of the sensitivity of fair value changes in unobservable inputs and interrelationships about those inputs as well disclosure of the level of the fair value of items that are not measured at fair value in the financial statements but disclosure of fair value is required. The provisions of ASU No. 2011-04 are effective for reporting periods beginning after December 15, 2011 and are applied prospectively. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. The Update amends current guidance to allow a company the option of presenting the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The provisions do not change the items that must be reported in other comprehensive income or when an item of other comprehensive must to reclassified to net income. The amendments do not change the option for a company to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense (benefit) related to the total of other comprehensive income items. The amendments do not affect how earnings per share is calculated or presented.  The provisions of ASU No. 2011-05 are effective for reporting periods beginning after December 15, 2011 and are applied retrospectively. Early adoption was permitted and there are no required transition disclosures.

In December 2011, the FASB issued ASU No. 2011-12,  Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 . The ASU defers indefinitely the requirement to present reclassification adjustments and the effect of those reclassification adjustments on the face of the financial statements where net income is presented, by component of net income, and on the face of the financial statements where other comprehensive income is presented, by component of other comprehensive income.   The adoption of the ASU did not have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment. With the Update, a company testing goodwill for impairment now has the option of performing a qualitative assessment before calculating the fair value of the reporting unit (the first step of goodwill impairment test). If, on the basis of qualitative factors, the fair value of the reporting unit is more likely than not greater than the carrying amount, a quantitative calculation would not be needed.  Additionally, new examples of events and circumstances that an entity should consider in performing its qualitative assessment about whether to proceed to the first step of the goodwill impairment have been made to the guidance and replace the previous guidance for triggering events for interim impairment assessment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The adoption of this ASU did not have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU No. 2012-11, Disclosures about Offsetting Assets and Liabilities. The Update requires an entity to offset, and present as a single net amount, a recognized eligible asset and a recognized eligible liability when it has an unconditional and legally enforceable right of setoff and intends either to settle the asset and liability on a net basis or to realize the asset and settle the liability simultaneously. The ASU requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. We are currently in the process of evaluating the ASU but do not expect it will have a material impact on our consolidated financial statements.

In July 2012, the FASB issued ASU No. 2011-02, Testing Indefinite-Lived Intangible Assets for Impairment. With the Update, a company testing indefinite-lived intangibles for impairment now  has the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with current guidance. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period.  The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after September 15, 2012.   The adoption of this ASU will not have a material impact on our consolidated financial statements.

In October 2012, the FASB issued ASU. 2012-06, Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.  The Update clarifies that when an entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently, a change in the cash flows expected to be collected on the indemnification asset occurs, as a result of a change in cash flows expected to be collected on the assets subject to indemnification, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement. The ASU is effective for annual and interim reporting periods beginning on or after December 15, 2012. The adoption of this ASU will not have a material impact on our consolidated financial statements.

Effect of Inflation and Changing Prices.  The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs and the effect that general inflation may have on both short-term and long-term interest rates. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Although inflation expectations do affect interest rates, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF FIRST NORTHWEST BANCORP

First Northwest Bancorp was formed at the direction of First Federal in August 2012, for the purpose of owning all of the outstanding stock of First Federal to be issued in the conversion.  First Northwest Bancorp is incorporated under the laws of the State of Washington, and generally is authorized to engage in any activity that is permitted by the Washington Business Corporation Act and is permissible to a bank holding company pursuant to the Bank Holding Company Act and regulations of the Federal Reserve Board.  The business of First Northwest Bancorp initially will consist only of the business of First Federal.  The holding company structure will, however, provide First Northwest Bancorp with greater flexibility than First Federal has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of other financial institutions as well as other companies.  Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, First Northwest Bancorp will be in a position after the conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

The assets of First Northwest Bancorp will consist initially of the stock of First Federal, the loan to the Employee Stock Ownership Plan (“ESOP”) and up to 50% of the net proceeds from the conversion and stock offering (less the amount loaned to the ESOP).  Initially, any activities of First Northwest Bancorp are anticipated to be funded by the retained proceeds and the income thereon and dividends from First Federal, if any.  See “Our Policy Regarding Dividends” and “How We Are Regulated – Limitations on Dividends and Stock Repurchases.”  Thereafter, activities of First Northwest Bancorp may also be funded through sales of additional securities, through borrowings and through income generated by other activities of First Northwest Bancorp.  We will utilize the support staff and offices of First Federal and pay First Federal for these services.  If we expand or change our business in the future, we may hire our own employees.  At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of common stock in the conversion.  See “Management – Benefit Plans – Employee Stock Ownership Plan.”

The executive offices of First Northwest Bancorp are located at 105 West 8th Street, Port Angeles, Washington  98362.  Its telephone number at that address is (360) 457-0461.

BUSINESS OF FIRST FEDERAL

General

We are a well-established financial institution with an 89-year history of meeting the financial needs of our customers, who are primarily located in our local market.  First Federal was organized on March 23, 1923, as a Washington State chartered mutual savings and loan association known as Lincoln Savings and Loan Association.  On October 1, 1934, Lincoln Savings and Loan Association converted to a federal charter and became known as First Federal Savings and Loan Association of Port Angeles. Effective November 30, 2011, First Federal completed its charter conversion from a federal mutual savings and loan association to a Washington State chartered mutual savings bank.  At September 30, 2012, we had total assets of $781.8 million, total deposits of $589.9 million and total equity of $78.5 million.

First Federal is a community-based savings bank primarily serving the North Olympic Peninsula region of Washington through our nine full-service banking offices.  Eight of our branches are located within Clallam and Jefferson counties, Washington, and in December 2011, we opened a new lending center in Kitsap County, which became a full-service branch in October 2012.  In addition, in July 2012, we opened a loan production office in Bellingham, Washington. We are contemplating near-term expansion into the contiguous counties of Whatcom, Skagit, Island, Snohomish and San Juan, Washington and may also consider acquisitions of other financial institutions in the Northwest.   Throughout most of our 89-year history, we have operated as a traditional savings and loan association, attracting deposits and investing those funds primarily in residential mortgage loans and investment securities.  During the past decade, recognizing our need to adapt to changing market conditions, we have strengthened our senior management team and revised our operating strategy to diversify our loan portfolio, expand our deposit product offerings and enhance our infrastructure.   We have gradually increased the origination of commercial real estate and multifamily real estate loans, and decreased reliance on originating and retaining longer-term, fixed-rate, owner occupied residential mortgage loans.  Since 2009, we have generally sold most newly originated and refinanced, conforming single-family owner-occupied mortgage loans into the secondary market, although in 2012, we began selectively adding 30-year fixed-rate mortgages to the portfolio in an effort to enhance our net interest income.  We have historically offered traditional consumer and business deposit products, including transaction accounts, savings and money market accounts and certificates of deposit.  Over the past several years, we have added remote deposit capture, consumer and business on-line banking and consumer mobile banking capabilities. At September 30, 2012, transaction and savings deposits comprised 71.9% of total deposits.

Market Area

We conduct our operations out of our main administrative office and eight full-service branch offices in the North Olympia Peninsula region of Washington.  The administrative office is located in Port Angeles, in Clallam County, Washington, along with six of our branch offices.  One branch office is located in Jefferson County and one is located in Kitsap County.

Clallam County has a population of 71,404 according to the latest information available from the U.S. Census Bureau.  The estimated median family income is $58,100 for 2012 according to data provided by the FDIC, compared to $72,900 for the State of Washington.  The economic base in Clallam County has been historically dependent on the marine services, forest products, agriculture, technology, tourism and education industries.  The primary employers in Clallam County include the Olympic Medical Center, Peninsula College, the Port Angeles School District, Clallam County government, Seven Cedars (casino golf course and other retail businesses), Clallam Bay Corrections Center, Nippon Paper Group and the Westport Shipyard.  Based on information from the Washington Center for Real Estate Research, for the quarter ended March 31, 2012, the median home price in Clallam County was $169,300, a decrease of 4% from $176,400 for the same period in 2011.  The median home price for the year ended December 31, 2007, reflecting home prices prior to the recent recession, was $242,000. Existing home resales in Clallam County for the quarter ended March 31, 2012 remained unchanged from the prior year; however, the number of building permits declined by 27.8% to 13 for the quarter ended March 31, 2012 from 18 for the same period in the prior year.  Based on data from the FDIC, the unemployment rate in Clallam County decreased to 11.0% at March 31, 2012 from 11.8% at March 31, 2011, and compared to 9.0% for the State of Washington and 8.6% for the United States at March 31, 2012.

Jefferson County has a population of 29,872 according to the latest information available from the U.S. Census Bureau.  The estimated median family income is $63,300 for 2012 according to data provided by the FDIC, compared to $72,900 for the State of Washington.  The economic base in Jefferson County has been historically dependent on several industry segments, including arts and culture, maritime and boat building, small-scale manufacturing, and tourism.  Another industry that supports the economic base is agriculture, which has recently increased, with several successful local farmers, and a local food co-op with sales over $10.0 million.  The primary employers in Jefferson County include the Port Townsend Paper, Jefferson Healthcare, Port Townsend School District, the Port Authority of Port Townsend and related marine trade, and the Jefferson County government.  Based on information from the Washington Center for Real Estate Research, for the quarter ended March 31, 2012, the median home price in Jefferson County was $227,900, a decrease of 12.3% from $260,000 for the same period in 2011.  The median home price for the year ended December 31, 2007, reflecting home prices prior to the recent recession, was $329,000.  Existing home resales in Jefferson County for the quarter ended March 31, 2012 increased 25.6% from the prior year and the number of building permits increased by 50.0% to 15 for the quarter ended March 31, 2012 from 10 for the same period in the prior year.  Based on data from the FDIC, the unemployment rate in Jefferson County decreased to 10.5% at March 31, 2012 from 11.1% at March 31, 2011 and compared to 9.0% for the State of Washington and 8.6% for the United States at March 31, 2012.

Kitsap County has a population of 251,133 according to the latest information available from the U.S. Census Bureau.  The estimated median family income is $75,600 for 2012 according to data provided by the FDIC, compared to $72,900 for the State of Washington.   The economic base of Kitsap County is largely supported by the Kitsap Naval Base and other military related employment through the United States Navy. Other private industries that support the economic base are healthcare, retail and tourism.  The primary employers in Kitsap County include the Harrison Medical Center, Walmart, and Port Madison Enterprises, which owns and operates the Clearwater Casino and Resort, gas stations and other retail operations.  Based on information from the Washington Center for Real Estate Research, for the quarter ended March 31, 2012, the median home price in Kitsap County was $212,500, a decrease of 9.6% from $235,000 for the same period in 2011.  The median home price for the year ended December 31, 2007, reflecting home prices prior to the recent recession, was $290,000.  Existing home resales in Kitsap County for the quarter ended March 31, 2012 increased 2.7% from the prior year and the number of building permits increased by 20.6% to 76 for the quarter ended March 31, 2012 from 63 for the same period in the prior year.  Based on data from the FDIC, the unemployment rate in Kitsap County decreased to 8.0% at March 31, 2012 from 8.6% at March 31, 2011 and compared to 9.0% for the State of Washington and 8.6% for the United States at March 31, 2012.

For a discussion regarding the competition in our primary market area, see “Business of First Federal - Competition.”

Lending Activities

General.  First Federal’s principal lending activities are concentrated in first lien one- to four-family mortgage loans and, to a lesser extent, commercial and multi-family real estate loans, construction and land loans (including lot loans), commercial business loans, and  consumer loans, consisting primarily of home-equity loans and lines of credit.  A substantial portion of our loan portfolio is secured by real estate, either as primary or secondary collateral, located within our primary market area.

Lending Activities

The following table represents information concerning the composition of our loan portfolio, including loans held for sale, by the type of loan at the dates indicated:

	September 30,		June 30,
	2012		2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)

Real estate:
One- to four-family	$224,978	53.2%	$215,661	52.6%	$239,318	55.5%	$261,626	54.5%	$322,282	60.6%	$368,239	66.3%
Multi-family	18,472	4.4	17,175	4.2	17,088	4.0	18,322	3.8	23,314	4.4	19,307	3.5
Commercial real estate	91,589	21.7	79,965	19.5	74,810	17.4	71,898	15.0	58,584	11.0	45,215	8.1
Construction and land	18,025	4.3	22,689	5.5	23,595	5.5	40,063	8.3	40,254	7.6	49,784	9.0
Total real estate loans	353,064	83.6	335,490	81.8	354,811	82.4	391,909	81.6	444,434	83.6	482,545	86.9

Consumer:
Home equity	48,633	11.5	51,155	12.5	54,960	12.8	61,965	12.9	56,423	10.6	45,807	8.2
Other consumer	11,198	2.7	11,083	2.7	13,092	3.0	16,807	3.5	19,768	3.7	18,994	3.4
Total consumer loans	59,831	14.2	62,238	15.2	68,052	15.8	78,772	16.4	76,191	14.3	64,801	11.6

Commercial business loans	9,170	2.2	12,259	3.0	7,946	1.8	9,596	2.0	11,305	2.1	8,080	1.5

Total loans	422,065	100.0%	409,987	100.0%	430,809	100.0%	480,277	100.0%	531,930	100.0%	555,426	100.0%

Less:
Deferred fees and discounts	545		563		597		610		1,175		1,431
Premium on purchased loans, net	943		957		1,022		1,069		57		92
Loans held for sale	1,240		418		275		947		1,305		6,085
Allowance for loan losses	8,224		7,390		4,728		6,420		3,068		1,611
Total loans, net	411,113		$400,659		$424,187		$471,231		$526,325		$546,207

Fixed-Rate and Adjustable-Rate Loans

The following table shows the composition of our loan portfolio in dollar amounts and in percentages by fixed rates and adjustable rates at the dates indicated.

	September 30,		June 30,
	2012		2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Fixed-rate loans:
Real estate:
One- to four-family	$173,245	41.0%	$160,985	39.3%	$178,692	41.5%	$192,256	40.0%	$252,931	47.5%	$285,033	51.3%
Multi-family	3,469	0.8	3,630	0.9	7,448	1.7	8,051	1.7	6,245	1.2	3,930	0.7
Commercial real estate	48,668	11.5	46,823	11.4	49,726	11.5	70,616	14.7	45,536	8.6	24,119	4.3
Construction and land	16,544	3.9	17,444	4.3	19,780	4.6	32,119	6.7	38,633	7.3	47,360	8.6
Total real estate loans	241,926	57.2	228,882	55.9	255,646	59.3	303,042	63.1	343,345	64.6	360,442	64.9
Consumer:
Home equity	11,846	2.8	12,412	3.0	12,322	2.9	15,826	3.3	18,832	3.5	22,219	4.0
Other consumer	9,369	2.2	9,198	2.2	11,129	2.6	14,537	3.0	17,414	3.3	16,927	3.0
Total consumer loans	21,215	5.0	21,610	5.2	23,451	5.5	30,363	6.3	36,246	6.8	39,146	7.0
Commercial business loans	5,565	1.3	5,873	1.4	3,130	0.7	5,118	1.1	5,372	1.0	3,204	0.6
Total fixed-rate loans	268,706	63.5	256,365	62.5	282,227	65.5	338,523	70.5	384,963	72.4	402,792	72.5

Adjustable-rate loans:
Real estate:
One- to four-family	51,733	12.3	54,676	13.3	60,626	14.1	69,370	14.4	69,351	13.0	83,206	15.0
Multi-family	15,003	3.6	13,545	3.3	9,640	2.2	10,271	2.1	17,069	3.2	15,377	2.8
Commercial real estate	42,921	10.2	33,142	8.1	25,084	5.8	1,282	0.3	13,049	2.5	21,096	3.8
Construction and land	1,481	0.4	5,245	1.3	3,815	0.9	7,944	1.7	1,620	0.3	2,424	0.4
Total real estate loans	111,138	26.5	106,608	26.0	99,165	23.0	88,867	18.5	101,089	19.0	122,103	22.0

Consumer:
Home equity	36,787	8.7	38,743	9.4	42,638	9.9	46,139	9.6	37,591	7.1	23,588	4.2
Other consumer	1,829	0.4	1,885	0.5	1,963	0.5	2,270	0.5	2,354	0.4	2,067	0.4
Total consumer loans	38,616	9.1	40,628	9.9	44,601	10.4	48,409	10.1	39,945	7.5	25,655	4.6
Commercial business loans	3,605	0.9	6,386	1.6	4,816	1.1	4,478	0.9	5,933	1.1	4,876	0.9
Total adjustable-rate loans	153,359	36.5	153,622	37.5	148,582	34.5	141,754	29.5	146,967	27.6	152,634	27.5

Total loans	422,065	100.0%	409,987	100.0%	430,809	100.0%	480,277	100.0%	531,930	100.0%	555,426	100.0%
Less:
Deferred fees and discounts	545		563		597		610		1,175		1,431
Premium on purchased loans, net	943		957		1,022		1,069		57		92
Loans held for sale	1,240		418		275		947		1,305		6,085
Allowance for loan losses	8,224		7,390		4,728		6,420		3,068		1,611
Total loans, net	$411,113		$400,659		$424,187		$471,231		$526,325		$546,207

Loan Maturity

The following table illustrates the contractual maturity of our loan portfolio at June 30, 2012.  Mortgages that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due.  The total amount of loans due after June 30, 2013 that have fixed interest rates is $246.7 million, while the total amount of loans due after such date that have adjustable interest rates is $142.9 million.  The table does not reflect the effects of unpredictable principal prepayments.

	Real Estate
	One- to Four-				Commercial Real		Construction						Commercial
	Family		Multi-family		Estate		and Land		Home Equity		Other Consumer		Business		Total(1)
		Weighted		Weighted		Weighted		Weightedd		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate

	(Dollars in thousands)
2013(2)	$77	5.81%	$1,207	5.89%	$11,365	5.55%	$439	5.96%	$9	5.63%	$2,046	9.67%	$5,170	7.02%	$20,313	6.37%
2014	27	5.98	3,727	6.26	5,451	5.61	231	7.42	32	6.42	867	7.14	1,709	3.66	12,044	5.68
2015	67	6.07	70	4.51	16,747	5.94	37	7.08	163	5.57	989	6.70	405	7.75	18,478	6.01
2016	282	5.56	4	7.06	16,186	6.50	30	7.50	673	6.10	878	5.92	1,628	5.86	19,681	6.39
2017 to 2019	2,814	5.33	2,323	3.20	6,787	6.13	425	5.75	3,148	5.88	2,809	6.28	1,102	5.55	19,408	5.60
2020 to 2023	8,041	5.52	6,647	4.70	14,858	5.25	4,086	6.59	18,357	5.19	1,499	7.41	2,156	4.36	55,644	5.33
2024 to 2027	25,365	4.25	570	6.79	1,495	4.84	8,781	6.80	3,235	6.62	669	7.87	89	9.00	40,204	5.13
2028 and beyond	178,988	5.16	2,627	6.07	7,076	6.47	8,660	6.21	25,538	4.52	1,326	5.76	--	--	224,215	5.20
Total	$215,661	5.07%	$17,175	5.20%	$79,965	5.89%	$22,689	6.51%	$51,155	5.00%	$11,083	7.17%	$12,259	5.84%	$409,987	5.40%

 (1)  Excludes deferred fees and discounts of $1.5 million.
 (2)  Includes demand loans, loans having no stated maturity, overdraft loans and loans held for sale.

One- to Four-Family Real Estate Lending.  At September 30, 2012, one- to four-family residential mortgage loans totaled $225.0 million, or 53.2%, of our gross loan portfolio.  We originate both fixed and adjustable-rate loans which can be sold in the secondary market or retained in our residential portfolio based on our asset objectives.  Residential loans are underwritten to secondary market standards or to other acceptable underwriting standards, which may not meet all of Freddie Mac and Fannie Mae eligibility requirements.

Fixed-rate residential mortgages are offered with repayment terms between 10 and 30 years, and we use Freddie Mac posted daily pricing, as well as other economic considerations, to establish pricing for our residential mortgage loans.  Adjustable-rate residential mortgage products with similar amortizations terms are also offered; however, the interest rate is typically fixed for an initial period. For example, the interest rate and payment will remain fixed for one to five years, with annual adjustments thereafter. Future interest rate adjustments are usually limited to increases or decreases of no more than 2% per adjustment and carry a typical lifetime cap of 5% to 6% above the initial interest rate, with no borrower prepayment restrictions.  Currently, we are retaining adjustable-rate mortgages that we originate in our portfolio.

Borrower demand for adjustable-rate mortgage loans typically increases when borrowers expect lower mortgage rates in the future.  Another factor that influences our origination of adjustable-rate loan products is whether the loan contains a discounted initial rate, which is a rate that is lower than rates offered for comparable fixed-rate loans.

Adjustable-rate mortgage loans could increase credit risk because as interest rates rise, the borrower’s payments rise, increasing the potential for default. In addition, adjustable-rate mortgages may be offered with an initial discounted rate, which may be less than the fully indexed rate and lower than comparable fixed-rate loans, which could also contribute to a higher risk of delinquency, default and foreclosure when the interest rate and payment on the loan adjusts. To mitigate and balance this risk for both the borrower and First Federal, these loans usually contain both periodic and lifetime interest rate caps that limit the amount of payment changes.  In addition, depending on market conditions, we may underwrite the borrower at a higher interest rate and payment amount than the initial discount rate. We do not offer adjustable-rate mortgages with deep discount teaser rates.  At September 30, 2012, the average interest rate on our adjustable rate mortgage loans was approximately 64% over the fully indexed rate.  As of September 30, 2012, we had $153.4 million, or 36.5%, of adjustable-rate mortgage loans in our portfolio.

All of our residential loans are evaluated at the time they are originated using underwriting criteria that meet the Freddie Mac Loan Prospector guidelines.  This underwriting considers a variety of factors including, but not limited to, credit history, debt to income ratios, property type, loan to value ratio and occupancy.  For loans with over 80% loan-to-value ratios, we typically require private mortgage insurance, which reduces our loan to value risk exposure in the event of a default on the loan and liquidation of the collateral for repayment. Other tools we use to reduce credit risk include, but are not limited to, title insurance, hazard insurance and, if necessary, flood insurance as required under current regulations.  All residential mortgage loans which require appraisals are appraised by independent fee appraisers approved by First Federal.  Fee appraisers submit documentation to First Federal to complete a formal review in conjunction with loan approval.

First Federal does not actively engage in subprime lending, either through advertising, marketing, underwriting and/or risk selection, and has no established program to originate or purchase subprime loans to be held in its portfolio.

Construction and Land Lending.  At September 30, 2012, our construction and land loans were $18.0 million, or 4.3% of the total loan portfolio.  Prior to 2010, First Federal offered an “all-in-one” residential fixed-rate custom construction loan product, which enabled the borrower to lock in the interest rate for the construction phase as well as for the permanent financing.  This product has been replaced with an adjustable-rate custom construction loan which, at the completion of construction, is placed in our portfolio as an adjustable rate mortgage loan.

We also originate construction loans for acceptable commercial real estate projects.  These projects include, but are not limited to, multi-family, retail, office/warehouse and office buildings.  Underwriting criteria on these loans include, but are not limited to, minimum debt service coverage requirements of 1.20x or better, loan-to-value limitations, pre-leasing requirements, construction cost over-run contingency reserves, interest and absorption period reserves, occupancy, capitalization rates and interest rate stress testing, as well as other underwriting criteria.

Construction loan applications require the borrower to provide architectural and working plans, a material specifications list, detailed cost breakdown and a construction contract. Construction loan advances are based on progress payments for “work in place” based on detailed line item construction budgets. Independent construction inspectors are used to evaluate the construction draw request relative to the progress and “work in place.”  Our construction administrator reviews all construction projects, inspection reports and construction loan advance requests to insure they are appropriate and in compliance with all loan conditions. Other risk management tools include title insurance, date down endorsements and periodic lien inspections prior to the payment of construction loan advances. In some cases, general contractors may be required to provide sub-contractor lien releases for any work performed prior to the filing of our deed of trust or prior to each construction loan advance.

Land acquisition, development and construction loans are available to local contractors and developers for the purpose of holding and/or developing residential building sites and homes when market conditions warrant such activity.  Land acquisition, development and construction loans, however, have been restricted since the economic downturn began in 2008. Land acquisition loans are secured by a first lien on the property, and are generally limited to 65% of the acquisition price or the appraised value, whichever is less. Development land loans are generally limited to 75% of the discounted appraised value based on the projected lot sale absorption rate and associated carry and liquidation costs of the developed lots and homes.  Underwriting criteria for acquisition and development loans include, but are not limited to, evidence of preliminary plat approval, compliance with state and Federal environmental protection and disclosure laws, engineering plans, detailed costs breakdowns and marketing plans.  These loans have been limited to projects within our primary market area.  Other risk management tools include, but are not limited to, title insurance, feasibility and market absorption reports, environmental questionnaires, and other supplementary information as may be required to determine if the project and proposed lots represent acceptable collateral for timely repayment of the loan.  The success of land acquisition, development and construction lending is largely dependent upon future sales for repayment of the loan. Economic and market conditions can be unpredictable and can have a significant adverse impact on the value and marketability of the collateral for land acquisition, development and construction loans.

We also originate individual lot loans, which are secured by a first lien on the property, for borrowers who are planning to build on the lot within the next five years, or who are holding the lot for investment purposes.  Generally, these loans have a maximum loan-to-value ratio of 75% for improved lands (legal access, water and power) and 65% for unimproved land.   The interest rate on these loans is fixed with a 20-year amortization and a five-year term.

At the dates indicated, the composition of our construction and land portfolio was as follows:

	September 30,	June 30,
	2012	2012	2011	2010
		(In thousands)

One- to four-family residential	$1,626	$2,457	$974	$6,398
Multi-family residential	--	--	951	--
Commercial real estate	--	3,300	1,635	8,377
Land	16,399	16,932	20,035	25,288
Total construction	$18,025	$22,689	$23,595	$40,063

Substantially all of our construction and land loans are secured by properties located on the Olympic Peninsula.

Construction lending for custom construction as well as speculative construction requires additional underwriting measures to effectively manage the construction process and future collateral value. Valuations on construction loans are based on the assumption that the finished improvements will be built in strict accordance with plans and specifications submitted to us at the time of the loan application. The appraiser must take into consideration the proposed design and market appeal of the improvements, based on current market conditions and demand for homes, although the improvements may not be completed for six to 12 months or longer, depending on the complexity of the plans and specifications and market conditions.

Numerous variables can adversely affect the value and marketability of the collateral, as well as the borrower’s ability to complete the project and repay the debt.  For example, unknown site issues can be discovered at the time of excavation, design problems, voluntary and involuntary cost over-runs, economic and market conditions, contractor expertise, professional capacity, unexpected injuries, lawsuits and other unpredictable health and financial changes can occur, which could compromise timely completion of the project and repayment of the debt.

Under certain circumstances we may have to declare a default, foreclose and sell the project “as is” to another party, typically at a discount, for assuming the responsibility and unknown risk of taking on a failed project or we may choose to complete the project and assume the market risk of selling the project at a future market price, which may or may not enable us to fully recover unpaid loan funds and associated construction and liquidation costs.

Commercial and Multi-Family Real Estate Lending.  At September 30, 2012, $91.6 million, or 21.7%, and $18.5 million, or 4.4%, of our total loan portfolio was secured by commercial and multi-family real estate property, respectively.  Our commercial real estate loans include, but are not limited to, loans secured by hotels and motels, office/warehouse, retail strip centers, self-storage facilities, medical and professional office buildings, combination gas stations and convenience stores, and assisted living facilities located within our market areas.  Our multi-family loans are primarily secured by apartment complexes located in Western Washington.  We offer both fixed-and adjustable-rate loans on commercial and multi-family real estate loans. These loans generally have maturity dates between three and 10 years with monthly payment amortization terms up to 25 years.  As of September 30, 2012, we had $15.0 million in adjustable rate multi-family loans and $42.9 million in adjustable rate commercial real estate loans.

These loans are generally priced at a higher rate of interest than one- to four-family residential loans, as these loans have higher loan balances, are more difficult to evaluate and monitor, and involve a greater degree of risk than one- to four-family residential loans.  Repayment on loans secured by commercial or multi-family properties are dependent on successful management or utilization of the land and improvements by the property owner to create gross revenues and sufficient net operating income to meet the debt service requirements and provide a return to the owner. Changes in economic and real estate market conditions can affect net operating income, capitalization rates and ultimately the valuation and marketability of the collateral. Interest rate, occupancy and capitalization rate stress testing are required as part of our underwriting analysis.  If the borrower is a corporation, we generally require and obtain personal guarantees from the corporate principals, which includes underwriting of their personal financial statements, tax returns and individual credit reports, which provides us with additional support and a secondary source for repayment of the debt.

Commercial and multi-family real estate loans with adjustable rates generally adjust after an initial period of three to five years.  Adjustable-rate multi-family residential and commercial real estate loans are generally priced to market indices with appropriate margins, which may include the U.S. Constant Maturity Treasury Rate, LIBOR, or other acceptable index.  Beginning in 2011, we began including pre-payment penalties on loans originated within our market.  The maximum loan-to-value ratio for commercial and multi-family real estate loans is typically limited to 80% of the appraiser opinion of market value or determined by an income to debt service ratio of 1.20x.  We require independent appraisals or evaluations on all loans secured by commercial real estate from an approved appraisers list.   We require most of our commercial and multi-family real estate loan borrowers to submit annual financial statements and/or rent rolls on the subject property.  These properties may also be subject to annual inspections with pictures to support that appropriate maintenance is being performed by the owner/borrower.

The following table provides information on multi-family and commercial real estate loans by type at the dates indicated:

	September 30,		June 30,
	2012		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Multi-family	$18,472	16.8%	$17,175	17.7%	$17,088	18.6%
Real estate retail	30,538	27.8	24,338	25.1	19,544	21.3
Real estate health care	15,555	14.1	17,253	17.8	17,970	19.6
Other non-owner occupied commercial real estate	14,321	13.0	11,527	11.9	9,238	10.1
Other owner-occupied commercial real estate	31,175	28.3	26,847	27.5	28,058	30.4
Total	$110,061	100.0%	$97,140	100.0%	$91,898	100.0%

If we foreclose on a multi-family or commercial real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability.  Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Our largest single commercial and multi-family borrowing relationship at September 30, 2012, totaled $8.2 million, and is collateralized by commercial real estate and consists of four loans.  At September 30, 2012, these loans were all performing in accordance with their repayment terms. As of September 30, 2012, eight commercial real estate loans were delinquent in excess of 90 days or were in nonaccrual status.  At September 30, 2012 and June 30, 2012, total delinquent commercial real estate loans were $4.3 million and $2.4 million, respectively, including loans that are delinquent more than 90 days and in nonaccrual status. Of these commercial real estate loans, four and one were troubled debt restructurings, with balances of $3.3 million and $1.3 million at September 30, 2012 and June 30, 2012, respectively. During the three months ended September 30, 2012, no commercial real estate loans were charged-off while three commercial real estate loans were charged off in the amount of $577,000 during the year ended June 30, 2012.

Consumer Lending.  We offer a variety of consumer loans, including home equity loans and lines of credit, new and used automobile loans, loans on other miscellaneous vehicles including recreational vehicles, travel trailers and motorcycles, and personal lines of credit.  At September 30, 2012, home equity loans and lines of credit totaled $59.8 million, or 14.2% of the loan portfolio.  Our interest rates on home equity loans are risk priced adjusted based on credit score, loan to value and overall credit quality of the applicant.  Home equity loans are made for, among other purposes, the improvement of residential properties, weatherization, and other consumer needs.  Some of these loans are secured by first liens; however, the majority of these loans are secured by a second deed of trust on the residential property.  Fixed-rate terms are available up to a maximum loan amount of $250,000 with a seven year repayment term.   Home equity lines of credit are prime rate, interest only loans with a maximum loan amount up to $50,000 and a term of 15 years.  A balloon payment for the balance is due at the end of the term.  The maximum combined loan to value (first and second liens) for this product is limited to 70% of the appraised value at origination.  Home equity lines of credit have greater risk than one- to four-family residential mortgage loans because they are secured by mortgages subordinated to the existing first mortgage on the property, which we may or may not hold, and do not have private mortgage insurance coverage.

We also offer a weatherization loan program guaranteed by either the City of Port Angeles or the Clallam County Public Utility District.  The purpose of these loans is to promote energy conservation by weatherizing homes and providing a low interest rate program for consumers to achieve lower energy costs and tax rebates.  These are one-year adjustable-rate loans indexed to LIBOR.

We offer several options for vehicle purchase or refinance with a maximum term of up to 84 months depending on the age and condition of the vehicle.  Loan rates for auto lending, as well as all other consumer loans, are priced based on the specific loan type and the risk involved.  Direct and indirect lending sources are used to originate auto loans, which includes online as well as in person applications at our branch locations.

We also make indirect auto loans through an auto dealer loan program with two local franchised car dealerships.  We have provided our underwriting criteria and pricing to the dealers but require further underwriting review and final approval prior to funding.  In an attempt to increase our volume of auto loans, we have also engaged a third-party vendor with a well-known, web-based program that allows consumers living in Washington, Idaho and Oregon to apply online for auto refinances.  The vendor facilitates the approval process (based on our underwriting criteria and pricing) and submits the loan to us for our approval.  Our consumer underwriting department re-underwrites the loan, and either approves or denies the loan request. If approved, the vendor provides the documentation to the borrower and, after the loan is funded, the borrower remits monthly payments directly to us.  If denied, the vendor handles all the adverse action and notification requirements.

Consumer loans represent additional and unique underwriting risks, because of the mobility and rapidly depreciating nature of consumer assets such as automobiles, RVs, boats and trailers in contrast to real estate based collateral.  If a borrower defaults, repossession and liquidation of the collateral may not provide sufficient sale proceeds to satisfy the outstanding loan balance.  Many factors account for potential loan losses on consumer loans, a number of which are largely outside the control of the lenders and include deferred maintenance, damages, depreciation and borrowers who relocate to other states.  While subsequent legal actions and judgments against defaulted borrowers may be appropriate, such collection efforts and costs may not always be warranted, and are evaluated after determining the cost of such collection efforts and the probability of any future loan recovery. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and are more likely to be adversely affected by job loss, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

As of September 30, 2012, 33 consumer loans totaling $920,000 were delinquent in excess of 90 days or on nonaccrual status.  Net consumer loan charge offs were $80,000 and $1.8 million during the three months ended September 30, 2012 and the year ended June 30, 2012, respectively.

Commercial Business Lending.  As of September 30, 2012, commercial business loans totaled $9.2 million, or 2.2% of our loan portfolio.  These loans are primarily originated as loans to business borrowers, which include lines of credit, term loans and letters of credit.  These loans are typically secured by business assets and are used for general business purposes, including seasonal and permanent working capital, equipment financing, capital, and general investments.  Loan terms vary from one to seven years.  The interest rates on such loans are generally floating rates indexed to LIBOR or other acceptable indices depending on prevailing economic and market conditions.  A typical requirement for us to extend business credit is for the borrower to have a business deposit relationship with us which, in most cases, includes multiple accounts and related services from which we realize low cost deposits plus service and ancillary fee income.

Commercial business loans typically have shorter maturity terms and higher interest spreads than real estate loans, but generally involve more credit risk because of the type and nature of the collateral.  We are focusing our efforts on small-to-medium sized, privately-held companies with local or regional businesses that operate in our market area.  Our commercial business lending policy includes credit file documentation and analysis of the borrower’s background, capacity to repay the loans, the adequacy of the borrower’s capital, as well as an evaluation of other conditions affecting the borrower.  Analysis of the borrower’s past, present and future cash flows, as well as the collateral pledged as security is also an important aspect of our credit analysis.  We generally obtain personal guarantees on our commercial business loans.

Primary repayment of our commercial loans is often dependent on cash flows of the borrower, which may be unpredictable due to normal business cycles, industry changes, and economic and political conditions. Furthermore, collateral securing these loans may fluctuate in value based on market conditions or other factors.  Our commercial business loans are originated primarily based on the identified cash flow of the borrowing entity and secondarily on the underlying collateral and revenue provided by the borrower and guarantors.  Most often, this collateral consists of real estate, accounts receivable, inventory or equipment.  Secondary sources of repayment and/or recovery for most of these loans are based on the liquidation of the pledged collateral, and may include enforcement of personal guaranties.  Secondary underwriting and collection efforts may include accounts receivable, or other third party payments, whereby availability of funds for repayment of these loans may be substantially dependent on the ability of the borrower or a third party to collect amounts due from its customers.  In addition, collateral secured by business assets may become functionally or economically obsolete, which can become problematic from a valuation, collection and liquidation perspective.

There were no commercial business loans charged-off during the three months ended September 30, 2012, compared to $364,000 charged-off during the year ended June 30, 2012, and $115,000 charged-off during the year ended June 30, 2011.

Loan Solicitation and Processing.  Our loan originations are obtained from a variety of sources, including existing or walk-in customers, business development by our relationship managers (“RMs”), and referrals from business owners, investors, entrepreneurs, builders, realtors, existing customers and other professional third parties.  Loan originations are further supported by lending services offered through our internet website, direct mail, advertising, cross-selling, employees’ community service and in the case of auto loans, through dealers or web-based established third-party internet solicitors. All of our consumer loan products, including residential mortgage loans, secured and unsecured consumer loans are processed through our centralized processing and underwriting center.  Commercial business loans, including commercial and multi-family real estate loans, are processed by the RMs, assistants and credit analysts with formalized credit presentations submitted to our Senior Loan Committee for approval.  Any exception to loan policy must be approved by the Senior Loan Committee.

Lending Authority.  Our employees do not have individual signing authority to approve loans.  Consumer and mortgage loans less than $50,000 require the signature of the loan underwriter as well as the department manager/supervisor.  All loans of $50,000 to $500,000 require two signatures of members of the Senior Loan Committee; all loans above $500,000 require approval by a majority of the Senior Loan Committee.  All commercial loans require signature by the Senior Loan Committee.  Commercial loans up to $500,000 require two signatures, and a majority of the Senior Loan Committee is required for loans over $500,000.  All Regulation O loans to insiders, regardless of the amount, require review and approval by our board of directors.

The Senior Loan Committee consists of the President/Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, and Chief Banking Officer.  In November 2011, the board of directors eliminated the requirement for approval of loans by the board of directors (with the exception of Regulation O loans).  The board loan/asset quality committee and full board continue to provide direction through policy approval and oversight for key credit risk management, such as lending to percentage of capital, loans to one borrower limits, and underwriting criteria. The board loan/asset quality committee and board of directors review approved loans and loans that were not approved on a quarterly basis.  The board loan/asset quality committee meets at least quarterly to discuss asset quality, loan production, and policy compliance, as well as to review industry trends.

As a savings bank chartered under Washington law, we are not subject to any statutory lending limits.  At September 30, 2012, however, our internal policy limits loans to one borrower and the borrower’s related entities to 15% of our unimpaired capital and surplus, or approximately $11.8 million at September 30, 2012, without the express prior consent of our board of directors.   At September 30, 2012 there were 114 loans, or $94.7 million, with relationships over $1.0 million.  This amount included two past due loans totaling $3.1 million, one of which was a troubled debt restructure for $1.6 million that was also on non-accrual. This amount also included a troubled debt restructured loan in the amount of $1.3 million which was on non-accrual but not past due.  The remaining 111 loans, or $90.3 million, were current and performing as of September 30, 2012. The following is a summary of the five largest relationships at September 30, 2012.

Total Commitment	Number of Loans in Relationship	Primary Collateral Type
(In thousands)
$8,239	4	Commercial Real Estate
8,220	3	Multi-family Real Estate
6,125	6	Commercial Real Estate
5,398	2	Commercial Real Estate
5,000	3	Commercial Real Estate

Loan Originations, Servicing, Purchases and Sales.  We originate mortgage, consumer, commercial real estate, and commercial business loans for our portfolio utilizing fixed- and adjustable-rate loan products.  Residential mortgage loans on one- to four-family properties are sometimes sold in the secondary market, and we make a decision, at the time of sale, whether to also sell the servicing.  Occasionally we will purchase whole and participation loans on a servicing retained or released basis, including loans that may be located outside our primary market areas.  Our ability to originate sufficient loan volume to meet our asset and liability management objectives is limited within our historical market as a result of consumer demand, population demographics and economic conditions.  During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to prevailing economic conditions, and low interest rates.  In periods of economic uncertainty, like we are currently experiencing, the ability of financial institutions, including us, to originate real estate loans is substantially reduced, which results in a decrease in interest income. During the three months ended September 30, 2012 and 2011, and the years ended June 30, 2012 and 2011, our total originations were $45.1 million, $23.4 million, $115.6 million and $92.6 million, respectively. We underwrite loan purchases and participations to the same standards as the loans we originate.

We actively sell residential first mortgage loans in the secondary market.  The majority of all residential mortgages we originate are fixed-rate mortgages, which primarily are sold to the secondary market at the time of origination to improve our interest rate risk.  In 2012, we began selectively adding 30 year fixed-rate mortgages to our loan portfolio in an effort to enhance our net interest income.  During the three months ended September 30, 2012 and 2011 and the years ended June 30, 2012 and 2011, we sold $3.9 million, $9.8 million, $63.8 million and $53.9 million of residential mortgage loans, respectively.  Our secondary market relationship is primarily with Freddie Mac.  These sales allow for a servicing fee on loans when the servicing is retained by us.  Most one- to four-family loans sold by us are sold with servicing retained. Loans in general are sold on a non-recourse basis, whenever possible, subject to a provision for repurchase upon breach of representation, warranty or covenant.  Sales of real estate loans through secondary market conduits can be beneficial to us since these sales generate income at the time of sale, produce future servicing income, provide funds for additional lending, and assist us in managing our interest rate risk.

During fiscal 2008, we sold loans with “life of the loan” recourse provisions to Freddie Mac, requiring us to repurchase the loan if it defaults.  There has been one loan repurchased since 2008 that had a life of the loan recourse provision. The remaining balance of loans serviced for others with life of the loan recourse provisions was $6.9 million at September 30, 2012. We did not repurchase any loans during the three months ended September 30, 2012 and 2011, however, we repurchased seven loans during the year ended June 30, 2012, and five loans during the year ended June 30, 2011. We earned mortgage servicing income of $180,000, $221,000, $826,000, and $920,000 for the three months ended September 30, 2012 and 2011 and the years ended June 30, 2012 and 2011, respectively. At September 30, 2012, we were servicing $277.8 million of residential mortgage loans for Freddie Mac and other secondary market purchasers. These mortgage servicing rights had a fair value at September 30, 2012, of $1.7 million. See Note 6 of the Notes to Consolidated Financial Statements included in this prospectus.

Gains, losses and transfer fees on sales of one- to four-family loans and participations are recognized at the time of the sale.  Our net gain on sales of residential loans for the three months ended September 30, 2012 and 2011 was $110,000 and $179,000, respectively, and was $1.5 million for each of the years ended June 30, 2012 and 2011.

The following table shows our loan origination, sale and repayment activities for the periods indicated (includes loans held for sale):

	Three Months Ended September 30,		Year Ended June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Originations by type:

Fixed-rate:
One- to four-family	$25,982	$14,959	$76,163	$66,992	$70,690
Multi-family	20	20	102	29	101
Commercial real estate	2,895	140	7,798	1,235	2,123
Construction and land	79	60	207	1,048	5,940
Home equity	37	59	364	10	853
Other consumer	947	644	2,520	1,742	3,627
Commercial business	175	4,206	4,669	1,021	1,626
Total fixed-rate	30,135	20,088	91,823	72,077	84,960
Adjustable-rate:
One- to four-family	1,073	520	2,987	6,044	12,201
Multi-family	1,540	--	5,449	276	--
Commercial real estate	11,588	62	8,377	5,400	7,877
Construction and land	117	664	2,747	5,393	8,030
Home equity	134	444	740	412	9,019
Other consumer	--	--	--	100	115
Commercial business	532	1,646	3,499	2,921	682
Total adjustable-rate	14,984	3,336	23,799	20,546	37,924
Total loans originated	45,119	23,424	115,622	92,622	122,884

Purchases by type:
Home equity	--	--	2,761	--	--
Commercial real estate	--	--	--	--	6,762
	--	--	2,761	--	6,762
Sales and Repayments:
One- to four-family loans sold	3,885	9,834	63,799	53,850	102,569
Total principal repayments, charge-offs and transfers to other real estate owned and personal property owned	29,156	19,401	75,406	88,240	78,730
Total reductions	33,041	29,235	139,205	142,090	181,299
Net loan activity	$12,078	$(5,811)	$(20,822)	$(49,468)	$(51,653)

Loan Origination and Other Fees.   Loan origination fees generally represent a percentage of the principal amount of the loan that is paid by the borrower.  Accounting standards require that certain fees received, net of certain origination costs, be deferred and amortized over the contractual life of the loan.  Net deferred fees or costs associated with loans that are prepaid or sold are recognized as income at the time of prepayment.  We had $545,000 of net deferred loan fees and costs as of September 30, 2012, compared to $563,000, $597,000 and $610,000 at June 30, 2012, 2011 and 2010. In addition, we receive fees for loan commitments, late payments and miscellaneous services.

Asset Quality

Management of asset quality is accomplished by internal controls, monitoring and reporting of key risk indicators, and internal and external individual loan reviews. The primary objective of our loan review process is to measure performance and assess risk for the purpose of identifying and establishing acceptable risk levels, in order to minimize loan loss exposure.  From the time of loan origination through final repayment, all loans are assigned a risk rating based on pre-determined criteria and levels of risk.  The risk rating is monitored and may change during the life of the loan.

Internal and external loan reviews vary by loan type, as well as the nature and complexity of the loan.  In addition, depending on the size of the loan, some loans may represent a substantial investment and warrant individual reviews, while other loans may have less risk because the loan size is small.  In some cases the risk is spread over a large number of obligors or the obligations are well collateralized and further analysis of the individual’s assets would expand the review process without measurable improvement to our risk assessment.  Asset types with these characteristics may be reviewed on the basis of risk indicators such as delinquency (consumer and residential real estate loans) or credit rating.  We conduct numerous levels of analysis and formal reviews on individual loans that represent greater potential risk.  In some cases, a total re-evaluation of the loan and associated risks are documented by completing a loan risk assessment and action plan.  Some loans may be re-evaluated in terms of their fair market value or net realizable value in order to determine the likelihood of potential loss exposure and, consequently, the adequacy of specific and general loan loss reserves.

We generally assess late fees or penalty charges on delinquent loans of five percent of the monthly payment amount due.  Substantially all first lien residential fixed-rate and adjustable-rate mortgage loan payments are due on the first day of the month, however, a borrower is given a 15-day grace period to make the loan payment.  When a mortgage loan borrower fails to make a required payment when it is due, we institute collection procedures.  The first notice is mailed to the borrower on the 16th day requesting payment and assessing a late charge.  Attempts to contact the borrower by telephone generally also begin upon the 16th day of delinquency.  If a satisfactory response is not obtained, continual follow-up contacts are attempted until the loan has been brought current.  Before the 90th day of delinquency, attempts to interview the borrower are made to establish the cause of the delinquency, whether the cause is temporary, the attitude of the borrower toward the debt and a mutually satisfactory arrangement for curing the default. If the borrower is chronically delinquent and all reasonable means of obtaining payments have been exercised, we will pursue all permissible loan remedies according to the terms of the security instruments and applicable law.  In the event of an unsecured loan, we will either seek legal action against the borrower or refer the loan to an outside collection agency.

The board of directors is informed monthly as to the percent of total loans and dollar amount of mortgage and consumer loans that are delinquent by more than 30 days, and is given information regarding classified assets.

The following table shows our delinquent loans by type of loan and number of days delinquent as of September 30, 2012.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Loans Delinquent 60 Days or More
			Percent of			Percent of			Percent of
			Loan			Loan			Loan
	Number	Amount	Category	Number	Amount	Category	Number	Amount	Category
	(Dollars in thousands)
Real estate loans:
One- to four-family	--	$--	--%	24	$3,347	1.5%	24	$3,347	1.5%
Multi-family	--	--	--	--	--	--	--	--	--
Commercial real estate	1	162	0.2	5	3,570	3.9	6	3,732	4.1

Construction and land development	--	--	--	5	258	1.4	5	258	1.4
Total real estate loans	1	162	--	34	7,175	2.0	35	7,337	2.1

Consumer loans:
Home equity	3	70	0.1	18	529	1.1	21	599	1.2
Other	3	43	0.4	6	75	0.7	9	118	1.1
Total consumer loans	6	113	0.5	24	604	1.0	30	717	1.2
Commercial business loans	--	--	--	--	--	--	--	--	--
Total loans	7	$275	0.1%	58	$7,779	1.8%	65	$8,054	1.9%

During the economic cycle we have experienced changes in our portfolio with respect to delinquent, nonperforming and impaired loans.  At September 30, 2012, our total loan delinquencies, including loans 30 days or more past due, were $10.6 million compared to $11.1 million and $14.1 million at June 30, 2012 and 2011, respectively.  Delinquent loans other than nonperforming and impaired loans were $2.5 million, $2.9 million and $4.6 million at September 30, 2012 and at June 30, 2012 and 2011, respectively.

Nonperforming Assets.  The following table sets forth information with respect to our nonperforming assets.  At each of the dates indicated, there were no loans delinquent more than 90 days that were accruing interest.

	September 30,	June 30,
	2012	2012	2011	2010	2009	2008
		(Dollars in thousands)
Nonaccruing loans:
Real estate loans:
One- to four-family	$4,616	$5,410	$5,041	$9,079	$4,671	$708
Multi-family	--	--	--	--	--	--
Commercial real estate	5,279	3,626	5,008	4,255	3,062	--
Construction and land	258	132	769	2,264	860	--
Total real estate loans	10,153	9,168	10,818	15,598	8,593	708

Consumer loans:
Home equity	819	882	883	570	160	--
Other	101	102	290	78	80	21
Total consumer loans	920	984	1,173	648	240	21
Commercial business loans	--	--	--	538	25	--
Total nonaccruing loans	11,073	10,152	11,991	16,784	8,858	729

Real estate owned:
One- to four-family	2,854	2,546	3,630	1,233	263	--
Commercial real estate	41	41	632	211	--	--
Construction and land	320	233	134	323	186	--
Total real estate loans	3,215	2,820	4,396	1,767	449	--
Home equity	--	--	--	69	--	--
Total real estate owned	3,215	2,820	4,396	1,836	449	--

Repossessed automobiles and recreational vehicles	15	45	79	237	30	6

Total nonperforming assets	$14,303	$13,017	$16,466	$18,857	$9,337	$735

Restructured loans:
One- to four-family	$4,949	$4,946	$4,798	$3,401	$--	$--
Multi-family	286	287	--	--	--	--
Commercial real estate	4,386	2,894	3,140	3,923	1,986	--
Construction and land	212	--	--	1,361	--	--
Total real estate loans	9,833	8,127	7,938	8,685	1,986	--
Home equity	769	742	594	417	--	--
Other consumer	30	30	61	--	--	--
Commercial business	392	--	--	460	--	--
Total restructured loans	$11,024	$8,899	$8,593	$9,562	$1,986	$--

Nonaccrual and 90 days or more past due loans as a percentage of total loans	2.6%	2.5%	2.8%	3.5%	1.7%	0.1%

For the three months ended September 30, 2012 and 2011 and the year ended June 30, 2012, gross interest income which would have been recorded had the nonaccruing loans been current in accordance with their original terms amounted to $1.0 million, $1.5 million, and $1.0 million, respectively.  The amount that was included in interest income on impaired loans was $43,000, $225,000, $529,000 and $226,000, respectively, for the three months ended September 30, 2012 and 2011 and the years ended June 30, 2012 and 2011.

Real Estate Owned and Repossessed Property.  Real estate we acquire as a result of foreclosure, deed in lieu, or non-merger deed in lieu of foreclosure is classified as real estate owned until it is sold.  When the property is acquired, it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan, or the fair market value of the property less selling costs.  Other repossessed collateral, including automobiles, are also recorded at the lower of cost or fair market value.  As of September 30, 2012, First Federal had 19 properties in real estate owned with an aggregate book value of $3.2 million.  Of the 19 properties, $320,000 are land and/or lot properties, $2.9 million are single family residential properties and $41,000 is commercial real estate.  Our real estate owned properties are all located in the States of Washington and Oregon.  Most of the properties included in real estate owned are listed with a real estate broker for sale, included in the multiple listing service, and are actively being marketed.  The largest of these properties had an aggregate book value of $869,000 and consisted of a single family residence located in the Portland, Oregon metropolitan area.  This loan was part of a pool of loans purchased in 2006.  The second largest real estate owned property had an aggregate book value of $310,000 and was comprised of a single family residence located in Port Townsend, Washington.

Restructured Loans.  According to generally accepted accounting principles, we are required to account for certain loan modifications or restructurings as “troubled debt restructurings.”  In general, the modification or restructuring of a debt is considered a troubled debt restructuring, if we, for economic or legal reasons related to a borrower’s financial difficulties, grant a concession to the borrower under more favorable terms and conditions than we would grant to an ordinary bank customer under a normal course of business standard.

General loan restructures and modifications not considered as troubled debt restructures may include lowering interest rates, extending the maturity date, deferring or re-amortizing monthly payments or other concessions.  These general loan restructures and modifications are made on a case-by-case basis provided that such concessions are not below market rates nor considered material and outside of the terms and conditions granted to other borrowers under normal course of business standards.

Adversely classified loans which are subsequently modified and placed in nonaccrual status must remain in nonaccrual status for a period of not less than six months with consecutive satisfactory payment performance and be further supported by current financial information and analysis which demonstrates the borrowers have the financial capacity to meet future debt service before being returned to accrual status.

As of September 30, 2012, we had 67 loans with an aggregate principal balance of $11.0 million which we have identified as “troubled debt restructures,” of which $5.0 million were performing in accordance with their revised terms and on accrual status.  Within the allowance for loan and lease losses for these loans, at September 30, 2012, we have established a special reserve in the amount of $159,000 in conformance with GAAP and all of these loans were performing according to their terms.

Classified Assets.  Federal regulations provide for the classification of lower quality loans and other assets, such as debt and equity securities, as substandard, doubtful or loss.  An asset is considered substandard when material conditions are identified which raise issues about the financial capacity, collateral or other conditions which may compromise the borrower’s promise and ability to satisfactorily perform under the terms of the loan.  Substandard assets considered impaired include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  Assets classified as doubtful have all the weaknesses inherent in those classified as impaired with the added characteristic that the weaknesses present make near term collection or liquidation highly questionable and improbable.  Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets with the establishment of a specific loss reserve is not warranted.

When we classify problem assets as substandard, doubtful, and impaired, we conduct individual loan and collateral analysis to establish a specific loan loss allowance in an amount we deem prudent, based on the unique circumstances of each loan. Our Credit Administration, Special Assets Group and senior management review the analysis and approve the specific loan loss allowance for these loans.

General  reserve loan loss allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances on impaired loans, have not been specifically allocated to particular problem assets.  When an insured institution identifies a problem asset as an unavoidable and imminent loss, it is required to partially or fully charge-off such assets in the period in which they are deemed uncollectible.  Assets that do not currently expose us to sufficient risk to warrant classification as substandard or doubtful but possess identified weaknesses are classified by us as either watch or special mention assets.  Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the DFI and the FDIC, which can order specific charge-offs or the establishment of additional loan loss allowances.

In connection with the filing of regulatory periodic reports with the FDIC which include disclosure of adversely classified assets, we regularly review the problem assets in our portfolio to determine whether any assets require re-classification in accordance with applicable regulations.  On the basis of our review of our assets, as of

September 30, 2012, we had criticized and classified assets of $29.6 million.  The amount classified represented 37.7% of equity capital and 3.8% of assets at that date.

The following table shows the aggregate amounts of our criticized and classified assets at the dates indicated.

	September 30,	June 30,
	2012	2012	2011	2010
		(Dollars in thousands)
Loans:
Special mention loans	$2,794	$3,389	$5,772	$14,917
Substandard loans	26,822	23,735	17,121	26,961
Doubtful loans	--	197	3,422	381
Loss loans	--	--	--	--
Total criticized and classified loans	29,616	27,321	26,315	42,259

Securities:
Substandard	--	--	603	903

Total classified securities	--	--	603	903

Total criticized and classified assets	$29,616	$27,321	$26,918	$43,162
Included in our classified loans at September 30, 2012 are $3.6 million of loans made to not for profit organizations, including organizations we have contributed to such as the Olympic Community Action Programs and the Northwest Maritime Center.

Allowance for Loan Losses.  Management recognizes that loan losses may occur over the life of a loan and the allowance for loan losses must be maintained at a level necessary to absorb specific losses on impaired loans and probable losses inherent for the total loan portfolio.  Our executive officers prepare and the board of directors’ Loan/Asset Quality Committee and the full board review and approve, the allowance for loan losses on a quarterly basis and establishes the provision for credit losses based on the risk composition of our loan portfolio, delinquency levels, loss experience, economic conditions, bank regulatory examination results, seasoning of the loan portfolios and other factors related to the collectability of the loan portfolio.  The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of actual loan charge-offs, net of recoveries.

We believe the quantitative and qualitative analysis necessary to calculate reasonably accurate accounting estimates for loan losses reserves is a critical process. However, economic, market, industry and political changes can adversely affect loan types, and unpredictable personal events or other undisclosed information by individual borrowers can occur at any time, which can result in immediate significant changes in, as well as management’s assumptions about, probable losses inherent in the loan portfolio. The impact of such events can quickly deplete the allowance and potentially require increased provisions to replenish the allowance, which could negatively affect current and future earnings.

Our methodology for analyzing the allowance for loan losses consists of two components: general and specific allowances.  The formula for the general loan loss reserve allowance is determined by applying an estimated quantified loss percentage, as well as qualitative factors, to various groups of loans.  The loss percentages are generally based on various historical measures such as the amount and type of classified loans, past due ratios, loss experience, and economic conditions, which could affect the collectability of the respective loan types.  Qualitative factors and adjustments to the loan loss reserve calculations are largely subjective, but include objective variables such as unemployment rates, falling or rising real estate values, real estate and retail sales, demographics and other known material economic indicators.  A specific allowance is established when management believes the borrower’s financial and/or collateral condition has materially deteriorated to a point of impairment and loss is highly probable.

The allowance for loan losses was $8.2 million at September 30, 2012, compared to $7.4 million and $4.7 million at June 30, 2012 and 2011, respectively. The increase was a result of the decline in asset quality reflected in the increase in our delinquent, nonperforming, criticized and classified loans, together with our recognition of qualitative factors which have materially affected conditions in the residential real estate markets in which we operate.  In addition, we adjusted the actual loss history reviewed for purposes of our allowance calculations from a three quarter period to an eight quarter period to ensure appropriate considerations of recent loss trends in each loan category.  We continually monitor local, regional and national economic trends, including those from the FDIC, the Board of Realtors and other reports.  The continuation of the delinquent loan trend, coupled with national and regional economic trends have resulted in proactive identification, assessment and appropriate increases in the provision for loan losses.  Qualitative factors developed from internal and external sources of information combined with historical loss experience have also resulted in further increases to the allowance for loan losses.

We define a loan as being impaired when, based on current information and events, it is probable we will be unable to collect amounts due under the contractual terms of the loan agreement.  Large groups of smaller balance homogenous loans such as residential mortgage loans and consumer loans are collectively evaluated for impairment.  All other loans are evaluated for impairment on an individual basis.  In the process of identifying loans as impaired, management takes into consideration factors which include payment history, collateral value, financial condition of the borrower, and the probability of collecting scheduled payments in the future.  Minor payment delays and insignificant payment shortfalls typically do not result in a loan being classified as impaired.  The significance of payment delays and shortfalls is considered by management on a case-by-case basis, after taking into consideration the totality of circumstances surrounding the loans and borrowers, including payment history and amounts of any payment shortfall, length and reason for delay, and likelihood of return to stable performance.

In determining the allowance for loan losses, management utilizes the valuation shown in the most recent appraisal obtained, unless additional information is known, which can result in additional adjustments to the valuation of collaterals pledged.

Appraisals or evaluations may be updated subsequent to the time of origination, whenever management identifies a loan as impaired or potentially being impaired. Events which may trigger an updated appraisal or evaluation include, but are not limited to, borrower delinquency, material technical defaults, annual review of borrower’s financial condition, property tax and/or assessment delinquency, deferred maintenance or other information known or discovered by us.

Impaired collateral dependent loans require a current appraisal and analysis to determine the net value of the collateral for loan loss reserve purposes.  Once an updated appraisal is obtained, our policy is to update these appraisals every 12 months as long as the loan and collateral remains impaired. Certain types of collateral, depending on market conditions, may require more frequent appraisal, updates or evaluations.  When the results of the impairment analysis indicate a potential loss, the loan is classified as substandard and a specific reserve amount is established or adjusted to reflect any further deterioration in the value of the collateral that may occur prior to liquidation or reinstatement.  The impairment analysis takes into consideration the primary, secondary, and tertiary sources of repayment, whether impairment is likely to be temporary in nature or liquidation is anticipated.

The allowance for loan losses was $8.2 million or 1.9% of total loans outstanding as of September 30, 2012, compared to $7.4 million and $4.7 million, or 1.8% and 1.1%, respectively, of total loans outstanding as of June 30, 2012 and June 30, 2011, respectively.  The level of the loan loss reserve allowance as of September 30, 2012, is based on our current qualitative and quantitative methodology, which includes best efforts identification of loans which may have loss potential in the foreseeable future. However, as previously discussed and explained, actual losses may vary from the estimates.  Management will continue to review the adequacy of the allowance for loan losses and make adjustments to the allowance for loan losses based on loan growth, economic conditions, charge-offs and portfolio composition.  For the three months ended September 30, 2012 and 2011 and for the years ended June 30, 2012 and 2011, the provision for loan losses was $624,000, $1.5 million, $8.0 million and $926,000, respectively.

As of September 30, 2012, we had impaired loans in the amount of $17.8 million compared to $15.8 million at both June 30, 2012 and 2011.

Management believes that our allowance for loan losses as of September 30, 2012, was adequate to absorb the known and inherent risks of loss in the loan portfolio at that date.  While management believes the estimates and assumptions used in its determination of the adequacy of the allowance are reasonable, there can be no assurance that such estimates and assumptions will not be proven incorrect in the future, or that the actual amount of future provisions will not exceed the amount of past provisions or that any increased provision that may be required will not adversely impact our financial condition and results of operations.  In addition, the determination of the amount of our allowance for loan losses is subject to review by bank regulators, as part of the routine examination process which may result in the establishment of additional reserves based upon their judgment of information available to them at the time of their examination.

The following table summarizes the distribution of our allowance for loan losses at the dates indicated.

	September 30,		June 30,
	2012		2012		2011		2010		2009		2008
	Amount	Percent of loans in each category to total	Amount	Percent of loans in each category to total	Amount	Percent of loans in each category to total	Amount	Percent of loans in each category to total	Amount	Percent of loans in each category to total	Amount	Percent of loans in each category to total
			(Dollars in thousands)
Allocated at end of period to:
One- to four- family	$4,217	53.2%	$3,464	52.6%	$2,025	55.5%	$2,032	54.5%	$788	60.6%	$552	66.3%
Multi-family	104	4.4	78	4.2	73	4.0	12	3.8	23	4.4	91	3.5
Commercial real estate	732	21.7	876	19.5	962	17.4	896	15.0	729	11.0	429	8.1
Construction and land	278	4.3	230	5.5	502	5.5	2,022	8.3	431	7.6	220	9.0
Home equity	2,074	11.5	1,773	12.5	666	12.8	591	12.9	294	10.6	10	8.2
Other consumer	396	2.7	395	2.7	166	3.0	396	3.5	425	3.7	236	3.4
Commercial business	417	2.2	574	3.0	294	1.8	471	2.0	378	2.1	73	1.5
Unallocated	6	--	--	--	40	--	--	--	--	--	--	--
Total	$8,224	100.0%	$7,390	100.0%	$4,728	100.0%	$6,420	100.0%	$3,068	100.0%	$1,611	100.0%

The following table sets forth an analysis of our allowance for loan losses:

	September 30,	June 30
	2012	2012	2011	2010	2009	2008
	(Dollars in thousands)
Allowance at beginning of period	$7,390	$4,728	$6,420	$3,068	$1,611	$1,618
Charge-offs:
One- to four-family	--	2,482	890	209	--	--
Multi-family	--	--	2	--	--	--
Commercial real estate	--	577	194	--	16	--
Construction and land	--	314	1,274	125	20	--
Home equity	91	1,465	283	144	23	--
Other consumer	46	301	152	415	266	187
Commercial business	--	364	115	204	210	123
Total charge-offs	137	5,503	2,910	1,097	535	310

Recoveries:
One- to four-family	130	95	188	--	--	--
Multi-family	--	--	1	--	--	--
Commercial real estate	151	--	13	--	1	--
Construction and land	--	--	49	--	--	--
Home equity	--	7	3	7	5	--
Other consumer	57	47	19	36	34	41
Commercial business	9	46	19	33	32	3
Total recoveries	347	195	292	76	72	44

Net charge-offs (recoveries)	210	(5,308)	(2,618)	(1,021)	(463)	(266)
Provision for loan losses	624	7,970	926	4,373	1,920	259
Balance at end of period	$8,224	$7,390	$4,728	$6,420	$3,068	$1,611

Net charge-offs as a percentage of average loans outstanding	(0.1)%	1.3%	0.6%	0.2%	0.1%	--%

Net charge-offs as a percentage of average nonperforming assets	(1.5)%	36.0%	14.0%	6.8%	10.6%	43.7%

Allowance as a percentage of nonperforming loans	74.3%	72.8%	39.4%	38.3%	34.6%	220.9%

Allowance as a percentage of total loans	1.9%	1.8%	1.1%	1.3%	0.6%	0.3%

Average consolidated loans, net	$408,126	$412,262	$447,677	$513,152	$552,563	$566,889
Average total loans	$416,137	$418,954	$454,736	$520,185	$556,057	$567,736

Investment Activities

General. Under Washington law, savings banks are permitted to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, banker’s acceptances, repurchase agreements, federal funds, commercial paper, investment grade corporate debt securities, and obligations of states and their political sub-divisions.

Our Chief Financial Officer has the basic responsibility for the management of our investment portfolio, in consultation with our Chief Executive Officer, and the direction and guidance of the board of directors.  Various factors are considered when making investment decisions, including the marketability, maturity and tax consequences of the proposed investment.  The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates and our anticipated liquidity needs.

The general objective of our investment portfolio is to provide sufficient liquidity to fund lending, deposit withdrawal, operations of First Federal and support earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Asset and Liability Management and Market Risk.”  We expect that a portion of the net proceeds of this offering initially will be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other marketable securities, and other permissible investments, until they can be deployed in an orderly fashion.

As a member of the FHLB, we had $10.7 million in stock of the FHLB at September 30, 2012.  We have not received any dividends from the FHLB since it suspended dividends in 2008.

Securities.  The table below sets forth information regarding the composition of our securities portfolio and other investments at the dates indicated.  At September 30, 2012, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	September 30,		June 30,
	2012		2012		2011		2010
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
					(In thousands)
Securities available-for-sale:
Municipal bonds	$2,347	$2,479	$2,353	$2,460	$100	$107	$351	$360
Small Business Administration	39,261	40,100	40,121	40,728	21,187	21,447	23,564	23,631
Government agency	--	--	--	--	29,976	30,154	38,287	38,430
U.S. Treasury	--	--	--	--	--	--	6,020	6,024
Trust preferred securities	--	--	--	--	522	63	1,125	266
Mortgage-backed:
Agency	168,602	172,297	167,154	170,383	140,189	141,669	88,176	89,188
Corporate	4,244	4,338	4,561	4,592	5,609	5,477	5,298	5,371
Total available-for-sale	214,454	219,214	214,189	218,163	197,583	198,917	162,821	163,270

FHLB stock	6,849	6,849	6,921	6,921	6,744	6,744	6,536	6,536

Securities held to maturity:
Municipal bonds and other	17,069	17,577	17,390	17,426	2,147	2,232	2,177	2,280
Small Business Administration	1,345	1,352	1,382	1,388	1,794	1,796	2,023	2,008
Trust preferred securities	--	--	--	--	540	540	695	695
Mortgage-backed:
Agency	42,288	43,138	38,613	39,236	32,600	33,131	19,639	19,899
Total held to maturity	60,702	62,067	57,385	58,050	37,081	37,699	24,534	24,882

FHLB stock	3,873	3,873	3,898	3,898	4,075	4,075	4,283	4,283

Total securities	$285,878	$292,003	$282,393	$287,032	$245,483	$247,435	$198,174	$198,971

Maturity of Securities.  The composition and contractual maturities of our investment portfolio at June 30, 2012 and September 30, 2012, excluding FHLB stock, are indicated in the following table.  The yields on municipal bonds have not been computed on a tax equivalent basis.

	June 30, 2012
	1 year or less		Over 1 year to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available-for-sale:

Municipal bonds	$--	--%	$100	3.45%	$--	--%	$2,253	2.96%	$2,353	2.98%	$2,460
Small Business Administration	--	--	--	--	--	--	40,121	1.17	40,121	1.65	40,728
U.S. Treasury	--	--	--	--	--	--	--	--	--	--	--
Mortgage-backed:
Agency	--	--	--	--	821	3.27	166,333	1.70	167,154	1.71	170,383
Corporate	--	--	--	--	--	--	4,561	2.64	4,561	2.64	4,592
Total available-for-sale	$--	--%	$100	3.45%	$821	3.27%	$213,268	1.63%	$214,189	1.73%	$218,163
Securities held to maturity:
Municipal bonds	$275	3.82%	$1,538	3.39%	$--	--%	$15,577	2.42%	$17,390	2.53%	$17,426
Small Business Administration	--	--	--	--	--	--	1,382	0.75	1,382	0.75	1,388
Mortgage-backed:
Agency	38	5.18	1,151	4.84	17,381	1.87	20,043	1.85	38,613	1.96	39,236
Total held to maturity	313	3.99	2,689	4.00%	17,381	1.87	37,002	2.05	57,385	2.10	58,050
Total securities	$313	3.99%	$2,789	3.98%	$18,202	1.93%	$250,270	1.70%	$271,574	1.81%	$276,213

	September 30, 2012
	1 year or less		Over 1 year to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
Municipal bonds	$--	--%	$100	3.45%	$--	--%	$2,247	2.96%	$2,347	2.98%	$2,479
Small Business Administration	--	--	--	--	--	--	39,261	1.21	39,261	1.21	40,100
U.S. Treasury	--	--	--	--	--	--	--	--	--	--	--
Mortgage-backed:
Agency	--	--	--	--	641	3.28	167,961	1.92	168,602	1.93	172,297
Corporate	--	--	--	--	--	--	4,244	2.52	4,244	2.52	4,338
Total available-for-sale	$--	--%	$100	3.45%	$641	3.28%	$213,713	1.82	$214,454	1.82	$219,214
Securities held to maturity:
Municipal bonds	$420	3.77%	$1,142	3.66%	$--	--%	$15,507	2.42%	$17,069	2.53%	$17,577
Small Business Administration	--	--	--	--	--	--	1,345	0.75	1,345	0.75	1,352
Mortgage-backed:
Agency	93	4.19	867	4.92	15,841	1.95	25,487	1.79	42,288	1.92	43,138
Total held to maturity	513	3.85	2,009	4.20	15,841	1.95	42,339	1.99	60,702	2.07	62,067
Total securities	$513	3.85	$2,109	4.17	$16,482	2.00	$256,052	1.84	$275,156	1.88	$281,281

Deposit Activities and Other Sources of Funds

General.  Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and market conditions.  Borrowings from the FHLB are used to supplement the availability of funds from other sources and also as a source of term funds to assist in the management of interest rate risk.

Our deposit composition reflects a mixture with certificates of deposit accounting for 28.1% of the total deposits at September 30, 2012, and interest and noninterest-bearing checking, savings and money market accounts comprising the balance of total deposits.  We rely on marketing activities, convenience, customer service and the availability of a broad range of deposit products and services to attract and retain customer deposits.  We did not have any brokered deposits at September 30, 2012.

Deposits.  Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including checking accounts, money market deposit accounts, savings accounts and certificates of deposit with a variety of rates.  Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of our deposit accounts, we consider the development of long-term profitable customer relationships, current market interest rates, current maturity structure and deposit mix, our customer preferences and the profitability of acquiring customer deposits compared to alternative sources.

Deposit Activity.  The following table sets forth our total deposit activities for the periods indicated.

	Three Months Ended September 30,		Year Ended June 30,
	2012	2011	2012	2011	2010
	(Dollars in thousands)
Beginning balance	$583,238	$562,398	$562,398	$556,223	$530,822
Net deposits (withdrawals)	6,082	6,546	17,983	2,191	18,475
Interest credited	551	863	2,857	3,984	6,926
Ending balance	$589,871	$569,807	$583,238	$562,398	$556,223

Net increase	$6,633	$7,409	$20,840	$6,175	$25,401

Percent increase	1.1%	1.3%	3.7%	1.1%	4.8%

Types of Deposits.  The following table sets forth the dollar amount of deposits in the various types of deposits programs we offered at the dates indicated.

	September 30		June 30,
	2012		2012		2011		2010
		Percent		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total	Amount	of Total

Transactions and Savings Deposits:

Interest-bearing transaction	$96,982	16.5%	$95,955	16.5%	$89,271	15.9%	$80,079	14.4%
Noninterest-bearing transaction	53,732	9.1	46,662	8.0	37,830	6.7	32,868	5.9
Savings accounts	79,638	13.5	78,007	13.4	73,932	13.1	75,814	13.6
Money market accounts	193,665	32.8	192,847	33.1	169,765	30.2	163,624	29.5

Total transaction and savings deposits	424,017	71.9	413,471	71.0	370,798	65.9	352,385	63.4

Certificates:

0.00 – 0.99%	111,005	18.8	108,020	18.5	100,369	17.9	81,723	14.7
1.00 – 1.99%	33,554	5.7	37,575	6.4	45,050	8.0	61,357	11.0
2.00 – 2.99%	11,844	2.0	13,802	2.4	25,638	4.6	24,434	4.4
3.00 – 3.99%	3,944	0.7	4,093	0.7	8,572	1.5	16,162	2.9
4.00 – 4.99%	5,331	0.9	6,103	1.0	11,184	2.0	18,482	3.3
5.00 and over	176	--	174	--	787	0.1	1,680	0.3

Total certificates	165,854	28.1	169,767	29.0	191,600	34.1	203,838	36.6

Total deposits	$589,871	100.0%	$583,238	100.0%	$562,398	100.0%	$556,223	100.0%

Deposit Flow.  The following table sets forth the balances of savings deposits in the various types of savings accounts offered by First Federal at the dates indicated.

	September 30			June 30
	2012			2012			2011			2010			2009
	Amount	Percent of Total	Increase/ (Decrease)	Amount	Percent of Total	Increase/ (Decrease)	Amount	Percent of Total	Increase/ (Decrease)	Amount	Percent of Total	Increase/ (Decrease)	Amount	Percent of Total	Increase/ (Decrease)

Savings accounts	$79,638	13.5%	$1,631	$78,007	13.4%	$4,075	$73,932	13.1%	$(1,882)	$75,814	13.6%	$(22,791)	$98,605	18.6%	$6,247
Transaction accounts	150,714	25.6	8,097	142,617	24.5	15,516	127,101	22.6	14,154	112,947	20.3	18,247	94,700	17.8	14,282
Money-market accounts	193,665	32.8	818	192,847	33.1	23,082	169,765	30.2	6,141	163,624	29.4	48,950	114,674	21.6	40,697
Fixed-rate certificates which mature in the year ending:
Within 1 year	105,197	17.8	(4,678)	109,875	18.8	(22,603)	132,478	23.6	857	131,621	23.7	(47,196)	178,817	33.7	(28,607)
After 1 year but within 2 years	32,829	5.6	(623)	33,452	5.7	(1,059)	34,511	6.1	(5,719)	40,230	7.2	20,540	19,690	3.7	1,619
After 2 years but within 5 years	27,762	4.7	1,526	26,236	4.5	2,102	24,134	4.3	(7,354)	31,488	5.7	7,697	23,791	4.5	5,444
Certificates maturing thereafter	66	--	(138)	204	--	(273)	477	0.1	(22)	499	0.1	(46)	545	0.1	(396)
Total	$589,871	100.0%	$6,633	$583,238	100.0%	$20,840	$562,398	100.0%	$6,175	$556,223	100.0%	$25,401	$530,822	100.0%	$39,286

Deposit Maturities.  The following table sets forth the rate and maturity information of our time deposit certificates at September 30, 2012.

	0.00- 0.99%	1.00- 1.99%	2.00- 2.99%	3.00- 3.99%	4.00- 4.99%	5.00% or higher	Total	Percent of Total

Certificate accounts maturing in quarter ending:

December 31, 2012	$28,156	$1,388	$1,528	$83	$1,300	$--	$32,455	19.6%
March 31, 2013	23,460	9,070	183	183	580	--	33,476	20.2
June 30, 2013	14,562	3,553	137	601	153	--	19,006	11.5
September 30, 2013	16,718	1,825	299	195	1,223	--	20,260	12.2
December 31, 2013	4,880	2,478	104	75	1,654	--	9,191	5.5
March 31, 2014	7,313	1,477	138	101	209	--	9,238	5.6
June 30, 2014	3,456	1,466	200	1,893	22	--	7,037	4.2
September 30, 2014	4,865	1,506	2	813	1	176	7,363	4.4
December 31, 2014	1,211	1,870	322	--	76	--	3,479	2.1
March 31, 2015	1,054	1	985	--	30	--	2,070	1.2
June 30, 2015	2,566	56	2,082	--	77	--	4,781	2.9
September 30, 2015	2,301	370	1,402	--	5	--	4,078	2.5
Thereafter	463	8,494	4,462	--	1	--	13,420	8.1

Total	$111,005	$33,554	$11,844	$3,944	$5,331	$176	$165,854	100.0%

Percent of total	67.0%	20.2%	7.1%	2.4%	3.2%	0.1%	100.0%
Jumbo Certificates.  The following table indicates the amount of our jumbo certificates of deposit by time remaining until maturity as of September 30, 2012.  Jumbo certificates of deposit are certificates in amounts of $100,000 or more.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$20,684	$19,208	$23,739	$29,222	$92,853

Certificates of deposit of $100,000 or more	11,771	14,268	15,527	31,435	73,001

Total certificates	$32,455	$33,476	$39,266	$60,657	$165,854

The Federal Reserve requires First Federal to maintain reserves on transaction accounts or non-personal time deposits.  These reserves may be in the form of cash or noninterest-bearing deposits with the Federal Reserve Bank of San Francisco.  Negotiable order of withdrawal (NOW) accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to the reserve requirements, as are any non-personal time deposits at a savings bank.  As of September 30, 2012, our deposit with the Federal Reserve Bank of San Francisco and vault cash exceeded our reserve requirements.

Borrowings.  Although customer deposits are the primary source of funds for our lending and investment activities, we have used advances from the FHLB to supplement our supply of lendable funds, to meet short-term deposit withdrawal requirements and also to provide longer-term funding to better match the duration of selected loan and investment maturities.

Depending upon the retail banking activity and the availability of excess post-conversion capital that may be provided to us, we will consider and may undertake additional leverage strategies within applicable regulatory requirements or restrictions.  These borrowings would be expected to primarily consist of FHLB advances.

As a member of the FHLB, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of that stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met.  Advances are individually made under various terms pursuant to several different credit programs, each with its own interest rate and range of maturities.  Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.  We maintain a committed credit facility with the FHLB and had collateral pledged that would support additional borrowing capacity of $60.1 million at September 30, 2012. Our outstanding advances from the FHLB totaled $99.9 million at September 30, 2012.

The following tables set forth information regarding our borrowing at the end of and during the periods indicated.  The tables include both long- and short-term borrowings.

	Three Months Ended September 30,		Year Ended June 30,
	2012	2011	2012	2011	2010
	(Dollars in thousands)
Maximum balance:
FHLB advances	$99,924	$99,924	$99,924	$99,924	$119,081
Craft3 Promissory Note	109	109	109	109	69

Average balances:
FHLB advances	$99,924	$99,924	$99,924	$99,924	$103,554
Craft3 Promissory Note	109	109	109	72	69

Weighted average interest rate:
FHLB advances	4.22%	4.22%	4.22%	4.22%	4.50%
Craft3 Promissory Note	4.50%	4.50%	4.50%	4.50%	4.50%

	September 30,	June 30,
	2012	2012	2011	2010
	(Dollars in thousands)
Balance outstanding at end of period:
FHLB advances	$99,924	$99,924	$99,924	$99,924
Craft3 Promissory Note	109	109	109	69
Total borrowings	$100,033	$100,033	$100,033	$99,993

Weighted average interest rate of:
FHLB advances	4.22%	4.22%	4.22%	4.22%
Craft3 Promissory Note	4.50%	4.50%	4.50%	4.50%

Subsidiary and Other Activities

We have one subsidiary, North Olympic Peninsula Services, Inc. (“NOPS”), which is wholly-owned and has been inactive for approximately nine years. Our initial capital investment in NOPS was $500,000 and as of September 30, 2012 we had not made any subsequent investment. In 2008, First Federal partnered with Craft3, Inc., a Washington nonprofit corporation, to form two limited liability companies for the purpose of participating in the new markets tax credit program (“NMTC”). First Federal made an initial capital investment of 99.99% in Craft3 Development, IV, LLC for $4.9 million in the form of $2.4 million of debt and $2.5 million of equity.  Craft3 Development IV, LLC then made a 100% equity investment of $4.9 million into another company, Craft3

Investment IV, LLC. Craft3 Investment IV distributed those funds in the form of a loan to Downtown Ambulatory Health Center, LLC for construction of a medical facility in Port Angeles, Washington. First Federal will participate in the NMTC program over a seven year period and realize $1.9 million in tax credits. At the completion of the seven years, both subsidiaries will be dissolved, and the loan to the downtown Ambulatory Health Center, LLC refinanced. First Federal will receive a $4.6 million reimbursement for its debt and equity contributions, and the $300,000 deficiency between the amount of the investment and the amount of the reimbursement is being amortized over the new markets tax period.

The First Federal Community Foundation

General.  In furtherance of our commitment to the communities we serve, we have voluntarily established a foundation in connection with our conversion from the mutual to stock form of organization.  The plan of conversion provides that the foundation will be established as a non-stock corporation and will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  The contribution of common stock to the foundation will be dilutive to the interests of shareholders.  First Northwest Bancorp has no plans to provide additional funding beyond this initial contribution over the next three years.  First Federal may make future contributions as deemed appropriate by First Federal’s Board of Directors, subject to any capital needs and requirements or other regulatory limitations that may be applicable.  The contribution of common stock to the foundation will not be included in determining whether the minimum number of shares of common stock (5,950,000) has been sold in order to complete the offering.

Purpose of the Foundation.  The purpose of the First Federal Community Foundation is to provide funding to support charitable causes and community development activities in the communities we serve.  The First Federal Community Foundation is being formed as a complement to our existing community activities.  We currently contribute funds to support local community activities and actively encourage our employees to volunteer their time, raise funds and contribute their personal funds to a wide range of charitable organizations.  The foundation is completely dedicated to community activities and the promotion of charitable causes, and may be able to support these activities in ways that are not currently available to us.

We believe the establishment of a foundation is consistent with our long-term commitment to community service.  The board of directors further believes that the funding of the foundation with common stock of First Northwest Bancorp is a means of enabling the communities served by us to share in the growth and success of First Northwest Bancorp long after completion of the conversion.  The foundation will accomplish that goal by providing for continued ties between the foundation and First Federal, thereby forming a partnership with our community.  The establishment of the foundation will also enable First Northwest Bancorp and First Federal to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds.

Structure of the First Federal Community Foundation. The foundation has been incorporated under Washington law as a non-stock corporation. Its initial board of directors will consist of persons who are directors or employees of First Federal, as well as at least one independent director.  Directors of the foundation who are affiliated with First Federal are not expected to be paid additional compensation for their service on the foundation’s board.  The articles of incorporation of the foundation will provide that the corporation is organized exclusively for charitable purposes, including development in the local community, as set forth in Section 501(c)(3) of the Internal Revenue Code.  The foundation’s articles of incorporation or bylaws also provide that no part of its earnings will inure to the benefit of, or be distributable to, its directors, officers or members.

The authority for the affairs of the foundation will be vested in its board of directors.  The directors of the foundation are responsible for establishing the foundation’s policies with respect to grants or donations by the foundation, consistent with the purpose for which the foundation was established.  Although no formal policy governing the foundation grants exists at this time, the foundation’s board of directors will adopt such a policy prior to receiving the contribution.  As directors of a not-for-profit corporation, directors of the foundation are at all times bound by their fiduciary duty to advance the foundation’s charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purpose for which the foundation was established.  The directors of the foundation are also responsible for directing the foundation’s activities, including the management of the common stock of First Northwest Bancorp.  The board of directors of the foundation will appoint such officers as may be necessary to manage its operation.  The foundation may use employees of First Federal as its volunteer support staff.

The foundation will commit to the Federal Reserve that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of First Northwest Bancorp’s common stock on all proposals considered by shareholders of First Northwest Bancorp.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation is required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.

Upon completion of the conversion and the contribution of shares to the foundation, First Northwest Bancorp would have 6,386,000, 7,520,000 and 8,654,000 shares issued and outstanding at the minimum, midpoint and maximum of the estimated valuation range.  Because First Northwest Bancorp will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 6.83% and 6.98% at the minimum and maximum of the offering, respectively, as compared to their interests in First Northwest Bancorp if the foundation was not established.  For additional discussion of the dilutive effect, see “Pro Forma Data.”  If the foundation was not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of First Northwest Bancorp would be greater; and as a result, a greater number of shares of common stock would be issued in the offering.  At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of First Northwest Bancorp is $63.9 million, $75.2 million, and $86.5 million with the foundation, as compared with $65.5 million, $77.0 million, and $88.6 million, respectively, without the foundation.  See “Comparison of Valuation and Pro Forma Information With and Without the Foundation.”

Regulatory Conditions Imposed on the First Federal Community Foundation.  The Federal Reserve imposes numerous requirements on the establishment and operation of a charitable foundation.  As a result, the foundation is subject to these requirements, including but not limited to the following:

(a)	examination by the Federal Reserve, at the foundation’s expense, and compliance with supervisory directives imposed by the Federal Reserve;

(b)	the foundation must provide the Federal Reserve with a copy of the annual report it submits to the Internal Revenue Service;

(c)
as long as the foundation controls shares of First Northwest Bancorp, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders, subject to certain exceptions;

(d)	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy; and

(e)	the foundation must not engage in self-dealing, and must comply with all laws necessary to maintain the foundation’s tax-exempt status.

Competition

We face competition in attracting deposits.  Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions, life insurance companies and mortgage bankers.  Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending, including our indirect lending.  Commercial business competition is primarily from commercial banks, some of which have a nationwide presence.  We compete by delivering high-quality, personal service to our customers that result in a high level of customer satisfaction.

Our market area has a high concentration of financial institutions, many of which are branches of large money center banks and regional banks.  These include such large national lenders as Wells Fargo, Bank of America, Chase and others in our market area that have greater resources than we do and offer services that we do not provide.  For example, we do not offer trust services.  Customers who seek “one-stop shopping” may be drawn to institutions that offer services that we do not.

We attract our deposits through our branch office system.  Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments.  We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.  Based on  the most recent branch data provided by the FDIC, as of June 30, 2011, First Federal’s share of bank, savings bank and savings and loan association deposits in Clallam and Jefferson counties was 34.4% and 14.7%, respectively.

Employees

At September 30, 2012, we had 160 full-time equivalent employees.  Our employees are not represented by any collective bargaining group.  We consider our employee relations to be good.

Properties

At September 30, 2012, we had our administrative office, eight full-service banking offices and one lending center with an aggregate net book value of $9.0 million. In October 2012, the lending center in Poulsbo, Washington became a full service branch and in July 2012 a lending center was established in Bellingham, Washington. The following table sets forth certain information concerning our offices at September 30, 2012.  See also Note 5 of the Notes to Consolidated Financial Statements.  In the opinion of management, the facilities are adequate and suitable for our needs.

Location	Leased or owned	Lease expiration date	Square footage	Net book value at September 30, 2012(1)
				(In thousands)
ADMINISTRATION CENTER

105 W. Eighth Street Port Angeles, Washington 98362	Owned	--	18,913	1,922

BRANCH OFFICES

Downtown Port Angeles 141 W. First Street Port Angeles, Washington 98362	Owned	--	6,912	404

Eastside 1603 E. First Street Port Angeles, Washington 98362	Owned	--	3,322	280

Sixth Street 227 E. Sixth Street Port Angeles, Washington 98362	Owned	--	2,382	522

Sequim Avenue 333 N. Sequim Avenue Sequim, Washington 98382	Owned	--	9,376	1,629

Sequim Village Marketplace 1201 W. Washington Street Sequim, Washington 98382	Owned	--	5,380	3,024

(table continued on following page)

Location	Leased or owned	Lease expiration date	Square footage	Net book value at September 30, 2012(1)
				(In thousands)
Forks 215 Calawah Way Forks, Washington 98331	Owned	--	2,159	182

Port Townsend 1321 Sims Way Port Townsend, Washington 98368	Owned	--	4,637	1,057

Poulsbo Loan Production Office (2) 19980 10th Avenue NE, Suite 202 Poulsbo, Washington 98370	Leased	1/31/2014	883	--

Bellingham Loan Production Office (3) 1313 E. Maple Street, Suite 228 Bellingham, Washington 98225	Leased	1/31/2013	340	--

(1)	Includes value of the land.
(2)	Became a full service branch in October 2012 and is scheduled to receive deposits by October 31, 2012. Lease renewal for two successive three year terms.
(3)	Established in July 2012. Lease is for a six month period from July 12, 2012 until January 31, 2013 and has no specific renewal terms.

We maintain depositor and borrower customer files on an on-line basis, utilizing a telecommunications network, portions of which are leased. The book value of all data processing and computer equipment utilized by First Federal at September 30, 2012, was $957,000.  Management has a business continuity plan in place with respect to the data processing system, as well as First Federal’s operations.

Legal Proceedings

First Federal from time to time is involved in various claims and legal actions arising in the ordinary course of business.  There are currently no matters that, in the opinion of management, would have material adverse effect on our financial position, results of operation or liquidity.

MANAGEMENT

Management Structure

The board of directors of First Northwest Bancorp consists of the same nine individuals who currently serve as directors of First Federal.  The composition of our board of directors and the board of First Federal will remain unchanged following the conversion.  In addition, following the conversion, each of the executive officers of First Northwest Bancorp will continue to serve as an executive officer of First Federal.

Currently, First Federal compensates all of the executive officers and directors.  First Northwest Bancorp reimburses First Federal on a quarterly basis for the time that executive officers spend on holding company matters.  Following the conversion, we intend to continue these practices unless First Northwest Bancorp begins engaging in significant business apart from being the holding company of First Federal, in which case, First Northwest Bancorp may begin compensating its executive officers and directors separately.

Our Directors

The directors of First Northwest Bancorp are the same persons who currently serve as directors of First Federal.  Each director will serve until the first annual meeting of shareholders of First Northwest Bancorp, at which time each director will stand for re-election.  Currently, the directors of First Federal are elected by its members.  Following the conversion, the directors of First Northwest Bancorp will be divided into three classes so that, after the first annual meeting of shareholders, approximately one-third of the directors will be elected at each annual meeting of shareholders.  First Northwest Bancorp will elect the directors of First Federal, as its sole shareholder.

The table below sets forth certain information regarding the members of the board of directors of First Federal, including the term of office for each board member.

Name	Age as of June 30, 2012	Positions Held With First Federal	Director Since	Term of Office Expires

Richard G. Kott	77	Chairman of the Board	1998	2012
Stephen E. Oliver	64	Vice Chairman of the Board	2001	2014
David A. Blake	64	Director	2005	2012
Lloyd J. Eisenman	72	Director	1985	2012
Cindy H. Finnie	62	Director	2012	2012
David T. Flodstrom	65	Director	2002	2013
Laurence J. Hueth	49	Executive Vice President, Chief Operating, Financial and Risk Officer	2010	2014
Levon L. Mathews	53	President and Chief Executive Officer	2009	2012
Jennifer Zaccardo	60	Director	2011	2014

The Business Background of Our Directors

The business experience of each director for at least the past five years is set forth below.  The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director.  Unless otherwise indicated, directors have held their positions for at least the past five years.

Richard G. Kott retired as president and owner of Atlas Trucking Inc. located in Port Angeles, Washington, in 2003, selling the company which he operated for 22 years.  He began a phased retirement in 2001 when he and a partner sold Atlas Columbia Warehouse Inc., located in Tacoma, Washington, a company which they started in 1986.  The two companies provided transportation, warehousing and nationwide distribution and export services for the pulp, paper and lumber industries.  They employed about 50 people, operating profitably for the years he was an owner.  Prior to this, Mr. Kott spent 24 years in the pulp and paper industry working in technical, engineering and operating positions.  He served as resident manager for major integrated paper mills in Washington, Oregon and Louisiana owned by Fortune 500 companies.  For a number of years he also successfully ran his own consulting business in the pulp and paper industry.  Mr. Kott is a chemical engineer and former Fulbright Scholar.  In retirement he continues serving as a director of Lumber Traders Inc. and its affiliated corporations.   He also assists with local charities serving youth activities and education on the Olympic Peninsula.

Stephen E. Oliver is an attorney with over 30 years of experience in the areas of banking, real estate development, environmental and municipal law.  Currently, he owns the legal consulting firm, S.E. Oliver, Inc., which he started in 2010.  Prior to starting his consulting firm, Mr. Oliver was a stockholder in the Platt Irwin Law Firm beginning his affiliation in 1978, and serving as President from 1991 through 2009.  Mr. Oliver is President of the Board of Directors of the Northwest Maritime Center, Port Townsend, Washington, and is a member of the Board of Directors of the Olympic Medical Center Foundation, Port Angeles, Washington.

David A. Blake is the Operations Manager and a partner at Blake Sand & Gravel, an aggregates and crushed rock producer located in Sequim, Washington.  He also served as the Chief Executive Officer of Blake Tile and Stone, a retail masonry, tile and stone business from 1980 to 2009, and has been affiliated with both companies since 1969.  Mr. Blake is a member of the Board of Directors of the Albert Haller Foundation and served on the Sequim School District Board of Directors for 31 years.

Lloyd J. Eisenman is retired after a 39-year career in accounting and finance.  Prior to his retirement, he served as the Chief Financial Officer of First Federal from 1998 until 2005, and had been employed by First Federal since 1973.  Mr. Eisenman began his career as a Certified Public Accountant, working in public accounting for seven years.  His career has given him a wealth of expertise, particularly in the areas of risk management and financial reporting.  Mr. Eisenman is a past President of the Kiwanis Club of Port Angeles and also served as a Lt. Governor of the Pacific Northwest District of Kiwanis International.  He is currently a board member of the Olympic Peninsula Chapter of The American Red Cross.  He is a past director of the Feiro Marine Life Center and is a member of the Chamber of Commerce of Port Angeles.

Cindy H. Finnie recently retired from Allstate Insurance Company after 38 years of leadership experience.  Her range of responsibilities included property and casualty underwriting, sales management, business development, agency management, financial management and developing insurance agencies.  Ms. Finnie was also responsible for introducing and developing the financial services market in her area.  Ms. Finnie is the co-owner and President of Rainshadow Properties, Inc., a boutique hotel and property management company that she co-founded in 1995.  Ms. Finnie is also a director and past president of the Centrum Foundation, Chair of the Washington State Arts Commission, Chair of the Fort Worden Public Development Authority, a director of the Jefferson County Community Foundation and a member of the City of Port Townsend Lodging Tax Advisory Committee.

David T. Flodstrom, P.E. is retired after a 36-year career in municipal management and industrial relations.  During his career, he served as the City Engineer for Port Angeles for five years, the Port Angeles City Manager for ten years and worked in industrial relations and human resources for private industries for fifteen years.  Mr. Flodstrom’s career has provided him with expertise in management, human resources and governance.  Mr. Flodstrom is the past president of Nor’ Western Rotary Club, a member of the Olympic Medical Foundation board, Commissioner of the Peninsula Housing Authority, past board member of the Washington Business Association, and has spent over 30 years as a coach and umpire for youth baseball clubs.

Laurence J. Hueth joined First Federal as Asset/Liability Manager in December 2008, and was elected Executive Vice President, Chief Financial Officer in February 2009.  Mr. Hueth assumed the additional responsibilities of Chief Risk Officer and Chief Operating Officer in 2011 and 2012, respectively.  Mr. Hueth has over 25 years of progressively responsible experience in the finance and risk management areas within the banking industry.  Prior to joining First Federal, Mr. Hueth was employed by PFF Bank & Trust located in Pomona, California for 15 years holding positions in finance, treasury and operational risk management, including serving as Vice President, Operational Risk Manager and Bank Treasurer from 2005 until November 2008.

Levon L. Mathews is our President and Chief Executive Officer, a position he has held since September 2009.  He has 30 years’ experience in banking, including having served as President of First Federal Bancshares from January 2009 until September 2009, Executive Vice President, Regions Morgan Keegan Private Banking from April 2006 to April 2008, President of Regions Bank of Memphis from 2001 until April 2006 and President of Union Planters of North Indiana from 1999 until 2001.  Mr. Mathews’ career has provided him with a wealth of experience in all areas of banking.  He has served as a member of the Board of Directors of the St. Louis Federal Reserve, Memphis Region.

Jennifer Zaccardo is President and Managing Partner of Baker, Overby & Moore Inc., P.S., a public accounting firm with which she has been affiliated since 1983.  She is a Certified Public Accountant with particular expertise in the timber industry and small business financial reporting and taxation, and is a member of the Washington Society of Certified Public Accountants and the American Institute of Certified Public Accountants.  Ms. Zaccardo is a past president and treasurer of the Peninsula College Foundation Board of Governors.

Director Qualifications and Experience.  The following table highlights the experience, qualifications, attributes and skills that the board of directors considered in making its decision to nominate directors to our board; however, the fact that a particular attribute was not considered should not be construed to be a determination that the director lacks such an attribute.

Experience, Qualification, Skill or Attribute	Blake	Eisenman	Finnie	Flodstrom	Hueth	Kott	Mathews	Oliver	Zaccardo

Professional standing in chosen field	x	x	x	x	x	x	x	x	x
Expertise in financial services or related industry		x	x		x	x	x		x
Audit Committee Financial Expert		x				x			x
Civic and community involvement	x	x	x	x	x	x	x	x	x
Other public company experience					x	x	x
Leadership and team-building skills	x	x	x	x	x	x	x	x	x
Diversity by race, gender or culture			x						x
Specific skills/knowledge:
Finance		x	x		x	x	x		x
Technology					x				x
Marketing	x		x
Public affairs	x	x		x
Human resources	x			x		x			x
Governance	x	x	x	x		x	x	x	x

Directors’ Compensation

The following table provides compensation information for each member of the board of directors of First Federal during the year ended June 30, 2012, except for Mr. Mathews, our Chief Executive Officer, and Mr. Hueth, our Chief Financial Officer, whose compensation is presented in the Summary Compensation Table in the section entitled “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Richard G. Kott	30,775	30,775
Stephen E. Oliver	27,100	27,100
David A. Blake	27,888	27,888
Lloyd J. Eisenman	28,063	28,063
Cindy H. Finnie (1)	825	825
David T. Flodstrom	27,384	27,384
Jennifer Zaccardo	22,162	22,162

(1)	Ms. Finnie was appointed to the Board effective June 26, 2012.

The non-employee (outside) directors of First Federal receive compensation for their service on the board.  In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service.  Outside directors currently receive an annual retainer, as follows: Chairman, $15,000; Vice Chairman and Committee Chairs, $12,000; and all other directors, $9,000.  In addition, outside directors receive a fee of $825 for each board meeting attended, with the exception of the Chairman of the Board, who receives $975 per meeting.  Committee members also receive fees for committee meeting attendance of $325 per meeting for regular members and $425 per meeting for committee chairs.  Fees for interim committee meetings called for a particular purpose and not to discuss regular agenda items are paid at half the committee meeting fee.

Deferred Compensation Plan.  In order to encourage the retention of qualified directors, we offer a deferred compensation plan whereby directors may defer all or a portion of their regular fees until a permitted distribution event occurs under the plan.  Each director may direct the investment of the deferred fees among investment options made available by First Federal.  We have established a grantor trust to hold the plan investments.  Grantor trust assets are considered part of our general assets, and the directors have the status of unsecured creditors of First Federal with respect to the trust assets.  The plan permits the payment of benefits upon a separation from service (on account of termination of service, pre-retirement death or disability), a change in control, an unforeseeable emergency or upon a date specified by the director, in an amount equal to the value of the director’s account balance (or the amount necessary to satisfy the unforeseeable emergency, in that case).  A director may elect, at the time he or she makes a deferral election, to receive the deferred amount and related earnings in a lump sum or in annual installments over a period not exceeding 15 years.  A director may subsequently elect to change when or how he or she receives his or her plan benefit, if certain required conditions are met.  At June 30, 2012, our estimated deferred compensation liability accrual with respect to non-employee directors under the deferred compensation plan was $21,550.

Meetings and Committees of the Board of Directors

In connection with the completion of the conversion, First Northwest Bancorp will establish a nominating and corporate governance committee, a compensation committee and an audit committee.  All of the members of these committees will be independent directors as defined in the listing standards of The Nasdaq Stock Market.  We plan to have written charters for each committee available on our website at www.ourfirstfed.com.

The board of directors of First Federal generally meets monthly.  During the year ended June 30, 2012, the board of directors held 13 meetings.  First Federal has standing Audit and Compliance, Compensation and Loan/Asset Quality committees.  No current director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

The Audit and Compliance Committee consists of Directors Eisenman (Chairman), Oliver, Kott and Zaccardo.  This committee’s primary responsibilities are to engage the independent accounting firm to audit First Federal’s financial statements; review the findings and recommendations from regulatory examinations, audits and compliance self-assessments together with management responses to ensure that appropriate action is taken to oversee the integrity of the financial statements and internal controls; oversee the Enterprise Risk Management Program and management’s assessment of exposure to risks in every facet of the business (i.e., strategic, credit, interest rate, liquidity, operational, compliance, reputational, and legal); and, monitor the regulatory environment that may change First Federal’s risk profile.  The Audit and Compliance Committee meets quarterly and on an as needed basis.  The committee met five times during the year ended June 30, 2012.

The Compensation Committee consists of Directors Flodstrom (Chairman), Blake, Eisenman, Finnie, Kott, Oliver and Zaccardo.  This committee meets annually and on an as needed basis, and provides general oversight regarding the personnel, compensation and benefits matters of First Federal.  The Compensation Committee met four times during the year ended June 30, 2012.

The Loan/Asset Quality Committee consists of Directors Blake (Chairman), Eisenman, Finnie, Flodstrom, Hueth and Mathews.  This committee exercises oversight of the lending function, including the review and recommendation for board approval of the lending policies; reviews reports related to asset quality and lending; and reviews and discusses marketing strategies as related to assessing the impact of such trends on First Federal’s ability to execute its lending strategy.  The Loan Committee meets quarterly and on an as needed basis, and met eight times during the year ended June 30, 2012.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  In connection with the completion of the conversion, we will establish a nominating and corporate governance committee to ensure compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the SEC and The Nasdaq Stock Market.

Corporate Governance Policy and Code of Ethics. First Federal has adopted a Code of Ethics that is applicable to all directors, officers and employees.  Following the conversion, First Northwest Bancorp will adopt a corporate governance policy and a code of business conduct and ethics.  The corporate governance policy is expected to cover such matters as the following:

●	the duties and responsibilities of each director;
●	the composition, responsibilities and operation of the board of directors;
●	the establishment and operation of board committees, including audit, nominating and corporate governance, and compensation committees;
●	succession planning;
●	convening executive sessions of independent directors;
●	the board of directors’ interaction with management and third parties; and
●	the evaluation of the performance of the board of directors and the Chief Executive Officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct in every respect.

Board Leadership Structure. First Federal has separated the positions of Chairman and Chief Executive Officer. The Chairman, who is an independent director, leads the board and presides at all board meetings, while the President and Chief Executive Officer runs the day-to-day business of First Federal.  The board supports having an independent director in a board leadership position and has had an independent chairman for many years.  Having an independent chairman enables non-management directors to raise issues and concerns for board consideration without immediately involving management.  The Chairman also serves as a liaison between the board and senior management.

Board Role in Risk Oversight.  As part of its overall responsibility to oversee the management, business and strategy of our company, one of the primary responsibilities of our board of directors is to oversee the amounts and types of risk taken by management in executing the corporate strategy, and to monitor our risk experience against the policies and procedures set to control those risks.  The board’s risk oversight function is carried out through its approval of various policies and procedures, such as our lending and investment policies; ratification or approval of investments; and regular review of risk elements such as interest rate risk exposure, liquidity and problem assets.  Some oversight functions are delegated to committees of the board, with such committees regularly reporting to the full board the results of their oversight activities.  For example, the Audit Committee is responsible for oversight of the independent auditors and meets directly with the auditors at various times during the course of the year.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

First Federal may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them.  These transactions are subject to the review and approval of the board of directors of First Federal.  During the year ended June 30, 2012, there were no transactions of this nature.

First Federal has followed a policy of granting loans to executive officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions with persons not related to First Federal prevailing at the time (unless made pursuant to the employee loan program described below), in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.  All loans to directors and executive officers and their related persons at June 30, 2012 were performing in accordance with their terms.

Employee Loan Program.  First Federal offers an employee loan program to all employees to assist employees with loans for a variety of personal, family or household credit needs, or for the purchase, construction or refinancing of a home which is the employee’s primary residence.  All loans offered to employees are closed on the same terms as those available to members of the general public except following closing, the terms of employee loans are modified to reflect a preferential interest rate.  Existing loans may be modified to conform to the terms of the employee loan program.  Currently all fixed-rate loans are offered to employees at the market rate offered to the general public.  A discount from market rate is offered on adjustable rate loans as follows: 25 basis points for mortgage loans on the employee’s primary residence only; and 50 basis points for one consumer loan.  If an employee terminates employment at the Bank, the interest rate on the loan reverts to the original rate for the general public.  The table below provides information regarding our directors and executive officers who had indebtedness and principal payable thereon pursuant to the employee loan program that exceeded $120,000 during the year ended June 30, 2012.

Name	Type of Loan	Amount Involved in the Transaction ($)(1)	Amount Outstanding as of June 30, 2012	Principal Paid During the Year Ended June 30, 2012 ($)	Interest Paid During the Year Ended June 30, 2012 ($)	Interest Rate (Current Note Rate) (%)

Elaine T. Gentilo	First Mortgage	385,656	375,145	10,510	15,658	4.125
	Second Fixed Home Equity	45,940	44,091	1,850	2,503	5.550
	Home Equity Line of Credit	16,431	15,967	464	856	5.250

Gina E. Lowman	First Mortgage	229,840	221,671	8,170	13,149	3.750

Stephen E. Oliver	First Mortgage	353,488	347,239	6,250	8,449	3.750

David A. Blake	First Mortgage	161,749	158,647	3,101	6,013	3.750

Lloyd J. Eisenman(2)	First Mortgage	92,752	--	92,752	3,095	4.875
	Home Equity Line of Credit	25,060	--	25,060	730	4.125
	Home Equity Line of Credit	14,982	--	14,982	547	5.250

(1)	Consists of the largest aggregate amount of principal outstanding during the year ended June 30, 2012.
(2)
On February 10, 2012, these loans were consolidated into one loan totaling $135,900 (which included closing fees for the refiling), at an interest rate of 3.875%.  This loan was sold on February 15, 2012.

Executive Officers of First Federal Who Are Not Directors

Each of the executive officers of First Federal will retain his or her office following the conversion.  Executive officers are appointed annually by the board of directors of First Federal.  The business experience for at least the past five years for each of the executive officers of First Federal, who do not serve as directors, is set forth below.

Clifford A. Frydenberg, 61, is our Executive Vice President and Chief Credit Officer, a position he has held since February 2012.  He was a loan consultant for James Grabicki and Associates, LLC, located in Bellingham, Washington, from 2008 until February 2012.  Prior to that, he was retired for three years, following a 30-year career in banking, including 20 years in executive level positions.

Elaine T. Gentilo, 61, is our Executive Vice President and Chief People Officer, a position she has held since June 2010.  Prior to that, she served as First Federal’s Human Resource Director from 2005 until June 2010.

Gina E. Lowman, 47, is our Executive Vice President and Chief Banking Officer, a position she has held since 2010.  Ms. Lowman has been employed by First Federal since 1998, serving in a variety of capacities, including as Director of Sales and Marketing from 2007 until 2010.

Joyce L. Ruiz, 52, is our Executive Vice President, Chief Administrative Officer and Corporate Secretary, positions she has held since December 2005.  Prior to that, she served as the Supervisor of First Federal’s Items Processing Department from March 2005 until December 2005.

Executive Compensation

Compensation Discussion and Analysis.  This section provides an overview and analysis of First Federal’s compensation programs, the material compensation policy decisions it has made under those programs and the material factors considered in making those decisions.  Following this discussion is a series of tables that contain specific information about compensation paid or payable to the following individuals, who are First Federal’s “named executive officers”:

●	Levon L. Mathews, President and Chief Executive Officer;
●	Laurence J. Hueth, Executive Vice President, Chief Operating, Financial and Risk Officer;
●	Clifford A. Frydenberg, Executive Vice President and Chief Credit Officer;
●	Elaine T. Gentilo, Executive Vice President and Chief People Officer;
●	Gina E. Lowman, Executive Vice President and Chief Banking Officer; and
●	Joyce L. Ruiz, Executive Vice President, Chief Administrative Officer and Secretary.

Compensation Philosophy and Objectives.  First Federal’s executive compensation policies are designed to establish an appropriate relationship between executive pay and First Federal’s performance.  The principles underlying the executive compensation policies include the following:

●	attract and retain key executives who are vital to First Federal’s long-term success;
●	provide levels of compensation competitive with First Federal’s peers and commensurate with its performance;
●	compensate executives in ways that inspire and motivate them; and
●	properly align risk-taking and compensation.

Role of the Compensation Committee. The Compensation Committee is responsible for setting the policies and compensation levels for First Federal’s directors, officers and employees.  The Committee is responsible for evaluating the performance of the Chief Executive Officer and setting his compensation, while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the Committee regarding compensation levels.  The Chief Executive Officer is not involved in decisions regarding his own compensation.

The Compensation Committee continually reviews executive compensation.  The recent economic downturn has impacted and will continue to impact compensation for the foreseeable future.  In particular, we did not pay incentive compensation to our named executive officers for the year ended June 30, 2012 and have not adopted incentive compensation goals for 2013.

Compensation Consultant/Peer Group Analysis.  In November 2010, the Compensation Committee engaged the services of Swanson Advisory Services, LLC to conduct a total compensation benchmarking analysis for executive management.  Together, Swanson Advisory Services and First Federal selected a peer group.  The peer group consisted of 24 financial holding companies ranging in total assets from $500 million to $1.1 billion headquartered in the Western United States, including seven headquartered in Washington.  The following companies comprised the peer group:

American River Bankshares	Kaiser Federal Financial Group
Anchor Bancorp	Northrim BanCorp
Bank of Commerce Holdings	North Valley Bancorp
Bridge Capital Holdings	Oak Valley Bancorp
Broadway Financial Corp.	Pacific Financial Corp.
Central Valley Community Bancorp	Pacific Premier Bancorp
Community West Bancshares	Plumas Bancorp
First Northern Community Bancorp	Riverview Bancorp
First Pactrust Bancorp	Skagit State Bancorp
FNB Bancorp	Timberland Bancorp
Heritage Financial Corp.	United Security Bancshares
Heritage Oaks Bancorp	Washington Banking Co.

Swanson Advisory Services presented its final report to the Compensation Committee in March 2011.  For the period covered by the report, First Federal’s total assets were at the median of the peer group and its earnings were at the 90% percentile, compared to its peers.  The analysis demonstrated that executive officer total compensation for First Federal’s executive officers ranged from 0 to 45% of the peer group.  As a result of the analysis, the Compensation Committee increased the named executive officers’ salary by the following amounts: Mr. Mathews, 4.4%, Mr. Hueth, 21.4%, Ms. Gentilo, 1.5% and Ms. Lowman, 4.2%.  Ms. Ruiz was not included in the benchmarking analysis and Mr. Frydenberg had not yet been hired by First Federal.

Compensation Program Elements.  The Compensation Committee focuses primarily on the following components in forming the total compensation package for First Federal’s named executive officers:

●	base salary;
●	incentive compensation;
●	retirement benefits; and
●	health and welfare benefits.

In connection with the conversion and stock offering, we intend to establish an employee stock ownership plan.  This plan will give eligible employees an equity interest in First Northwest Bancorp and an additional retirement benefit in the form of First Northwest Bancorp common stock.  Following the offering, we plan to submit to First Northwest Bancorp shareholders for their approval an equity incentive plan that will allow for the grant of stock options and restricted stock awards to eligible participants.  Although we have not identified the amount or the individuals that will receive awards, we expect that this stock-based plan will help us to attract and retain employees consistent with our growth plans.  We expect that the proposed equity incentive plan will play a significant role in our future compensation considerations, particularly for our named executive officers.  For additional information regarding these plans, see “Benefits to Be Adopted—Employee Stock Ownership Plan” and “—Equity Incentive Plan.”

Base Salary.  We provide the opportunity for our named executive officers and other executives to earn a competitive base salary.  We do so in order to attract and retain key executives who are vital to First Federal’s success.  The Compensation Committee takes a number of factors into account when setting the base salaries of the named executive officers.  These factors include the officer’s level of experience, the responsibilities assigned to the officer and the officer’s performance during the previous year.

Incentive Compensation.  In past years, the named executive officers have had to opportunity to earn incentive compensation by meeting a set of predefined goals.  These goals included profitability and risk management.  Due to the recent state of the economy and First Federal’s performance, the Compensation Committee has temporarily suspended incentive compensation for the named executive officers.  Incentive compensation may be reinstated when conditions improve.

Retirement Benefits.  We offer a tax-qualified 401(k) plan to all of its employees who meet minimum eligibility requirements.  This plan allows our employees to save money for retirement in a tax-advantaged manner.  The plan is described in further detail below, under “Summary Compensation Table—401(k) Plan.”  During the fiscal year ended June 30, 2012, we matched employee contributions, to the extent allowed under qualified plan limitations, in the amount of fifty percent of the first six percent of participants’ contributions.

 We offer a pension plan which provides a benefit upon retirement to eligible employees hired prior to February 1, 2006.  The benefit is generally two percent times years of service times final average compensation (disregarding service and compensation after January 31, 2010).  The plan is described in further detail below, under “Pension Benefits.”

We also offer a deferred compensation plan whereby certain officers may defer all or a port of their annual salary until a permitted distribution event occurs under the plan.  Officers who participate may direct the investment of the deferred salary among investment options made available by First Federal.  We have entered into an agreement with Mr. Mathews, whereby we make an annual contribution to Mr. Mathews’ deferred compensation plan account in an amount equal to ten percent of his base salary.  Payment will be made to Mr. Mathews of the then value of his account upon his separation from service from First Federal or at a later date selected by Mr. Mathews, subject to the terms of the deferred compensation plan.

Health and Welfare Benefits.  We offer a range of benefits, in which all employees generally may participate, including medical and dental insurance coverage, vision care coverage, group life insurance coverage and long-term disability insurance coverage.

Summary Compensation Table.  The following table presents information regarding the compensation for the fiscal year ended June 30, 2012, of our named executive officers: (1) Levon L. Mathews, our President and Chief Executive Officer; (2) Laurence J. Hueth, our Executive Vice President, Chief Operating, Financial and Risk Officer; and (3) our next most highly compensated executive officers, who are Clifford A. Frydenberg, Elaine T. Gentilo, Gina E. Lowman and Joyce L. Ruiz.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Levon L. Mathews	2012	287,844		--	--	32,932	320,776
President and Chief Executive Officer

Laurence J. Hueth	2012	172,156		--	--	3,850	176,006
Chief Operating, Financial and Risk Officer

Clifford A. Frydenberg	2012	44,058	(4)	6,000	--	60	50,118
Chief Credit Officer

Elaine T. Gentilo	2012	99,944		--	20,000	3,122	123,066
Chief People Officer

Gina E. Lowman	2012	119,808		--	41,000	3,744	164,552
Chief Banking Officer

Joyce L. Ruiz	2012	65,385		--	10,000	2,049	77,434
Chief Administrative Officer and Corporate Secretary

(1)	One-time signing bonus.
(2)
Consists of the aggregate change in the actuarial present value of the officer’s accumulated benefit under the pension plan (described below) from the pension plan measure date used for financial statement reporting purchases with respect to First Federal’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to First Federal’s audited financial statements for the covered fiscal year.

(3)	Consists of 401(k) matching contribution and payment of life insurance premiums, and for Mr. Mathews, First Federal’s contribution to his deferred compensation plan of $28,750.
(4)	Mr. Frydenberg was hired effective as of February 28, 2012. His annual salary is $145,000.

Employment Agreements for Executive Officers.  In connection with the conversion, First Northwest Bancorp and First Federal intend to enter into three-year employment agreements with each of the named executive officers.  Under the employment agreements, the initial base salary levels for Messrs. Mathews, Hueth and Frydenberg, Ms. Gentilo, Ms. Lowman and Ms. Ruiz will be $288,000, $173,000, $145,000, $100,000, $120,000 and $70,000, respectively, which amounts will be paid by First Northwest Bancorp and First Federal and may be increased at the discretion of the board of directors or an authorized committee of the board.  On each anniversary of the initial date of the employment agreements, the term of the agreements will be extended for an additional year unless notice is given by First Northwest Bancorp or First Federal to the executive, or by the executive to First Northwest Bancorp or First Federal, at least 90 days prior to the anniversary date.  The agreements also provide that the executives are eligible for incentive opportunities and fringe benefits, and may participate in such benefit plans, to the same extent as executive officers of First Northwest Bancorp and First Federal generally.  The employment agreements provide for payments upon an executive’s termination under a variety of scenarios, as discussed in further detail below, under “Potential Payments Upon Termination.”

401(k) Plan.  We currently offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”).  Generally, all employees, as of the first day of the month following the commencement of employment, who have attained age 21, are eligible to make 401(k) contributions.  Employees are eligible to be allocated matching contributions as of the first day of the month following attainment of age 21 and completion of one year of service.

Participants are permitted to make pre-tax contributions to the 401(k) Plan of up to 20% of their annual salary and commissions up to $50,000, up to a maximum of $17,000 in 2012.  In addition, participants who have attained age 50 may defer an additional $5,500 annually as a 401(k) “catch-up” contribution.  First Federal matches 50% of the first six percent of participants’ contributions into the 401(k) Plan, including catch-up contributions.  401(k) contributions (other than catch-up contributions) and matching contributions are subject to nondiscrimination requirements imposed by the Internal Revenue Code.  All participant 401(k) contributions and earnings are fully and immediately vested.  Matching contributions and related earnings vest at a rate of 25% after one year of employment, 50% after two years of employment, 75% after three years of employment and 100% after four years of employment.

Participants may invest amounts contributed by them, as well as employer contributions, to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan.  Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the plan administrator.  Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf.  Participant account balances are updated daily. Participants are permitted to borrow against their account balances in the 401(k) Plan subject to plan rules.

Distribution of a participant’s vested account may be made upon termination of employment.   In addition, hardship distributions are also permitted as are in-service distributions after attaining age 59½.  One in-service distribution is permitted per calendar year. Distributions may be made in a lump sum or in annual payments, as and when elected by the participant but subject to plan rules.

Pension Benefits.  The following table provides information regarding each plan that provides for payments or other benefits at, following or in connection with retirement, as of June 30, 2012.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Levon L. Mathews	--	--	--	--
Laurence J. Hueth	--	--	--	--
Clifford A. Frydenberg	--	--	--	--
Elaine T. Gentilo	Pension Plan	3.833	87,000	--
Gina E. Lowman	Pension Plan	10.083	113,000	--
Joyce L. Ruiz	Pension Plan	3.833	31,000	--

(1)	The time from when the employee first became a participant in the plan until February 1, 2010, the date on which benefit accruals were frozen.
(2)
Calculated using the accrued benefit multiplied by a present value factor based on an assumed age 65 retirement date, 50% of the benefit using the 2000 RP Mortality table (generational mortality table for annuities) and 50% of the benefit using the 2000 RP Mortality table (static mortality table for lump sums) and 5.67% and 4.13% interest respectively.

First Federal participates in a multiple-employer defined benefit plan (the “Pension Plan”), which provides a benefit upon retirement to eligible employees of First Federal.  Employees hired on or after February 1, 2006, are not eligible to participate in the Pension Plan.  Ms. Lowman, Ms. Gentilo and Ms. Ruiz are the only named executive officers who participate in the Pension Plan.  The Pension Plan benefit is generally two percent times years of service times final average compensation (disregarding service and compensation after January 31, 2010).   The Pension Plan also provides for a post-retirement benefit increase.  Upon completion of three years of employment with First Federal or upon reaching age 65, the employee is 100 percent vested.  Benefits are available under the Pension Plan upon retirement, death or termination of employment, if vested.  Early retirement payments that commence prior to normal retirement date are subject to actuarial reduction.  Ms. Gentilo, Ms. Lowman and Ms. Ruiz are currently eligible for early retirement payments under the plan.  Participants may elect to have their Pension Plan benefit paid as an annuity, with various annuity forms being available, or as a lump sum or partial lump sums if certain requirements are met.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans.  The following table provides information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, for the year ended June 30, 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)

Levon L. Mathews	--	28,750	(1)		(2)	--	48,426
Laurence J. Hueth	--	--		--		--	--
Clifford A. Frydenberg	--	--		--		--	--
Elaine T. Gentilo	--	--		--		--	--
Gina E. Lowman	--	--		--		--	--
Joyce T. Ruiz	--	--		--		--	--

(1)    Also reported as compensation for the year ended June 30, 2012 in the “All Other Compensation” column of the Summary Compensation Table.
(2)    The value of Mr. Mathews’ account decreased as a result of loss on investments.

In order to encourage the retention of qualified officers, we offer a deferred compensation plan whereby certain officers may defer all or a portion of their annual salary until a permitted distribution event occurs under the plan.  Each officer may direct the investment of the deferred salary among investment options made available by First Federal.  We have established a grantor trust to hold the plan investments.  Grantor trust assets are considered part of our general assets, and the officers have the status of unsecured creditors of First Federal with respect to the trust assets.  The plan permits the payment of benefits upon a separation from service (whether on account of termination of employment, pre-retirement death, disability), a change in control, an unforeseeable emergency or upon a date specified by the officer, in an amount equal to the value of the officer’s account balance (or the amount necessary to satisfy the unforeseeable emergency, in that case).  An officer may elect, at the time he or she makes a deferral election, to receive the deferred amount and related earnings in a lump sum or in annual installments over a period not exceeding 15 years.  An officer may subsequently elect to change when or how he or she receives his or her plan benefit, if certain required conditions are met.  At June 30, 2012, our estimated deferred compensation liability accrual with respect to officers under the deferred compensation plan was $49,375.

First Federal has entered into a letter agreement with Mr. Mathews.  Pursuant to the agreement, First Federal makes an annual contribution to Mr. Mathews’ deferred compensation plan account in an amount equal to ten percent of his base salary.  Payment will be made to Mr. Mathews of the then value of his account (adjusted for gains and losses) upon his separation from service from First Federal or at a later date selected by Mr. Mathews, as permitted by the deferred compensation plan.

Potential Payments Upon Termination.  The following table provides information regarding each contract, agreement, plan or arrangement, including the Pension Plan and deferred compensation plan and letter agreement with Mr. Mathews, that provides for payments to a named executive officer at, following or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of First Federal, or a change in the named executive officer’s responsibilities, assuming that such termination occurred on June 30, 2012.

Name	Without Cause by Employer or for Good Reason by Employee ($)	Change in Control ($)	Early Retirement ($)		Normal Retirement ($)		Disability ($)	Death ($)

Levon L. Mathews
Employment Agreement	294,204	749,561	--		--		--	--
Deferred Compensation Plan	48,426	48,426	48,426		48,426		48,426	48,426

Laurence J. Hueth
Employment Agreement	187,527	264,071	--		--		--	--
Deferred Compensation Plan (1)	--	--	--		--		--	--

Clifford A. Frydenberg
Employment Agreement	160,027	305,027	--		--		--	--
Deferred Compensation Plan (1)	--	--	--		--		--	--

Elaine T. Gentilo
Employment Agreement	115,026	167,883	--		--		--	--
Deferred Compensation Plan (1)	--	--	--		--		--	--
Pension Plan	--	--	5,175	(2)		(3)	--	37,260

Gina E. Lowman
Employment Agreement	139,711	178,960	--		--		--	--
Deferred Compensation Plan (1)	--	--	--		--		--	--
Pension Plan	--	--	4,268	(2)		(3)	--	30,730

Joyce L. Ruiz
Employment Agreement	85,838	97,107	--		--		--	--
Deferred Compensation Plan (1)	--	--	--		--		--	--
Pension Plan	--	--	1,423	(2)		(3)	--	10,246

(1)	Although eligible, does not participate in this plan.
(2)	Annual payment.
(3)	Not yet eligible.

Employment Agreements.  In connection with the conversion, First Northwest Bancorp and First Federal intend to enter into three-year employment agreements with each of the named executive officers.  These agreements will provide for potential payments upon an executive’s involuntary termination, death or disability.  The agreements may be terminated by First Federal for cause, by an executive if he or she is assigned duties inconsistent with the initial position, duties or responsibilities, or upon the occurrence of certain events that are treated as an involuntary termination under the employment agreement.  If an executive’s employment is terminated without cause or upon the executive’s voluntary termination following the occurrence of an event described in the preceding sentence, then for one year after the date of termination First Northwest Bancorp and First Federal would be required to pay the executive’s salary at the rate in effect immediately prior to the date of termination and continue the executive’s coverage under First Northwest Bancorp’s and First Federal’s health, life and disability programs.

The employment agreements will also provide for severance payment and other benefits if an executive is involuntarily terminated within 12 months following a change in control of First Northwest Bancorp or First

Federal.  The agreements authorize severance payments on a similar basis if an executive voluntarily terminates his or her employment during the 12 months following a change in control because the executive is assigned duties inconsistent with the position, duties and responsibilities immediately prior to such change in control, or upon the occurrence of certain events that are treated as an involuntary termination under the employment agreement.  The agreements will define the term “change in control” as having occurred when, among other things: (1) certain events occur as specified by federal regulations in connection with a change in control of First Northwest Bancorp or First Federal; (2) a person other than First Northwest Bancorp purchases shares of First Northwest Bancorp’s or First Federal’s common stock under a tender or exchange offer for the shares; (3) any person, as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, is or becomes the beneficial owner of securities of First Northwest Bancorp representing 25% or more of the combined voting power of First Northwest Bancorp’s then outstanding securities; (4) a majority of the membership of the board of directors changes as the result of a contested election; or (5) upon the consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of First Northwest Bancorp or a similar transaction in which First Northwest Bancorp is not the resulting entity.

In the event of a change in control, the employment agreements provide that the value of the maximum benefit be distributed in the form of a lump sum cash payment equal to a multiple of an executive’s “base amount” (2.75 for Mr. Mathews, 2.0 for Messrs. Hueth and Frydenberg and 1.5 for Ms. Gentilo, Ms. Lowman and Ms. Ruiz), and continued coverage under First Northwest Bancorp’s and First Federal’s health, life and disability programs for a one-year period following the change in control, the total value of which does not exceed 2.99 times the executive’s base amount.  An executive’s “base amount” is generally the average of the executive’s taxable compensation for the past five years.  Section 280G of the Internal Revenue Code provides that if payments made in connection with a change in control equal or exceed three times the individual’s base amount, then a portion of those payments are deemed to be “excess parachute payments.”  Individuals are subject to a 20% excise tax on the amount of such excess parachute payments, and First Northwest Bancorp and First Federal would not be entitled to deduct the amount of such excess parachute payments.  The employment agreements will provide that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executives will be considered excess parachute payments.

If an executive becomes entitled to benefits under the terms of First Northwest Bancorp’s or First Federal’s then-current disability plan, if any, or becomes otherwise unable to fulfill his or her duties under the employment agreement, the executive shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of the executive’s disability, the employment agreement will not be suspended, except that the obligation to pay the executive’s will be reduced in accordance with the amount of any disability income benefits received such that, on an after-tax basis, the executive realizes from the sum of disability income benefits and salary the same amount as the executive would realize on an after-tax basis from the executive’s if he or she had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the board of directors or an authorized committee, First Northwest Bancorp and First Federal may discontinue payment of an executive’s salary beginning six months after a determination that the executive become entitled to benefits under the disability plan or is otherwise unable to fulfill his or her duties under the employment agreement.

In the event of an executive’s death while employed under an employment agreement and prior to any termination of employment, we will pay to the executive’s estate, or such person as the executive may have previously designated, the salary which was not previously paid and which the executive would have earned if he or she had continued to be employed under the agreement through the last day of the month in which the executive died, together with the benefits provided under the employment agreement through that date.

Deferred Compensation Plan.  First Federal offers a deferred compensation plan whereby certain officers may defer all or a portion of their annual salary until a permitted distribution event occurs under the plan.  Currently, Mr. Mathews is the only named executive officer who participates in this plan.  First Federal makes an annual contribution to Mr. Mathews’ deferred compensation plan account in an amount equal to ten percent of his base salary.  Payment will be made to Mr. Mathews of the then value of his account (adjusted for gains and losses) upon his separation from service from First Federal or at a later date selected by Mr. Mathews, in a cash lump sum.  Payment is made from the general assets of First Federal, subject to claims of creditors in the event of First Federal’s bankruptcy or insolvency.

Pension Plan.  First Federal participates in a pension plan which provides a benefit upon retirement to eligible employees of First Federal.  Ms. Lowman, Ms. Gentilo and Ms. Ruiz are the only named executive officers who participate in the Pension Plan.  The Pension Plan benefit is generally two percent times years of service times final average compensation (disregarding service and compensation after January 31, 2010).  Benefits are available under the Pension Plan upon normal retirement, late retirement, early retirement and death.  Early retirement payments that commence prior to normal retirement date are subject to actuarial reduction.  Participants may elect to have their Pension Plan benefit paid as an annuity, with various annuity forms being available, with the annuity being paid over the life of the participant or the participant and a designated beneficiary, depending on the annuity selected, or as a lump sum or partial lump sums if certain requirements are met.  Payment will be made from the trust established under the Pension Plan.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are David T. Flodstrom, David A. Blake, Lloyd J. Eisenman, Cindy H. Finnie, Richard G. Kott, Stephen E. Oliver and Jennifer Zaccardo.  No members of the Compensation Committee were officers or employees of First Federal or any of its subsidiaries during the year ended June 30, 2012.  No member of the committee is a former officer of First Federal or any of its subsidiaries, other than Mr. Eisenman who retired in 2005.  No member of the committee had any relationships otherwise requiring disclosure, other than Mr. Oliver who has a mortgage loan outstanding under First Federal’s employee loan program as described in the section entitled, “Business Relationships and Transactions with Executive Officers, Directors and Related Persons.”

Benefits to Be Adopted

Employee Stock Ownership Plan.  We intend to adopt an employee stock ownership plan for employees of First Northwest Bancorp and First Federal to become effective upon the conversion.  Employees of First Northwest Bancorp and First Federal who have attained age 21 and have been credited with at least 1,000 hours of service during a twelve-month period will be eligible to participate in the employee stock ownership plan.

As part of the conversion, it is anticipated that the employee stock ownership plan will borrow funds from First Northwest Bancorp.  The employee stock ownership plan will use these funds to purchase a number of shares of common stock up to 8.0% of the shares of common stock to be outstanding after this offering.  It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan.  The loan to the employee stock ownership plan will be repaid primarily from First Federal’s contributions to the employee stock ownership plan over a period of 20 years, and from dividends on common stock held by the employee stock ownership plan.  Collateral for the loan will be the common stock purchased by the employee stock ownership plan.  The interest rate for the loan is expected to be set at the applicable long-term federal rate as published by the IRS in effect at the time the loan is funded.  In addition to making contributions to repay the employee stock ownership plan loan, First Federal or First Northwest Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants.  These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by First Northwest Bancorp or upon the sale of treasury shares by First Northwest Bancorp.  The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the employee stock ownership plan suspense account will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants.  An employee is eligible for an employee stock ownership allocation if he or she is credited with 1,000 or more hours of service during the plan year, and is actually employed on the last day of the plan year.  The account balances of participants within the employee stock ownership plan will become 100% vested upon completion of three years of service.  Forfeitures of nonvested accounts will be reallocated among remaining participating employees in the same manner as an employer contribution.  In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances.  Benefits are payable upon retirement or other separation from service, or upon termination of the plan.  First Federal’s and First Northwest Bancorp’s contributions to the employee stock ownership plan are not fixed, and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

Pentegra Service, Inc. of White Plains, New York, is expected to serve as trustee of the employee stock ownership plan.  Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares generally will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

Generally accepted accounting principles require that any third-party borrowing by the employee stock ownership plan be reflected as a liability on First Northwest Bancorp’s statement of financial condition.  Since the employee stock ownership plan is borrowing from First Northwest Bancorp, such obligation is not treated as a liability, but will be excluded from stockholders’ equity.  If the employee stock ownership plan purchases newly issued shares from First Northwest Bancorp, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

The employee stock ownership plan will be subject to the requirements of the Internal Revenue Code of 1986, Employment Retirement Income Security Act (“ERISA”), and the regulations of the IRS and the Department of Labor thereunder.

Equity Incentive Plan.  Currently, we intend to adopt, within one year after completion of the offering, an equity incentive plan providing for stock options and restricted stock for the benefit of selected directors, officers and employees.  We anticipate that the plan will have reserved a number of shares equal to 10.0% and 4.0% of the common stock to be outstanding after this offering for stock option and restricted stock awards, respectively.  Grants of restricted stock will be issued without cost to the recipient.  If a determination is made to implement a plan for stock options and restricted stock, the plan will be submitted to shareholders for their consideration, at which time the shareholders would be provided with detailed information regarding such plan.  If such plan is approved and effected, it will have a dilutive effect on First Northwest Bancorp’s shareholders as well as affect First Northwest Bancorp’s net income and shareholders’ equity, although the actual results cannot be determined until the plan is implemented.

Employee Severance Compensation Plan.  In connection with the conversion, First Federal’s board of directors intends to establish the First Federal Savings and Loan Association of Port Angeles Employee Severance Compensation Plan which will provide eligible employees with severance pay benefits in the event of a change in control of First Federal or First Northwest Bancorp following the conversion.  The severance plan will define the term “change in control” in the same manner as the executive officer employment agreements described above.

Management personnel with employment agreements or severance agreements will not be eligible to participate in the severance plan.  Generally, employees will be eligible to participate in the severance plan if they have completed at least one year of service with First Federal.  For this purpose, employees will be credited with service prior to adoption of the plan.  The severance plan will vest in each participant a contractual right to the benefits the participant is entitled to thereunder.  Under the plan, in the event of a change in control of First Federal or First Northwest Bancorp, eligible employees who are terminated will be entitled to receive a severance payment.  Eligible employees will be entitled to receive a severance payment in accordance with the following schedule:

●	Employees who have completed at least one year of service will receive a cash severance payment equal to three months of their base wage.
●	Employees with two to three years will receive a cash severance payment equal to six months of their base wage.
●
Employees with more than three years of service will receive a cash severance payment equal to six months plus one month for each year of continuous employment over three years up to a maximum payment equal to the employee’s then-annual salary.

●
An employee who is an assistant vice president of First Federal prior to the change in control and has less than three years of service will receive a minimum payment equal to one-half of the employee’s then-annual salary.

●	Employees who are vice presidents and above of First Federal prior to the change in control will receive a minimum payment equal to the employee’s then-annual salary.

These payments may tend to discourage takeover attempts by increasing costs to be incurred by First Federal in the event of a takeover.  If the provisions of the severance plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $4.8 million.  It is management’s belief, however, that substantially all of First Federal’s employees would be retained in their current positions in the event of a change in control, and that any amount payable under the severance plan would be considerably less than the total amount that could possibly be paid under the severance plan.

PROPOSED PURCHASES BY MANAGEMENT

The following table sets forth for each of the directors and executive officers of First Northwest Bancorp and First Federal and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions.  Collectively, our directors and executive officers intend to subscribe for 91,300 shares regardless of the number of shares sold in the offering.  This number equals 1.2% of the 7,520,000 shares that would be sold at the midpoint of the offering range, including shares issued to the First Federal Community Foundation.  The amounts include shares that may be purchased through individual retirement accounts and by associates.  These purchases are intended for investment purposes only, and not for resale.  Directors, officers, their associates and employees will pay the same price as all other subscribers for the shares for which they subscribe.

Name	Amount	Number of Shares

Directors:

Richard G. Kott	$200,000	20,000
Stephen E. Oliver	50,000	5,000
David A. Blake	50,000	5,000
Lloyd J. Eisenman	95,000	9,500
Cindy H. Finnie	50,000	5,000
David T. Flodstrom	40,000	4,000
Laurence J. Hueth(1)	50,000	5,000
Levon L. Mathews(1)	175,000	17,500
Jennifer Zaccardo	170,000	17,000

Executive officers who are not directors:

Clifford A. Frydenberg	25,000	2,500
Elaine T. Gentilo	1,000	100
Gina E. Lowman	2,000	200
Joyce L. Ruiz	5,000	500

All directors and executive officers as a group (13 persons)	$913,000	91,300

   (1)    Messrs. Hueth and Mathews are also executive officers of First Federal.

HOW WE ARE REGULATED

The following is a brief description of certain laws and regulations applicable to First Northwest Bancorp and First Federal. Descriptions of laws and regulations here and elsewhere in this prospectus do not purport to be complete and are qualified in their entirety by reference to the actual laws and regulations. Legislation is introduced from time to time in the United States Congress or the Washington State Legislature that may affect the operations of First Northwest Bancorp and First Federal. In addition, the regulations governing us may be amended from time to time. Any such legislation or regulatory changes in the future could adversely affect our operations and financial condition. See “Restrictions on Acquisitions of First Northwest Bancorp and First Federal” for information on regulatory limits and requirements on persons or companies seeking to acquire control of those entities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. The following discussion summarizes significant aspects of the Dodd-Frank Act that may affect First Federal and First Northwest Bancorp. For certain of these changes, implementing regulations have not been promulgated, so we cannot determine the full impact of the Dodd-Frank Act on our business and operations at this time.

The following aspects of the Dodd-Frank Act are related to the operations of First Federal:

●
The Consumer Financial Protection Bureau (“CFPB”), an independent consumer compliance regulatory agency within the Federal Reserve has been established. The CFPB is empowered to exercise broad regulatory, supervisory and enforcement authority over financial institutions with total assets of over $10 billion with respect to both new and existing consumer financial protection laws. Financial institutions with assets of less than $10 billion, like First Federal, will continue to be subject to supervision and enforcement by their primary federal banking regulator with respect to federal consumer financial protection laws.  The CFPB also has authority to promulgate new consumer financial protection regulations and amend existing consumer financial protection regulations;

●
The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries;

●	The prohibition on payment of interest on demand deposits was repealed, effective July 21, 2011;

●	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts is extended through December 31, 2012;

●	The deposit insurance assessment base for FDIC insurance is the depository institution’s average consolidated total assets less the average tangible equity during the assessment period; and

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The minimum reserve ratio of the FDIC’s Deposit Insurance Fund (“DIF”) increased to 1.35 percent of estimated annual insured deposits or the comparable percentage of the assessment base; however, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion. Pursuant to the Dodd-Frank Act, the FDIC recently issued a rule setting a designated reserve ratio at 2.0% of insured deposits.

The following aspects of the Dodd-Frank Act are related to the operations of First Northwest Bancorp:

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Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules. The federal banking agencies must promulgate new rules on regulatory capital within 18 months from July 21, 2010, for both depository institutions and their holding companies, to include leverage capital and risk-based capital measures at least as stringent as those now applicable to First Federal under the prompt corrective action regulations;

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Public companies are required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years;

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A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments;

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Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant;

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Stock exchanges are prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information;

●	Disclosure in annual proxy materials is required concerning the relationship between the executive compensation paid and the financial performance of the issuer;

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Item 402 of Regulation S-K is amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees; and

●	Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Regulation of First Federal

General.  First Federal, as a state-chartered savings bank, is subject to applicable provisions of Washington law and to regulations and examinations of the DFI. As an insured institution, it also is subject to examination and regulation by the FDIC, which insures the deposits of First Federal to the maximum permitted by law. During these state or federal regulatory examinations, the examiners may require First Federal to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. This regulation of First Federal is intended for the protection of depositors and the Deposit Insurance Fund of the FDIC and not for the purpose of protecting shareholders of First Federal or First Northwest Bancorp. First Federal is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to First Northwest Bancorp. See “- Regulatory Capital Requirements” and “- Limitations on Dividends and Stock Repurchases.”

Federal and State Enforcement Authority and Actions. As part of its supervisory authority over Washington-chartered savings banks, the DFI may initiate enforcement proceedings to obtain a cease-and-desist order against an institution believed to have engaged in unsafe and unsound practices or to have violated a law, regulation, or other regulatory limit, including a written agreement. The FDIC also has the authority to initiate enforcement actions against insured institutions for similar reasons and may terminate the deposit insurance if it determines that an institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition. Both these agencies may utilize less formal supervisory tools to address their concerns about the condition, operations or compliance status of a savings bank.

Regulation by the Washington Department of Financial Institutions. State law and regulations govern First Federal’s ability to take deposits and pay interest, to make loans on or invest in residential and other real estate, to make consumer loans, to invest in securities, to offer various banking services to its customers, and to establish branch offices. As a state savings bank, First Federal must pay semi-annual assessments, examination costs and certain other charges to the DFI.

Washington law generally provides the same powers for Washington savings banks as federally and other-state chartered savings institutions and banks with branches in Washington, subject to the approval of the DFI. Washington law allows Washington savings banks to charge the maximum interest rates on loans and other extensions of credit to Washington residents which are allowable for a national bank in another state if higher than Washington limits. In addition, the DFI may approve applications by Washington savings banks to engage in an otherwise unauthorized activity, if the DFI determines that the activity is closely related to banking, and First Federal is otherwise qualified under the statute. This additional authority, however, is subject to review and approval by the FDIC if the activity is not permissible for national banks.

Insurance of Accounts and Regulation by the FDIC.  The Deposit Insurance Fund (“DIF”) of the FDIC insures deposit accounts in First Federal up to $250,000 per separately insured depositor.  Noninterest bearing transaction accounts have unlimited coverage until December 31, 2012.  As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. Our deposit insurance premiums for the year ended June 30, 2012, were $656,000.  Those premiums have increased in recent years due to recent strains on the FDIC deposit insurance fund due to the cost of large bank failures and increase in the number of troubled banks.

As a result of a decline in the reserve ratio (the ratio of the net worth of the Deposit Insurance Fund to estimated insured deposits) and concerns about expected failure costs and available liquid assets in the Deposit Insurance Fund, the FDIC adopted a rule requiring each insured institution to prepay on December 30, 2009 the estimated amount of its quarterly assessments for the fourth quarter of 2009 and all quarters through the end of 2012 (in addition to the regular quarterly assessment for the third quarter due on December 30, 2009). The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance. For purposes of calculating the prepaid amount, assessments were measured at the institution’s assessment rate as of September 30, 2009, with a uniform increase of three basis points effective January 1, 2011, and were based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at annual rate of 5%. If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on June 13, 2013, as applicable. Collection of the prepayment does not preclude the FDIC from changing assessment rates or revising the risk-based assessment system in the future. The balance of First Federal’s prepaid assessment at September 30, 2012 was $1.1 million.

The Dodd-Frank Act requires the FDIC’s deposit insurance assessments to be based on assets instead of deposits.  The FDIC has issued rules, effective as of the second quarter of 2011, which specify that the assessment base for a bank is equal to its total average consolidated assets less average tangible capital.  The FDIC assessment rates range from approximately five basis points to 35 basis points, depending on applicable adjustments for unsecured debt issued by an institution and brokered deposits (and to further adjustment for institutions that hold unsecured debt of other FDIC-insured institutions), until such time as the FDIC’s reserve ratio equals 1.15%. Once the FDIC’s reserve ratio reaches 1.15% and the reserve ratio for the immediately prior assessment period is less than 2.0%, the applicable assessment rates may range from three basis points to 30 basis points (subject to adjustments as described above).  If the reserve ratio for the prior assessment period is equal to, or greater than 2.0% and less than 2.5%, the assessment rates may range from two basis points to 28 basis points and if the prior assessment period is greater than 2.5%, the assessment rates may range from one basis point to 25 basis points (in each case subject to adjustments as described above.  No institution may pay a dividend if it is in default on its federal deposit insurance assessment.

The FDIC conducts examinations of and requires reporting by state non-member banks, such as First Federal. The FDIC also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious risk to the deposit insurance fund.

The FDIC may terminate the deposit insurance of any insured depository institution, including First Federal, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of First Federal’s deposit insurance.

Prompt Corrective Action.  Federal statutes establish a supervisory framework based on five capital categories:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.  An institution’s category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors.  The federal banking agencies have adopted regulations that implement this statutory framework.  Under these regulations, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is 10% or more, its ratio of core capital to risk-weighted assets is 6% or more, its ratio of core capital to adjusted total assets (leverage ratio) is 5% or more, and it is not subject to any federal supervisory order or directive to meet a specific capital level.  In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8%, a core capital to risk-weighted assets ratio of not less than 4%, and a leverage ratio of not less than 4%.  An institution that is not well capitalized is subject to certain restrictions on brokered deposits, including restrictions on the rates it can offer on its deposits generally.  Any institution which is neither well capitalized nor adequately capitalized is considered undercapitalized.

Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized.  Failure by First Federal to comply with applicable capital requirements would, if unremedied, result in restrictions on its activities and lead to enforcement actions, including, but not limited to, the issuance of a capital directive to ensure the maintenance of required capital levels and, ultimately, the appointment of the FDIC as receiver or conservator.  Banking regulators will take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements.  Additionally, approval of any regulatory application filed for their review may be dependent on compliance with capital requirements.

At September 30, 2012, First Federal was categorized as “well capitalized” under the prompt corrective action regulations of the FDIC.  For additional information, see Note 11 of the Notes to Consolidated Financial Statements.

Capital Requirements.  First Federal is required by FDIC regulations to maintain minimum levels of regulatory capital consisting of core (Tier 1) capital and supplementary (Tier 2) capital. Tier 1 capital generally includes common shareholders’ equity and noncumulative perpetual preferred stock, less most intangible assets. Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as qualifying general loan loss reserves, cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

The FDIC currently measures an institution’s capital using a leverage limit together with certain risk-based ratios. The FDIC’s minimum leverage capital requirement for a bank to be considered adequately capitalized specifies a minimum ratio of Tier 1 capital to average total assets of 4%. At September 30, 2012, First Federal had a Tier 1 leverage capital ratio to average assets of 9.7%.   The FDIC retains the right to require a particular institution to maintain a higher capital level based on its particular risk profile.

FDIC regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets. Assets are placed in one of four categories and given a percentage weight based on the relative risk of that category. In addition, certain off-balance sheet items are converted to balance-sheet credit equivalent amounts, and each amount is then assigned to one of the four categories. Under the guidelines, for a bank to be considered adequately capitalized the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets (the total risk-based capital ratio) must be at least 8%, and the ratio of Tier 1 capital to risk-weighted assets (the Tier 1 risk-based capital ratio) must be at least 4%. In evaluating the adequacy of a bank’s capital, the FDIC may also consider other factors that may affect the bank’s financial condition, such as interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management’s ability to monitor and control financial operating risks.

The FDIC may impose additional restrictions on institutions that are undercapitalized and generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the FDIC of any of these measures on First Federal may have a substantial adverse effect on its operations and profitability. Institutions with at least a 4.0% Tier 1 capital ratio, a 4.0% Tier 1 risk-based capital ratio and an 8.0% total risk-based capital ratio are considered “adequately capitalized.”  An institution is deemed “well capitalized” if it has at least a 5% Tier 1 capital ratio, a 6.0% Tier 1 risk-based capital ratio and 10.0% total risk-based capital ratio. Institutions that are not well capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits. At September 30, 2012, First Federal was considered a “well capitalized” institution.  For a complete description of First Federal’s required and actual capital levels on September 30, 2012, see “First Federal Exceeds All Regulatory Capital Requirements.”

New Proposed Capital Rules. In June 2012, the Federal Reserve, FDIC and the OCC approved proposed rules that would substantially amend the regulatory risk-based capital rules applicable to First Northwest Bancorp and First Federal. The proposed rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to various documents released by the Basel Committee on Banking Supervision.  The proposed rules were subject to a public comment period that has expired and there is no date set for the adoption of final rules.

The proposed rules include new minimum risk-based capital and leverage ratios, which would be phased in during 2013 and 2014, and would refine the definitions of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to First Northwest Bancorp and First Federal under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The proposed rules would also establish a “capital conservation buffer” of 2.5% above each of the new regulatory minimum capital ratios would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

The proposed rules also implement other revisions to the current capital rules such as recognition of all unrealized gains and losses on available for sale debt and equity securities, and provide that instruments that will no longer qualify as capital would be phased out over time.

The federal bank regulatory agencies also proposed revisions to the prompt corrective action framework, which is designed to place restrictions on insured depository institutions, including First Federal, if their capital levels begin to show signs of weakness. These revisions would take effect January 1, 2015. Under the prompt corrective action requirements, insured depository institutions would be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 risk-based capital ratio of 6.5%; (ii) a Tier 1 risk-based capital ratio of 8% (increased from 6%); (iii) a total risk-based capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from the current rules).

The proposed rules set forth certain changes for the calculation of risk-weighted assets and utilize an increased number of credit risk and other exposure categories and risk weights.  In addition, the proposed rules also address: (i) a proposed alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; and (iv) revised capital treatment for derivatives and repo-style transactions.

In particular, the proposed rules would expand the risk-weighting categories from the current four categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures. Higher risk weights would apply to a variety of exposure categories. Specifics include, among others:

●	Applying a 150% risk weight instead of a 100% risk weight for certain high volatility commercial real estate acquisition, development and construction loans.

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For residential mortgage exposures, the current approach of a 50% risk weight for high-quality seasoned mortgages and a 100% risk-weight for all other mortgages is replaced with a risk weight of between 35% and 200% depending upon the mortgage’s loan-to-value ratio and whether the mortgage is a “category 1” or “category 2” residential mortgage exposure (based on eight criteria that include, among others, the term, seniority of the lien, use of negative amortization, balloon payments and certain rate increases).

●	Assigning a 150% risk weight to exposures (other than residential mortgage exposures) that are 90 days past due.

●	Providing for a 20% credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%).

        ●             Providing for a 100% risk weight for claims on securities firms.

        ●             Eliminating the current 50% cap on the risk weight for OTC derivatives.

Standards for Safety and Soundness.  The federal banking regulatory agencies have prescribed, by regulation, guidelines for all insured depository institutions relating to internal controls, information systems and internal audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  Each insured depository institution must implement a comprehensive written information security program that includes administrative, technical, and physical safeguards appropriate to the institution’s size and complexity and the nature and scope of its activities.  The information security program must be designed to ensure the security and confidentiality of customer information, protect against any unanticipated threats or hazards to the security or integrity of such information, protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer, and ensure the proper disposal of customer and consumer information.  Each insured depository institution must also develop and implement a risk-based response program to address incidents of unauthorized access to customer information in customer information systems.  If the FDIC determines that an institution fails to meet any of these guidelines, it may require an institution to submit to the FDIC an acceptable plan to achieve compliance.

Federal Home Loan Bank System. First Federal is a member of the FHLB, which is one of 12 regional FHLBs that administer the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the Board of Directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

As a member, First Federal is required to purchase and maintain stock in the FHLB. At September 30, 2012, First Federal had $10.7 million in FHLB stock, which was in compliance with this requirement.   First Federal did not receive any dividends from the FHLB for the years ended June 30, 2012, 2011 or 2010. Subsequent to December 31, 2008, the FHLB announced that it was below its regulatory risk-based capital requirement, and it is now precluded from paying dividends or repurchasing capital stock. The FHLB is not anticipated to resume dividend payments until its financial results improve. The FHLB has not indicated when dividend payments may resume.  See “Risk Factors - If our investment in the Federal Home Loan Bank of Seattle becomes impaired, our earnings and shareholders’ equity could decrease.”

The FHLBs have continued to contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of First Federal’s FHLB stock may result in a corresponding reduction in its capital.

Activities and Investments of Insured State-Chartered Financial Institutions.  Federal law generally limits the activities and equity investments of FDIC insured, state-chartered banks to those that are permissible for national banks.  An insured state bank is not prohibited from, among other things, (1) acquiring or retaining a majority interest in a subsidiary, (2) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets, (3) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions, and (4) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

Washington State has enacted a law regarding financial institution parity.  Primarily, the law affords Washington-chartered commercial banks the same powers as Washington-chartered savings banks.  In order for a bank to exercise these powers, it must provide 30 days notice to the Director of the Washington Division of Financial Institutions and the Director must authorize the requested activity.  In addition, the law provides that Washington-chartered commercial banks may exercise any of the powers that the Federal Reserve has determined to be closely related to the business of banking and the powers of national banks, subject to the approval of the Director in certain situations.  Finally, the law provides additional flexibility for Washington-chartered commercial and savings banks with respect to interest rates on loans and other extensions of credit.  Specifically, they may charge the maximum interest rate allowable for loans and other extensions of credit by federally-chartered financial institutions to Washington residents.

Dividends. Dividends from First Federal constitute the major source of funds for dividends which may be paid by First Northwest Bancorp to shareholders after the conversion.  The amount of dividends payable by First Federal to First Northwest Bancorp will depend upon First Federal’s earnings and capital position, and is limited by federal and state laws, regulations and policies.  According to Washington law, First Federal may not declare or pay a cash dividend on its capital stock if it would cause its net worth to be reduced below (1) the amount required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of the DFI.  Dividends on First Federal’s capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of First Federal, without the approval of the Director of the DFI.

The amount of dividends actually paid during any one period will be strongly affected by First Federal’s policy of maintaining a strong capital position.  Federal law further provides that no insured depository institution may pay a cash dividend if it would cause the institution to be “undercapitalized,” as defined in the prompt corrective action regulations.  Moreover, the federal bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments are deemed to constitute an unsafe and unsound practice.

Affiliate Transactions.  Federal laws strictly limit the ability of banks to engage in certain transactions with their affiliates, including their bank holding companies.  Transactions deemed to be a “covered transaction” under Section 23A of the Federal Reserve Act and between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of the bank subsidiary’s capital and surplus and, with respect to the parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary’s capital and surplus.  Further, covered transactions that are loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts.  Federal law also requires that covered transactions and certain other transactions listed in Section 23B of the Federal Reserve Act between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

Community Reinvestment Act.  First Federal is subject to the provisions of the Community Reinvestment Act of 1977 (CRA), which requires the appropriate federal bank regulatory agency to assess a bank’s performance under the CRA in meeting the credit needs of the community serviced by the bank, including low-and moderate income neighborhoods.  The regulatory agency’s assessment of a bank’s record is made available to the public.  Further, a bank’s CRA performance rating must be considered in connection with a bank’s application to, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.  First Federal received an “outstanding” rating during its most recent CRA examination.

Privacy Standards.   The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (GLBA) modernized the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers.  First Federal is subject to FDIC regulations implementing the privacy protection provisions of the GLBA.  These regulations require First Federal to disclose its privacy policy, including informing consumers of its information sharing practices and informing consumers of its rights to opt out of certain practices.

Environmental Issues Associated with Real Estate Lending. The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) is a federal statute that generally imposes strict liability on, all prior and present “owners and operators” of sites containing hazardous waste. However, Congress asked to protect secured creditors by providing that the term “owner and operator” excludes a person whose ownership is limited to protecting its security interest in the site. Since the enactment of the CERCLA, this “secured creditor exemption” has been the subject of judicial interpretations which have left open the possibility that lenders could be liable for cleanup costs on contaminated property that they hold as collateral for a loan. To the extent that legal uncertainty exists in this area, all creditors, including First Federal, that have made loans secured by properties with potential hazardous waste contamination (such as petroleum contamination) could be subject to liability for cleanup costs, which costs often substantially exceed the value of the collateral property.

Other Consumer Protection Laws and Regulations. First Federal is subject to a broad array of federal and state consumer protection laws and regulations that govern almost every aspect of its business relationships with consumers. While the list set forth below is not exhaustive, these include the Truth-in-Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Right to Financial Privacy Act, the Home Ownership and Equity Protection Act, the Consumer Leasing Act, the Fair Credit Billing Act, the Homeowners Protection Act, the Check Clearing for the 21st Century Act, laws governing flood insurance, laws governing consumer protections in connection with the sale of insurance, federal and state laws prohibiting unfair and deceptive business practices, and various regulations that implement some or all of the foregoing. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans, and providing other services. Failure to comply with these laws and regulations can subject First Federal to various penalties, including but not limited to, enforcement actions, injunctions, fines, civil liability, criminal penalties, punitive damages, and the loss of certain contractual rights.

Regulation and Supervision of First Northwest Bancorp

General.  Upon the completion of the conversion, First Northwest Bancorp will be a bank holding company registered with the Federal Reserve and the sole shareholder of First Federal. Bank holding companies are subject to comprehensive regulation by the Federal Reserve under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations promulgated thereunder. This regulation and oversight is generally intended to ensure that First Northwest Bancorp limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of First Federal.

As a bank holding company, First Northwest Bancorp is required to file quarterly and annual reports with the Federal Reserve and any additional information required by the Federal Reserve and is subject to regular examinations by the Federal Reserve. The Federal Reserve also has extensive enforcement authority over bank holding companies, including the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

The Bank Holding Company Act.  Under the BHCA, First Northwest Bancorp will be supervised by the Federal Reserve.  The Federal Reserve has a policy that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner.  In addition, the Federal Reserve provides that bank holding companies should serve as a source of strength to its subsidiary banks by being prepared to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity, and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks.  A bank holding company’s failure to meet its obligation to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve’s regulations or both.

Under the BHCA, the Federal Reserve may approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto. These activities generally include, among others, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers’ checks and U.S. Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.

Acquisitions. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. A bank holding company that meets certain supervisory and financial standards and elects to be designed as a financial holding company may also engage in certain securities, insurance and merchant banking activities and other activities determined to be financial in nature or incidental to financial activities.  The BHCA prohibits a bank holding company, with certain exceptions, from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.

Regulatory Capital Requirements.  The Federal Reserve has adopted capital guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications under the BHCA. These guidelines apply on a consolidated basis to bank holding companies with $500 million or more in assets or with less assets but certain risky activities, and on a bank-only basis to other companies. These bank holding company capital adequacy guidelines are similar to those imposed on First Federal by the FDIC. For a bank holding company with less than $500 million in assets, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company’s subsidiary banks to be well capitalized under the prompt corrective action regulations.

Interstate Banking.  The Federal Reserve must approve an application of a bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than the holding company’s home state, without regard to whether the transaction is prohibited by the laws of any state.  The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period, not exceeding five years, specified by the law of the host state.  Nor may the Federal Reserve approve an application if the applicant controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank’s home state or in any state in which the target bank maintains a branch.  Federal law does not affect the authority of states to limit the percentage of total insured deposits in the state that may be held or controlled by a bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies.  Individual states may also waive the 30% state-wide concentration limit contained in the federal law.

The federal banking agencies are authorized to approve interstate merger transactions without regard to whether the transaction is prohibited by the law of any state, unless the home state of one of the banks adopted a law prior to June 1, 1997, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks.  Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions.  Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

Restrictions on Dividends.  First Northwest Bancorp’s ability to declare and pay dividends is subject to  the Federal Reserve limits and Washington law, and it may depend on its ability to receive dividends received from First Federal.

A policy of the Federal Reserve limits the payment of a cash dividend by a bank holding company if the holding company’s net income for the past year is not sufficient to cover both the cash dividend and a rate of earnings retention that is consistent with capital needs, asset quality and overall financial condition. A bank holding company that does not meet any applicable capital standard would not be able to pay any cash dividends under this policy. A bank holding company not subject to consolidated capital requirements is expected not to pay dividends unless its debt-to-equity ratio is less than 1:1, and it meets certain additional criteria. The Federal Reserve also has indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.

Except for a company that meets the well-capitalized standard for bank holding companies, is well managed, and is not subject to any unresolved supervisory issues, a bank holding company is required to give  the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation or regulatory order, condition, or written agreement. A bank holding company is considered well-capitalized if on a consolidated basis it has a total risk-based capital ratio of at least 10.0% and a Tier 1 risk-based capital ratio of 6.0% or more, and is not subject to an agreement, order, or directive to maintain a specific level for any capital measure.

In addition, federal regulations and polices prohibit a return of capital during the three-year term of the business plan submitted by First Northwest Bancorp in connection with the stock offering.

Under Washington corporate law, First Northwest Bancorp generally may not pay dividends if after that payment it would not be able to pay its liabilities as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities.

Federal Securities Law.  The stock of First Northwest Bancorp will be registered with the SEC under the Securities Exchange Act of 1934, as amended. As a result, First Northwest Bancorp will become subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

First Northwest Bancorp stock held by persons who are affiliates of First Northwest Bancorp may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal shareholders. If First Northwest Bancorp meets specified current public information requirements, each affiliate of First Northwest Bancorp will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The SEC has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that apply to First Northwest Bancorp as a registered company under the Securities Exchange Act of 1934. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

TAXATION

Federal Taxation

General.  First Northwest Bancorp and First Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First Northwest Bancorp or First Federal.   First Federal is no longer subject to U.S. federal income tax examinations by tax authorities for years ended before June 30, 2009, and income tax returns have not been audited for the past three years.  See Note 9 of the Notes to Consolidated Financial Statements included in this prospectus.

First Northwest Bancorp anticipates that it will file a consolidated federal income tax return with First Federal commencing with the first taxable year after completion of the conversion.  Accordingly, it is anticipated that any cash distributions made by First Northwest Bancorp to its shareholders would be considered to be taxable dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting.  For federal income tax purposes, First Federal currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on June 30 for filing its federal income tax return.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income.  The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount.  Net operating losses can offset no more than 90% of alternative minimum taxable income.  Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.  First Federal has not been subject to the alternative minimum tax, nor does it have any such amounts available as credits for carryover.

Corporate Dividends-Received Deduction.  First Northwest Bancorp may eliminate from its income dividends received from First Federal as a wholly owned subsidiary of First Northwest Bancorp if it elects to file a consolidated return with First Federal.  The corporate dividends-received deduction is 100%, or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend.  Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

The First Federal Community Foundation

Tax Considerations.  First Federal has been advised by its outside tax advisors that an organization created and operated for charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and that this type of an organization would likely be classified as a private foundation as determined in Section 509 of the Internal Revenue Code.  The foundation will submit a request to the Internal Revenue Service to be recognized as an exempt organization.  As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, the effective date of the foundation’s status as a Section 501(c)(3) organization will be retroactive to the date of its organization.  First Federal’s outside tax advisor, Silver, Freedman & Taff, L.L.P., however, has not rendered any advice on the regulatory condition to the contribution to require that all shares of common stock of First Northwest Bancorp held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of First Northwest Bancorp on all proposals considered by shareholders of First Northwest Bancorp.  In the event that First Northwest Bancorp or the foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation, or subject the foundation to an excise tax under Section 4941 of the Internal Revenue Code, it is expected that the Federal Reserve would waive such voting restriction upon submission of a legal opinion(s) by First Northwest Bancorp or the foundation satisfactory to them.  See “Business of First Federal – Charitable Foundation – Regulatory Conditions Imposed on the First Federal Community Foundation.”

Under Washington law, First Northwest Bancorp is authorized by statute to make charitable contributions and by law has recognized the benefits of such contributions to a Washington corporation.  In this regard, Washington law provides that a charitable gift must be within reasonable limits to be valid.

Under the Internal Revenue Code, First Northwest Bancorp is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income of the consolidated group of corporations (with certain modifications) for that year.  Charitable contributions made by First Northwest Bancorp in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations.  First Federal believes that the conversion presents a unique opportunity to establish and fund a foundation given the substantial amount of additional capital being raised in the conversion.  In making this determination, First Federal considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock available to be offered for sale in the stock offering.  Based on this consideration, First Federal believes that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given First Federal’s capital position and its earnings, the substantial additional capital being raised in the stock offering, the potential benefits of the foundation to the communities served by First Federal and that some or all of the excess charitable contribution could be deductible in succeeding years.  In this regard, assuming the sale of shares at the maximum of the estimated offering range, First Northwest Bancorp would have pro forma shareholders’ equity of $148.2 million or 17.40% of pro forma consolidated assets.  See “Capitalization,” “First Federal Exceeds All Regulatory Capital Requirements,” “Pro Forma Data” and “Comparison of Valuation and Pro Forma Information With and Without the Foundation.”

First Northwest Bancorp anticipates receiving an opinion of its outside tax advisors, that the contribution of its own stock to the foundation should not constitute an act of self-dealing.  However, any opinion received from outside tax advisors is not binding on the Internal Revenue Service or the State of Washington Department of Revenue.  First Northwest Bancorp should also be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation may be required to pay to First Northwest Bancorp for such stock, subject to the annual deduction limitation described above.  First Northwest Bancorp, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations.  First Northwest Bancorp’s outside tax advisors, however, have not rendered advice as to fair market value for purposes of determining the amount of the tax deduction.  Assuming the close of the offering at the maximum of the estimated price range, First Northwest Bancorp estimates that all or a substantial portion of the contribution should be deductible over the six-year period.  First Federal may make further contributions to the foundation following the initial contribution, although this is not anticipated.  In addition, First Northwest Bancorp and First Federal may also continue to make charitable contributions to other qualifying organizations.  First Federal may make future contributions as deemed appropriate by First Federal’s Board of Directors, subject to any capital needs and requirements or other regulatory limitations that may be applicable.

Although First Northwest Bancorp expects to receive an opinion of its outside tax advisors that it will more likely than not be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed.  In either case, First Northwest Bancorp’s contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes the determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation.  However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%.  The foundation will be required to make an annual filing with the Internal Revenue Service.  The foundation also will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of the public notice.  The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.  Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investment and distributions for charitable purposes.

Washington Taxation

First Federal is subject to a business and occupation tax imposed under Washington law at the rate of 1.8% of gross receipts.  Interest received on loans secured by mortgages or deeds of trust on residential properties and certain investment securities are exempt from this tax.

THE CONVERSION AND STOCK OFFERING

The board of directors of First Federal has adopted the plan of conversion, and an application for approval of the plan of conversion has been filed with the DFI and the FDIC.  The DFI must approve our application, which approval will be conditioned on the approval of the plan of conversion by our members and the satisfaction of certain other conditions.  The DFI’s conditional approval does not constitute a recommendation or endorsement of the plan of conversion.  We also must receive a letter of non-objection to the conversion from the FDIC to consummate the conversion.  A holding company application has also been filed with, and must be approved by, the Federal Reserve.

General

On May 22, 2012, we adopted a plan of conversion, which was subsequently amended on November 20, 2012, pursuant to which we will convert from a state chartered mutual savings bank to a state chartered stock savings bank and at the same time become a wholly owned subsidiary of First Northwest Bancorp, a new Washington corporation.  The conversion will include adoption of the proposed articles of incorporation and bylaws, which will authorize us to issue capital stock.  Under the plan, First Federal common stock is being sold to First Northwest Bancorp and First Northwest Bancorp’s common stock is being offered to our eligible depositors, the employee stock ownership plan, other depositors, and then to the public.  The conversion will be accounted for at historical cost.  First Northwest Bancorp has filed an application with the Federal Reserve to become a bank holding company and to acquire all of First Federal’s common stock to be issued in the conversion.

We intend to contribute 50% of the net proceeds of the offering to First Federal and lend our employee stock ownership plan cash to enable the plan to buy up to 8% of the shares sold in the offering, including shares issued to the First Federal Community Foundation.  We will retain the balance of the net proceeds.  We also intend to establish the foundation.  The conversion will be completed only upon the sale of at least 5,950,000 shares of our common stock offered pursuant to the plan of conversion.

The shares of First Northwest Bancorp common stock are first being offered in a subscription offering to holders of subscription rights.  To the extent shares of common stock remain available after the subscription offering, shares may be offered in a community offering on a best efforts basis through Sandler O’Neill + Partners, L.P. in such a manner as to promote a wide distribution of the shares.  Shares not subscribed for in the subscription offering and community offering may be offered for sale on a best efforts basis in a syndicated offering, or in our discretion after consultation with our financial advisors, in a separate firm commitment underwritten public offering.  We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community offering and any syndicated offering or underwritten offering.  See “– Community Offering” and “– Syndicated or Firm Commitment Underwritten Offering.”

Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion.  See “– Limitations on Stock Purchases.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of First Northwest Bancorp.  All shares of common stock to be sold in the offering will be sold at $10.00 per share.  No commission will be charged to purchasers.  The independent valuation will be updated and the final number of shares of our common stock to be issued in the offering will be determined at the completion of the offering.  See “– How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering.”

The completion of the offering is subject to market conditions and other factors beyond our control.  No assurance can be given as to the length of time following approval of the plan of conversion by our members that will be required to complete the sale of shares.  If we experience delays, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares.  If the conversion is terminated, we will charge all related expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

The following is a brief summary of the conversion and the applicable provisions of the plan of conversion.  A copy of the plan of conversion is available for inspection at First Federal, the DFI, and the FDIC.  The plan of conversion is also filed as an exhibit to the registration statement of which this prospectus is a part and the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the SEC and DFI, respectively.  See “Where You Can Find More Information.”

Our Reasons for the Conversion

The primary reasons for the conversion, and our decision to conduct the offering are to:

●	increase our capital to give us the financial strength to:

o	better enable us to serve our customers in our market area;

o
support our continued growth and expansion through additional branching activities or acquisitions, including FDIC-assisted transactions, although we have no current understandings or agreements with respect to any such acquisitions or expansion activities; and

o	increase our lending activities, particularly our emphasis on commercial business and commercial real estate lending, and explore the development of new products and services.

●	provide us with additional financial resources, including the ability to offer our stock as consideration for future acquisitions of other community banks;

●	help us maintain and further expand our philanthropic endeavors to the communities we serve through the formation and funding of the First Federal Community Foundation;

●	help us attract and retain qualified management through stock-based compensation plans;

●	provide our customers and other members of our communities with the opportunity to become owners of First Federal through the purchase of our common stock; and

●	structure our business in a form that will enable us to have more flexible access to the capital markets.

In addition, in the stock holding company structure we will have greater flexibility in structuring mergers and acquisitions.  Potential sellers often want an acquirer’s stock for at least part of the acquisition consideration.  Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.  We do not have any specific plans or arrangements for expanding our branch network and/or any specific acquisition plans.

The offering will allow our directors, officers and employees to become shareholders, which we believe will be an effective performance incentive and an effective means of attracting and retaining qualified personnel.  The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Effects of the Conversion

General.  The conversion will have no effect on First Federal’s present business of accepting deposits and investing its funds in loans and other investments permitted by law.  Following completion of the conversion, First Federal will continue to be subject to regulation by the DFI, and its accounts will continue to be insured by the FDIC, up to applicable limits, without interruption.  After the conversion, First Federal will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

Deposits and Loans.  Each holder of a deposit account in First Federal at the time of the conversion will continue as an account holder in First Federal after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of the depositor’s accounts.  Each account will be insured by the FDIC to the same extent as before the conversion.  Depositors in First Federal will continue to hold their existing certificates, statement savings and other evidence of their accounts.  The conversion will not affect the loan terms of any borrower from First Federal.  The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion.  See “- Voting Rights” and “- Depositors’ Rights if We Liquidate” below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of First Federal.

Continuity.  The board of directors presently serving First Federal will serve as the board of directors of First Federal after the conversion.  The board of directors of First Northwest Bancorp consists of the same individuals who serve as directors of First Federal.  After the conversion, the voting shareholders of First Northwest Bancorp will elect approximately one-third of its directors annually.  All current officers of First Federal will retain their positions with First Federal after the conversion.

Voting Rights.  After completion of the conversion, members will have no voting rights in First Federal or First Northwest Bancorp and, therefore, will not be able to elect directors of either entity or to control their affairs.  After the conversion, voting rights in First Northwest Bancorp will be vested exclusively in the shareholders of First Northwest Bancorp.  Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of First Northwest Bancorp.  After completion of the conversion voting rights in First Federal will be vested exclusively in its sole shareholder, First Northwest Bancorp.

Depositors’ Rights if We Liquidate.  We have no plans to liquidate.  However, if there should ever be a complete liquidation of First Federal, either before or after the conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits.  In addition, liquidation rights before and after the conversion would be as follows:

Liquidation Rights in Present Mutual Institution.  In addition to the protection of FDIC insurance up to applicable limits, in the event of the complete liquidation of First Federal, each holder of a deposit account would receive his or her pro rata share of any assets of First Federal remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts).  Each holder’s pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

Liquidation Rights After the Conversion.  In the unlikely event that First Federal were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account (described below) to depositors and borrowers as of March 31, 2011 and _________ __, 2012, who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to First Northwest Bancorp, as the holder of First Federal’s capital stock.

First Federal will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in this prospectus.  The liquidation account will be a memorandum account on the records of First Federal and there will be no segregation of assets of First Federal related to it.

The liquidation account will be maintained subsequent to the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their deposit accounts in First Federal.  Each eligible account holder and supplemental eligible account holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the liquidation account balance called a subaccount.

The initial subaccount balance for a deposit account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s qualifying deposit in the deposit account and the denominator is the total amount of the qualifying deposits of all such holders.  The initial subaccount balance will not be increased, and it will be subject to downward adjustment as provided below.

If the balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing date subsequent to the effective date of the conversion is less than the lesser of (1) the balance in the deposit account at the close of business on any other annual closing date subsequent to March 31, 2011 or _________ __, 2012, as applicable, or (2) the amount of the qualifying deposit in the deposit account on March 31, 2011 or _________ __, 2012, as applicable, then the subaccount balance for the deposit account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the deposit balance.  In the event of a downward adjustment, the subaccount balance will not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related deposit account.  If any such deposit account is closed, the related subaccount balance will be reduced to zero.

In the event of a complete liquidation of First Federal (and only in that event), each eligible account holder and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for the deposit account(s) then held by the holder before any liquidation distribution may be made to shareholders.  No merger, consolidation, bulk purchase of assets with assumptions of deposit accounts and other liabilities or similar transactions with another federally insured institution in which First Federal is not the surviving institution will be considered to be a complete liquidation.  In any such transaction, the liquidation account will be assumed by the surviving institution.

Tax Effects of the Conversion.  We have received an opinion from our special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C. that the conversion will constitute a tax free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income tax purposes by First Federal or First Northwest Bancorp as a result of the completion of the conversion.  However, this opinion is not binding on the IRS or the State of Washington Department of Revenue.

If the liquidation rights in First Federal or subscription rights to purchase First Northwest Bancorp common stock have a market value when received, or in the case of subscription rights, when exercised, then depositors receiving or exercising these rights may have a taxable gain.  Any gain will be limited to the fair market value of these rights.

Liquidation rights are the proportionate interest of certain depositors of First Federal in the special liquidation account to be established by First Northwest Bancorp under the plan of conversion.  See “- Depositors’ Rights if We Liquidate” above.  Special counsel believes that the liquidation rights will have no fair market or economic value.

The subscription rights are the preferential rights of eligible subscribers to purchase shares of First Northwest Bancorp common stock in the conversion.  See “- Subscription Offering and Subscription Rights.”  Because the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the conversion only at fair market value, special counsel believes these rights do not have any taxable value when they are granted or exercised.  Special counsel’s opinion states that it is not aware of the IRS claiming in any similar conversion transaction that subscription rights have any market value.  Because there are no judicial opinions or official IRS positions on this issue, however, special counsel’s opinion relating to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on this issue.  Special counsel’s conclusion is supported by a letter from RP Financial which states that the subscription rights do not have any value when they are distributed or exercised.

If the IRS disagrees and says the subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised.  This income may be capital gain or ordinary income, and First Northwest Bancorp and First Federal could recognize gain on the distribution of these rights.  Eligible subscribers are encouraged to consult with their own tax advisor regarding their own circumstances and any tax consequences if subscription rights are deemed to have value.

The opinion of special counsel relies on certain factual matters contained in a representation letter of First Federal.  These factual representations are the same as those that would be contained in a representation of First Federal to the IRS if it were seeking a private letter ruling relating to the federal income tax consequences of the conversion.  Special counsel’s opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change.  Any change may be made with retroactive effect.  Unlike private letter rulings received from the IRS, special counsel’s opinion is not binding on the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in special counsel’s opinion, or that special counsel’s opinion will be upheld by the courts if challenged by the IRS.

First Federal is required to file an information statement with its federal income tax return for the year ending after the conversion setting forth, among other things, shifts in ownership and whether an ownership change has occurred.  If the independent accountants of First Federal concur at the time of the preparation of the information statement that the conversion did not result in an ownership change by reason of the cash issuance exception (after taking into account any applicable post-conversion shifts in ownership), then First Federal intends to reflect no ownership change on this information statement.

First Federal has also obtained an opinion from the Platt Irwin Law Firm, Port Angeles, Washington, that the income tax effects of the conversion under Washington tax laws will be substantially the same as the federal income tax consequences described above.

How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering

The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of First Northwest Bancorp and First Federal, as determined on the basis of an independent valuation.  We have retained RP Financial, a financial services industry consulting firm with over 20 years of experience in valuing financial institutions for mutual to stock conversions, to make this valuation.  We have no prior relationship with RP Financial, other than when we engaged them to prepare our business plan in March 2010.  For its services in making this appraisal, RP Financial’s fees and out-of-pocket expenses are estimated to be $96,000.  We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information we supply to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

The amount of common stock we are offering is based on an independent appraisal by RP Financial of the estimated pro forma market value of First Northwest Bancorp, assuming the conversion and offering are completed.  The appraisal was based in part on our consolidated financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of our common stock in the offering, and an analysis of a peer group of publicly-traded companies utilized by RP Financial in its appraisal that RP Financial considers comparable to First Northwest Bancorp.

RP Financial concluded that, as of November 9, 2012 the estimated pro forma market value of First Northwest Bancorp was $75.2 million.  This pro forma market value is the midpoint of a valuation range established by regulation with a minimum of $63.9 million and a maximum of $86.5 million, inclusive of shares to be issued to the foundation.  Based on this market value and a $10.00 per share purchase price, the number of shares of our common stock that will be offered for sale will range from 5,950,000 to 8,050,000 with a midpoint of 7,000,000.  The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.  If a greater demand for shares of our common stock or a change in financial or market conditions warrant, the offering range may be increased by 15.0%.  At this adjusted maximum of the offering range, the estimated pro forma market value of $99.6 million and the number of shares of common stock offered for sale will be 9,257,500.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements.  RP Financial also had various discussions with management and considered the following factors, among others.

●	certain historical, financial and other information relating to First Federal;

●	the projected results and financial condition of First Northwest Bancorp;

●	the economic and demographic conditions in our existing market area;

●	a comparative evaluation of the operating and financial characteristics of First Federal with the peer group companies discussed below;

●	the impact of the conversion and the offering on First Northwest Bancorp’s shareholders’ equity and earnings potential;

●	the proposed dividend policy of First Northwest Bancorp; and

●	the trading market for the securities of the peer group institutions and general conditions in the stock market for all publicly traded thrift institutions.

RP Financial did not perform a detailed analysis of the separate components of our assets and liabilities.  We did not impose any limitations on RP Financial in connection with its appraisal.

RP Financial also considered that we intend to issue shares of First Northwest Bancorp common stock to the First Federal Community Foundation, a charitable foundation that will be established in connection with the conversion. The intended contribution of shares of common stock to the foundation has the effect of reducing the number of shares that may be offered in the offering.  The foundation will be funded with $400,000 in cash and the remainder in shares of common stock so that the total amount contributed is equal to 8% of the gross offering proceeds received by First Northwest Bancorp in the offering.  We will not receive any conversion proceeds in connection with the issuance of these shares, and thus, our pro forma book value and earnings will be lower, resulting in a lower pro forma value for First Northwest Bancorp.  See “Business of First Federal – The First Federal Community Foundation” and “Comparison of Valuation and Pro Forma Information With and Without the Foundation.” RP Financial’s independent valuation will be updated before we complete our offering.

RP Financial relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock.  In applying this methodology, RP Financial analyzed financial and operational comparisons of First Federal with a selected peer group of publicly traded savings institutions that RP Financial considered comparable to us.  The peer group used by RP Financial consists of ten companies listed in the table below.  The pro forma market value of First Northwest Bancorp’s common stock was determined by RP Financial based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on differences between First Federal and the institutions comprising the peer group.  RP Financial took into account the significant volatility in the broader stock market and the after market pricing characteristics of recently converted savings institutions.  RP Financial utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of the pro forma market value.

The selection criteria for the peer group included consideration of geographic location, earnings and asset size.  The peer group companies are:

Peer Group (Ticker Symbol)	City and State	Assets(1)
		(In millions)
HF Financial Corp. (HFFC)	Sioux Falls, SD	$1,193
HopFed Bancorp, Inc. (HFBC)	Hopkinsville, KY	1,026
First Financial Northwest, Inc. (FFNW)	Renton, WA	999
Timberland Bancorp, Inc. (TSBK)	Hoquiam, WA	729
First Savings Financial Group, Inc. (FSFG)	Clarksville, IN	587
First Clover Leaf Financial Corp. (FCLF)	Edwardsville, IL	538
First Capital, Inc. (FCAP)	Corydon, IN	454
Wayne Savings Bancshares, Inc. (WAYN)	Wooster, OH	409
River Valley Bancorp (RIVR)	Madison, IN	408
Eagle Bancorp Montana, Inc. (EBMT)	Helena, MT	327

(1) As of June 30, 2012

Two measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income.  RP Financial considered these ratios, among other factors, in preparing its appraisal.  Book value is the same as total shareholders’ equity, and represents the difference between the issuer’s assets and liabilities.  Tangible book value is equal to total shareholders’ equity less intangible assets.  Reported earnings reflect the net income (loss) recorded for the twelve months ended September 30, 2012.  Core earnings represent earnings adjusted for non-operating items.

The following table presents a summary of selected pricing ratios for the peer group companies and First Northwest Bancorp (on a pro forma basis).  The pricing ratios are based on book value, earnings and other information as of and for the twelve months ended September 30, 2012 or the last twelve months for which data is available, stock price information as of November 9, 2012, as reflected in RP Financial’s appraisal report, dated November 9, 2012, and the number of shares assumed to be outstanding as described in “Pro Forma Data.”  Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 23.5% on a price-to-book value basis, and a discount of 27.9% on a price-to-tangible book value basis.

	Price-to- earnings multiple	Price-to-core earnings multiple	Price-to-book value ratio	Price-to-tangible book value ratio

First Northwest Bancorp
Minimum of offering range	NM*	NM*	49.31%	49.31%
Midpoint of offering range	NM*	NM*	54.17%	54.17%
Maximum of offering range	NM*	NM*	58.41%	58.41%
Maximum of offering range, as adjusted	NM*	NM*	62.70%	62.70%

Valuation of peer group companies using stock market prices as of November 9, 2012
Average	19.94x	20.45x	76.35%	81.05%
Median	17.87x	18.67x	72.86%	76.43%
*Not meaningful.

Our board of directors reviewed the appraisal report of RP Financial, including the methodology and the assumptions used, and determined that the valuation range was reasonable and adequate.

RP Financial’s valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares.  RP Financial did not independently verify the financial statements and other information we provided, nor did RP Financial value independently our assets or liabilities.  The valuation considers First Federal as a going concern and should not be considered as an indication of the liquidation value of First Federal.  Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offering will thereafter be able to sell these shares at prices at or above the purchase price or in the range of the valuation described above.

RP Financial will update its appraisal before we complete the offering.  If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 9,257,500 shares in the offering without notice to you.  No sale of shares of common stock in the offering may be completed unless, prior to the completion, RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of First Northwest Bancorp.  If our pro forma market value at that time is either below $63.9 million or above $99.6 million, then, after consulting with the DFI and the FDIC, we may:

●	set a new offering range;

●	take such other actions as may be permitted by the DFI, the FDIC, the Federal Reserve, and the SEC; or

●	terminate the offering and promptly return all funds, with interest.

If we set a new offering range, we will be required to cancel your stock order and promptly return your subscription funds, with interest calculated at the statement savings rate, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. You will have the opportunity to place a new stock order.

An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber’s ownership interest and First Northwest Bancorp’s pro forma net income and shareholders’ equity on a per share basis while decreasing pro forma net income and increasing shareholders’ equity, respectively, on an aggregate basis.  A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and First Northwest Bancorp’s pro forma net income and shareholders’ equity on a per share basis while increasing pro forma net income and decreasing shareholders’ equity, respectively, on an aggregate basis.  See “Risk Factors - Risks Related to This Offering - The implementation of an equity incentive plan may dilute your ownership interest” and “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC. including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the office of First Federal and as specified under “Where You Can Find More Information.”  In addition, the appraisal report is an exhibit to the registration statement of which this prospectus is a part.  The registration statement is available on the SEC’s website (http://www.sec.gov).

Subscription Offering and Subscription Rights

Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

●	depositors of First Federal with account balances of at least $50 as of the close of business on March 31, 2011 (“Eligible Account Holders”);

●	tax qualified plans, including our employee stock ownership plan and 401(k) plan (“Tax-Qualified Employee Stock Benefit Plans”);

●
depositors of First Federal, other than directors and executive officers and their associates employed, appointed or elected for the first time to such office after the March 31, 2011 eligibility record date (as defined below), with account balances of at least $50 as of the close of business on _________ __, 2012 (“Supplemental Eligible Account Holders”); and

●	depositors and borrowers of First Federal, as of the close of business on _______, 2012, other than Eligible Account Holders or Supplemental Eligible Account Holders (“Other Members”).

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under “- Limitations on Stock Purchases.”

Preference Category No. 1: Eligible Account Holders.  Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)           $200,000 or 20,000 shares of common stock;

(2)           one-tenth of one percent of the total offering of shares of common stock; or

(3)
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in First Federal in each case on the close of business on March 31, 2011 (the “Eligibility Record Date”), subject to the overall purchase limitations.

See “- Limitations on Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder’s subscription would be 10% of the shares remaining available, up to the amount subscribed for.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all accounts in which he or she has an ownership interest.  Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.  The subscription rights of Eligible Account Holders who are also directors or officers of First Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding March 31, 2011.

Preference Category No. 2: Tax-Qualified Employee Stock Benefit Plans.  The plan of conversion provides that each Tax-Qualified Employee Stock Benefit Plan, excluding the 401(k) plan, shall receive nontransferable subscription rights to purchase up to 8% of the common stock sold in the offering, including shares issued to the First Federal Community Foundation, provided that individually or in the aggregate these plans (other than that portion of these plans which is self-directed) shall not purchase more than 8% of the shares of common stock, including shares issued to the First Federal Community Foundation, and any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated valuation range.  The proposed employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering, including shares issued to the First Federal Community Foundation, or 510,880 shares and 692,320 shares based on the minimum and maximum of the estimated offering range, respectively.  Subscriptions by the Tax-Qualified Employee Stock Benefit Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of First Federal’s directors, officers, employees or associates thereof.  Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Preference Category No. 1.  If the employee stock ownership plan’s subscription is not filled in its entirety, the plan may, with the approval of the DFI and the FDIC, purchase shares in the open market.  See “Management - Benefits - Employee Stock Ownership Plan.”

Preference Category No. 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefore, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)           $200,000 or 20,000 shares of common stock;

(2)           one-tenth of one percent of the total offering of shares of common stock; or

(3)
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in First Federal in each case on the close of business on _________ __, 2012 (the “Supplemental Eligibility Record Date”), subject to the overall purchase limitations.

See “- Limitations on Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

Preference Category No. 4: Other Members.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefore, fourth priority, nontransferable subscription rights to subscribe for shares of common stock, up to the greater of:

(1)            $200,000 or 20,000 shares of common stock; or

(2)	one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations.

See “- Limitations on Stock Purchases.”

In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

Expiration Date for the Subscription Offering.  The subscription offering will expire at 5:00 p.m., Pacific time, on _________ __, 2013, unless extended for the full 45 day period to __________ __, 2013, and may be extended an additional 45 days to _________ __, 2013 without the approval of the DFI.  Any further extensions of the subscription offering must be approved by the DFI.  The subscription offering may not be extended beyond _________ __, 2014.  Subscription rights which have not been exercised prior to _________ __, 2013 (unless extended) will become void.

First Northwest Bancorp and First Federal will not execute orders until at least the minimum number of shares of common stock, 5,950,000 shares, have been subscribed for or otherwise sold.  If all shares have not been subscribed for or sold by _________ __, 2013, unless this period is extended with the consent of the DFI, all funds delivered to First Federal pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled.  If an extension beyond _________ __, 2013 is granted, First Northwest Bancorp and First Federal will notify subscribers of the extension of time and of any rights of subscribers to confirm, modify or rescind their subscriptions.  This is commonly referred to as a “resolicitation offering.”

In a resolicitation offering, First Northwest Bancorp would mail you a supplement to this prospectus if you subscribed for stock to let you confirm, modify or cancel your subscription.  If you fail to respond to the resolicitation offering, it would be as if you had canceled your order and all subscription funds, together with accrued interest, would be returned to you.  If you authorized payment by withdrawal of funds on deposit at First Federal, that authorization would terminate.  If you affirmatively confirm your subscription order during the resolicitation offering, First Northwest Bancorp and First Federal would continue to hold your subscription funds until the end of the resolicitation offering.  Your resolicitation order would be irrevocable without the consent of First Northwest Bancorp and First Federal until the conversion is completed or terminated.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscription rights discussed above, we anticipate offering shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in Clallam, Jefferson and Kitsap counties.  These natural persons are referred to as preferred subscribers.  We may limit total subscriptions in the community offering to ensure that the number of shares available for the syndicated or underwritten community offering may be up to a specified percentage of the number of shares of common stock.  The opportunity to subscribe for shares of common stock in any community offering will be subject to our right, in our sole discretion, to accept or reject any such orders either at the time of receipt of an order or as soon as practicable following _________ __, 2013.  The community offering, if any, will begin at the same time as, during or promptly after the subscription offering and will not be for more than 45 days after the end of the subscription offering.

The price at which common stock would be sold in the community offering will be the same price at which shares are offered and sold in the subscription offering.  No person, may purchase more than $200,000 of common stock in the community offering, and no person together with an associate or group of persons acting in concert, may purchase more than $400,000 of common stock in the community offering, subject to the maximum purchase limitations.  See “- Limitations on Stock Purchases.”  In the event of an oversubscription for shares in the community offering, shares may be allocated, to the extent shares remain available, on a pro rata basis to such person based on the amount of their respective subscriptions.

Syndicated or Firm Commitment Underwritten Offering

 If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings to selected members of the general public in a syndicated or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. The syndicated or firm commitment underwritten offering, if any, will begin as soon as practicable after termination of the subscription offering and the community offerings. Sandler O’Neill + Partners, L.P. may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated or firm commitment underwritten offering, although no such agreements currently exist.  Neither Sandler O’Neill + Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated offering; however, Sandler O’Neill + Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated offering. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated or firm commitment underwritten offering.

If a syndicated or firm commitment underwritten offering is held, Sandler O’Neill & Partners, L.P will serve as book-running manager.  In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5.25% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering to the book-running manager and any other broker-dealers included in the syndicated or firm commitment underwritten offering.  The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offerings. No person may purchase more than $200,000 of common stock in a syndicated or firm commitment underwritten offering, and no person together with an associate or group of persons acting in concert, may purchase more than $400,000 of common stock in the community offering, subject to the maximum purchase limitations.  See “- Limitations on Stock Purchases.”

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to First Northwest Bancorp for the payment of the purchase price of the shares ordered ) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at First Federal by wire transfers).  See “—Procedure for Purchasing Shares in the Subscription  Offering.”  “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with Sandler O’Neill & Partners, L.P., First Northwest Bancorp and First Federal until immediately prior to the completion of the firm commitment underwritten offering. At that time, Sandler O’Neill & Partners, L.P. and any other broker-dealers included in the firm commitment underwritten offering will represent that they have received sufficient indications of interest to complete the offering.  Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sandler O’Neill & Partners, L.P and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot affect a syndicated or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible.  The DFI and the Financial Industry Regulatory Authority must approve any such arrangements.

Syndicated or Firm Commitment Underwritten Offering.  In the event that shares of common stock are sold in a syndicated or firm commitment underwritten offering, we will pay fees of 5.25% of the aggregate amount of common stock sold in the syndicated or firm commitment underwritten offering to the book-running manager and any other broker-dealers included in the syndicated or firm commitment underwritten offering.  If all shares of common stock were sold in the syndicated or firm commitment underwritten offering, the selling agent and underwriters’ commissions would be approximately $2.9 million, $3.4 million and $4.5 million at the minimum, midpoint, maximum and maximum as adjusted levels of the offering, respectively.

Persons Who Are Not Permitted to Participate in the Stock Offering

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside.  However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of us or our officers, directors or employees, under the laws of such state to register as a broker, dealer, salesperson or selling agent or to register or otherwise qualify the securities of First Northwest Bancorp for sale in such state.

Limitations on Stock Purchases

The plan of conversion includes the following limitations on the number of shares of First Northwest Bancorp common stock which may be purchased in the conversion:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

a.	$200,000 or 20,000 shares of common stock;

b.	one-tenth of one percent of the total offering of shares of common stock; or

c.
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in First Federal in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

(3)
Tax qualified plans, including our employee stock ownership plan and 401(k) plan, will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock in the offering, including shares issued to the foundation.  We expect the employee stock ownership plan to purchase 8% of the common stock sold in the offering.

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

a.	$200,000 or 20,000 shares of common stock;

b.	one-tenth of one percent of the total offering of shares of common stock; or

c.
15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in First Federal in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

(5)	Each Other Member may subscribe for and purchase in the subscription offering up to the greater of:

a.	$200,000 or 20,000 shares of common stock; or

b.	one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

(6)
Persons purchasing shares of common stock in the community offering, syndicated offering, or underwritten offering may purchase up to $200,000 or 20,000 shares of common stock, subject to the overall limitation in clause (7) below; and

(7)
Except for the Tax-Qualified Employee Stock Benefit Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of (2)(c) and (4)(c) above, the maximum number of shares of First Northwest Bancorp common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $400,000 or 40,000 shares of common stock.

Subject to any required DFI or other regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of First Federal, the boards of directors of First Northwest Bancorp and First Federal may, in their sole discretion, increase the maximum individual amount permitted to be subscribed to provide that any person, group of associated persons, or persons otherwise acting in concert subscribing for five percent, may purchase between five and ten percent as long as the aggregate amount that the subscribers purchase does not exceed ten percent of the total stock offering.   Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

The term “associate” when used to indicate a relationship with any person means:

●
any corporation or organization (other than First Federal, First Northwest Bancorp or a majority-owned subsidiary of any of them) of which the person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

●	any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity;

●
any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of First Federal, First Northwest Bancorp or any subsidiary of First Federal or First Northwest Bancorp; and

●	any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified Employee Plans shall not be deemed to be an associate of any director or officer of First Federal or First Northwest Bancorp.  When used to refer to a person other than an officer or director of First Federal, the board of directors of First Federal or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

The term “acting in concert” means knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any arrangement.  A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Stock Benefit Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated.  The determination of whether a group is acting in concert shall be made solely by the board of directors of First Federal or officers delegated by the board of directors and may be based on any evidence upon which the board or delegatees chooses to rely.

Marketing Arrangements

We have engaged Sandler O’Neill + Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock.  In its role as financial advisor, Sandler O’Neill + Partners, L.P., will:

●	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

●	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

●	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

●	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

●	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

●	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

●	meet with the board of directors and management to discuss any of these services; and

●	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Sandler O’Neill + Partners, L.P., and us.

For its services, Sandler O’Neill + Partners, L.P. has received an advance payment of $25,000, which will be credited against future expenses and will receive a success fee of 1.00% of the aggregate purchase price of shares of common stock sold in the subscription offering and community offering, less any shares of common stock sold to our directors, officers and employees (or members of their immediate family) and the Tax-Qualified Employee Stock Benefit Plans, and our Foundation.    If selected dealers are used to assist in the sale of shares of First Northwest Bancorp common stock in the syndicated or underwritten offering, these dealers will be paid a fee of up to 5.25% of the total purchase price of the shares sold by the dealers.  We have agreed to indemnify Sandler O’Neill + Partners, L.P. against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Sandler O’Neill + Partners, L.P. may be required to make in connection with any such claims or liabilities.  In addition, Sandler O’Neill + Partners, L.P. will be reimbursed for the fees and expenses of its legal counsel, and other actual out of pocket expenses, in an amount not to exceed $115,000 if no syndicated offering is held and maximum of $140,000 if a syndicated or underwritten offering is held.

We have also engaged Sandler O’Neill + Partners, L.P., to act as our conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill + Partners, L.P., will, among other things:

●	consolidate accounts and develop a central file;

●	prepare proxy forms and proxy materials;

●	tabulate proxies and ballots;

●	act as inspector of election at the special meeting of members;

●	assist us in establishing and managing the Stock Information Center;

●	assist our financial printer with labeling of stock offering materials;

●	process stock order forms and certification forms and produce daily reports and analysis;

●	assist our transfer agent with the generation and mailing of stock certificates;

●	advise us on interest and refund calculations; and

●	create tax forms for interest reporting.

If the plan of conversion is terminated or if Sandler O’Neill + Partners, L.P.’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill + Partners, L.P. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill + Partners, L.P. against liabilities and expenses (including legal fees) related to or arising out of Sandler O’Neill + Partners, L.P.’s engagement as our conversion agent and performance of services as our conversion agent.

Sales of shares of First Northwest Bancorp common stock will be made by registered representatives affiliated with Sandler O’Neill + Partners, L.P. or by the broker-dealers managed by Sandler O’Neill + Partners, L.P.  Sandler O’Neill + Partners, L.P. has undertaken that the shares of First Northwest Bancorp common stock will be sold in a manner which will ensure that the distribution standards of The Nasdaq Stock Market will be met.  A stock information center will be established at First Federal’s executive office located at 105 West 8th Street, in Port Angeles, Washington.  First Northwest Bancorp will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of First Northwest Bancorp common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of First Northwest Bancorp common stock in those states where the law permits.  No officer, director or employee of First Northwest Bancorp or First Federal will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock, as well as the establishment of the foundation.

Procedure for Purchasing Shares in the Subscription Offering

To ensure that each purchaser receives a prospectus at least 48 hours before _________ __, 2013 the subscription expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date.  Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8.  Stock order forms will only be distributed with, or preceded by, a prospectus.

To purchase shares in the subscription offering, an executed stock order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at First Federal must be received by First Federal by 5:00 p.m., Pacific time, on _________ __, 2013 unless extended.  In addition, First Northwest Bancorp and First Federal will require a prospective purchaser to execute a certification in the form required by the DFI.  Stock order forms which are not received by this time, are executed defectively, are received without full payment or appropriate withdrawal instructions, or are submitted on photocopied or facsimile stock order forms are not required to be accepted.  In addition, First Federal will not accept orders without an executed certification.  First Federal has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so.  Once received, an executed order form may not be modified, amended or rescinded without the consent of First Federal, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

In order to ensure that Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, March 31, 2011, the Supplemental Eligibility Record Date, ________ __, 2012, or the Other Members Record Date, _______ __, 2012, must list all accounts on the stock order form giving all names in each account and the account numbers.

Payment for subscriptions may be made:

●	By personal check, bank check or money order made payable to First Northwest Bancorp.

●
By authorizing a withdrawal from a savings or certificate of deposit account at First Federal, designated on the stock order form.  To use funds in an individual retirement account (“IRA”) at First Federal, you must transfer your account to a self-directed IRA at an unaffiliated institution or broker.  Because transferring your account will take time, please contact the stock information center as soon as possible for assistance.

No wire transfers will be accepted.  Funds received before the completion of the conversion will be held in a segregated account at First Federal. Interest will be paid on payments made by cash, check or money order at our then-current statement savings rate from the date payment is received until completion of the conversion.  If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of First Northwest Bancorp’s common stock has been sold or the plan of conversion is terminated, whichever is earlier.  If a subscriber authorizes First Federal to withdraw the amount of the purchase price from his or her deposit account, First Federal will do so as of the effective date of the conversion.  First Federal will waive any applicable penalties for early withdrawal from certificate accounts for the purpose of purchasing stock in the offering.

If any amount of a subscription order is unfilled, First Federal will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion.  If the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at First Federal.

If any Tax-Qualified Employee Stock Benefit Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, they may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and community offering, if all shares are sold, or upon completion of the syndicated or underwritten offering if shares remain to be sold in that offering.  If, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified Employee Stock Benefit Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

It may be possible for you to subscribe for shares of common stock using funds you hold within an IRA.  However, common stock must be held in a self-directed retirement account.  First Federal’s IRAs are not self-directed, so they cannot be invested in common stock.  If you wish to use some or all of the funds in your First Federal IRA, the applicable funds must be transferred to a self-directed account reinvested by an independent trustee, such as a brokerage firm.  If you do not have this type of account, you will need to establish one before placing your stock order.  An annual administrative fee may be payable to the independent trustee.  Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact the stock information center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your IRA or any other retirement account that you may have. Whether you may use these funds for the purchase of shares in the stock offering may depend on timing constraints and possible limitations imposed by the institution where the funds are held.

The records of First Federal will control all matters related to the existence of subscription rights and/or one’s ability to purchase shares of common stock in the subscription offering.

Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the plan of conversion.  Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order form will be final.  If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account from which you wanted funds withdrawn.

Restrictions on Transfer of Subscription Rights and Shares

Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. With the exception of individual retirement account stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal and state regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

First Federal will refer to the DFI and the FDIC any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Issuance of First Northwest Bancorp’s Common Stock

Certificates representing shares of common stock issued in the conversion will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the conversion.  Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.  Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Required Approvals

In order to complete the conversion, we will need to receive the final approval of the DFI and a final non-objection letter from the FDIC.  We also will need to have our members approve the plan of conversion and contribution to the foundation at a special meeting of members, which will be called for that purpose.  Finally, the Federal Reserve must approve First Northwest Bancorp’s application to become a bank holding company and to acquire all of First Federal’s common stock, as well as the establishment of the foundation.

First Northwest Bancorp may be required to make certain filings with state securities regulatory authorities in connection with the issuance of First Northwest Bancorp common stock in the offerings.

Restrictions on Purchase or Transfer of Shares After the Conversion

All shares of common stock purchased in connection with the conversion by a director or an executive officer of First Northwest Bancorp and First Federal will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the DFI.  Each certificate for restricted shares will bear a legend giving notice of this restriction, and instructions will be issued to the effect that any transfer within the first year of any certificate or record ownership of the shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

Purchases of common stock of First Northwest Bancorp by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the DFI.  This restriction does not apply, however, to negotiated transactions involving more than 1% of First Northwest Bancorp’s outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

For information regarding the proposed purchases of common stock by officers and directors of First Federal and First Northwest Bancorp, see “Proposed Purchases by Management.”  Any purchases made by the officers and directors of First Federal and First Northwest Bancorp are intended for investment purposes only, and not for resale, including any purchases made for the purpose of meeting the minimum of the offering range.

Pursuant to regulations of the DFI, First Northwest Bancorp may not, for a period of one year following completion of this offering, repurchase shares of the common stock except on a pro rata basis, pursuant to an offer approved by the DFI and made to all shareholders, or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

RESTRICTIONS ON ACQUISITION OF FIRST NORTHWEST BANCORP
AND FIRST FEDERAL

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire First Northwest Bancorp, First Federal or their respective capital stock are summarized below.  Also discussed are certain provisions in First Northwest Bancorp’s articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire it.  These provisions include a prohibition on any holder of common stock voting more than 10% of the outstanding common stock.

Prior Approval of Acquisition of Control

Under federal law and Washington law, the written consent of the DFI and either the Federal Reserve or the FDIC is required prior to any person or company acquiring “control” of a Washington-chartered savings bank or its holding company.  Generally, control is conclusively presumed to exist if, among other things, an individual or company or group acting in concert acquires the power to direct the management or policies of First Northwest Bancorp or First Federal or to vote 25% or more of any class of voting stock.  Control is rebuttably presumed to exist under federal law if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer’s securities are registered under Section 12 of the Securities and Exchange Act of 1934 or the person would be the single largest shareholder.  A company that acquires control thereby becomes a bank holding company, subject to restrictions applicable to the operations of bank holding companies and any conditions imposed by the Federal Reserve in connection with its approval of such acquisition.  Such restrictions and conditions may deter potential acquirers from seeking to obtain control of First Northwest Bancorp.  See “How We Are Regulated - Regulation and Supervision of First Northwest Bancorp.

Anti-takeover Provisions That are Contained in Sections of First Northwest Bancorp’s Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of First Northwest Bancorp contain certain provisions that are intended to encourage a potential acquirer to negotiate any proposed acquisition of First Northwest Bancorp directly with its board of directors.  An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense.  Accordingly, the board of directors believes it is in the best interests of First Northwest Bancorp and its shareholders to encourage potential acquirers to negotiate directly with management.  The board of directors believes that the provisions in the articles of incorporation and bylaws will encourage negotiations and discourage hostile takeover attempts.  The board also believes that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of First Northwest Bancorp and that otherwise is in the best interests of all shareholders.  However, these provisions may have the effect of discouraging offers to purchase First Northwest Bancorp or its securities that are not approved by the board of directors but which certain of First Northwest Bancorp’s shareholders may deem to be in their best interests or pursuant to which shareholders would receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so.  These provisions will also render the removal of the current board of directors and management more difficult.  The boards of directors of First Federal and First Northwest Bancorp believe these provisions are in the best interests of the shareholders because they will assist First Northwest Bancorp’s board of directors in managing the affairs of First Northwest Bancorp in the manner they believe to be in the best interests of shareholders generally and because a company’s board of directors is often best able in terms of knowledge regarding the company’s business and prospects, as well as resources, to negotiate the best transaction for its shareholders as a whole.

The following description of certain of the provisions of the articles of incorporation and bylaws of First Northwest Bancorp is necessarily general and reference should be made in each instance to the articles of incorporation and bylaws.  See “Where You Can Find More Information” regarding how to obtain a copy of these documents.

Board of Directors.  The articles of incorporation provide that the number of directors shall not be less than five nor more than 15.  The initial number of directors is nine, but this number may be changed by resolution of the board of directors.  The board of directors is divided into three groups, with each group containing one-third of the total number of directors, or as near as may be.  This may make it more difficult for a person seeking to acquire control of First Northwest Bancorp to gain majority representation on the board of directors in a relatively short period of time.  First Northwest Bancorp believes this is important in ensuring continuity in the composition and policies of the board of directors.

Cumulative Voting.  The articles of incorporation specifically do not permit cumulative voting for the election of directors.  Cumulative voting in an election of directors entitles a shareholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among the number of nominees as the shareholder chooses.  The absence of cumulative voting for directors limits the ability of a minority shareholder to elect directors.  Because the holder of less than a majority of First Northwest Bancorp’s shares cannot be assured representation on the board of directors, the absence of cumulative voting may discourage accumulations of First Northwest Bancorp’s shares or proxy contests that would result in changes in First Northwest Bancorp’s management.  The board of directors believes that elimination of cumulative voting will help to assure continuity and stability of management and policies; directors should be elected by a majority of the shareholders to represent the interests of the shareholders as a whole rather than the special representatives of particular minority interests; and efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of First Northwest Bancorp.

Special Meetings.  The articles of incorporation of First Northwest Bancorp provide that special meetings of shareholders of First Northwest Bancorp may be called only by the chief executive officer or by the board of directors.  If a special meeting is not called, shareholder proposals cannot be presented to the shareholders for action until the next annual meeting.  Shareholders are not permitted to call special meetings.

Authorized Capital Stock.  The articles of incorporation of First Northwest Bancorp authorize the issuance of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock.  The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Northwest Bancorp’s board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options.  However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of First Northwest Bancorp.  The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.  First Northwest Bancorp’s board of directors currently has no plan to issue additional shares, other than the issuance of additional shares pursuant to the proposed stock-based equity incentive plan.

Director Nominations.  The articles of incorporation of First Northwest Bancorp require a shareholder who intends to nominate a candidate for election to the board of directors at a shareholders’ meeting to give written notice to the secretary of First Northwest Bancorp at least 90 days (but not more than 120 days) in advance of the date of the meeting at which such nominations will be made.  The nomination notice is also required to include specified information concerning the nominee and the proposing shareholder.  The board of directors of First Northwest Bancorp believes that it is in the best interests of First Northwest Bancorp and its shareholders to provide sufficient time for the board of directors to study all nominations and to determine whether to recommend to the shareholders that any of these nominees be considered.

Supermajority Voting Provisions.  First Northwest Bancorp’s articles of incorporation require the affirmative vote of 80% of the outstanding shares entitled to vote to approve a merger, consolidation or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least two-thirds of the number of the continuing directors (as defined in the articles of incorporation) on First Northwest Bancorp’s board of directors.  “Continuing directors” generally includes all members of the board of directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of First Northwest Bancorp.  This provision could tend to make the acquisition of First Northwest Bancorp more difficult to accomplish without the cooperation or favorable recommendation of First Northwest Bancorp’s board of directors.

Amendment of Articles of Incorporation and Bylaws.  First Northwest Bancorp’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of its common stock, except that the provisions of the articles of incorporation governing the duration of the corporation, the purpose and powers of the corporation, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, shareholder nominations and proposals, approval of certain business combinations, the evaluation of certain business combinations, limitation of directors’ liability, indemnification of officers and directors, calling of special meetings of shareholders, the authority to repurchase shares and the manner of amending the bylaws and articles of incorporation may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares of First Northwest Bancorp.  This provision is intended to prevent the holders of a lesser percentage of the outstanding stock of First Northwest Bancorp from circumventing any of the foregoing provisions by amending the articles of incorporation to delete or modify one of such provisions.

First Northwest Bancorp’s bylaws may only be amended by a majority vote of the board of directors of First Northwest Bancorp or by the holders of at least 80% of the outstanding stock by First Northwest Bancorp.

Purpose and Takeover Defensive Effects of First Northwest Bancorp’s Articles of Incorporation and Bylaws.  The board of directors believes that the provisions described above are prudent and will reduce First Northwest Bancorp’s vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by the board.  These provisions will also assist in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion.  The board of directors believes these provisions are in the best interest of First Federal, and First Northwest Bancorp and its shareholders.  In the judgment of the board of directors, First Northwest Bancorp’s board will be in the best position to determine the true value of First Northwest Bancorp and to negotiate more effectively for what may be in the best interests of its shareholders.  Accordingly, the board of directors believes that it is in the best interest of First Northwest Bancorp and its shareholders to encourage potential acquirers to negotiate directly with the board of directors of First Northwest Bancorp and that these provisions will encourage these negotiations and discourage hostile takeover attempts.  It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of First Northwest Bancorp and that is in the best interest of all shareholders.

Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common.  Takeover attempts that have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available.  A transaction that is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of First Northwest Bancorp for its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First Northwest Bancorp’s assets.

An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense.  Although a tender offer or other takeover attempt may be made at a price substantially above current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company.  As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.  The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive First Northwest Bancorp’s remaining shareholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 1,200, thereby allowing for deregistration.

Despite the belief of First Federal and First Northwest Bancorp as to the benefits to shareholders of these provisions of First Northwest Bancorp’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by First Northwest Bancorp’s board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices.  As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so.  These provisions will also render the removal of First Northwest Bancorp’s board of directors and of management more difficult.  The board of directors of First Federal and First Northwest Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

Following the conversion, pursuant to applicable law and, if required, following the approval by shareholders, First Northwest Bancorp may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for a Washington business corporation.

The cumulative effect of the restrictions on acquisition of First Northwest Bancorp contained in the articles of incorporation and bylaws of First Northwest Bancorp and in Federal and Washington law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of First Northwest Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

DESCRIPTION OF CAPITAL STOCK OF FIRST NORTHWEST BANCORP

General

First Northwest Bancorp is authorized to issue 75,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of preferred stock having a par value of $0.01 per share.  First Northwest Bancorp currently expects to issue up to 8,654,000 shares of common stock (including shares contributed to the First Federal Community Foundation), subject to adjustment up to 9,958,100 shares, and no shares of preferred stock in the conversion.  Each share of First Northwest Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.  Upon payment of the purchase price for the common stock, in accordance with the plan of conversion and reorganization, all the stock will be duly authorized, fully paid and nonassessable.

The common stock of First Northwest Bancorp represents nonwithdrawable capital.  The common stock is not a savings or deposit account and is not insured by the FDIC or any other government agency.

Common Stock

Dividends.  First Northwest Bancorp can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors.  The payment of dividends by First Northwest Bancorp is subject to limitations which are imposed by law and applicable regulation.  See “Our Policy Regarding Dividends” and “How We Are Regulated.”  The holders of common stock of First Northwest Bancorp will be entitled to receive and share equally in the dividends declared by the board of directors of First Northwest Bancorp out of funds legally available therefore.  If First Northwest Bancorp issues preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Stock Repurchases.  Regulations of Federal Reserve place certain limitations on the repurchase of First Northwest Bancorp’s capital stock.  See “How We Are Regulated.”

Voting Rights.  Upon conversion, the holders of common stock of First Northwest Bancorp will possess exclusive voting rights in First Northwest Bancorp.  They will elect First Northwest Bancorp’s board of directors and act on other matters as are required to be presented to them under Washington law or as are otherwise presented to them by the board of directors.  Except as discussed in “Restrictions on Acquisition of First Northwest Bancorp and First Federal,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  If First Northwest Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.  Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon.  See “Restrictions on Acquisition of First Northwest Bancorp and First Federal.”

As a state-chartered stock savings bank that is the subsidiary of a holding company, voting rights are vested exclusively in the owners of the shares of capital stock of First Federal, all of which will be owned by First Northwest Bancorp and voted at the direction of First Northwest Bancorp’s board of directors.  Consequently, the holders of the common stock will not have direct control of First Federal.

Liquidation.  In the event of any liquidation, dissolution or winding up of First Federal, First Northwest Bancorp, as holder of First Federal’s capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of First Federal available for distribution.  In the event of liquidation, dissolution or winding up of First Northwest Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Northwest Bancorp available for distribution.  If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights.  Holders of the common stock of First Northwest Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Preferred Stock

None of the shares of First Northwest Bancorp’s authorized preferred stock will be issued in the conversion and there are no current plans to issue the preferred stock.  Preferred stock may be issued with the designations, powers, preferences and rights as the board of directors may determine.  The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

Acquisitions of First Northwest Bancorp are restricted by provisions in its articles of incorporation and bylaws and by the rules and regulations of various regulatory agencies.  See “How We Are Regulated - Regulation and Supervision of First Northwest Bancorp” and “Restrictions on Acquisition of First Northwest Bancorp and First Federal.”

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for First Northwest Bancorp common stock is Registrar & Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated balance sheets of First Federal as of June 30, 2012 and 2011 and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended June 30, 2012 included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to First Federal setting forth its opinion as to the estimated pro forma market value of the First Northwest Bancorp common stock upon conversion and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock has been passed upon for First Federal by Breyer & Associates PC, McLean, Virginia, special counsel to First Federal and First Northwest Bancorp.  The federal income tax consequences of the conversion have been passed upon for First Federal by Silver, Freedman and Taff, L.L.P., Washington D.C. The Washington State income tax consequences of the conversion have been passed upon for First Northwest Bancorp and First Federal by the Platt Irwin Law Firm, Port Angeles, Washington.  Certain legal matters will be passed upon for Sandler O’Neill + Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington D.C.

WHERE YOU CAN FIND MORE INFORMATION

First Northwest Bancorp has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby.  As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement.  This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including First Northwest Bancorp.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document.  We believe, however, that we have included the material information an investor needs to consider in making an investment decision.  First Federal also maintains a website (http://www.ourfirstfed.com), which contains various information about First Federal.  In addition, First Federal files quarterly call reports with the FDIC, which are available at the FDIC’s website (http://www.fdic.gov).

First Federal has filed with the DFI an Application for Approval of Conversion, which includes proxy materials for the special meeting of members and certain other information.  This prospectus omits certain information contained in the Application for Approval of Conversion.  The Application for Approval of Conversion, including the proxy materials, exhibits and certain other information, may be inspected, without charge, at the office of the Washington Department of Financial Institutions, Division of Banks, Department of Financial Institutions, 150 Israel Road SW, Tumwater, Washington 98501.  A copy of the Application for Approval of Conversion has also been filed with the FDIC.

In connection with the conversion, First Northwest Bancorp has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon that registration, First Northwest Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the plan of conversion, First Northwest Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

A copy of the plan of conversion, the articles of incorporation and bylaws of First Northwest Bancorp and First Federal are available without charge from First Federal.  Requests for this information should be directed to: Levon L. Mathews, Chief Executive Officer, First Federal, 105 West 8th Street, Port Angeles, Washington 98362.

FIRST FEDERAL

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2012 (unaudited) and June 30, 2012 and 2011	F-3

Consolidated Statements of Income for the Three Months Ended September 30, 2012 and 2011 (unaudited) and the Years Ended June 30, 2012, 2011 and 2010	F-4

Consolidated Statements of Comprehensive Income for the Three Months Ended September 30, 2012 (unaudited) and for the Years Ended June 30, 2012, 2011 and 2010	F-5

Consolidated Statements of Equity for the Three Months Ended September 30, 2012 (unaudited) and for the Years Ended June 30, 2012, 2011 and 2010	F-6

Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2012 and 2011 (unaudited) and the Years Ended June 30, 2012, 2011 and 2010	F-7

Notes to Consolidated Financial Statements	F-9 - F-60

All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

The financial statements of First Northwest Bancorp have been omitted because First Northwest Bancorp has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Federal Savings and Loan Association
   of Port Angeles and Subsidiaries
Port Angeles, Washington

We have audited the accompanying consolidated balance sheets of First Federal Savings and Loan Association of Port Angeles and Subsidiaries (the “Bank”) as of June 30, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended June 30, 2012. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Savings and Loan Association of Port Angeles and Subsidiaries as of June 30, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Everett, Washington
August 24, 2012

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (In thousands)

ASSETS

	(Unaudited)
	September 30,	June 30,
	2012	2012	2011

Cash and due from banks	$11,618	$12,427	$12,597
Interest-bearing deposits in banks	24,907	30,048	23,154

Total cash and cash equivalents	36,525	42,475	35,751

Investment securities available for sale, at fair value	219,214	218,163	198,917
Investment securities held to maturity, at amortized cost	60,702	57,385	37,081
Loans held for sale	1,240	418	275
Loans receivable (net of allowance for loan losses of $8,224, $7,390 and $4,728)	411,113	400,659	424,187
Federal Home Loan Bank (FHLB) stock, at cost	10,722	10,819	10,819
Accrued interest receivable	2,466	2,539	2,490
Premises and equipment, net	11,932	12,200	12,840
Mortgage servicing rights, net	1,666	1,873	2,494
Bank-owned life insurance, net	17,804	17,656	16,950
Real estate owned and repossessed assets	3,230	2,864	4,475
Prepaid expenses and other assets	5,164	4,813	2,572

Total assets	$781,778	$771,864	$748,851

LIABILITIES AND EQUITY

LIABILITIES
Deposits	$589,871	$583,238	$562,398
Borrowings	100,033	100,033	100,033
Deferred tax liability, net	3,349	2,941	1,427
Accrued interest payable	319	316	315
Accrued expenses and other liabilities	8,699	7,495	6,998
Advances from borrowers for taxes and insurance	1,053	541	460

Total liabilities	703,324	694,564	671,631

COMMITMENTS AND CONTINGENCIES (NOTE 13)

EQUITY
Retained earnings	75,312	74,677	76,637
Accumulated other comprehensive income, net of tax	3,142	2,623	583

Total equity	78,454	77,300	77,220

Total liabilities and equity	$781,778	$771,864	$748,851

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In thousands)

	(Unaudited)
	Three Months Ended September 30,		Years Ended June 30,
	2012	2011	2012	2011	2010
INTEREST INCOME
Interest and fees on loans receivable	$5,501	$5,818	$22,705	$25,231	$30,215
Interest on mortgage-backed and related securities	750	873	3,526	3,226	2,533
Interest on investment securities	231	169	682	943	1,137
Interest-bearing deposits and other	9	2	29	16	11

Total interest income	6,491	6,862	26,942	29,416	33,896

INTEREST EXPENSE
Deposits	551	863	2,857	3,984	6,926
Borrowings	1,080	1,077	4,283	4,274	4,755

Total interest expense	1,631	1,940	7,140	8,258	11,681

Net interest income	4,860	4,922	19,802	21,158	22,215

PROVISION FOR LOAN LOSSES	624	1,548	7,970	926	4,373

Net interest income after provision for loan losses	4,236	3,374	11,832	20,232	17,842

NONINTEREST INCOME
Loan and deposit service fees	855	799	3,186	3,021	2,322
Mortgage servicing (expense) fees, net of amortization	(56)	54	(19)	117	100
Net gain on sales of loans	110	179	1,503	1,472	2,525
Net gain on sale of investment securities	51	-	293	40	908
Other-than-temporary impairment loss on investment securities	-	(170)	(419)	(829)	(3,154)
Increase in cash surrender value of bank-owned life insurance	148	156	706	551	979
Other income	52	9	149	251	492

Total noninterest income	1,160	1,027	5,399	4,623	4,172

NONINTEREST EXPENSE
Compensation and benefits	2,464	2,363	9,490	9,632	11,089
Real estate owned and repossessed assets (income) expenses, net	(306)	432	2,519	1,303	529
Data processing	528	373	1,637	1,503	1,479
Occupancy and equipment	702	732	2,948	2,699	2,715
Supplies, postage, and telephone	221	170	756	809	783
Regulatory assessments and state taxes	75	112	385	485	366
Advertising	87	62	457	370	514
Professional fees	236	101	850	1,046	1,401
FDIC insurance premium	170	148	656	844	915
FHLB prepayment penalty	-	-	-	-	729
Other	305	456	1,293	1,074	2,095

Total noninterest expense	4,482	4,949	20,991	19,765	22,615

INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR
INCOME TAXES	914	(548)	(3,760)	5,090	(601)

PROVISION (BENEFIT) FOR INCOME TAXES	279	(328)	(1,800)	1,195	(602)

NET INCOME (LOSS)	$635	$(220)	$(1,960)	$3,895	$1

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	(Unaudited)
	Three Months Ended September 30,		Years Ended June 30,
	2012	2011	2012	2011	2010

NET INCOME (LOSS)	$635	$(220)	$(1,960)	$3,895	$1

Other comprehensive income, net of tax
Unrealized gain on securities
Unrealized holding gain, net of taxes of
$284, $237, $841, $158, and $407, respectively	553	461	1,633	308	789
Reclassification adjustments for gains on sales
of securities, net of taxes of $17, $0, $100,
$14, and $309, respectively	(34)	-	(193)	(26)	(599)
Reclassification adjustments for other-than-
temporary impairment on securities, net of taxes
of $0, $56, $309, $204, and $712, respectively	-	110	600	395	1,381

Other comprehensive income, net	519	571	2,040	677	1,571

COMPREHENSIVE INCOME	$1,154	$351	$80	$4,572	$1,572

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (In thousands)

		Accumulated
		Other
		Comprehensive
	Retained	Income (Loss)	Total
	Earnings	Net of Tax	Equity

BALANCE, June 30, 2009	$72,741	$(1,665)	$71,076

Net income	1	-	1
Other comprehensive income, net of tax		1,571	1,571
Comprehensive income			$1,572
BALANCE, June 30, 2010	72,742	(94)	72,648

Net income	3,895	-	3,895
Other comprehensive income, net of tax		677	677

Comprehensive income			$4,572
BALANCE, June 30, 2011	76,637	583	77,220

Net loss	(1,960)	-	(1,960)
Other comprehensive income, net of tax		2,040	2,040

Comprehensive income			$80
BALANCE, June 30, 2012	$74,677	$2,623	$77,300

Net Income	635	-	635
Other comprehensive income, net of tax		519	519
Comprehensive income			$1,154
BALANCE, September 30, 2012 (Unaudited)	$75,312	$3,142	$78,454

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	(Unaudited)
	Three Months Ended September 30,		Years Ended June 30,
	2012	2011	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$635	$(220)	$(1,960)	$3,895	$1
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	314	370	1,474	1,237	1,218
Amortization and accretion of premiums and discounts on investments, net	866	464	2,574	1,910	731
Other-than-temporary impairment loss on investment securities	-	170	419	829	3,154
Amortization of deferred loan fees, net	(125)	(61)	(239)	(251)	(117)
Origination of loans held for sale	(4,707)	(10,480)	(63,940)	(53,178)	(101,393)
Proceeds from loans held for sale	3,995	10,013	65,302	55,322	105,094
Amortization of mortgage servicing rights	217	167	777	892	871
Additions to mortgage servicing rights	(29)	(42)	(224)	(485)	(818)
Impairments (recoveries) on the valuation allowance on mortgage servicing rights, net	19	-	68	(88)	(164)
Provision for loan losses	624	1,548	7,970	926	4,373
Loss (gain) on sale of real estate owned and repossessed assets	(287)	6	62	144	(29)
Deferred federal income taxes	141	(140)	463	(688)	(1,111)
Gain on sale of loans	(110)	(179)	(1,503)	(1,472)	(2,525)
Gain on sale of securities available for sale	(51)	-	(576)	(40)	(908)
Loss on sale of securities held to maturity	-	-	283	-	-
Write-down on real estate owned and repossessed assets	24	311	1,435	649	375
Increase in cash surrender value of life insurance	(148)	(156)	(706)	(551)	(979)
Change in assets and liabilities
Decrease (increase) in accrued interest receivable	73	(3)	(49)	242	412
Decrease (increase) in prepaid expenses and other assets	(351)	34	(2,241)	813	(2,596)
Increase (decrease) in accrued interest payable	3	(2)	1	(16)	(155)
Increase (decrease) in accrued expenses and other liabilities	1,204	(32)	479	(93)	(4,671)

Net cash from operating activities	2,307	1,768	9,869	9,997	763

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale	(19,219)	(38,372)	(106,391)	(118,920)	(145,822)
Proceeds from maturities, calls, and principal repayments
of securities available for sale	15,525	17,555	59,255	64,071	51,160
Proceeds from sales of securities available for sale	2,797	-	28,718	12,546	26,454
Purchase of securities held to maturity	(7,273)	-	(34,322)	(20,864)	-
Proceeds from maturities, calls, and principal repayments
of securities held to maturity	3,773	3,037	13,191	13,300	8,443
Proceeds from FHLB stock redemption	97	-	-	-	-
Proceeds from sales of securities held to maturity	-	-	389	-	-
Proceeds from sale of real estate owned and
repossessed assets	946	2	3,711	2,608	1,210
Loan originations, net of repayments, write-offs, and recoveries	(12,002)	3,169	12,217	40,564	46,869
Purchase of premises and equipment, net	(46)	(159)	(834)	(683)	(487)

Net cash from investing activities	(15,402)	(14,768)	(24,066)	(7,378)	(12,173)

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued) (In thousands)

	(Unaudited)
	Three Months Ended September 30,		Years Ended June 30,
	2012	2011	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	6,633	7,409	20,840	6,175	25,401
Proceeds from FHLB advances	-	-	-	-	51,924
Repayment of FHLB advances	-	-	-	-	(71,606)
Proceeds from notes payable	-	-	-	40	-
Net increase (decrease) in advances from borrowers
for taxes and insurance	512	407	81	(49)	(91)

Net cash from financing activities	7,145	7,816	20,921	6,166	5,628

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,950)	(5,184)	6,724	8,785	(5,782)

CASH AND CASH EQUIVALENTS, beginning of year	42,475	35,751	35,751	26,966	32,748

CASH AND CASH EQUIVALENTS, end of year	$36,525	$30,567	$42,475	$35,751	$26,966

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for
Interest on deposits and other borrowings	$1,628	$1,942	$7,139	$8,274	$11,836

Income taxes	$-	$700	$765	$1,485	$690

Interest income recognized on a cash basis on impaired loans	$43	$42	$202	$216	$-

NONCASH INVESTING ACTIVITIES
Unrealized gain on securities available for sale	$786	$698	$2,181	$426	$288

Amount of credit loss on other-than-temporarily-impaired
securities previously recognized in comprehensive income	$-	$(166)	$(909)	$(599)	$(2,093)

Loans foreclosed upon with repossession transferred to
real estate owned and repossessed assets	$1,049	$1,406	$3,597	$5,803	$3,150

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Nature of operations - First Federal Savings and Loan Association of Port Angeles provides commercial and consumer banking services to residents and businesses located primarily on the Olympic Peninsula in the state of Washington. These services include deposit and lending transactions that are supplemented with other borrowing and investing activities.

Principles of consolidation - The consolidated financial statements include the accounts of First Federal Savings and Loan Association of Port Angeles, its wholly owned subsidiary, North Olympic Peninsula Services, Inc., and majority-owned Craft3 Development IV, LLC (collectively, First Federal or the Bank). All material intercompany accounts and transactions have been eliminated in consolidation.

Plan of conversion and change in corporate form - On May 22, 2012, the Board of Directors of the Bank adopted a plan of conversion (Plan). The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company, First Northwest Bancorp (the Company), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to the Company. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon a valuation by an independent appraiser. The Bank’s Board of Directors plan includes adopting an employee stock ownership plan (ESOP) which will subscribe for 8% of the common stock sold in the offering. The Plan also includes establishing and funding a charitable foundation with a combination of cash and common stock equal to approximately 8% of the gross offering proceeds received by First Northwest Bancorp. The Company is being organized as a corporation incorporated under the laws of the state of Washington and will own all of the outstanding common stock of the Bank upon completion of the conversion. In order to complete the conversion, the Bank will need to receive the final approval of the Washington State Department of Financial Institutions (DFI) and a final non-objection letter from the U.S. Federal Deposit Insurance Corporation (FDIC). They also will need to have its members approve the Plan at a special meeting of members, which will be called for that purpose. Finally, the Board of Governors of the Federal Reserve must approve the Company’s application to become a bank holding company and to acquire all of the Bank’s common stock.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Bank has $650,000 and $120,000 in incurred and deferred conversion costs as of September 30, 2012 (unaudited) and June 30, 2012, respectively. At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions. These assumptions result in estimates that affect the reported amounts of assets and liabilities, revenues and expenses, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to a determination of the allowance for loan losses, mortgage servicing rights, fair value of financial instruments, deferred tax assets and liabilities, and the valuation of impaired loans, real estate owned, and repossessed assets.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Cash and cash equivalents - Cash and cash equivalents consist of currency on hand, due from banks, and interest-bearing deposits with financial institutions with an original maturity of three months or less. The amounts on deposit fluctuate and, at times, exceed the insured limit by the FDIC, which potentially subjects the Bank to credit risk. The Bank has not experienced any losses due to balances exceeding FDIC insurance limits.

Restricted assets - Federal Reserve Board regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The amount required to be on deposit was approximately $2.8 million and $3.9 million at June 30, 2012 and 2011, respectively. There was no reserve requirement at September 30, 2012 (unaudited). The Bank was in compliance with reserve requirements at September 30, 2012 (unaudited), June 30, 2012 and 2011.

Investment securities - Investment securities are classified into one of three categories: (1) held to maturity, (2) available for sale, or (3) trading. The Bank had no trading securities at September 30, 2012 (unaudited), June 30, 2012 or 2011. Investment securities are categorized as held to maturity when the Bank has the positive intent and ability to hold those securities to maturity.

Investment securities categorized as available for sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at fair value, with the unrealized holding gain or loss reported in other comprehensive income (OCI), net of tax, as a separate component of equity. Realized gains or losses are determined using the amortized cost basis of securities sold using the specific identification method and are included in earnings. Dividend and interest income on investments are recognized when earned. Premiums and discounts are recognized in interest income using the level yield method over the period to maturity.

Securities that are held to maturity are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

The Bank reviews investment securities for other-than-temporary impairment (OTTI) on a quarterly basis. For debt securities, the Bank considers whether management intends to sell a security or if it is likely that the Bank will be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. For debt securities, if management intends to sell the security or it is likely that the Bank will be required to sell the security before recovering its cost basis, the entire impairment loss would be recognized as OTTI and charged against earnings. If management does not intend to sell the security and it is not likely that the Bank will be required to sell the security, but management does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to all other factors, i.e. the difference between the present value of the cash flows expected to be collected and fair value, is recognized as a charge to OCI. Impairment losses related to all other factors are presented as separate categories within OCI. If there is an indication of additional credit losses, the security is re-evaluated according to the procedures described above.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Federal Home Loan Bank stock - The Bank’s investment in Federal Home Loan Bank of Seattle (FHLB) stock is carried at cost, which approximates fair value. As a member of the FHLB system, the Bank is required to maintain a minimum investment in FHLB stock, based on specific percentages of its outstanding mortgages, total assets, or FHLB advances. At September 30, 2012 (unaudited), June 30, 2012 and 2011, the Bank’s minimum investment requirement was approximately $3.9 million, $3.9 million and $4.1 million, respectively. The Bank was in compliance with the FHLB minimum investment requirement at September 30, 2012 (unaudited), June 30, 2012 and 2011. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are granted at the discretion of the FHLB.

Management evaluates FHLB stock for impairment based on its assessment of the ultimate recoverability of cost rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of any decline in net assets of the FHLB compared with the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, the customer base of the FHLB, and (4) the liquidity position of the FHLB. Based on its evaluation, the Bank did not recognize an OTTI loss on its FHLB stock at September 30, 2012 and 2011 (unaudited) or June 30, 2012 and 2011.

Loans held for sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Market value is determined based upon market prices from third-party purchasers and brokers. Net unrealized losses, if any, are recognized through a valuation allowance by charges to earnings. Gains or losses on the sale of loans that are held for sale are recognized at the time of sale and determined by the difference between net sale proceeds and the net book value of the loan less the estimated fair value of any retained mortgage servicing rights.

Loans receivable - Loans are stated at the amount of unpaid principal, net of unearned income and any deferred fees or costs. All discounts and premiums are recognized over the estimated life of the loan as yield adjustments. The estimated life is adjusted for prepayments.

Loans are classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due, in accordance with the terms of the original loan agreement. The carrying value of impaired loans is based on the present value of expected future cash flows discounted at each loan’s effective interest rate or, for collateral dependent loans, at fair value of the collateral, less selling costs. If the measurement of each impaired loan’s value is less than the recorded investment in the loan, we recognize this impairment and adjust the carrying value of the loan to fair value through the allowance for loan losses. This can be accomplished by charging off the impaired portion of the loan or establishing a specific component to be provided for in the allowance for loan losses.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent, unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses - The Bank maintains a general allowance for loan losses based on evaluating known and inherent risks in the loan portfolio, including management’s continuing analysis of the factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, and current and anticipated economic conditions. The reserve is an estimate based upon factors and trends identified by management at the time financial statements are prepared. The ultimate recovery of loans is susceptible to future market factors beyond the Bank’s control, which may result in losses or recoveries differing significantly from those provided in the consolidated financial statements. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additional provisions for loan losses based on their judgment using information available to them at the time of their examination.

Allowances for losses on specific problem loans are charged to income when it is determined that the value of these loans and properties, in the judgment of management, is impaired. The Bank accounts for impaired loans in accordance with Accounting Standards Codification (ASC) 310-10-35, Receivables—Overall—Subsequent Measurement. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Smaller balance homogeneous loans, including single-family residential and consumer loans, are excluded from the scope of this statement unless they are subject to a troubled debt restructuring.

When a loan has been identified as being impaired, the amount of the impairment is measured by using discounted cash flows, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, impairment is measured at current fair value of the collateral, reduced by estimated selling costs. When the measurement of the impaired loan is less than the recorded investment in the loan (including collected interest that has been applied to principal, net deferred loan fees or costs, and unamortized premiums or discounts), loan impairment is recognized by establishing or adjusting an allocation of the allowance for loan losses. Uncollected accrued interest is reversed against interest income. If ultimate collection of principal is in doubt, all cash receipts on impaired loans are applied to reduce the principal balance.

A troubled debt restructuring (TDR) is a loan for which the Bank, for reasons related to the borrower’s financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider. The loan terms that have been modified or restructured due to the borrower’s financial difficulty include, but are not limited to, a reduction in the stated interest rate; an extension of the maturity; an interest rate below market; a reduction in the face amount of the debt; a reduction in the accrued interest; or extension, deferral, renewal, or rewrite of the original loan terms.

TDRs are all considered impaired and may be classified “special mention,” “substandard,” or “doubtful,” depending on the severity of the modification. Loans that were paid current at the time of modification may be upgraded in their classification after a sustained period of repayment performance, usually six months or longer.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Loans that are past due at the time of modification are classified “substandard” or “doubtful” and placed on nonaccrual status. Those loans may be upgraded in their classification and placed on accrual status once there is a sustained period of repayment performance, usually six months or longer, and there is a reasonable assurance that repayment will continue.

Real estate owned and repossessed assets - Real estate owned and repossessed assets include real estate and personal property acquired through foreclosure or repossession, and may include in-substance foreclosed properties. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the fair value less estimated costs to sell, which becomes the property’s new cost basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less estimated costs to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value.

Mortgage servicing rights - Originated servicing rights are recorded when mortgage loans are originated and subsequently sold with the servicing rights retained. Servicing assets are initially recognized at fair value on the consolidated balance sheets. To determine the fair value of servicing rights, management uses a valuation model that calculates the present value of future cash flows. Assumptions used in the valuation model include market discount rates and anticipated prepayment speeds. In addition, estimates of the cost of servicing per loan, an inflation rate, ancillary income per loan, and default rates are used. The initial fair value relating to the servicing rights is capitalized and amortized into noninterest income in proportion to, and over the period of, estimated future net servicing income.

Management assesses impairment of the mortgage servicing rights based on recalculations of the present value of remaining future cash flows using updated market discount rates and prepayment speeds. Subsequent loan prepayments and changes in prepayment assumptions in excess of those forecasted can adversely impact the carrying value of the servicing rights. Impairment is assessed on a stratified basis with any impairment recognized through a valuation allowance for each impaired stratum. The servicing rights are stratified based on the predominant risk characteristics of the underlying loans: fixed-rate loans and adjustable-rate loans. The effect of changes in market interest rates on estimated rates of loan prepayments is the predominant risk characteristic for mortgage servicing rights. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses.

Mortgage servicing income represents fees earned for servicing loans. Fees for servicing mortgage loans are generally based upon a percentage of the principal balance of the loans serviced, as well as related ancillary income such as late charges. Servicing income is recognized as earned, unless collection is doubtful. The caption in the consolidated income statement “Mortgage servicing fees, net of amortization” includes mortgage servicing income, amortization of mortgage servicing rights, the effects of mortgage servicing run-off, and impairment.

Income taxes - The Bank accounts for income taxes in accordance with the provisions of ASC 740-10, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences, attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Premises and equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is recognized and computed on the straight-line method over the estimated useful lives as follows:

Buildings	37.5 - 50 years
Furniture and equipment	3 - 10 years

Transfers of financial assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The mortgage loans that are sold with recourse provisions are accounted for as sales until such time as the loan defaults.

From 2007 to 2009, the Bank sold some of its mortgage loans with “life of the loan” recourse provisions, requiring the Bank to repurchase the loan at any time if it defaults. The remaining balance of such loans at September 30, 2012 (unaudited) and June 30, 2012 and 2011, was approximately $6.9 million, $8.0 million, and $10.2 million, respectively. As of June 30, 2012, one loan has been repurchased for $214,000. There is an associated allowance of $53,000, $46,000 and $54,000 at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively, included in “accrued expenses and other liabilities” on the consolidated balance sheets related to these loans.

Bank-owned life insurance - The carrying amount of life insurance approximates fair value. Fair value of life insurance is estimated using the cash surrender value, less applicable surrender charges. The change in cash surrender value is included in other noninterest income.

Off-balance-sheet credit-related financial instruments -In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under lines of credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Advertising costs - The Bank expenses advertising costs as they are incurred.

Comprehensive (loss) income - Accounting principles generally require that recognized revenue, expenses, and gains and losses be included in net (loss) income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net (loss) income, are components of comprehensive (loss) income.

Fair value measurements - Fair values of financial instruments are estimated using relevant market information and other assumptions (Note 14). Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Segment information - The Bank’s activities are considered to be a single industry segment for financial reporting purposes. The Bank is engaged in the business of attracting deposits and providing lending services. Substantially all income is derived from a diverse base of commercial, mortgage, and consumer lending activities and investments.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Recently issued accounting pronouncements - In April 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This ASU clarifies guidance within Accounting Standards Codification Topic 310, Receivables—Troubled Debt Restructurings by Creditors, of whether a creditor has granted to the borrower a concession during a loan restructuring and clarifies the guidance applicable to evaluating whether a borrower is experiencing financial difficulties. Both of these evaluations must be performed by a creditor during a loan restructuring to determine if the restructuring qualifies as a troubled debt restructuring. This ASU also requires additional disclosures included in ASU 2010-20, but deferred from the original adoption date, regarding troubled debt restructurings to be disclosed. The effective date of this ASU is for the first interim period beginning after June 15, 2011, and is to be applied retrospectively to restructurings occurring on or after January 1, 2011. The adoption of this ASU did not have a material impact on First Federal’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The objective is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. Topic 860, Transfers and Servicing, prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. That determination is based, in part, on whether the entity has maintained effective control over the transferred financial assets. The new guidance will be effective for annual and interim periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on First Federal’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. Since 2006, the FASB and the International Accounting Standards Board (IASB) have been working closely together to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRS) and to ensure that fair value has the same meaning in U.S. GAAP and IFRS. The Amendments in this ASU explain how to measure fair value—they do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The new guidance will be effective for annual and interim periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on First Federal’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. The new guidance eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The ASU requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total OCI, the components of other comprehensive income, and the total of comprehensive income. The new guidance is effective for annual and interim periods beginning after December 15, 2011. Early adoption was permitted and there were no required transition disclosures. The adoption of this guidance did not have a material impact on First Federal’s consolidated financial statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

In December 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures About Offsetting Assets and Liabilities. The objective of this ASU is to enhance disclosures and provide converged disclosures under U.S. GAAP and IFRS about financial instruments and derivative instruments that are either offset on the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial position. This ASU requires disclosure of both net and gross information for these assets and liabilities. The new guidance will be effective for annual and interim periods beginning on or after January 1, 2013. The adoption of this guidance is not expected to have a material impact on First Federal’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. The objective of this ASU is to defer the effective date of only the changes in ASU No. 2011-05 (see above) that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income on the components of net income and other comprehensive income. This guidance reinstates the requirements for the presentation of reclassifications out of accumulated other comprehensive income that was in place before the issuance of ASU No. 2011-05. The new guidance will be effective for annual and interim periods beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on First Federal’s consolidated financial statements.

In July 2012, the FASB issued ASU No. 2012-05, Testing Indefinite-Lived Intangible Assets for Impairment. With the Update, a company testing indefinite-lived intangibles for impairment now has the option to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with current guidance. An entity also has the option to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to performing the quantitative impairment test. An entity will be able to resume performing the qualitative assessment in any subsequent period.  The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after September 15, 2012.   The adoption of this guidance is not expected to have a material impact on First Federal’s consolidated financial statements.

In October 2012, the FASB issued ASU 2012-06, Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.  The Update clarifies that when an entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently, a change in the cash flows expected to be collected on the indemnification asset occurs, as a result of a change in cash flows expected to be collected on the assets subject to indemnification, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2012. The adoption of this guidance is not expected to have a material impact on First Federal’s consolidated financial statements.

Subsequent events - The Bank has evaluated subsequent events for potential recognition and disclosure.

Reclassifications - Certain reclassifications have been made to the 2011 and 2010 consolidated financial statements to conform to the 2012 presentation with no effect on net income (loss) or equity.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities classified as available for sale and held to maturity at September 30, 2012, are summarized as follows:

	(Unaudited)
	September 30, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Investment Securities
Available for Sale
Municipal bonds	$2,347	$132	$-	$2,479
SBA1	39,261	851	(12)	40,100

Total	$41,608	$983	$(12)	$42,579

Mortgage-Backed Securities
Available for Sale
MBS2 agency	$168,602	$3,716	$(21)	$172,297
MBS corporate	4,244	94	-	4,338

Total	$172,846	$3,810	$(21)	$176,635

Total investment securities available for sale	$214,454	$4,793	$(33)	$219,214

Investment Securities
Held to Maturity
Municipal bonds	$17,069	$508	$-	$17,577
SBA	1,345	8	(1)	1,352

Total	$18,414	$516	$(1)	$18,929

Mortgage-Backed Securities
Held to Maturity
MBS agency	$42,288	$850	$-	$43,138

Total investment securities held to maturity	$60,702	$1,366	$(1)	$62,067

1	U.S. Small Business Administration
2	Mortgage-backed securities

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities classified as available for sale and held to maturity at June 30, 2012, are summarized as follows:

	June 30, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)
Investment Securities
Available for Sale
Municipal bonds	$2,353	$109	$(2)	$2,460
SBA	40,121	630	(23)	40,728

Total	$42,474	$739	$(25)	$43,188

Mortgage-Backed Securities
Available for Sale
MBS agency	$167,154	$3,271	$(42)	$170,383
MBS corporate	4,561	31	-	4,592

Total	$171,715	$3,302	$(42)	$174,975

Total investment securities available for sale	$214,189	$4,041	$(67)	$218,163

Investment Securities
Held to Maturity
Municipal bonds	$17,390	$159	$(123)	$17,426
SBA	1,382	7	(1)	1,388

Total	$18,772	$166	$(124)	$18,814

Mortgage-Backed Securities
Held to Maturity
MBS agency	$38,613	$637	$(14)	$39,236

Total investment securities held to maturity	$57,385	$803	$(138)	$58,050

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

The amortized cost, gross unrealized gains and losses, and estimated fair value of securities classified as available for sale and held to maturity at June 30, 2012, are summarized as follows:

	June 30, 2011
			Gross	Gross	Estimated
	Amortized	OCI portion	Unrealized	Unrealized	Fair
	Cost	of OTTI	Gains	Losses	Value
	(In thousands)
Investment Securities
Available for Sale
Municipal bonds	$100	$-	$7	$-	$107
SBA	21,187	-	260	-	21,447
Agency	29,976	-	178	-	30,154
Trust preferred securities1	522	(459)	-	-	63

Total	$51,785	$(459)	$445	$-	$51,771

Mortgage-Backed Securities
Available for Sale
MBS agency	$140,189	$-	$1,609	$(129)	$141,669
MBS corporate	5,609	-	6	(138)	5,477

Total	$145,798	$-	$1,615	$(267)	$147,146

Total investment securities available for sale	$197,583	$(459)	$2,060	$(267)	$198,917

Investment Securities
Held to Maturity
Municipal bonds	$2,147	$-	$85	$-	$2,232
SBA	1,794	-	5	(3)	1,796
Trust preferred securities	991	(451)	-	-	540

Total	$4,932	$(451)	$90	$(3)	$4,568

Mortgage-Backed Securities
Held to Maturity
MBS agency	$32,600	$-	$536	$(5)	$33,131

Total investment securities held to maturity	$37,532	$(451)	$626	$(8)	$37,699

1 Represents collateralized debt obligations secured by pooled trust preferred securities

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

The following shows the unrealized gross losses and fair value of the investment portfolio as of:

	(Unaudited)
	September 30, 2012
	Less Than Twelve Months		More Than Twelve Months		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value
	(In thousands)
Investment Securities
Available for Sale
SBA	$12	$9,293	$-	$-	$12	$9,293

Mortgage-Backed Securities
Available for Sale
MBS agency	$11	$5,984	$10	$8,103	$21	$14,087

Investment Securities
Held to Maturity
SBA	$-	$-	$1	$335	$1	$335

	June 30, 2012
	Less Than Twelve Months		More Than Twelve Months		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value
	(In thousands)
Investment Securities
Available for Sale
Municipal bonds	$2	$645	$-	$-	$2	$645
SBA	23	9,600	-	-	23	9,600
Total	$25	$10,245	$-	$-	$25	$10,245

Mortgage-Backed Securities
Available for Sale
MBS agency	$34	$5,929	$8	$2,612	$42	$8,541

Investment Securities
Held to Maturity
Municipal bonds	$123	$7,999	$-	$-	$123	$7,999
SBA	-	-	1	339	1	339
Total	$123	$7,999	$1	$339	$124	$8,338

Mortgage-Backed Securities
Held to Maturity
MBS agency	$14	$5,949	$-	$-	$14	$5,949

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

The following shows the unrealized gross losses and fair value of the investment portfolio by length of time that individual securities in each category have been in a continuous loss position as of:

	June 30, 2011
	Less Than Twelve Months		More Than Twelve Months		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value
	(In thousands)
Investment Securities
Available for Sale
Trust preferred securities	$-	$-	$459	$63	$459	$63

Mortgage-Backed Securities
Available for Sale
MBS agency	$129	$24,152	$-	$-	$129	$24,152
MBS corporate	138	4,417	-	-	138	4,417
Total	$267	$28,569	$-	$-	$267	$28,569

Investment Securities
Held to Maturity
SBA	$-	$-	$3	$529	$3	$529
Trust preferred securities	-	-	451	540	451	540
Total	$-	$-	$454	$1,069	$454	$1,069

Mortgage-Backed Securities
Held to Maturity
MBS agency	$5	$8,354	$-	$-	$5	$8,354

The Bank may hold certain investment securities in an unrealized loss position that are not considered other than temporarily impaired. At September 30, 2012 (unaudited), there were 6 investment securities with $34,000 of unrealized losses and a fair value of approximately $23.7 million. At June 30, 2012, there were 13 investment securities with $205,000 of unrealized losses and a fair value of approximately $33.1 million. At June 30, 2011, there were 9 investment securities with $275,000 of unrealized losses and a fair value of approximately $37.7 million.

The unrealized losses on investments in debt securities relate principally to the general change in interest rates and illiquidity, and not credit quality, that has occurred since the securities’ purchase dates, and such unrecognized losses or gains will continue to vary with general interest rate level fluctuations in the future. As management does not intend to sell the securities, and it is not likely they will be required to sell the securities before their anticipated recovery, no declines are deemed to be other than temporary.

The unrealized losses on investment and mortgage-backed securities were caused by interest rate changes. Certain investments in a loss position are guaranteed by government entities or government sponsored entities. It is expected that securities in a loss position would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and the Bank does not intend to sell the securities and believes it is not likely they will be required to sell these investments until a market price recovery or maturity, these investments are not considered other than temporarily impaired.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

First Federal purchased approximately $6.0 million of collateralized debt obligation (CDO) securities between 2002 and 2006 from various issuers. The underlying collateral for these CDO securities were pooled trust preferred securities issued by banks and insurance companies geographically dispersed across the United States. First Federal does not hold any individual trust preferred securities. The estimated fair market value of these securities has declined beginning June 30, 2008, due to the collapse of financial markets and the corresponding impact on the financial institutions that issued those securities. Although all trust preferred CDO securities were graded “A” at the time of purchase, market conditions and performance resulted in downgrades ranging from to “Baa3” to “Ca.”

Broker prices were not available for these trust preferred investment securities. Therefore, each security was individually examined for its market value using a discounted cash flow approach. To determine the discount rate used in the cash flow analyses and calculate an appropriate fair value for each security, management made assumptions based on the implied rate of return, general changes in market rates, estimated changes in credit quality and liquidity risk premium, specific nonperformance and default experience of the underlying collateral, and applicable broker discount rates. As of September 30, 2012 (unaudited) First Federal no longer holds any CDO securities.

The following is an analysis of amounts relating to OTTI losses on debt securities, recognized in earnings during the three months ended September 30 and the years ended June 30:

	(Unaudited)
	Three Months Ended September 30,		Years Ended June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Balance, beginning of period	$-	$4,477	$4,477	$3,648	$494

Additions
Amount related to the credit loss for which an
other-than-temporary impairment was not
previously recognized	-	4	54	230	1,087
Increases to the amount related to the credit loss
for which an other-than-temporary impairment was
previously recognized	-	166	365	599	2,067
Reductions
Securities sold	-	-	(4,896)	-	-

Balance, end of period	$-	$4,647	$-	$4,477	$3,648

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

The amortized cost and estimated fair value of investment and mortgage-backed securities at September 30, 2012 (unaudited) and June 30, 2012, by contractual or expected maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Unaudited)
	September 30, 2012
	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Investment Securities
Due less than one year	$-	$-	$420	$425
Due from one to five years	100	104	1,142	1,205
Due in over ten years	41,508	42,475	16,852	17,299

	$41,608	$42,579	$18,414	$18,929

Mortgage-Backed and Related Securities
Due less than one year	$-	$-	$93	$96
Due from one to five years	-	-	867	943
Due in five to ten years	641	647	15,841	16,178
Due in over ten years	172,205	175,988	25,487	25,921

	$172,846	$176,635	$42,288	$43,138

	June 30, 2012
	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
	(In thousands)
Investment Securities
Due less than one year	$-	$-	$275	$277
Due from one to five years	100	104	1,538	1,610
Due in over ten years	42,374	43,084	16,959	16,927

	$42,474	$43,188	$18,772	$18,814

Mortgage-Backed and Related Securities
Due less than one year	$-	$-	$38	$40
Due from one to five years	-	-	1,151	1,237
Due in five to ten years	821	830	17,381	17,644
Due in over ten years	170,894	174,145	20,043	20,315

	$171,715	$174,975	$38,613	$39,236

During the three months ended September 30, 2012 (unaudited), the Bank sold available-for-sale securities with gross proceeds of $2.8 million and gross realized gains of $51,000, with no sales during the three months ended September 30, 2011 (unaudited). During the years ended June 30, 2012, 2011, and 2010, the Bank sold available-for-sale securities, including its available for sale CDO trust preferred securities, with gross proceeds of $28.7 million, $12.5 million, and $26.5 million, and gross realized gains of $757,000, $40,000 and $908,000, respectively. During the year ended June 30,

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Securities (continued)

2012, the Bank sold available-for-sale securities with gross realized losses of $181,000, and no gross realized losses for fiscal years ending June 30, 2011 or 2010.

During the year ended June 30, 2012, the Bank changed its intent to hold certain trust preferred securities to maturity due to significant deterioration of those credits and their negative impact to the Bank’s risk based capital. The sale of held to maturity trust preferred securities does not impact the Bank’s ability to hold remaining securities in its portfolio until their maturity, and the held to maturity designation of those securities remains unchanged. The Bank sold held to maturity trust preferred securities with gross proceeds of $389,000 and gross realized gains and losses of $49,000 and $332,000, respectively.

Note 3 - Loans Receivable

Loans receivable consist of the following:

	(Unaudited)
	September 30,	June 30,
	2012	2012	2011
	(In thousands)
One to four family	$223,738	$215,243	$239,043
Commercial	119,231	109,399	99,844
Consumer	59,831	62,238	68,052
Construction and land	18,025	22,689	23,595

	420,825	409,569	430,534
Less
Net deferred loan fees	545	563	597
Discount on purchased loans, net	943	957	1,022
Allowance for loan losses	8,224	7,390	4,728

	9,712	8,910	6,347

Total loans receivable, net	$411,113	$400,659	$424,187

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

Loans, by maturity or repricing date, are as follows:

	(Unaudited)
	September 30,	June 30,
	2012	2012	2011
	(In thousands)
Adjustable-rate loans
Due within one year	$99,314	$105,299	$105,374
After one but within five years	51,955	46,604	39,039
After five but within ten years	1,968	1,596	4,169
After ten years	122	123	-

	153,359	153,622	148,582
Fixed-rate loans
Due within one year	10,888	9,625	4,461
After one but within five years	33,069	34,909	52,128
After five but within ten years	26,550	23,065	15,134
After ten years	196,959	188,348	210,229

	267,466	255,947	281,952

	$420,825	$409,569	$430,534

The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to multiple indices. Future market factors may affect the correlation of adjustable loan interest rates with the rates the Bank pays on the short-term deposits that have been primarily used to fund such loans.

Allowance for loan losses for the years ended June 30 is summarized as follows:

	Years Ended June 30,
	2012	2011	2010
	(In thousands)
Balance, beginning of period	$4,728	$6,420	$3,068
Provision for loan losses	7,970	926	4,373
Charge-offs	(5,503)	(2,910)	(1,097)
Recoveries	195	292	76

Balance, end of period	$7,390	$4,728	$6,420

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following tables present the activity in the allowance for loan losses by segment for the three months ended:

	(Unaudited)
	September 30, 2012
	One to Four			Construction
	Family	Commercial	Consumer	and Land	Unallocated	Total
	(In thousands)
Beginning balance	$3,464	$1,528	$2,168	$230	$-	$7,390
Provision for loan losses	623	(435)	382	48	6	624
Charge-offs	-	-	(137)	-	-	(137)
Recoveries	130	160	57	-	-	347

Ending balance	$4,217	$1,253	$2,470	$278	$6	$8,224

	(Unaudited)
	September 30, 2011
	One to Four			Construction
	Family	Commercial	Consumer	and Land	Unallocated	Total
	(In thousands)
Beginning balance	$2,025	$1,329	$832	$502	$40	$4,728
Provision for loan losses	537	241	508	302	(40)	1,548
Charge-offs	(401)	(99)	(209)	(7)	-	(716)
Recoveries	70	5	11	-	-	86

Ending balance	$2,231	$1,476	$1,142	$797	$-	$5,646

The following table presents the activity in the allowance for loan losses by segment for the year ended:

	June 30, 2012
	One to Four			Construction
	Family	Commercial	Consumer	and Land	Unallocated	Total
	(In thousands)
Beginning balance	$2,025	$1,329	$832	$502	$40	$4,728
Provision for loan losses	3,826	1,094	3,048	42	(40)	7,970
Charge-offs	(2,482)	(941)	(1,766)	(314)	-	(5,503)
Recoveries	95	46	54	-	-	195

Ending balance	$3,464	$1,528	$2,168	$230	$-	$7,390

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

A loan is considered impaired when the Bank has determined that it may be unable to collect payments of principal or interest when due under the contractual terms of the loan. In the process of identifying loans as impaired, management takes into consideration factors that include payment history and status, collateral value, financial condition of the borrower, and the probability of collecting scheduled payments in the future. Minor payment delays and insignificant payment shortfalls typically do not result in a loan being classified as impaired. The significance of payment delays and shortfalls is considered by management on a case-by-case basis after taking into consideration the totality of circumstances surrounding the loans and the borrowers, including payment history and amounts of any payment shortfall, length and reason for delay, and likelihood of return to stable performance. Impairment is measured on a loan-by-loan basis for all loans in the portfolio except for smaller balance loans in the portfolio.

The following table presents loans individually evaluated for impairment by class of loans as of:

	(Unaudited)
	September 30, 2012
	Recorded
	Investments	Unpaid
	(Loan Balance	Principal	Related
	Less Charge-off)	Balance	Allowance
	(In thousands)
With no allowance recorded
One to four family	$4,427	$4,572	$-
Commercial	4,711	4,799	-
Consumer	481	487	-
Construction and land	281	282	-

Loans with no allowance
recorded	9,900	10,140	-

With an allowance recorded
One to four family	4,038	4,072	689
Commercial	2,334	2,357	182
Consumer	1,336	1,361	714
Construction and land	180	180	37

Loans with an allowance
recorded	7,888	7,970	1,622

Total
One to four family	8,465	8,644	689
Commercial	7,045	7,156	182
Consumer	1,817	1,848	714
Construction and land	461	462	37

	$17,788	$18,110	$1,622

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents the average investment in impaired loans and related interest income recognized for the three months ended:

	(Unaudited)
	September 30, 2012		September 30, 2011

	Average	Interest	Average	Interest
	Investment in	Income	Investment in	Income
	Impaired Loans	Recognized	Impaired Loans	Recognized
	(In thousands)
With no allowance recorded
One to four family	$4,463	$17	$2,062	$31
Commercial	3,490	(1)	2,959	10
Consumer	461	3	307	9
Construction and land	171	2	244	17

Loans with no allowance
recorded	8,585	21	5,572	67

With an allowance recorded
One to four family	3,734	10	5,725	127
Commercial	2,516	3	3,275	3
Consumer	1,194	9	1,224	24
Construction and land	85	-	530	4

Loans with an allowance
recorded	7,529	22	10,754	158

Total
One to four family	8,197	27	7,787	158
Commercial	6,006	2	6,234	13
Consumer	1,655	12	1,531	33
Construction and land	256	2	774	21

	$16,114	$43	$16,326	$225

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents loans individually evaluated for impairment by class of loans as of June 30, 2012:

	Recorded
	Investments	Unpaid		Average	Interest
	(Loan Balance	Principal	Related	Investment in	Income
	Less Charge-off)	Balance	Allowance	Impaired Loans	Recognized
	(In thousands)
With no allowance recorded
One to four family	$4,689	$4,813	$-	$4,494	$204
Commercial	3,580	3,646	-	3,481	59
Consumer	629	642	-	456	46
Construction and land	218	219	-	267	34

Loans with no allowance
recorded	9,116	9,320	-	8,698	343

With an allowance recorded
One to four family	3,950	3,979	351	3,479	141
Commercial	1,923	1,956	511	1,700	24
Consumer	761	770	291	824	21
Construction and land	-	-	-	119	-

Loans with an allowance
recorded	6,634	6,705	1,153	6,122	186

Total
One to four family	8,639	8,792	351	7,973	345
Commercial	5,503	5,602	511	5,181	83
Consumer	1,390	1,412	291	1,280	67
Construction and land	218	219	-	386	34

	$15,750	$16,025	$1,153	$14,820	$529

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of September 30, 2012:

	(Unaudited)
	Allowance for Loan Losses			Loans Receivable
		Ending	Ending		Ending	Ending
		Balance	Balance		Balance	Balance
		Individually	Collectively		Individually	Collectively
	Ending	Evaluated for	Evaluated for	Ending	Evaluated for	Evaluated for
	Balance	Impairment	Impairment	Balance	Impairment	Impairment
	(In thousands)
One to four family	$4,223	$689	$3,534	$223,738	$8,465	$215,273
Commercial	1,253	182	1,071	119,231	7,045	112,186
Consumer	2,470	714	1,756	59,831	1,817	58,014
Construction and land	278	37	241	18,025	461	17,564

	$8,224	$1,622	$6,602	$420,825	$17,788	$403,037

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of June 30, 2012:

	Allowance for Loan Losses			Loans Receivable
		Ending	Ending		Ending	Ending
		Balance	Balance		Balance	Balance
		Individually	Collectively		Individually	Collectively
	Ending	Evaluated for	Evaluated for	Ending	Evaluated for	Evaluated for
	Balance	Impairment	Impairment	Balance	Impairment	Impairment
	(In thousands)
One to four family	$3,464	$351	$3,113	$215,243	$8,639	$206,604
Commercial	1,528	511	1,017	109,399	5,503	103,896
Consumer	2,168	291	1,877	62,238	1,390	60,848
Construction and land	230	-	230	22,689	218	22,471

	$7,390	$1,153	$6,237	$409,569	$15,750	$393,819

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents the recorded investment in nonaccrual loans by type of loan as of:

	(Unaudited)
	September 30,	June 30,
	2012	2012
	(In thousands)
One to four family
One to four family Olympic Peninsula	$4,304	$3,909
One to four family other	312	1,501
Commercial
Commercial real estate	5,279	3,626
Consumer
Home equity lines of credit	304	546
One to four family second mortgages	515	336
Auto	46	50
Consumer other	55	52
Construction and land
Land and development	258	132
	$11,073	$10,152

Past due loans - Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due.

The following table presents past due loans, net of partial loan charge-offs, by type, as of September 30, 2012:

	(Unaudited)
	30-59	60-89	90 Days
	Days	Days	or More	Total		Total
	Past Due	Past Due	Past Due	Past Due	Current	Loans
	(In thousands)
One to four family
One to four family Olympic Peninsula	$983	$-	$3,035	$4,018	$186,724	$190,742
One to four family other	83	-	312	395	32,601	32,996
Commercial
Multi-family	-	-	-	-	18,472	18,472
Commercial real estate	588	162	3,570	4,320	87,269	91,589
Commercial business	-		-	-	9,170	9,170
Consumer
Home equity lines of credit	651	30	159	840	35,763	36,603
One to four family second mortgages	65	40	370	475	11,555	12,030
Auto	60	43	20	123	4,274	4,397
Consumer other	112	-	55	167	6,634	6,801
Construction and land
Construction	-	-	-	-	1,626	1,626
Land and development	38	-	258	296	16,103	16,399
	$2,580	$275	$7,779	$10,634	$410,191	$420,825

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents past due loans, net of partial loan charge-offs, by type, as of June 30, 2012:

	30-59	60-89	90 Days
	Days	Days	or More	Total		Total
	Past Due	Past Due	Past Due	Past Due	Current	Loans
	(In thousands)
One to four family
One to four family Olympic Peninsula	$1,643	$890	$2,298	$4,831	$176,226	$181,057
One to four family other	222	-	1,274	1,496	32,690	34,186
Commercial
Multi-family	-	-	-	-	17,175	17,175
Commercial real estate	46	273	2,050	2,369	77,596	79,965
Commercial business	252	-	-	252	12,007	12,259
Consumer
Home equity lines of credit	625	29	372	1,026	37,545	38,571
One to four family second mortgages	119	141	294	554	12,030	12,584
Auto	40	5	24	69	3,960	4,029
Consumer other	183	72	-	255	6,799	7,054
Construction and land
Construction	-	-	-	-	5,757	5,757
Land and development	76	-	132	208	16,724	16,932
	$3,206	$1,410	$6,444	$11,060	$398,509	$409,569

Credit quality indicator - Federal regulations provide for the classification of lower quality loans and other assets, such as debt and equity securities, as substandard, doubtful, or loss. An asset is considered substandard if it is inadequately protected by the current net worth and pay capacity of the borrower or of any collateral pledged. Substandard assets include those characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When the Bank classifies problem assets as either substandard or doubtful, it may establish a specific allowance to address the risk specifically or the Bank may allow the loss to be addressed in the general allowance. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities but that, unlike specific allowances, have not been specifically allocated to particular problem assets. When an insured institution classifies problem assets as a loss, it is required to charge off such assets in the period in which they are deemed uncollectible. Assets that do not currently expose the Bank to sufficient risk to warrant classification as substandard or doubtful but possess identified weaknesses are designated as either watch or special mention assets. At September 30, 2012 (unaudited) and June 30, 2012, the Bank had loans classified as substandard and doubtful and no loans classified as loss. Loans not otherwise classified are considered pass graded loans.

Additionally, the Bank categorizes loans as performing or nonperforming based on payment activity. Loans that are more than 90 days past due and nonaccrual loans are considered nonperforming.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table represents the internally assigned grade as of September 30, 2012, by type of loans:

	(Unaudited)
			Special	Sub-
	Pass	Watch	Mention	Standard	Doubtful	Total
	(In thousands)
One to four family
One to four family
Olympic Peninsula	$179,921	$1,429	$-	$9,392	$-	$190,742
One to four family other	31,802	-	-	1,194	-	32,996
Commercial
Multi-family	16,825	1,108	111	428	-	18,472
Commercial real estate	70,341	6,829	2,134	12,285	-	91,589
Commercial business	7,830	241	301	798	-	9,170
Consumer
Home equity lines of credit	35,028	537	-	1,038	-	36,603
One to four family
second mortgage	11,166	27	38	799	-	12,030
Auto	4,270	60	9	58	-	4,397
Consumer other	6,630	112	-	59	-	6,801
Construction and land
Construction	1,461	-	-	165	-	1,626
Land and development	15,592	-	201	606	-	16,399
	$380,866	$10,343	$2,794	$26,822	$-	$420,825

The following table represents the internally assigned grade as of June 30, 2012, by type of loans:

			Special	Sub-
	Pass	Watch	Mention	Standard	Doubtful	Total
	(In thousands)
One to four family
One to four family
Olympic Peninsula	$171,953	$977	$426	$7,701	$-	$181,057
One to four family other	31,661	222	-	2,303	-	34,186
Commercial
Multi-family	15,518	1,114	111	432	-	17,175
Commercial real estate	59,915	6,946	2,146	10,958	-	79,965
Commercial business	11,129	288	244	598	-	12,259
Consumer
Home equity lines of credit	37,204	554	29	784	-	38,571
One to four family
second mortgage	11,768	54	138	427	197	12,584
Auto	3,930	40	5	54	-	4,029
Consumer other	6,738	174	20	122	-	7,054
Construction and land
Construction	2,292	3,465	-	-	-	5,757
Land and development	16,230	76	270	356	-	16,932
	$368,338	$13,910	$3,389	$23,735	$197	$409,569

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table represents the credit risk profile based on payment activity as of September 30, 2012, by type of loans:

	(Unaudited)
	Non- performing	Performing	Total
	(In thousands)
One to four family
One to four family Olympic Peninsula	$4,304	$186,438	$190,742
One to four family other	312	32,684	32,996
Commercial
Multi-family	-	18,472	18,472
Commercial real estate	5,279	86,310	91,589
Commercial business	-	9,170	9,170
Consumer
Home equity lines of credit	304	36,299	36,603
One to four family second mortgage	515	11,515	12,030
Auto	46	4,351	4,397
Other consumer	55	6,746	6,801
Construction and land
Construction	-	1,626	1,626
Land and development	258	16,141	16,399

	$11,073	$409,752	$420,825

The following table represents the credit risk profile based on payment activity as of June 30, 2012, by type of loans:

	Non- performing	Performing	Total
	(In thousands)
One to four family
One to four family Olympic Peninsula	$3,909	$177,148	$181,057
One to four family other	1,501	32,685	34,186
Commercial
Multi-family	-	17,175	17,175
Commercial real estate	3,626	76,339	79,965
Commercial business	-	12,259	12,259
Consumer
Home equity lines of credit	546	38,025	38,571
One to four family second mortgage	336	12,248	12,584
Auto	50	3,979	4,029
Other consumer	52	7,002	7,054
Construction and land
Construction	-	5,757	5,757
Land and development	132	16,800	16,932

	$10,152	$399,417	$409,569

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following is a summary of information pertaining to impaired loans for the years ended June 30:

	2012	2011
	(In thousands)

Impaired loans without a valuation allowance	$9,116	$5,969
Impaired loans with a valuation allowance	6,634	9,824

Total impaired loans	$15,750	$15,793

Valuation allowance related to impaired loans	$1,153	$1,656

Total nonaccrual loans	10,152	11,991

Total loans past due 90 days or more and still accruing interest	-	-

Average investment in impaired loans	14,820	15,457

Interest income recognized on impaired loans	529	226

Interest income recognized on a cash basis on impaired loans	202	216

Troubled debt restructuring - Loans classified as troubled debt restructurings included in impaired loans were $11.0 million $8.9 million and $8.6 million as of September 30, 2012 (unaudited) June 30, 2012 and 2011, respectively, with $6.0 million, $4.1 million and $5.3 million in nonaccrual at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively. A troubled debt restructuring is a loan to a borrower who is experiencing financial difficulty that has been modified from its original terms and conditions in such a way that the Bank is granting the borrower a concession of some kind. The Bank has granted a variety of concessions to borrowers in the form of loan modifications. The modifications granted can generally be described in the following categories:

Rate modification - A modification in which the interest rate is changed.

Term modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Payment modification - A modification in which the dollar amount of the payment is changed. Interest-only modifications in which a loan is converted to interest-only payments for a period of time are included in this category.

Combination modification - Any other type of modification, including the use of multiple categories above.

Upon identifying those receivables as troubled debt restructurings, the Bank identified them as impaired for purposes of determining the allowance for loan losses. This requires the loans to be evaluated individually for impairment, generally based on the expected cash flows under the new terms discounted at the loan’s original effective interest rates. For troubled debt restructured loans that subsequently default, the method of determining impairment is generally the fair value of the collateral less estimated selling costs.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents newly restructured loans by class that occurred during the three months ended September 30, 2012, by type of concession granted:

	(Unaudited)
	Number	Rate	Term	Combination	Total
	of Contracts	Modification	Modification	Modification	Modifications
			(In thousands)
Pre-modification outstanding
recorded investment
One to four family
One to four family Olympic Peninsula	1	$51	$-	$-	$51
Commercial
Commercial real estate	7	-	817	675	1,492
Commercial business	1	-	392	-	392
Consumer
One to four family second mortgages	2	-	-	132	132
Construction and Land
Construction	1	-	-	165	165
Land and development	1	-	-	265	265

	13	$51	$1,209	$1,237	$2,497

Post-modification outstanding
recorded investment
One to four family
One to four family Olympic Peninsula	1	$51	$-	$-	$51
Commercial
Commercial real estate	7	-	817	694	1,511
Commercial business	1	-	392	-	392
Consumer
One to four family second mortgages	2	-	-	136	136
Construction and Land
Construction	1	-	-	165	165
Land and development	1	-	-	47	47

	13	$51	$1,209	$1,042	$2,302

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents newly restructured loans by class that occurred during the three months ended September 30, 2011, by type of concession granted:

	(Unaudited)
	Number	Rate	Term	Combination	Total
	of Contracts	Modification	Modification	Modification	Modifications
			(In thousands)
Pre-modification outstanding
recorded investment
Consumer
Home equity lines of credit	1	$-	$-	$96,008	$96,008

Post-modification outstanding
recorded investment
Consumer
Home equity lines of credit	1	$-	$-	$107,808	$107,808

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents newly restructured loans by class that occurred during the year ended June 30, 2012, by type of concession granted:

	Number	Rate	Term	Combination	Total
	of Contracts	Modification	Modification	Modification	Modifications
			(In thousands)
Pre-modification outstanding
recorded investment
One to four family
One to four family Olympic Peninsula	4	$592	$-	$-	$592
Commercial
Commercial real estate	1	-	-	1,318	1,318
Consumer
Home equity lines of credit	3	76	-	108	184
One to four family second mortgages	2	144	-	-	144
Auto	1	29	-	-	29

	11	$841	$-	$1,426	$2,267

Post-modification outstanding
recorded investment
One to four family
One to four family Olympic Peninsula	4	$593	$-	$-	$593
Commercial
Commercial real estate	1	-	-	1,316	1,316
Consumer
Home equity lines of credit	3	76	-	109	185
One to four family second mortgages	2	143	-	-	143
Auto	1	29	-	-	29

	11	$841	$-	$1,425	$2,266

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Loans Receivable (continued)

The following table presents troubled debt restructures by class at the three months ended September 30, 2012 and the year ended June 30, 2012, by accrual and nonaccrual status.

	(Unaudited)
	September 30, 2012			June 30, 2012
	Accrual	Nonaccrual	Total	Accrual	Nonaccrual	Total
	(In thousands)
One to four family
One to four family Olympic Peninsula	$2,357	$2,031	$4,388	$2,190	$2,191	$4,381
One to four family other	335	226	561	338	227	565
Commercial			-			-
Multi-family	286	-	286	287	-	287
Commercial real estate	1,088	3,298	4,386	1,591	1,303	2,894
Commercial business	392	-	392	-	-	-
Consumer
Home equity lines of credit	139	192	331	139	193	332
One to four family second mortgages	239	199	438	243	167	410
Auto	-	26	26	-	26	26
Other consumer	4	-	4	4	-	4
Construction and land
Construction	165	-	165	-	-	-
Land and development	-	47	47	-	-	-

	$5,005	$6,019	$11,024	$4,792	$4,107	$8,899

Troubled debt restructurings for which there was a payment default of more than 30 days past due during the three months ending September 30, 2012 included one land and development loan for $47,000 with a combination modification. During the fiscal year ended June 30, 2012, there was one auto loan for $26,000 with a rate modification, which defaulted during the three months ended September 30, 2011. No additional funds are committed to be advanced in connection with impaired loans at September 30, 2012.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Real Estate Owned and Repossessed Assets

The following table presents a rollforward of real estate owned and repossessed assets for the three months ended September 30 and the years ended June 30:

	(Unaudited)
	Three Months Ended September 30,		Years Ended June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Beginning balance	$2,864	$4,475	$4,475	$2,073	$479
Loans transferred to foreclosed assets	1,049	1,406	3,597	5,803	3,150
Sales	(946)	(2)	(3,711)	(2,608)	(1,210)
Write-downs	(24)	(311)	(1,435)	(649)	(375)
Net (loss) gain on sales	287	(6)	(62)	(144)	29

Ending balance	$3,230	$5,562	$2,864	$4,475	$2,073

The following table presents the breakout of other real estate owned and repossessed assets by type as of:

	(Unaudited)
	September 30,	June 30,
	2012	2012
	(In thousands)
One to four family residential properties	$2,854	$2,545
Land	320	233
Commercial real estate	41	41
Personal property	15	45

	$3,230	$2,864

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Premises and Equipment

Premises and equipment consist of the following at June 30:

	(Unaudited)
	September 30,	June 30,
	2012	2012	2011
	(In thousands)
Land	$2,560	$2,560	$2,552
Buildings	6,115	6,115	6,116
Building improvements	5,863	5,863	5,818
Furniture, fixtures, and equipment	7,847	7,831	7,369
Software	3,313	3,313	2,780
Automobiles	208	208	208
Construction in progress	37	7	698

	25,943	25,897	25,541
Less accumulated depreciation and amortization	(14,011)	(13,697)	(12,701)

	$11,932	$12,200	$12,840

Operating lease rental payments for buildings were $13,000, $2,000, $17,000, $16,000, and $72,000 for September 30, 2012 and 2011 (unaudited) and June 30, 2012, 2011, and 2010, respectively.

Note 6 - Mortgage Servicing Rights

Loans serviced for others FHLB, Fannie Mae (FNMA), and Freddie Mac (FHLMC) are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans, primarily mortgage loans, were $277.8 million, $296.4 million and $350.9 million at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively.

Mortgage servicing rights for the three months ended September 30 and the years ended June 30 are as follows:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Balance at beginning of period	$1,873	$2,494	$2,494	$2,813	$2,702
Additions	29	42	224	485	818
Amortization	(217)	(167)	(777)	(892)	(871)
Valuation allowance	(19)	-	(68)	88	164

Balance at end of period	$1,666	$2,369	$1,873	$2,494	$2,813

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Mortgage Servicing Rights (continued)

The aggregate change in valuation allowance for mortgage servicing rights at September 30 (unaudited) and June 30 is as follows:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Balance at beginning of period	$(68)	$-	$-	$(88)	$(252)
Impairments	(23)	-	(68)	-	-
Recoveries	4		-	88	164

Balance at end of period	$(87)	$-	$(68)	$-	$(88)

The key economic assumptions used in determining the fair value of mortgage servicing rights at September 30 (unaudited) and June 30 are as follows:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010

Constant prepayment rate (%)	20.10	10.30	19.50	12.20	18.40
Weighted-average life (years)	3.8	6.4	3.9	5.9	4.4
Yield to maturity discount	8.53%	8.54%	8.53%	9.04%	8.81%

The fair values of mortgage servicing rights are approximately $1.8 million, $2.0 million and $3.3 million at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively.

The following represents servicing and late fees earned in connection with mortgage servicing rights and is included in the accompanying consolidated financial statements as a component of noninterest income for the three months ended September 30 and the years ended June 30:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Servicing fees	$180	$221	$826	$920	$807
Late fees	10	6	24	27	21

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Deposits

The aggregate amount of time deposits in denominations of greater than $100,000 at September 30, 2012 (unaudited), June 30, 2012 and 2011 was $73.0, $73.0 million and $82.7 million, respectively. Deposits and weighted-average interest rates at September 30 (unaudited) and June 30 consist of the following:

	(Unaudited)
	Weighted-		Weighted-		Weighted-
	Average		Average		Average
	Interest	September 30,	Interest	June 30,	Interest	June 30,
	Rate	2012	Rate	2012	Rate	2011
	(In thousands)
Savings	0.10%	$79,638	0.12%	$78,007	0.22%	$73,932
Transaction accounts	0.01%	150,714	0.01%	142,617	0.05%	127,101
Insured money market accounts	0.22%	193,665	0.17%	192,847	0.34%	169,765
Certificates of deposit and
jumbo certificates	1.02%	165,854	1.08%	169,767	1.42%	191,600

		$589,871		$583,238		$562,398

Weighted-average interest rate		0.37%		0.40%		0.63%

At the three months ended September 30, 2012 and the year ended June 30, 2012, maturities of certificates are as follows:

	(Unaudited)
	September 30, 2012	June 30, 2012
	(In thousands)
2013	$105,197	$109,875
2014	32,829	33,452
2015	14,408	12,910
2016	5,628	6,172
2017	7,726	7,154
Thereafter	66	204

	$165,854	$169,767

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Deposits (continued)

Deposits at September 30, 2012 (unaudited), June 30, 2012 and 2011, include $30.5 million, $25.8 million and $25.1 million, respectively, in public fund deposits. Investment securities with a carrying value of $25.6 million, $26.8 million and $25.6 million are pledged as collateral for these deposits at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively. This exceeds the minimum collateral requirements established by the Washington Public Deposit Protection Commission.

Interest on deposits by type consisted of the following for the three months ended September 30 (unaudited) and the years ended June 30:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Savings	$21	$42	$118	$202	$1,101
Transaction accounts	2	14	33	75	167
Insured money market accounts	88	159	480	729	1,274
Certificates of deposit and jumbo certificates	440	648	2,226	2,978	4,384

	$551	$863	$2,857	$3,984	$6,926

Note 8 - Borrowings

FHLB Borrowings
The Bank is a member of the Federal Home Loan Bank of Seattle. As a member, the Bank has a committed line of credit of up to 40% of total assets, subject to certain collateral requirements.

The Bank has entered into borrowing arrangements, primarily fixed-rate advances, with the FHLB to borrow funds primarily under long-term amortizing loan agreements. All borrowings are secured by stock of, and cash deposits in, the FHLB. Additionally, the Bank has mortgage loans receivable in the amounts of $214.9 million, $219.8 million, and $215.3 million and investment securities with a carrying value of $14.2 million, $15.8 million, and $0 at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively, pledged as collateral.

At September 30, 2012 (unaudited), FHLB borrowings are fixed-rate advances and are scheduled to mature as follows:

	(Unaudited)
	Weighted-Average	September 30,
	Interest Rate	2012
	(In thousands)
Due on or before September 30, 2014	3.66%	$10,000
Due on or before September 30, 2015	4.11%	44,924
Due on or before September 30, 2016	4.50%	35,000
Thereafter	4.35%	10,000

		$99,924

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Borrowings (continued)

At June 30, 2012 and 2011, FHLB borrowings are fixed-rate advances and are scheduled to mature as follows:

	Weighted-Average	June 30,	Weighted-Average	June 30,
	Interest Rate	2012	Interest Rate	2011
	(In thousands)
Due on or before June 30, 2014	3.66%	$10,000	3.66%	$10,000
Due on or before June 30, 2015	4.11%	44,924	4.11%	44,924
Due on or before June 30, 2016	4.55%	10,000	4.55%	10,000
Thereafter	4.44%	35,000	4.44%	35,000

		$99,924		$99,924

The maximum and average outstanding balances and average interest rates on advances from the FHLB were as follows:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Maximum outstanding at any month-end	$99,924	$99,924	$99,924	$99,924	$119,081
Monthly average outstanding	99,924	99,924	99,924	99,924	103,554
Weighted-average interest rates
Annual	4.22%	4.22%	4.22%	4.22%	4.50%
Period End	4.22%	4.22%	4.22%	4.22%	4.22%
Interest expense during the year	1,080	1,077	4,283	4,274	4,755

Note Payable
At September 30, 2012 (unaudited), Craft3 Development IV, LLC, a subsidiary of First Federal, holds a fixed-rate promissory note from Craft3, Inc. in the amount of $109,000. Simple interest of 4.50% per annum is calculated on the outstanding principal balance and is due monthly. The entire unpaid principal balance plus any remaining interest due is payable on July 1, 2015.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Federal Taxes on Income

The provision (benefit) for income taxes is summarized as follows:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Current	$138	$(188)	$(2,263)	$1,883	$509
Deferred	141	(140)	463	(688)	(1,111)

	$279	$(328)	$(1,800)	$1,195	$(602)

A reconciliation of the tax provision (benefit) based on statutory corporate tax rates, estimated to be 34%, on pre-tax income and the provision (benefit) shown in the accompanying consolidated statements of income is summarized as follows:

	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011	2010
	(In thousands)
Income taxes computed at statutory rates	$309	$(266)	$(1,278)	$1,731	$(204)
Tax credits	(49)	(62)	(195)	(247)	(247)
Tax-exempt income	(50)	(29)	(144)	(64)	(97)
BOLI income	(50)	(53)	(240)	(187)	(63)
Other, net	119	82	57	(38)	9

	$279	$(328)	$(1,800)	$1,195	$(602)

As a result of the bad debt deductions taken in years prior to 1988, retained earnings include accumulated earnings of approximately $6.4 million, on which federal income taxes have not been provided. If, in the future, this portion of retained earnings is used for any purpose other than to absorb losses on loans or on property acquired through foreclosure, federal income taxes may be imposed at the then-prevailing corporate tax rates. The Bank does not contemplate that such amounts will be used for any purpose that would create a federal income tax liability; therefore, no provision has been made.

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates whether its deferred tax assets will be realized and adjusts the amount of its valuation allowance, if necessary. There was no valuation allowance at September 30, 2012 (unaudited), June 30, 2012 and 2011.

The Bank complied with the various regulatory provisions of the New Markets Tax Credit program and, therefore, has earned approximately $296,000 of credits that will be claimed on the Bank’s current-year tax return. As of September 30, 2012 (unaudited), the Bank continues to participate in the New Markets Tax Credit program that began in its fiscal year ending June 30, 2008. The Bank will receive tax credits of approximately $1.9 million over seven years. Tax benefits related to these credits will be recognized for financial reporting purposes in different periods than the credits are recognized in the Bank’s income tax returns due to a yearly tax basis reduction resulting in a gain for income tax purposes

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Federal Taxes on Income (continued)

at the end of the tax credit period. The financial reporting tax credit will total approximately $1.3 million over the seven-year period, the available tax credit of $1.9 million less the reduction of the tax gain of $655,000 calculated at the Bank’s current tax rate of 34%.

The Bank applies the provisions of FASB ASC 740 that require the application of a more-likely-than-not recognition criterion. First Federal had no unrecognized tax assets for the three months ended September 30, 2012 (unaudited), and the years ended June 30, 2012 and 2011. During the three months ended September 30, 2012 and 2011 (unaudited), and the years ended June 20, 2012, 2011, and 2010, the Bank recognized no interest and penalties. The Bank recognizes interest and penalties in income tax expense. The Bank files income tax returns in the U.S. federal jurisdiction and is no longer subject to U.S. federal income tax examinations by tax authorities for years ending before June 30, 2009.

The components of net deferred tax assets and liabilities are summarized as follows:

	(Unaudited)
	September 30,	June 30,
	2012	2012	2011
	(In thousands)
Deferred tax assets
Allowance for loan losses	$2,439	$2,440	$1,298
Accrued compensation	234	187	143
Nonaccrual loans	11	11	17
Impairment on securities	-	-	1,522
Other	(12)	97	162

Total deferred tax assets	2,672	2,735	3,142

Deferred tax liabilities
Deferred loan fees	657	657	811
Unrealized gain on securities available for sale	1,618	1,351	300
FHLB stock dividends	1,984	1,984	1,984
Accumulated depreciation	1,588	1,518	1,388
Prepaid expense	174	166	86

Total deferred tax liabilities	6,021	5,676	4,569

Net deferred tax liability	$3,349	$2,941	$1,427

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Retirement Plans

The Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions (the Pentegra DB Plan), a tax-qualified defined-benefit pension plan that covers substantially all employees after one year of continuous employment. Pension benefits vest over a period of five years of credited service. The Pentegra DB Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 12004. The Pentegra DB Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra DB Plan. The Pentegra Defined Benefit Plan was frozen and no new benefits were allowed as of February 1, 2010.

The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

The table below presents the funded status (market value of plan assets divided by funding target) of the plan as of:

	June 30,
	2012	2011

Source	Valuation Report	Valuation Report
Our plan	81.8%	84.2%

There was no change to the funded status of the plan as of September 30, 2012. The Bank’s contributions to the Pentegra DB Plan are not more than 5% of the total contributions to the Pentegra DB Plan. The Bank’s policy is to fund pension costs as accrued.

Total contributions during the three months ended September 30 (unaudited) were:

2012		2011
Date Paid	Amount	Date Paid	Amount
(In thousands)
N/A	$-	9/14/2011	$66

	$-		$66

Total contributions during the years ended June 30 were:

2012		2011		2010
Date Paid	Amount	Date Paid	Amount	Date Paid	Amount
(In thousands)
9/14/2011	$66	12/9/2010	$475	10/15/2009	$146
11/30/2011	393			12/28/2009	515

	$459		$475		$661

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Retirement Plans (continued)

The Bank also sponsors a non-qualified Deferred Compensation Plan for members of the Board of Directors and eligible officer-level employees. This Plan, approved by the Board on February 1, 2012, allows eligible participants to defer and invest a portion of their earnings in a selection of investment options identified in the plan at no expense to the Bank. All deferrals are remitted to Pentegra, the Plan Administrator, and held in a trust.

The Plan also includes a Supplemental Executive Retirement Plan (SERP) for the Chief Executive Officer (CEO) that was approved by the Board. Contributions to the SERP began in October 2010. The annual contribution to the SERP is equivalent to 10% of the CEO’s annual salary and is remitted to Pentegra, the Plan Administrator, and held in a trust. For the three months ended September 30, 2012 (unaudited) and the fiscal year ended June 30, 2012 and 2011, the Bank recorded $10,000, $45,000, and $4,000 expense, respectively, related specifically to the SERP plan.

During the year ended June 30, 1994, the Bank began participation in a multi-employer 401(k) plan funded by employees and a Bank matching program. Employees may contribute up to 20% of their pre-tax compensation to the 401(k) plan and the Bank matches 50% of this contribution, applicable only to the first 6% of salary contributed. The employer contributions were $28,000, $33,000, $97,000, $86,000, and $4,000 during the three months ended September 30, 2012 and 2011 (unaudited) and the years ended June 30, 2012, 2011, and 2010, respectively.

Note 11 - Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, core capital to total assets, and tangible capital to tangible assets (set forth in the following table).

The DFI approved the Bank’s conversion from a federally chartered mutual savings and loan association to a Washington State chartered mutual savings bank in 2011. This resulted in the Bank’s primary regulator changing from the Office of the Comptroller of the Currency to the FDIC and DFI.

As of September 30, 2012 (unaudited), the most recent notification from the DFI categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

At periodic intervals, the DFI and FDIC routinely examine the Bank as part of its legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that the Bank’s consolidated financial statements be adjusted in accordance with their findings. A future examination by the DFI and FDIC could include a review of certain transactions or other amounts reported in the Bank’s consolidated financial statements.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Regulatory Capital Requirements (continued)

In view of the uncertain regulatory environment in which the Bank operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the accompanying consolidated financial statements cannot presently be determined.

At September 30, 2012 and June 30, 2012, regulatory capital for First Federal was calculated in accordance with the FDIC’s Call Report guidelines. At June 30, 2011, regulatory capital was calculated in accordance with the Office of Thrift Supervision’s Thrift Financial Report guidelines. There were no material changes to regulatory capital ratios as a result of this change.

The Bank’s actual and required capital amounts and ratios are presented in the following table:

					To Be Categorized
					As Well Capitalized
			For Capital		Under Prompt Corrective
	Actual		Adequacy Purposes		Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of September 30, 2012
Tier I capital
(to average assets)	$75,280	9.67%	$31,144	4.00%	$38,930	5.00%
Tier I capital
(to risk-weighted assets)	$75,280	20.31%	$14,823	4.00%	$22,235	6.00%
Total capital
(to risk-weighted assets)	$79,959	21.58%	$29,646	8.00%	$37,058	10.00%

As of June 30, 2012
Tier I capital
(to average assets)	$74,610	9.70%	$30,766	4.00%	$38,458	5.00%
Tier I capital
(to risk-weighted assets)	$74,610	20.51%	$14,551	4.00%	$21,824	6.00%
Total capital
(to risk-weighted assets)	$79,178	21.77%	$29,099	8.00%	$36,374	10.00%

As of June 30, 2011
Tier I capital
(to average assets)	$76,387	10.32%	$29,617	4.00%	$37,022	5.00%
Tier I capital
(to risk-weighted assets)	$76,387	20.64%	$14,804	4.00%	$22,205	6.00%
Total capital
(to risk-weighted assets)	$79,460	21.49%	$29,607	8.00%	$37,009	10.00%

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Related Party Transactions

Certain directors and executive officers are also customers who transact business with the Bank. All loans and commitments included in such transactions were made in compliance with applicable laws on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present any other unfavorable features. The Bank had loans outstanding in the amounts of $1.4 million, $3.5 million, $1.5 million and $3.5 million at September 30, 2012 and 2011 (unaudited) and June 30, 2012 and 2011, respectively. During the three months ended September 30, 2012 (unaudited), there were no loan advances and loan repayments totaled $12,000 on these loans. During the three months ended September 30, 2011 (unaudited), loan advances totaled $36,000 and loan repayments totaled $22,000 on these loans.  During the year ended June 30, 2012, loan advances totaled $7,000, loan repayments totaled $184,000, and removal of loans to an individual no longer considered a related party totaled $1.9 million. During the year ended June 30, 2011, loan advances totaled $1.7 million and loan repayments totaled $857,000 on these loans.

Deposits and certificates from related parties totaled $4.8 million, $4.9 million and $2.5 million at September 30, 2012 (unaudited), June 30, 2012 and 2011, respectively.

Note 13 - Commitments and Contingencies

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally represent a commitment to extend credit in the form of loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Management does not anticipate any material loss as a result of these transactions.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established by the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The Bank has not incurred any significant losses on its commitments for the three months ended September 30, 2012 (unaudited) and years ended June 30, 2012 and 2011.

The following financial instruments were outstanding whose contract amounts represent credit risk at September 30 (unaudited) and June 30:

	(Unaudited)
	September 30,	June 30,
	2012	2012	2011
	(In thousands)
Commitments to grant loans	$13,688	$926	$4,004
Standby letters of credit	207	488	335
Unfunded commitments under lines of credit or existing loans	37,804	38,916	46,453

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Commitments and Contingencies (continued)

Legal contingencies - Various legal claims may arise from time to time in the normal course of business, which, in the opinion of management, have no current material effect on the Bank’s consolidated financial statements.

Significant group concentrations of credit risk - Concentration of credit risk is the risk associated with a lack of diversification, such as having substantial loan concentrations in a specific type of loan within the Bank’s loan portfolio, thereby exposing the Bank to greater risks resulting from adverse economic, political, regulatory, geographic, industrial, or credit developments. Loans are generally limited, by state banking regulations, to 20 percent of the Bank’s equity, excluding accumulated other comprehensive income. At September 30, 2012, and at June 30, 2012 and 2011, the Bank’s most significant concentration of credit risk was in loans secured by real estate. These loans totaled approximately $401.7 million, $386.6 million, and $409.8 million, or 95.1%, 94.3%, and 95.2% of the Bank’s total loan portfolio at September 30, 2012, and June 30, 2012 and 2011, respectively. Real estate construction, including land acquisition and land development, commercial real estate, multifamily, home equity, and one to four family residential loans are included in the total loans secured by real estate for purposes of this calculation. There has been deterioration in the real estate market over the last three years, which has led to a significant increase in nonperforming loans and the allowance for loan losses.

At September 30, 2012 (unaudited), and at June 30, 2012 and 2011, the Bank’s most significant investment concentration of credit risk was with the U.S. Government, its agencies, and Government Sponsored Enterprises. The Bank’s exposure, which results from positions in securities issued by the U.S. Government, its agencies, and securities guaranteed by Government Sponsored Enterprises, was $266.8, or 91.8%, $261.9 million, or 91.5%, and $208.3 million, or 84.4%, of the Bank’s total investment portfolio (including FHLB stock) at September 30, 2012 (unaudited) and June 30, 2012 and 2011, respectively.

Note 14 - Fair Value Accounting and Measurement

Fair value is the price to sell an asset or transfer a liability in an orderly transaction between market participants in the Bank’s principal market. The Bank has established and documented its process for determining the fair values of its assets and liabilities, where applicable. Fair value is based on quoted market prices, when available, for identical or similar assets or liabilities. In the absence of quoted market prices, management determines the fair value of the Bank’s assets and liabilities using valuation models or third-party pricing services, both of which rely on market-based parameters when available, such as interest rate yield curves, option volatilities and credit spreads, or unobservable inputs. Unobservable inputs may be based on management’s judgment, assumptions, and estimates related to credit quality, liquidity, interest rates, and other relevant inputs.

Any changes to valuation methodologies are reviewed by management to ensure they are relevant and justified. Valuation methodologies are refined as more market-based data becomes available.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

The hierarchy gives the highest ranking to Level 1 inputs and the lowest ranking to Level 3 inputs. The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the overall fair value measurement.

Qualitative disclosures of valuation techniques - Securities available for sale: where quoted prices are available in an active market, securities are classified as Level 1. Level 1 instruments include highly liquid government bonds, securities issued by the U.S. Treasury, and exchange-traded equity securities.

If quoted prices are not available, management determines fair value using pricing models, quoted prices of similar securities, which are considered Level 2, or discounted cash flows. In certain cases, where there is limited activity in the market for a particular instrument, assumptions must be made to determine their fair value. Such instruments are classified as Level 3.

A three-level valuation hierarchy is used in determining fair value that is based on the transparency of the inputs used in the valuation process. The inputs used in determining fair value in each of the three levels of the hierarchy are as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - Either: (i) quoted prices for similar assets or liabilities; (ii) observable inputs, such as interest rates or yield curves; or (iii) inputs derived principally from or corroborated by observable market data.

Level 3 - Unobservable inputs.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

Assets and liabilities measured at fair value on a recurring basis - Assets and liabilities are considered to be fair valued on a recurring basis if fair value is measured regularly (i.e., daily, weekly, monthly, or quarterly). The following table shows the Bank’s assets and liabilities measured at fair value on a recurring basis as of:

	(Unaudited)
	September 30, 2012
	Quoted Prices in	Significant
	Active Markets for	Other	Significant
	Identical Assets	Observable	Unobservable
	or Liabilities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(In thousands)
Securities available-for-sale
Municipal bonds	$-	$2,479	$-	$2,479
SBA	-	40,100	-	40,100
MBS agency	-	172,297	-	172,297
MBS corporate	-	4,338	-	4,338

	$-	$219,214	$-	$219,214

	June 30, 2012
	Quoted Prices in	Significant
	Active Markets for	Other	Significant
	Identical Assets	Observable	Unobservable
	or Liabilities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(In thousands)
Securities available-for-sale
Municipal bonds	$-	$2,460	$-	$2,460
SBA	-	40,728	-	40,728
MBS agency	-	170,383	-	170,383
MBS corporate	-	4,592	-	4,592

	$-	$218,163	$-	$218,163

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

The following table shows the Bank’s assets and liabilities measured at fair value on a recurring basis as of:

	June 30, 2011
	Quoted Prices in	Significant
	Active Markets for	Other	Significant
	Identical Assets	Observable	Unobservable
	or Liabilities	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(In thousands)
Securities available-for-sale
Municipal bonds	$-	$107	$-	$107
SBA	-	21,447	-	21,447
Agency	-	30,154	-	30,154
Trust preferred securities available for sale	-	-	63	63
MBS agency	-	141,669	-	141,669
MBS corporate	-	5,477	-	5,477

	$-	$198,854	$63	$198,917

The following table presents gains and losses on assets measured at fair value on a recurring basis during 2012:

Trust Preferred
Securities
Available for Sale
(Level 3)
(In thousands)
Beginning balance at June 30, 2010	$266
Realized losses included in earnings	(603)
Net change in unrealized losses	400

Ending balance at June 30, 2011	63

Beginning balance at June 30, 2011	63
Realized losses included in earnings	(278)
Net change in unrealized losses	215

Ending balance at June 30, 2012	$-

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

Assets measured at fair value on a nonrecurring basis - Assets are considered to be fair valued on a nonrecurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the consolidated balance sheets. Generally, nonrecurring valuation is the result of the application of other accounting pronouncements that require assets or liabilities to be assessed for impairment or recorded at the lower of cost or fair value.

The following table presents the Bank’s assets measured at fair value on a nonrecurring basis as of:

	(Unaudited)
	September 30, 2012
	Level 1	Level 2	Level 3	Total
	(In thousands)
Mortgage servicing rights	$-	$-	$1,832	$1,832
Impaired loans	-	-	17,788	17,788
Foreclosed assets	-	-	3,230	3,230

	$-	$-	$22,850	$22,850

	June 30, 2012
	Level 1	Level 2	Level 3	Total
	(In thousands)
Mortgage servicing rights	$-	$-	$2,020	$2,020
Impaired loans	-	-	15,750	15,750
Foreclosed assets	-	-	2,864	2,864

	$-	$-	$20,634	$20,634

	June 30, 2011
	Level 1	Level 2	Level 3	Total
	(In thousands)
Trust preferred securities held to maturity	$-	$-	$540	$540
Mortgage servicing rights	-	-	3,253	3,253
Impaired loans	-	-	15,793	15,793
Foreclosed assets	-	-	4,475	4,475

	$-	$-	$24,061	$24,061

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

The following table presents the techniques used to value assets measured at fair value on a nonrecurring basis:

	Fair Value at
	September 30,	Valuation		Range (Weighted-
	2012	Technique	Unobservable Input	Average)2
	(In thousands)
Mortgage Servicing Rights	$1,832	Discounted cash flows	Key assumptions1	N/A
Impaired loans	17,788	Market comparable	Discount to Appraisal	0% - 37% (9%)
Real estate owned and repossessed assets	3,230	Market comparable	Discount to Appraisal	0% - 30% (9%)

1	Key assumptions include estimated servicing revenues, servicing expenses, prepayment speeds, and discount rates.
2	Discount to appraisal disposition value.

The following table presents the amount of gains and (losses) for the three months ended September 30 (unaudited) and years ended June 30, relating to assets measured at fair value on a nonrecurring basis:

	Total Gains and (Losses)
	(Unaudited)
	September 30,		June 30,
	2012	2011	2012	2011
	(In thousands)
Trust preferred securities
held to maturity	$-	$(170)	$(175)	$(225)
Mortgage servicing rights	(19)	-	(68)	-
Impaired loans	(137)	-	(5,503)	(2,910)
Foreclosed assets	263	(317)	(1,497)	(793)

	$107	$(487)	$(7,243)	$(3,928)

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

A summary of carrying value and estimated fair value of financial instruments is summarized as follows:

			(Unaudited)
			September 30, 2012
	Level 1		Level 2		Level 3		Total
	Carrying	Fair	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value	Amount	Value
	(In thousands)
Financial assets
Cash and cash equivalents	$36,525	$36,525	$-	$-	$-	$-	$36,525	$36,525
Investment securities
available for sale	-	-	219,214	219,214	-	-	219,214	219,214
Investment securities
held to maturity	-	-	60,702	62,067	-	-	60,702	62,067
Loans held for sale	-	-	1,240	1,240	-	-	1,240	1,240
Loans receivable, net					411,113	433,354	411,113	433,354
FHLB stock	-	-	10,722	10,722	-	-	10,722	10,722
Mortgage servicing rights, net	-	-	-	-	1,666	1,832	1,666	1,832
Bank-owned life insurance	-	-	17,804	17,804	-	-	17,804	17,804

Financial liabilities
Demand deposits	$-	$-	$424,017	$424,017	$-	$-	$424,017	$424,017
Time deposits	-	-	-	-	165,854	167,540	165,854	167,540
Borrowings	-	-	100,033	111,270	-	-	100,033	111,270

	June 30, 2012		June 30, 2011
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)
Financial assets
Cash and cash equivalents	$42,475	$42,475	$35,751	$35,751
Investment securities
available for sale	218,163	218,163	198,917	198,917
Investment securities
held to maturity	57,385	58,050	37,081	37,701
Loans held for sale	418	418	275	275
Loans receivable, net	400,659	420,384	424,187	422,838
FHLB stock	10,819	10,819	10,819	10,819
Mortgage servicing rights, net	1,873	2,020	2,494	3,253
Bank-owned life insurance	17,656	17,656	16,950	16,950

Financial liabilities
Demand deposits	$413,471	$413,471	$370,798	$370,797
Time deposits	169,767	171,396	191,600	193,313
Borrowings	100,033	111,493	100,033	108,943

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

Financial assets and liabilities other than investment securities are not traded in active markets. Estimated fair values require subjective judgments and are approximate. The estimates of fair value in the previous table are not necessarily representative of amounts that could be realized in actual market transactions, or of the underlying value of the Bank. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and cash equivalents - For short-term instruments, including cash and due from banks, and interest bearing deposits with banks, the carrying amount is a reasonable estimate of fair value.

Securities - Fair values for investment securities are primarily measured using information from a third-party pricing service. The pricing service uses evaluated pricing models based on market data. In the event that limited or less transparent information is provided by the third-party pricing service, fair value is estimated using secondary pricing services or non-binding third-party broker quotes. Management periodically reviews the pricing information received from the third-party pricing service and compares it to a secondary pricing service, evaluating significant price variances between services to determine an appropriate estimate of fair value to report. Valuation of trust preferred securities was periodically performed and evaluated using a discounted cash flow model.

Loans held for sale - For loans held for sale, carrying value approximates fair value.

Loans receivable, net - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, including fixed and variable one to four family residential real estate, commercial, and consumer loans. There is an accurate and reliable secondary market for one to four family residential mortgage production, and available market benchmarks are used to establish discount factors for estimating fair value for these types of loans. Commercial and consumer loans use market benchmarks when available; however, due to the varied term structures and credit issues involved, they mainly rely on cash flow projections and repricing characteristics within the loan portfolio. These amounts are discounted further by embedded probable losses expected to be realized in the portfolio.

Valuations of impaired loans and foreclosed assets are periodically performed by management, and the fair values of these loans are carried at the fair value of the underlying collateral less estimated costs to sell. Fair value of the underlying collateral may be determined using an appraisal performed by a qualified independent appraiser or a broker price opinion provided by an independent third party.

FHLB stock - For FHLB stock, carrying value approximates fair value.

Mortgage servicing rights - The estimated fair value of the mortgage servicing rights is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Bank owned life insurance assets - Fair values of insurance policies owned are based on the insurance contract’s cash surrender value.

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF
PORT ANGELES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Fair Value Accounting and Measurement (continued)

Deposits - The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts, and money market accounts, is equal to the amount payable on demand as of September 30, 2012 (unaudited), June 30, 2012 and 2011. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings - Fixed and variable term borrowings are valued using a discounted replacement cost of funds approach. Option structures use discounted market price less an appropriate spread to adjust for the option.

Off-balance-sheet financial instruments - Commitments to extend credit represent all off-balance-sheet financial instruments. The fair value of these commitments is not significant.

You should rely only on the information contained in this document or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  The affairs of First Federal or First Northwest Bancorp may change after the date of this prospectus; delivery of this document and the sales of shares made hereunder does not mean otherwise.

First Northwest Bancorp

(Proposed Holding Company for
First Federal)

UP TO
8,050,000 SHARES
(Subject to increase up to 9,257,500 Shares)

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.

_______________ __, 2013

Dealer Prospectus Delivery Obligation

Until _________ __, 2013 all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Legal fees and expenses	$450,000
Securities marketing legal fees and other fees and expenses		(1)
EDGAR, copying, printing, postage and mailing	352,000
Appraisal preparation fees and expenses	96,000
Business plan preparation fees and expenses	40,000
Accounting fees and expenses	215,000
Securities marketing fees and expenses	710,000	(2)
Data processing fees and expenses	95,000
SEC registration fee	13,583
Blue Sky fees and expenses	5,000
NASDAQ listing fee	50,000
Stock transfer agent and regular fees and expenses	6,000
Other expenses - NASD filing fee; certificate printing	15,000
Total	$2,047,583

(1) Included in securities marketing fees and expenses.
(2) Represents $585,280 of securities marketing fees at 1% for the number of shares sold in the offering at the midpoint of the offering range.

Item 14. Indemnification of Directors and Officers

In accordance with the Washington Business Corporation Act (“WBCA”), R.C.W. § 23B.08.570, Article XIV of First Northwest Bancorp’s Articles of Incorporation provides as follows:

Indemnification.  The Corporation shall indemnify and advance expenses to its directors, officers, agents and employees as follows:

A.          Directors and Officers.  In all circumstances and to the full extent permitted by the WBCA, the Corporation shall indemnify any person who is or was a director or officer of the Corporation and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, against expenses, judgments, fines, and amounts paid in settlement and incurred by him in connection with such action, suit or proceeding.  However, such indemnity shall not apply to: (a) acts or omissions of the director or officer in connection with a proceeding by or in the right of the Corporation in which the director or officer is finally adjudged liable to the Corporation; (b) conduct of the director or officer finally adjudged to violate RCW Section 23B.08.310 (relating to unlawful distributions by the Corporation) or (c) any transaction with respect to which it was finally adjudged that such director and officer personally received a benefit in money, property or services to which the director was not legally entitled.  The Corporation shall advance expenses incurred in a proceeding for such persons pursuant to the terms set forth in a separate directors’ resolution or contract.

B.           Implementation.  The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions.  It is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions, contracts or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions.  Such bylaws, resolutions, contracts or further arrangements shall include, but not be limited to, implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

C.           Survival of Indemnification Rights.  No amendment or repeal of this Article XIV shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

D.           Employees and Agents.  The Corporation may, by action of the Board of Directors, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the Corporation with the same scope and effect as the provisions of this Article XIV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted under, or provided by, the WBCA or otherwise.

E.           Service for Other Entities.  The indemnification and advancement of expenses provided under this Article XIV shall apply to directors, officers, employees or agents of the Corporation for both (a) service in such capacities for the Corporation and (b) service at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  A person is considered to be serving an employee benefit plan at the Corporation’s request if such person’s duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan.

F.           Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have had the power to indemnify him against such liability under the provisions of this bylaw and the WBCA.

G.           Other Rights.  The indemnification provided by this section shall not be deemed exclusive of any other right to which those indemnified may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs executors, and administrators of such person.

Item 15. Recent Sales of Unregistered Securities

 Not Applicable.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits  -- See  the Exhibit Index filed as part of this Registration Statement

(b) Financial Statement Schedules

FIRST FEDERAL
INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements

Consolidated Balance Sheets as of September 30, 2012 (unaudited) and June 30, 2012 and 2011	F-3
Consolidated Statements of Income for the Three Months Ended September 30, 2012 and 2011 (unaudited) and the Years Ended June 30, 2012, 2011 and 2010	F-4
Consolidated Statements of Comprehensive Income for the Three Months Ended September 30, 2012 (unaudited) and for the Years Ended June 30, 2012, 2011 and 2010	F-5
Consolidated Statements of Equity for the Three Months Ended September 30, 2012 (unaudited) and for the Years Ended June 30, 2012, 2011 and 2010	F-6
Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2012 and 2011 (unaudited) and the Years Ended June 30, 2012, 2011 and 2010	F-7
Notes to Consolidated Financial Statements	F-9 - F-60

All schedules are omitted because the required information is not applicable or is included in the Financial Statements and related Notes.

The financial statements of First Northwest Bancorp  have been omitted because First Northwest Bancorp  has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the II-6 undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Angeles, State of Washington, on the 21st day of November, 2012.

FIRST NORTHWEST BANCORP

By:	/s/ Levon L. Mathews
Levon L. Mathews
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of First Northwest Bancorp, do hereby severally constitute and appoint Levon L. Mathews or Laurence J. Hueth, as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Levon L. Mathews or Laurence J. Hueth may deem necessary or advisable to enable First Northwest Bancorp, to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of First Northwest Bancorp’s Common Stock, including specifically but not limited to, power and authority to sign, for us or any of us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Levon L. Mathews or Laurence J. Hueth shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Levon L. Mathews	/s/ Laurence J. Hueth
Levon L. Mathews	Laurence J. Hueth
President, Chief Executive Officer and Director (Principal Executive Officer)	Director, Executive Vice President and Chief Operating, Financial and Risk Officer (Principal Financial and Accounting Officer)

Date: November 21, 2012	Date: November 21, 2012

/s/ Richard G. Kott	/s/ Stephen E. Oliver
Richard G. Kott	Stephen E. Oliver
Chairman of the Board	Vice Chairman of the Board

Date: November 21, 2012	Date: November 21, 2012

/s/ David A. Blake	/s/ Lloyd J. Eisenman
David A. Blake	Lloyd J. Eisenman
Director	Director

Date: November 21, 2012	Date: November 21, 2012

/s/ David T. Flodstrom	/s/ Jennifer Zaccardo
David T. Flodstrom	Jennifer Zaccardo
Director	Director

Date: November 21, 2012	Date: November 21, 2012

/s/ Cindy H. Finnie
Cindy H. Finnie
Director

Date: November 21, 2012

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Engagement Letter for Offering Services between First Federal Savings and Loan Association of Port Angeles (“First Federal”) and Sandler O’Neill + Partners, L.P.

1.2	Engagement Letter for Records Management between First Federal and Sandler O’Neill + Partners, L.P.

1.3	Form of proposed Agency Agreement among First Northwest Bancorp and First Federal and Sandler O’Neill + Partners, L.P. (a)

2	Plan of Conversion of First Federal

3.1	Articles of Incorporation of First Northwest Bancorp

3.2	Bylaws of First Northwest Bancorp

4	Form of Certificate for Common Stock

5	Opinion of Breyer & Associates PC regarding legality of securities registered

8.1	Federal Tax Opinion of Silver Freedman & Taff, L.L.P.

8.2	State Tax Opinion of the Platt Irwin Law Firm

8.3	Opinion of RP Financial, LC. as to the value of subscription rights

10.1	Form of First Northwest Bancorp Employee Stock Ownership Plan

10.2	Form of First Federal Employee Severance Compensation Plan

10.3	Form of Employment Agreement for Levon L. Mathews

10.4	Form of Employment Agreement for Laurence J. Hueth and Clifford A. Frydenberg

10.5	Form of Employment Agreement for Elaine T. Gentilo, Gina E. Lowman and Joyce L. Ruiz

10.6	401(k) Retirement Plan

21	Subsidiaries of First Northwest Bancorp

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

23.3	Consent of Silver Freedman and Taff, L.L.P. (contained in its opinion filed as Exhibit 8.1)

23.4	Consent of the Platt Irwin Law Firm (contained in its opinion filed as Exhibit 8.2)

23.5	Consent of RP Financial, LC.

24.1	Power of attorney (contained in the signature page of the registration statement)

99.1	Order and Certification Form

99.2	Solicitation and Marketing Materials

99.3	Engagement Letter between First Federal and Feldman Financial Advisors, Inc.

99.4	Engagement Letter between First Federal and RP Financial, LC.

99.5	Appraisal Report of RP Financial, LC. (b)

(a)	To be filed by amendment.
(b)	Excludes certain tabular and statistical information pursuant to a hardship exemption request made under Rule 202 of Regulation S-T.